As filed with the Securities and Exchange Commission
                  on March 26, 1998 Registration No. 333-38673
                                                                    333-38673-01




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 2
                                       To
                                    FORM S-4
                             Registration Statement
                                      Under
                           The Securities Act of 1933


                              RIVER ASSET SUB, INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                                    6513, 6514                                 13-3973550
        (State or other jurisdiction of                (Primary Standard Industrial                     (I.R.S. Employer
         incorporation or organization)                Classification Code Number)                   Identification Number)
                                                  --------------------------------------
                                           645 Fifth Avenue, 8th Floor, New York, NY 10022 (212) 848-0201
     (Address,   including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

                                          RIVER DISTRIBUTION SUB, INC.
                          (Exact name of registrant as specified in its charter)

                    Delaware                                    6513, 6514                                 13-3974278
        (State or other jurisdiction of                (Primary Standard Industrial                     (I.R.S. Employer
         incorporation or organization)                Classification Code Number)                   Identification Number)
                                                  --------------------------------------
                                           645 Fifth Avenue, 8th Floor, New York, NY 10022 (212) 848-0201
     (Address,   including  zip  code,  and  telephone number, including area code, of registrant's principal executive offices)

                             As to both Registrants:

                               Jerome R. McDougal
                 Chairman, President and Chief Executive Officer
                               River Bank America
                           645 Fifth Avenue, 8th Floor
                            New York, New York 10022
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Please send
                        copies of all correspondence to:

                             Thomas E. Kruger, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022

       Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement and all conditions to the Reorganization described herein have been waived or satisfied.

            If the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box./ /

            If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./ /

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.






693046.4

                               RIVER BANK AMERICA
                           645 Fifth Avenue, 8th Floor
                            New York, New York 10022


                                                                  March 27, 1998


Dear Stockholder:


            You are cordially invited to attend a special meeting of stockholders of River Bank America, a New York chartered stock savings bank (the "Bank"), to be held at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central Station, New York, New York 10017, on April 20, 1998 at 10:00 a.m., local time (the "Special Meeting").


            At the Special Meeting, you will be asked again to approve a proposal to direct that the Bank be closed and its affairs wound up. As you may recall, at the 1997 annual meeting of stockholders held on October 7, 1997, you voted upon a similar proposal so that after the approval thereof by stockholders, the Bank could file a petition for a closing order in the Supreme Court of the State of New York by October 15, 1997. Under New York Banking Law, stockholder approval of the earlier proposal to close the Bank was required before a petition for a closing order could be filed in New York Supreme Court. The petition for the closing order (the "Closing Order Petition") was filed on October 15, 1997. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order.

            By filing the petition for the closing order in the New York Supreme Court prior to October 15, 1997, the Bank is able to comply with certain conditions imposed by the New York State Banking Department (the "Banking Department") in its approval of the Bank's previously announced plan to change, through a series of steps, in a manner intended to constitute a tax-free reorganization, the legal form of organization of the Bank from a New York chartered bank to a business corporation incorporated in the State of Delaware. The Bank's board of directors proposed this plan as an alternative to a liquidation of the Bank in accordance with conditions imposed by the Banking Department in connection with the Banking Department's approval of the Bank's June 1996 Branch Sale referred to below.

            As you may recall, following stockholder and Banking Department approval, on June 28, 1996, the Bank sold all of its branches and transferred substantially all of its deposits to Marine Midland Bank (the "Branch Sale"). Although the Bank has ceased operation as a depository institution, it remains a banking organization legally chartered and subject to regulation, examination and supervision by the New York State Banking Department. As conditions to its approval of the Branch Sale, the Banking Department required the Bank to agree
(i) to submit a plan of dissolution for Banking Department approval within one year of the Branch Sale closing date (the "Dissolution Plan Condition") and (ii) to file a petition in New York State Supreme Court for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution of the Bank within five months following the filing of a petition for a closing order (the "Closing Condition"). In April 1997, River Bank announced that the Board of Directors was evaluating a proposal to reorganize the Bank into a business corporation, consistent with the Bank's goal of managing its assets to maximize stockholder value. To that end, in June 1997, the Bank proposed to the Banking Department an alternative under which the Dissolution Plan Condition would be satisfied through the implementation of a plan whereby the Bank would, through a series of steps, on what is intended to be a tax-free basis, change its legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York chartered stock savings bank into a business corporation incorporated in the State of Delaware (the "Reorganization"). Thereafter, the Bank would voluntarily dissolve (the "Dissolution" and together with the Reorganization, the "Alternate Proposal"). In a letter dated June 24, 1997, the Banking Department, indicating its conditional approval, stated that it did not object to the Alternate Proposal and advised, among other things, that it required that the petition for the closing order required by the Closing Condition be filed by October 15, 1997.

            In accordance with the Bank's undertaking made in connection with the annual meeting, the Bank advised the New York Supreme Court in the Closing Order Petition that no substantive legal steps will be taken to implement the Reorganization and Dissolution until stockholders again approve the closing of the Bank which approval will not be obtained until a proxy statement/prospectus detailing the Bank's plans to implement the Reorganization and Dissolution have been provided to all stockholders. The accompanying proxy statement/prospectus describes the Bank's plans to implement the Reorganization and the Dissolution which we urge you to read carefully.

            Reorganizing the Bank into a Delaware corporation will remove the Bank's business and assets from the jurisdiction of the Banking Department. This will permit the successor to the Bank's assets to manage its approximately $195 million in assets without banking regulatory restraints in an effort to maximize returns to stockholders.

693046.4

            Upon completion of the Reorganization transactions:

                        o The Bank's successor will be incorporated in the State of Delaware as a business corporation with the name RB Asset, Inc. ("RB Asset").

                        o           RB  Asset's   capital   structure   will  be
                                    substantially identical to that of the Bank.

                        o Holders of the Bank's common stock and series A preferred stock will receive shares of common stock and preferred stock of RB Asset on a share-for-share basis. The stock to be received by the Bank's stockholders will be substantially identical in all material respects to the outstanding stock of the Bank.

                        o RB Asset will succeed to and continue with the business, assets, liabilities and property/asset management operations of the Bank.

                        o RB Asset will be managed by independent contractors in a manner similar to the management of the affairs and business of River Bank.

            The Reorganization is structured in a manner intended to qualify as a tax-free reorganization in which neither River Bank, RB Asset, nor their stockholders will recognize taxable gain. The Reorganization is also intended to preserve for use by RB Asset the availability of River Bank's approximately $108.9 million of net operating loss carryforwards and other tax assets. Following the Reorganization and Dissolution, RB Asset stockholders will confront investment risks that are substantially identical to those associated with their former investment in River Bank (which shall have dissolved in the Dissolution). While the removal of banking regulatory restraints will permit RB Asset to conduct its business and operations with a long-term investment horizon, RB Asset stockholders will bear the risk that the future value of their investment in RB Asset will not equal or exceed the value that they would have received in a supervised liquidation of River Bank's assets under the terms of a plan of dissolution filed with and subject to the jurisdiction of the New York State Supreme Court.

            At the Special Meeting, holders of River Bank common stock and series A preferred stock will be asked to approve a proposal to direct that the Bank be closed and its business wound up by means of the Reorganization and the Dissolution. Holders of River Bank common stock will also be asked to approve certain amendments (necessary to implement the Reorganization) to the certificate of designations for River Bank's outstanding series A preferred stock. The Board of Directors has determined that implementation of the Reorganization and Dissolution is in the best interests of the Bank, and its stockholders and therefore unanimously recommends that stockholders approve the proposal necessary to implement the Reorganization and Dissolution.

            Following the Reorganization, the board of directors of RB Asset intends to call a special meeting of the series A preferred stockholders of RB Asset to be convened no later than June 30, 1998 to elect two representatives of such stockholders in accordance with the special voting rights provisions of the certificate of designations for RB Asset's series A preferred stock.

                                                  Sincerely,


                                                  Jerome R. McDougal
                                                  Chairman of the Board

693046.4

                               RIVER BANK AMERICA


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be held on April 20, 1998


To the Stockholders of River Bank America:


            NOTICE IS HEREBY GIVEN pursuant to the New York Banking Law that a special meeting of stockholders (the "Special Meeting") of River Bank America, a New York chartered stock savings bank ("River Bank" or the "Bank"), will be held at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central Station, New York, New York 10017, on Monday, April 20, 1998, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:


                        1. To  consider  and vote upon a proposal to direct that
            the Bank be closed and its business wound up by means of the Reorganization (as defined below) and the Dissolution (as defined below) as set forth in the accompanying proxy statement/prospectus (the "Bank Closing Resolution");

                        2. To  consider  and vote upon a proposal  to approve an
            amendment, necessary to implement the Reorganization, to the certificate of designations for the 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of River Bank in the form attached to the accompanying proxy statement/prospectus as annex A (the "Certificate of Designations Amendment"); and

                        3. The transaction of such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

            The Bank Closing Resolution will be implemented  through a series of steps under which the Bank will, in a manner intended to qualify as a tax-free reorganization, change the legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware (the "Reorganization"). Thereafter, the Bank will voluntarily dissolve (the "Dissolution"). In connection with and as part of the Reorganization, (i) the existing business and all of the assets and liabilities of River Bank will be transferred to or assumed by River Asset Sub, Inc., a Delaware corporation and wholly-owned subsidiary of River Bank ("River Asset Sub") (the "Business Disposition"), (ii) all of the issued and outstanding shares of common stock, $0.001 par value ("River Distribution Common Stock"), and all of the issued and outstanding shares of 15% non-cumulative perpetual preferred stock, series A, $0.001 par value ("River Distribution Series A Preferred Stock" and, together with River Distribution Common Stock, "River Distribution Capital Stock"), of River Distribution Sub, Inc., a Delaware corporation and wholly-owned subsidiary of River Bank ("River Distribution
Sub"), will be distributed to the stockholders of River Bank (the "Distribution") such that each holder of common stock, $1.00 par value, of River Bank ("River Bank Common Stock") will receive one share of River Distribution Common Stock for each share of River Bank Common Stock and each holder of 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of River Bank ("River Bank Series A Preferred Stock") will receive one share of River Distribution Series A Preferred Stock for each share of River Bank Series A
Preferred Stock and (iii) following the Business Disposition and the Distribution, River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets and liabilities of River Bank, except that it will not be chartered as a banking institution) with River Asset Sub as the surviving corporation, whereupon (a) each share of River Asset Sub common stock, $1.00 par value (held entirely by River Bank), shall be canceled, (b) the outstanding shares of River Distribution Sub Capital Stock will be converted into and shall represent the shares of identical capital stock of the surviving corporation (except that the par value of the capital stock will be changed to $1.00) and (c) River Asset Sub, the surviving corporation in the merger, will be renamed RB Asset, Inc. (the "Merger").

            The Reorganization is being undertaken by River Bank in contemplation of the Dissolution following the consummation thereof and will not occur unless the Bank Closing Resolution and the Certificate of Designations Amendment are approved by River Bank's stockholders and until all of the conditions to the Reorganization and Dissolution have been satisfied, including the receipt by River Bank of a closing order from the Supreme Court of the State of New York declaring the business of River Bank closed and the approval of the Banking Department. On October 15, 1997, the Bank filed a petition for a closing order in New York State Supreme Court. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998,

693046.4
allowing the Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order.


            The Board of Directors has fixed the close of business on March 19, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof. Holders of River Bank Common Stock and Series A Preferred Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournment or adjournments thereof.



                                           By order of the Board of Directors,



                                           Jerome R. McDougal
                                           Chairman of the Board



    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. WHETHER OR NOT YOU INTEND TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. STOCKHOLDERS CAN HELP THE BANK AVOID UNNECESSARY EXPENSE AND DELAY BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD.



March 27, 1998





693046.4

Dated March 27, 1998


                           PROXY STATEMENT/PROSPECTUS
                              --------------------
                               RIVER BANK AMERICA


               PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 1998
                              ---------------------
                              RIVER ASSET SUB, INC.


                          RIVER DISTRIBUTION SUB, INC.
                                   PROSPECTUS
                                7,100,000 SHARES
                         COMMON STOCK $0.001, PAR VALUE
                                1,400,000 SHARES
    15% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A, $0.001 PAR VALUE
                              ---------------------

                                  INTRODUCTION


               This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of River Bank America, a New York chartered stock savings bank ("River Bank" or the "Bank"), in connection with the solicitation of proxies by the board of directors of River Bank (the "River Bank Board") for use at a special meeting of stockholders (including any adjournment or postponement thereof) to be held on April 20, 1998 (the "Special Meeting"). This Proxy Statement/Prospectus is also being furnished to the stockholders of River Bank in connection with (a) the proposed distribution to River Bank's stockholders of all the outstanding shares of capital stock of River Distribution Sub, Inc., a Delaware corporation and wholly-owned subsidiary of River Bank ("River Distribution Sub") and (b) the merger of River Distribution Sub with and into River Asset Sub, Inc., a Delaware corporation and wholly-owned subsidiary of River Bank (which shall have succeeded to the business, assets and liabilities of River Bank, except that it will not be chartered as a banking institution) ("River Asset Sub"), in connection with and as part of the reorganization of River Bank into a business corporation incorporated in the State of Delaware.


               River Bank is proposing to close the corporation and wind up its affairs. To implement the foregoing, River Bank would through a series of steps, in a manner intended to constitute a tax-free reorganization, change its legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware (the "Reorganization") and thereafter voluntarily dissolve (the "Dissolution"). The Reorganization will implement a proposal that was presented to the New York State Banking Department (the "Banking Department") as an alternative means of complying with certain conditions imposed by the Banking Department in connection with its approval of the Branch Sale discussed on page 22 hereof. On June 28, 1996, River Bank sold all of its branches and transferred substantially all of its deposits to Marine Midland Bank (the "Branch Sale"). As a condition to its approval of the Branch Sale, the Banking Department required River Bank to agree, among other things, (i) to submit a plan of dissolution for Banking Department approval within one year of the Branch Sale closing date and (ii) to file a petition in the Supreme Court of the State of New York for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution of River Bank within five months following the filing of a petition for a closing order. The Reorganization will remove River Bank's business and assets from the jurisdiction of the Banking Department. This will allow the successor to the Bank's assets to manage its approximately $195 million in assets without banking regulatory restraints and, where appropriate, to actively develop and operate its properties, enter into joint ventures with others and otherwise further encumber or restructure the debt on its properties and other assets in an effort to maximize returns to stockholders.
                                                    (continued on the next page)

               THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED. SEE "RISK FACTORS" ON PAGE 9 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT RIVER BANK STOCKHOLDERS SHOULD CONSIDER WITH RESPECT TO THE REORGANIZATION AND THE SECURITIES BEING DISTRIBUTED HEREBY.

               THE SECURITIES ISSUABLE IN THE DISTRIBUTION AND THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE SECURITIES BEING DISTRIBUTED HEREBY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), AND ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY, RIVER BANK.
               This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders on or about March 30, 1998.


693046.4

             At the Special Meeting, all stockholders of River Bank will consider and vote upon a proposal to direct that the Bank be closed and its business wound up by means of the Reorganization and Dissolution (the "Bank Closing Resolution") ("Proposal 1"). Holders of River Bank Common Stock will also consider and vote upon a proposal to approve an amendment, necessary to implement the Reorganization, to the certificate of designations (the "Certificate of Designations") for the River Bank Series A Preferred Stock (the "Certificate of Designations Amendment") ("Proposal 2" and, together with Proposal 1, the "Proposals"), and will transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

             In connection with and as part of the Reorganization (i) the existing business and all of the assets and liabilities of River Bank will be transferred to or assumed by River Asset Sub (the "Business Disposition"), (ii) all of the issued and outstanding shares of common stock, $0.001 par value ("River Distribution Common Stock"), and all of the issued and outstanding shares of 15% non-cumulative perpetual preferred stock, series A, $0.001 par value ("River Distribution Series A Preferred Stock" and, together with River Distribution Common Stock, "River Distribution Capital Stock"), of River Distribution Sub will be distributed to the stockholders of River Bank (the "Distribution") such that each holder of common stock, $1.00 par value, of River Bank ("River Bank Common Stock") will receive one share of River Distribution Common Stock for each share of River Bank Common Stock and each holder of 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of River Bank ("River Bank Series A Preferred Stock" and together with River Bank Common Stock, "River Bank Capital Stock") will receive one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock and (iii) following the Business Disposition and the Distribution, River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets and liabilities of River Bank, except that it will not be chartered as a banking institution) with River Asset Sub as the surviving corporation, whereupon (a) each share of River Asset Sub common stock, $1.00 par value (held entirely by River Bank), shall be canceled, (b) the outstanding shares of River Distribution Capital Stock will be converted into and will represent shares of identical capital stock of the surviving corporation (except that the par value of the capital stock will be changed to $1.00) and (c) River Asset Sub, the surviving corporation in the merger, will be renamed RB Asset, Inc. ("RB Asset") (the "Merger").

             If the Bank Closing Resolution and the Certificate of Designations Amendment are approved, one share of River Distribution Common Stock and one share of River Distribution Series A Preferred Stock will be distributed for each share of River Bank Common Stock and River Bank Series A Preferred Stock, respectively, issued and outstanding on the record date set by the River Bank Board for the Distribution (the "Distribution Record Date"). The Distribution will be made by means of stock transfer ledger entry on the Distribution Record Date so that no ex-dividend transfers of River Distribution Capital Stock separate from the River Bank Capital Stock on which it is paid can occur prior to the Merger. No consideration will be paid by River Bank's stockholders for the shares of River Distribution Common Stock and River Distribution Series A Preferred Stock to be received by them, as the case may be, in the Distribution. The Merger will be consummated as soon as practicable after the Distribution. Upon consummation of the Merger, RB Asset will mail to each recordholder of River Distribution Capital Stock, indicated on the stock transfer ledger of River Bank, a stock certificate representing the number of shares of capital stock of RB Asset issuable to them in the Merger. The capital stock of RB Asset, the renamed surviving corporation in the Merger, shall hereinafter be referred to as "RB Asset Common Stock" and "RB Asset Series A Preferred Stock," as the case may be.

             YOUR VOTE IS IMPORTANT TO THE BANK. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

             The River Bank Board unanimously recommends a vote in favor of approval of each of the Proposals for which you are entitled to vote at the Special Meeting.

             THE RIVER BANK BOARD, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND DISSOLUTION AND RECOMMENDS THAT YOU VOTE FOR

693046.4
                                      -ii-

APPROVAL OF THE BANK CLOSING RESOLUTION AND THE CERTIFICATE OF DESIGNATIONS AMENDMENT NECESSARY FOR IMPLEMENTATION OF THE REORGANIZATION AND DISSOLUTION.

             The affirmative vote of holders of 662/3% of the outstanding shares of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class, is required to approve the Bank Closing Resolution. The affirmative vote of holders of a majority of the outstanding shares of River Bank Common Stock is required to approve the Certificate of Designations Amendment. Certain stockholders, owning an aggregate of 50.8% of the outstanding shares of River Bank Common Stock (representing approximately 42.4% of the outstanding shares of River Bank Common Stock and River Bank Series A Preferred Stock together as a single class) have advised River Bank that they intend to vote in favor of the Proposals.

             All shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. The enclosed proxy is solicited on behalf of the River Bank Board. You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving River Bank written direction to revoke your proxy, giving River Bank a new proxy or by attending the Special Meeting and voting in person.

             The principal executive offices of River Bank, River Asset Sub and River Distribution Sub is 645 Fifth Avenue, 8th Floor, New York, New York 10022 and the telephone number at that address is (212) 848-0201.

693046.4
                                      -iii-

                       FURTHER INFORMATION INCLUDED HEREIN

             Further information regarding River Bank, including the audited and unaudited historical financial statements of River Bank and its subsidiaries, supplementary financial information and management's discussion and analysis of the Bank's financial condition and results of operations, is contained in River Bank's Annual Report on Form F-2, as amended, for the fiscal year ended June 30, 1997 and Quarterly Report on Form F-4, as amended, for the fiscal six months ended December 31, 1997, which reports are attached hereto as Annex B and Annex C, respectively.


                              AVAILABLE INFORMATION

             River Bank is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the FDIC. Such reports, proxy statements (including this Proxy Statement/Prospectus) and other information may be inspected at and copies may be obtained at prescribed rates upon request in writing or by telephone facsimile from the FDIC Disclosure and Securities Operations Unit, 1776 F Street, N.W., Rm. F-6043, Washington, D.C. 20006, Tel. No. (202) 898-8913, Fax
No. (202) 898-3909.

             River Distribution Sub and River Asset Sub have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the River Distribution Capital Stock and the River Asset Sub Capital Stock offered hereby. This Proxy Statement/Prospectus constitutes the prospectus of River Distribution Sub in connection with the Distribution and the prospectus of River Asset Sub in connection with Merger and is filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to River Distribution Sub and River Asset Sub and the River Distribution Capital Stock and the River Asset Sub Capital Stock offered hereby. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference.

             Following  consummation  of the  Reorganization,  RB Asset,  as the ultimate successor to the business, assets and liabilities of River Bank by virtue of its legal status as the surviving corporation in the Merger, will succeed to River Bank's obligations to file periodic reports, proxy statements and other information under the Exchange Act.
 Such reports and other information will be filed with the Commission and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Atrium Center, 14th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

            NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RIVER BANK, RIVER ASSET SUB, RIVER DISTRIBUTION SUB OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS

693046.4
                                      -iv-

SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RIVER BANK, RIVER ASSET SUB OR RIVER DISTRIBUTION SUB SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.





693046.4
                                       -v-

                                TABLE OF CONTENTS

                                                                                                                               Page

FURTHER INFORMATION INCLUDED HEREIN............................................................................................-iv-

AVAILABLE INFORMATION..........................................................................................................-iv-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................................................................-ix-

SUMMARY      .....................................................................................................................1
The Companies            .........................................................................................................1
The Special Meeting      .........................................................................................................2
The Proposals            .........................................................................................................2
Interests of the Principal Stockholder............................................................................................4
Recommendation of the River Bank Board............................................................................................5
Certain Tax Considerations........................................................................................................5
Accounting Treatment     .........................................................................................................5
No Appraisal Rights      .........................................................................................................5
Reorganization Transaction Steps..................................................................................................6


RISK FACTORS .....................................................................................................................9
Recent Operating Losses  .........................................................................................................9
No Assurance of Future Value of Investment........................................................................................9
Voting Power and Interest of Principal Stockholder................................................................................9
Risks Associated with Lack of Direct Management; Reliance on Management Company..................................................10
Uncertainty as to Dividend Payments to Holders of RB Asset Series A Preferred Stock and RB Asset
                         Common Stock............................................................................................10
No Assurance of Successful Management of Retained Assets.........................................................................10
No Assurance of Continued Liquidity..............................................................................................11
Effect of Changes in Economic Conditions.........................................................................................11
No Assurance of Use of Loss Carryforward.........................................................................................11
No Assurance of Tax-Free Reorganization..........................................................................................12
Absence of Prior Trading Market..................................................................................................12
No Appraisal Rights      ........................................................................................................12

SELECTED CONSOLIDATED FINANCIAL DATA
              ...................................................................................................................13

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
             INFORMATION OF RB ASSET.............................................................................................19

HISTORICAL MARKET PRICE AND DIVIDENDS............................................................................................26
Market Prices            ........................................................................................................26
Dividend Policy          ........................................................................................................26

RIVER BANK RECENT DEVELOPMENTS...................................................................................................28

BUSINESS OF RB ASSET FOLLOWING THE REORGANIZATION................................................................................32
Overview                 ........................................................................................................32
Retained Assets          ........................................................................................................32
Asset Management Strategy........................................................................................................37

THE SPECIAL MEETING..............................................................................................................40
Introduction             ........................................................................................................40


693046.4
                                      -vi-


Matters to be Considered at the Special Meeting..................................................................................40
Voting Rights and Vote Required..................................................................................................40
Voting of Proxies; Solicitation..................................................................................................41

PROPOSAL 1 -- APPROVAL OF THE BANK CLOSING RESOLUTION............................................................................42
Overview                 ........................................................................................................42
Background of and Reasons for the Bank Closing Resolution; Recommendation of River Bank Board
                          .......................................................................................................42
The Bank Closing Resolution......................................................................................................43
Accounting Treatment     ........................................................................................................47

PROPOSAL 2 -- APPROVAL OF THE CERTIFICATE OF DESIGNATIONS AMENDMENT..............................................................48

MANAGEMENT   ....................................................................................................................49
Board of Directors and Nominees for Director ....................................................................................49
Board of Directors Committees....................................................................................................50
Compensation of Directors........................................................................................................50
Executive Officers       ........................................................................................................50
Executive Compensation   ........................................................................................................51
Employment Arrangement   ........................................................................................................51
Certain Relationships and Related Transactions...................................................................................52
Compliance with Section 16(a)....................................................................................................54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................................55

DESCRIPTION OF RB ASSET CAPITAL STOCK............................................................................................58
General                  ........................................................................................................58
RB Asset Common Stock    ........................................................................................................58
RB Asset Series A Preferred Stock................................................................................................59
Note Exchange            ........................................................................................................64
Restrictions on Dividends and Redemptions........................................................................................66

DESCRIPTION OF NOTES.............................................................................................................67
General                  ........................................................................................................67
Redemption               ........................................................................................................67
Subordination            ........................................................................................................68
Limitations on Dividends ........................................................................................................69
Certain Covenants        ........................................................................................................69
Mergers, Consolidations, Etc.....................................................................................................70
Modification of the Indenture; Waiver of Covenants...............................................................................70
Events of Default        ........................................................................................................70

COMPARISON OF RIGHTS OF HOLDERS OF RIVER BANK CAPITAL STOCK
             AND RB ASSET CAPITAL STOCK..........................................................................................72

FEDERAL INCOME TAX CONSIDERATIONS................................................................................................79
Tax Consequences of the Reorganization...........................................................................................79
Certain Additional Consequences of the Reorganization............................................................................80
Tax Consequences of Holding RB Asset Common Stock and RB Asset Preferred Stock...................................................81
Certain Tax Attributes   ........................................................................................................81

EXPERTS      ....................................................................................................................84

LEGAL MATTERS....................................................................................................................84


693046.4
                                      -vii-

ANNEXES
             Annex A   --Certificate of Designations Amendment
             Annex B   --River Bank Annual Report on Form F-2
             Annex C   --River Bank Quarterly Report on Form F-4


           INDEX TO FINANCIAL STATEMENTS CONTAINED IN ANNEXES B AND C


                                                                                                                     Annex B
ANNEX B                                                                                                               Page No.
             Report of Independent Auditors................................................................................ 85
             Consolidated Statements of Financial Condition
                         as of June 30, 1997 and 1996...................................................................... 86
             Consolidated Statements of Operations
                         for the years ended June 30, 1997, 1996 and 1995.................................................. 87
             Consolidated Statements of Changes in Stockholders' Equity
                         for the years ended June 30, 1997, 1996 and 1995.................................................. 88
             Consolidated Statements of Cash Flows
                         for the years ended June 30, 1997, 1996 and 1995.................................................. 89
             Notes to Consolidated Financial Statements.................................................................... 91


                                                                                                                      Annex C
ANNEX C                                                                                                               Page No.

             Condensed Consolidated Statements of Financial Condition
                         as of December 31, 1997 and June 30, 1997 (Unaudited).............................................. 3
             Condensed Consolidated Statements of Operations
                         for the three and six months ended December 31, 1997 and 1996 (Unaudited).......................... 4
             Condensed Consolidated Statements of Changes in Stockholders' Equity
                         for the six months ended December 31, 1997 and 1996 (Unaudited).................................... 5
             Condensed Consolidated Statements of Cash Flows
                         for the six months ended December 31, 1997 and 1996 (Unaudited).................................... 6
             Notes to Condensed Consolidated Financial Statements (Unaudited)............................................... 8


693046.4
                                     -viii-

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

             Information contained in this Proxy Statement/Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in this Proxy Statement/Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Such factors include, among other things, the following factors: the successful implementation of the asset management plans for RB Asset's assets, changes in the real estate market, prevailing interest rates and general economic conditions referred to in this Proxy Statement/Prospectus.

693046.4
                                      -ix-

                                     SUMMARY


             The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the annexes hereto. This summary is qualified in its entirety by reference to the more detailed information and financial statements contained or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read this Proxy Statement/Prospectus and the annexes hereto in their entirety.

The Companies

             River Bank. River Bank is a New York chartered savings bank which was founded in 1848. On June 28, 1996, River Bank consummated the Branch Sale, thereby disposing of all of its branches and substantially all of its deposits. Following the Branch Sale closing, River Bank ceased accepting deposits and otherwise disposed of its remaining deposits. Since that time, River Bank has been proceeding with a business plan to manage the assets remaining with River Bank after the Branch Sale (the "Retained Assets") in accordance with the individual business plans developed for each asset prior to the consummation of the Branch Sale. The Retained Assets consist primarily of real estate assets (including investments in joint ventures), non-performing loans, performing loans (including subordinated participations, junior subordinated participations and loans classified by River Bank), investment securities and cash. The majority of the performing loans include subordinated loans, including second mortgages and participation interests (which generally involve more risk than senior loans), loans to facilitate the disposition of real estate owned and loans which had been classified by River Bank.

             As a condition to the Banking Department's approval of the Branch Sale, River Bank agreed, among other things, (i) to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution (the "Dissolution Plan Condition") and (ii) to file with the Supreme Court of the State of New York a petition for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution within five months following the filing of an application for a closing order (the "Closing Condition"). In April 1997, River Bank announced that the River Bank Board was evaluating a proposal to reorganize the Bank into a business corporation, consistent with the Bank's goal of managing the Bank's assets to maximize stockholder value. To that end, in June 1997, River Bank proposed to the Banking Department an alternative under which the Dissolution Plan Condition would be satisfied. Under such proposal, the Bank would, through a series of steps, in a manner intended to constitute a tax-free reorganization, change its legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware (the "Reorganization"). Thereafter, the Bank would voluntarily dissolve (the "Dissolution" and together with the Reorganization, the "Alternate Proposal"). In a letter dated June 24, 1997, the Banking Department, indicating its conditional approval, stated that it did not object to the Alternate Proposal and further advised, among other things, that it required that the petition for the closing order be filed by October 15, 1997. The petition for the closing order was filed in New York State Supreme Court on October 15, 1997 following stockholder approval of an earlier proposal to close the Bank at the 1997 annual meeting of stockholders held on October 7, 1997. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order. The Reorganization and Dissolution cannot be implemented until after stockholder approval of the Bank Closing Resolution and the Certificate of Designations Amendment. See "RIVER BANK RECENT DEVELOPMENTS."

             In connection with and as a condition to the Branch Sale, River Bank borrowed from Marine Midland Bank ("Marine Midland") approximately $89.8 million pursuant to a senior secured loan facility not to exceed $99.06 million (the "Marine Senior Loan"). As of December 31, 1997, approximately $60.6 million remains outstanding under the Marine Senior Loan. In accordance with restrictive covenants contained in the credit agreement governing the Marine Senior Loan, Marine Midland has consented to the implementation of the Reorganization and Dissolution. See "RIVER BANK RECENT DEVELOPMENTS."

693046.4

             River Asset Sub; River Distribution Sub. River Asset Sub and River Distribution Sub are newly organized, wholly-owned subsidiaries of River Bank incorporated under the laws of the State of Delaware. In order to effect the Reorganization, the existing business and all of the assets (other than $100,000 to be used to fund administrative expenses) and liabilities of River Bank will be transferred to or assumed by River Asset Sub. In connection with the Reorganization, River Bank will distribute one share of River Distribution Common Stock and one share of River Distribution Series A Preferred Stock for each share of River Bank Common Stock and River Bank Series A Preferred Stock, respectively, outstanding on the Distribution Record Date. Promptly thereafter, River Distribution Sub will merge with and into River Asset Sub, whereupon River Asset Sub (renamed RB Asset), as the surviving corporation in the Merger, will succeed to the business, assets and liabilities of River Bank, including the Marine Senior Loan, except that it will not be chartered as a banking institution, and the stockholders of River Distribution Sub (the stockholders of River Bank) will become stockholders of RB Asset.

             The mailing address of the principal executive offices of River Bank, River Asset Sub and River Distribution Sub is 645 Fifth Avenue, 8th Floor, New York, New York 10022, and the telephone number at that address is (212) 848-0201. Following the Reorganization, RB Asset's principal executive offices and phone number will be the same as indicated above.

The Special Meeting


             Meeting Date and Record Date. The Special Meeting will be held at 10:00 a.m., local time, on April 20, 1998 at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central Station, New York, New York 10017. The close of business on March 19, 1998 has been fixed by the River Bank Board as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Holders of River Bank Common Stock and River Bank Series A Preferred Stock as of the Record Date are entitled to vote at the Special Meeting and any adjournment or postponement thereof.


             Matters to be Considered. At the Special Meeting, River Bank stockholders will consider and vote upon the Bank Closing Resolution, the Certificate of Designations Amendment, and will transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. See "THE SPECIAL MEETING -- Matters to be Considered at the Special Meeting."


             Vote Required. As of March 1, 1998, River Bank has a total of 7,100,000 shares of River Bank Common Stock and 1,400,000 shares of River Bank Series A Preferred Stock outstanding, all of which are entitled to be voted on at least one of the Proposals at the Special Meeting. Approval of the Bank Closing Resolution requires the affirmative vote of holders of 662/3% of the outstanding shares River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class. Approval of the Certificate of Designations Amendment requires the affirmative vote of holders of a majority of the shares of River Bank Common Stock outstanding. See "THE SPECIAL MEETING -- Voting Rights and Vote Required."


             Certain stockholders, owning an aggregate of 50.8% of the outstanding shares of River Bank Common Stock (representing approximately 42.4% of the outstanding shares of River Bank Common Stock and River Bank Series A Preferred together as a single class) have advised River Bank that they intend to vote in favor of the Proposals.
See "THE SPECIAL MEETING -- Voting Rights and Vote Required."

The Proposals

             Proposal 1 -- Approval of the Bank Closing Resolution

             At the Special Meeting, the holders of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class, will be asked to approve the Bank Closing Resolution which will be implemented by means of the Reorganization and the Dissolution. The Reorganization and the Dissolution represent an alternative to submitting for Banking Department approval a plan of dissolution requiring the Bank to proceed with a liquidation of the Retained Assets.


693046.4
                                        2

             The Reorganization and the Dissolution will not occur unless the Bank Closing Resolution and the Certificate of Designations Amendment are approved by River Bank's stockholders and until all of the conditions to the Reorganization and the Dissolution have been satisfied, including the receipt by River Bank of a closing order from the Supreme Court of the State of New York declaring the business of River Bank closed with the approval of the Banking Department. Pursuant to the Banking Department's June 24, 1997 letter authorizing the Bank to proceed with the Reorganization and Dissolution, the Bank was required to apply for a closing order before October 15, 1997. River Bank filed a petition for a closing order in New York Supreme Court on October 15, 1997. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order.

             Pursuant to the Reorganization, the form of organization by which the Bank conducts its business, holds its assets and is obligated for its liabilities will be changed, through a series of steps, in a manner intended to constitute a tax-free reorganization, from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware. The Reorganization will result in the removal of River Bank's business and assets from the jurisdiction of the Banking Department. RB Asset, as successor to the assets and the business enterprise operated by the Bank, will thereafter be able to manage its approximately $195 million in Retained Assets as of December 31, 1997 without banking regulatory restraints, and where appropriate, to actively develop and operate its properties, enter into joint ventures with others and otherwise further encumber or restructure the debt on its properties and other assets in an effort to maximize returns to its stockholders (the former stockholders of River Bank). Upon consummation of the Reorganization, RB Asset's capital structure will be substantially identical to that of River Bank and RB Asset will succeed to and continue with the business, assets and operations of River Bank (except that it will not be chartered as a banking institution). The Reorganization is intended to be generally tax-free to River Bank's stockholders for federal income tax purposes. See "FEDERAL INCOME TAX CONSIDERATIONS."

             The Reorganization and the Dissolution will be implemented through a series of steps. In the first step, River Bank will complete the Business Disposition whereby the existing business and all of the assets (other than $100,000) to be used to fund administrative expenses) and liabilities of River Bank will be transferred to or assumed by River Asset Sub. In the second step, after the expiration of the notice period to creditors ordered by the court, River Bank will effect the Distribution, pursuant to which all of the issued and outstanding shares of River Distribution Common Stock and River Distribution Series A Preferred Stock will be distributed to River Bank's stockholders on the basis of one share of River Distribution Common Stock for each share of River Bank Common Stock and one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by a stockholder as of the Distribution Record Date. In the third step, the Merger will be consummated whereby River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets and liabilities of River
Bank) with River Asset Sub as the surviving corporation. At the effective time of the Merger, (a) each issued and outstanding share of River Asset Sub common stock (held entirely by River Bank) will be canceled, (b) the outstanding shares of River Distribution Capital Stock will be converted into and will represent the shares of identical capital stock of the surviving corporation (except that the par value of the capital stock will be changed to $1.00) and (c) River Asset Sub, the surviving corporation in the Merger, will be renamed RB Asset, Inc. As a consequence of the Merger, River Bank's consolidated liabilities will be reduced to zero and its sole assets will be $100,000 in cash which will be used to fund administrative expenses incurred in connection with completing the Dissolution. RB Asset will be obligated to fund all administrative expenses not satisfied by River Bank and any funds remaining in River Bank upon completion of the Dissolution will be paid to RB Asset.

             River Bank initiated the legal steps necessary to complete the Dissolution with the filing of its petition with the Supreme Court of the State of New York for a closing order declaring the business of River Bank closed. This action followed stockholder approval of an earlier proposal to close the Bank and wind up its affairs. The petition provides that, upon entry of the order declaring the Bank closed (which occurred on January 14, 1998), River Bank will cease to do business and will proceed with a voluntary liquidation under which River Bank will satisfy or make provision for all of its creditors and wind up its business. In connection with the undertaking made in connection with the 1997 annual meeting of stockholders, the closing order petition provides that no substantive legal steps will be taken to implement the Reorganization and Dissolution until stockholders again approve the closing of the Bank which approval will not be obtained until a proxy statement/prospectus detailing the Bank's plans to implement the Reorganization and Dissolution have been provided to all stockholders. Upon the approval of the Bank Closing

693046.4
                                        3

Resolution and the Certificate of Designations Amendment, River Bank will report to the court that the necessary stockholder approval has been obtained following distribution of this Proxy Statement/Prospectus to all stockholders which describes in detail the Bank's plans to implement the Reorganization and the Dissolution, including the unconditional assumption by River Asset Sub of all of River Bank's liabilities (including contingent liabilities) and the provision for River Bank's creditors principally by means of such assumption of River Bank liabilities by River Asset Sub.

             After approval of the Bank Closing Resolution and the Certificate of Designations Amendment, and after the expiration of the creditors' notice period on March 2, 1998 that follows the entry of the closing order, River Bank will complete the Reorganization and the Dissolution. To that end, River Bank will file a petition in the Supreme Court of the State of New York for an order declaring River Bank dissolved and its corporate existence terminated. Prior to the entry of the final order of dissolution, River Bank will effect the Distribution and the Merger. Upon the entry and the filing of a certified copy of the final order of dissolution with the Banking Department, River Bank will cease to exist as a banking institution under applicable New York Banking Law. River Bank expects to file the petition for the final order of dissolution as soon as practicable after expiration of the creditors' notice period.

             Following the Reorganization and Dissolution, RB Asset stockholders will confront investment risks that are substantially identical to those associated with their former investment in River Bank (which shall have dissolved in the Dissolution). While the removal of banking regulatory restraints will permit RB Asset to conduct its business and operations with a long-term investment horizon, RB Asset stockholders will bear the risk that the future value of their investment in RB Asset will not equal or exceed the value that they would have received in a supervised liquidation of River Bank's assets under the terms of a plan of dissolution filed with and subject to the jurisdiction of the New York State Supreme Court. See "RISK FACTORS--No Assurance of Future Value of Investment."

             If River Bank stockholders do not approve the Bank Closing Resolution, River Bank will be unable to complete the Reorganization and Dissolution and therefore will be unable to satisfy the Banking Department's condition that it file a petition in New York Supreme Court for a final order of dissolution. If River Bank fails to satisfy such condition, the Banking Department would have grounds to institute proceedings for an involuntary liquidation of the Bank which River Bank believes would have a material adverse effect on the realizable value of the Bank's assets as they are disposed of in the liquidation. In an involuntary liquidation, the value that would inure to River Bank stockholders would be subject to the methods of sale or disposition of assets and the time-frame for such activity designated by the Banking
Department in its complete discretion. While the precise effect of unknown methods of and timeframes for sale or disposition of assets is inherently unpredictable, River Bank notes that the principal constituency of an involuntary liquidation proceeding would be the Bank's creditors and not its stockholders.

             The   Reorganization   and  the   Dissolution  are  described  more
specifically   herein  under  "PROPOSAL  1  --  APPROVAL  OF  THE  BANK  CLOSING
RESOLUTION."

             Proposal 2 -- Approval of the Certificate of Designations Amendment. At the Special Meeting, the holders of River Bank Common Stock will be asked to approve the Certificate of Designations Amendment. The Certificate of Designations Amendment will modify the Certificate of Designations to permit River Bank to effect the Distribution. The Distribution is a necessary step for implementation of the Reorganization. The Certificate of Designations Amendment is described more specifically herein under "PROPOSAL 2 -- APPROVAL OF THE CERTIFICATE OF DESIGNATIONS AMENDMENT."

Interests of the Principal Stockholder

             Stockholders should be aware that River Bank's largest stockholder, Alvin Dworman, has certain interests in the Reorganization that are in addition to the interests of River Bank and its stockholders generally. RB Management Company LLC ("RB Management"), a company 100% owned by Mr. Dworman, currently provides day-to-day general management services and individual asset management services to River Bank. RB Management will continue to provide such services to RB Asset following the Reorganization. See "MANAGEMENT -- Certain Relationships and Related Transactions."



693046.4
                                        4

Recommendation of the River Bank Board

             The River Bank Board has unanimously determined to recommend a vote in favor of approval of each of the Proposals which must be approved before River Bank can proceed with the Reorganization and the Dissolution. For a discussion of the factors considered by the River Bank Board in making its recommendation, see "PROPOSAL 1 -- APPROVAL OF THE BANK CLOSING RESOLUTION--Background of and Reasons for the Reorganization; Board of Directors' Recommendation."

Certain Tax Considerations


             Special tax counsel to River Bank has issued an opinion that the Reorganization should constitute a tax-free reorganization for federal income tax purposes and that no gain or loss should accordingly be recognized in connection with therewith to the holders of River Bank Capital Stock. See "FEDERAL INCOME TAX CONSIDERATIONS." The opinion notes, however, that the Internal Revenue Service or the courts may reach a different conclusion. If it was determined that the Reorganization was not a tax-free reorganization, the tax consequences to River Bank and its stockholders would be different. See "RISK FACTORS--No Assurance of Tax- Free Reorganization."


Accounting Treatment

             The Reorganization is intended to be accounted for as a reorganization of entities under common control for financial reporting purposes in accordance with generally accepted accounting principles. See "PROPOSAL 1 -- APPROVAL OF THE BANK CLOSING RESOLUTION--Accounting Treatment."

No Appraisal Rights

             Under the New York Banking Law, the holders of River Bank Capital Stock are not entitled to any dissenters' appraisal rights in connection with the Reorganization and the Dissolution. See "RISK FACTORS--No Appraisal Rights."


693046.4
                                        5

Reorganization Transaction Steps

             The following diagrams depict the transaction steps to implement the Reorganization.

[GRAPHIC OMITTED]

                                                    (footnotes appear on page 8)


693046.4
                                        6

[GRAPHIC OMITTED]





                                                    (footnotes appear on page 8)

693046.4
                                        7

[GRAPHIC OMITTED]


(1)          River Bank has formed two  subsidiaries,  River Asset Sub and River
             Distribution Sub. River Asset Sub has issued a single class of common stock held entirely by River Bank. River Distribution Sub has issued two classes of capital stock, River Distribution Common Stock and River Distribution Series A Preferred Stock, held entirely by River Bank. River Bank holds 7,100,000 shares of River Distribution Common Stock and 1,400,000 shares of River Distribution Series A Preferred Stock which equal, respectively, the number of shares of outstanding River Bank Common Stock and River Bank Series A Preferred Stock . The terms of the River Distribution Capital Stock are substantially identical to the terms of the River Bank Capital Stock, except that certain bank-specific provisions that will not be applicable to River Bank's successor in the Reorganization have been eliminated. See "PROPOSAL 2--APPROVAL OF THE CERTIFICATE OF DESIGNATIONS AMENDMENT" on page 41.

(2) River Distribution Sub and River Asset Sub have entered into an agreement and plan of merger with respect to the Merger which will be consummated promptly following the Distribution. River Bank, as sole stockholder of both subsidiaries, has approved the agreement and plan of merger.

(3) Following stockholder approval of the Bank Closing Resolution and the Certificate of Designations Amendment, River Bank will enter into an assignment and assumption agreement with River Asset Sub governing the Business Disposition whereby the existing business and all of the assets and liabilities of River Bank will be transferred to or assumed by River Asset Sub.

(4) During the pendency of the petition for an order of dissolution in New York Supreme Court necessary to complete the Dissolution, River Bank will effect the Distribution and thereby distribute all of the shares of River Distribution Common Stock and all of the shares of River Distribution Series A Preferred Stock on a share-for-share basis to the holders of River Bank Common Stock and River Bank Series A Preferred Stock, respectively. Immediately after the Distribution, River Bank and River Distribution Sub will each be publicly held by the same stockholders.

(5) Promptly after the Distribution, River Asset Sub and River Distribution Sub will consummate the Merger. Pursuant to the Merger, River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets and liabilities of River Bank, except that it will not be chartered as a banking institution) with River Asset Sub as the surviving corporation, whereupon (a) each share of River Asset Sub common stock, $1.00 par value (held entirely by River Bank), shall be canceled, (b) the outstanding shares of River Distribution Capital Stock will be converted into and will represent shares of identical capital stock of the surviving corporation (except that the par value of the capital stock will be changed to $1.00) and (c) River Asset Sub, the surviving corporation in the merger, will be renamed RB Asset, Inc.

(6) Upon entry of the order of dissolution by the New York Supreme Court, River Bank will voluntarily dissolve and upon the filing of a certified copy of the final order of dissolution with the Banking Department, River Bank will cease to exist and River Bank Capital Stock will thereby be extinguished.


693046.4
                                        8

                                  RISK FACTORS

             While the River Bank Board recommends  approval of the Bank Closing
Resolution and the Certificate of Designations Amendment which must be approved before River Bank can proceed with the Reorganization and the Dissolution, River Bank stockholders should carefully consider the following factors in determining whether to approve the Bank Closing Resolution and the Certificate of Designations Amendment.

Recent Operating Losses

             RB Asset will succeed to the business of River Bank which has experienced significant losses in recent years. River Bank had net losses for fiscal years 1993, 1994 and 1995 of approximately $4.4 million, $462,000 and $30 million, respectively, a profit of $49.8 million in fiscal year 1996 (resulting from the one time gain of $77.6 million on the Branch Sale), a net loss of approximately $30.1 million in fiscal year 1997 and a net loss of approximately $1.6 million for the six months ended December 31, 1997. The foregoing losses were caused by significant increases in the bank's non-performing assets which resulted in significant increases in provisions for losses and valuation write-downs of its assets. The increases in non-performing assets resulted largely from the deterioration of the bank's commercial real estate loan portfolio, which was impacted by the collapse of the real estate markets in the late 1980s and the last general economic recession that followed thereafter. River Bank's losses and the resultant impact on its capital position subjected it to increased regulatory scrutiny and oversight which ultimately lead River Bank to sell its depositary banking operations in June 1996. There can be no assurance that RB Asset will not continue to incur losses in the future as it continues with the business and operations of River Bank, including the management of the Retained Assets.

No Assurance of Future Value of Investment

             Following consummation of the Reorganization, RB Asset stockholders will continue to hold an investment in an enterprise that will succeed to and continue with the business, assets, liabilities and property and other asset management operations of River Bank and therefore will confront investment risks that are substantially identical to those associated with their former investment River Bank (which shall have dissolved in the Dissolution). The value of an investment in RB Asset at any time in the future is inherently uncertain as it will be subject to risk factors related general economic and competitive conditions, the assessment of credit risks associated with RB Asset and its properties by third party financing sources and the attractiveness RB Asset's properties to potential purchasers and joint venture partners. While the removal of banking regulatory restraints will permit RB Asset to conduct its business and operations with a long-term investment horizon, RB Asset stockholders will bear the risk that the future value of their investment in RB Asset will not equal or exceed the value that they would have received in a supervised liquidation of River Bank's assets under the terms of a plan of dissolution filed with and subject to the jurisdiction of the New York State Supreme Court.

Voting Power and Interest of Principal Stockholder

             Following consummation of the Reorganization, Mr. Dworman will beneficially own 39.0% of the outstanding shares of RB Asset Common Stock. As a result, as has been the case with River Bank prior to the Reorganization and the Dissolution, Mr. Dworman will be the largest stockholder of RB Asset and will be able to significantly influence elections of directors of RB Asset and the vote on other matters requiring RB Asset stockholder approval.

             Following the Reorganization, RB Asset will continue to engage RB Management, a company 100% owned by Mr. Dworman, to provide to RB Asset the general management services and asset management services previously provided to River Bank pursuant to the terms of the existing management agreement with the Bank. Under the terms of the agreement, RB Management is paid an annual base fee for general management services in an amount not to exceed $1.25 million subject to annual review and adjustment based upon actual costs incurred. RB Management also receives an annual fee for certain asset management services equal to 0.75% of the average month-end book value of the Bank's assets and an asset disposition success fee equal to 0.75% of the proceeds from the sale or collection of any

693046.4
                                        9
asset sold or collected by the Bank. River Bank paid RB Management an aggregate of approximately $1.7 million and $3.0 million in fees for services provided in fiscal year 1997 and the six months ended December 31, 1997, respectively.

             As contemplated in the management agreement discussed above, during fiscal year 1997, RB Management engaged Fintek Inc., a firm 50% owned by Mr. Dworman, as a third party service subcontractor. Fintek has previously provided certain advisory services to the Bank. All fees paid to Fintek, Inc. for such advisory services are the obligation of RB Management and were paid out of the fees received by RB Management from River Bank.
See "MANAGEMENT -- Certain Relationships and Related Transactions."

Risks Associated with Lack of Direct Management; Reliance on Management Company

             As is the case currently with River Bank, following the Reorganization, RB Asset will not maintain any significant staff of employees to manage its affairs. Rather, the day-to-day management responsibilities of RB Asset will be vested with RB Management. It is anticipated that a significant amount of the services necessary to manage the Retained Assets will be provided by RB Management or by third party subcontractors who will not have any continuing fiduciary obligations to RB Asset and its stockholders. The selection of third party subcontractors to provide various services to RB Asset will be made by RB Management, subject to ratification by committees of the board of directors of RB Asset (the "RB Asset Board") but without stockholder approval. RB Asset's success in maximizing returns from the management of the Retained Assets will depend on the efforts of RB Management and third-party contractors retained to provide services to RB Asset.

Uncertainty as to Dividend Payments to Holders of RB Asset Series A Preferred Stock and RB Asset Common Stock

             No dividends have been declared with respect to River Bank Common Stock since its original issuance in 1994 and River Bank has no policy providing for the payment of dividends on the River Bank Common Stock. River Bank declared and paid quarterly dividends on the River Bank Series A Preferred Stock for every quarter since the issuance thereof through March 30, 1996. River Bank declared, subject to the receipt of required approvals from its regulators and Marine Midland, but did not pay, a dividend on the River Bank Series A Preferred Stock for the quarter ended June 30, 1996, and thereafter has taken no action to declare or pay dividends on the River Bank Series A Preferred Stock primarily due to the fact that the necessary approvals from the Banking Department and Marine Midland were not provided. The declaration and payment of dividends by River Bank is subject to Banking Department approval, and the credit agreement and related documents with respect to the Marine Senior Loan prohibit the declaration and payment of dividends without the consent of Marine Midland.

             Any dividend policy of RB Asset with respect to RB Asset Capital Stock will be determined in the discretion of the RB Asset Board and it is expected that RB Asset will have no policy providing for the payment of dividends on the RB Asset Common Stock. As successor to River Bank, RB Asset will assume the Marine Senior Loan. While RB Asset will not be subject to Banking Department jurisdiction, payment of any future dividends on the RB Asset Series A Preferred Stock will be subject to the consent of Marine Midland as long as the Marine Senior Loan remains outstanding. There can be no assurance that RB Asset will declare or pay dividends on the RB Asset Series A Preferred Stock in the event the Marine Senior Loan is repaid, or that consent to the declaration or payment of such dividends will otherwise be provided by Marine Midland. The declaration or payment of any dividend on the RB Asset Series A Preferred Stock in the future will be based upon conditions then existing, including RB Asset's financial condition and capital requirements and other factors that RB Asset may deem relevant at that time.

No Assurance of Successful Management of Retained Assets

             The Retained Assets to which RB Asset will succeed following the Reorganization will consist primarily of real estate assets and, to a lesser extent, performing and non-performing loans. RB Asset presently intends to continue substantially the same management strategy for such assets subsequent to the Reorganization as is currently employed

693046.4
                                       10
by River Bank. While River Bank's strategies have allowed it to manage its assets in an orderly manner, there can be no assurance that by continuing such strategies RB Asset will be able to realize positive returns for RB Asset. The ability of RB Asset to maximize returns from the Retained Assets will be subject to a number of factors beyond the control of RB Asset. Among other things, an increase in interest rates, a decline in real estate market values or the inability of prospective purchasers of the Retained Assets to obtain third party financing, the effect of which cannot be predicted, could negatively affect RB Asset's planned management of Retained Assets. There can be no assurance that particular assets will realize value greater than their book value and that RB Asset will not incur losses from subsequent operations or disposition transactions.

No Assurance of Continued Liquidity

             RB Asset's operations subsequent to the Reorganization will continue to be dependent, among other things, upon the availability of adequate amounts of cash to fund the management and disposition of the Retained Assets. While RB Asset believes that expected operating cash flow and cash from the on-going disposition of Retained Assets will provide sufficient working capital for the continuation of its asset management strategy, if RB Asset's sources of cash prove insufficient to accomplish the foregoing, RB Asset may find it necessary to obtain additional financing or dispose of assets at less than their fair value. Any additional financing would be subject to the approval of Marine Midland as long as the Marine Senior Loan remains outstanding. There can be no assurance that Marine Midland would approve any additional financing. RB Asset's need to secure additional operating cash flow will depend, in part, on the cash flow and net profits or losses from its operations. No assurance can be given that the operating cash flow from operations and from any asset dispositions, will be sufficient to support its operations in the near term or that additional borrowings, which may not be either available, available on economic terms or approved by Marine Midland, will not be required.

             In the event funds are not available from existing cash sources or future financings, RB Asset may not be able to advance funds to purchasers of Retained Assets to facilitate the sale thereof or fund related construction costs or operating expenses. Accordingly, the disposition of real estate assets included in the Retained Assets may be dependent on the ability of purchasers to obtain third-party financing. The need for such third-party financing may impede RB Asset's ability, when appropriate, to dispose of the real estate assets included in the Retained Assets. In addition, loans to facilitate the sale of real estate assets or to fund construction costs or operating expenses will involve certain credit risks. While RB Asset intends to employ appropriate underwriting standards, no assurance can be given as to any borrower's ability to repay any loan.

Effect of Changes in Economic Conditions

             In addition to changes in interest rates, RB Asset's operations subsequent to the Reorganization will continue to be subject to fluctuations in general national and local economic and political conditions, as well as consumer confidence. These fluctuations are neither predictable nor controllable, and may have material adverse consequences upon RB Asset's ability to continue to pursue or change existing asset management strategies for the Retained Assets. The majority of the loans and real estate assets comprising the Retained Assets are or are secured by properties located in New York and Pennsylvania. Excess construction of housing, office space and retail space, coupled with regional economic declines, had a materially adverse effect on the real estate markets in these areas in recent years. Future declines in real estate values in the New York metropolitan area and in Pennsylvania, or a worsening or a continuation for longer than expected of current economic conditions in these areas, could negatively affect the values of the Retained Assets.

No Assurance of Use of Loss Carryforward

             There can be no assurance that River Bank's initial public offering of River Bank Common Stock and River Bank Series A Preferred Stock in 1994 will not be determined to have constituted an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986. If it were determined that an ownership change occurred, the amount of net operating loss carryforward ("NOLs") (and certain other built in losses) available to offset

693046.4
                                       11
taxable income would be subject to an annual limitation. If it is determined that an ownership change occurred in 1994, the amounts of NOLs that may be used to offset taxable income of the Bank (and RB Asset as successor) would be limited to approximately $865,000 annually. However, River Bank believes that no ownership change occurred. An inability to use the NOLs to offset income (including the income recognized on the Branch Sale) would result in increased tax expenses and a reduction in stockholders' equity for RB Asset which will succeed to River Bank's liabilities upon consummation of the Reorganization.

No Assurance of Tax-Free Reorganization


             River Bank has received an opinion from special tax counsel that the Reorganization should constitute a tax-free "reorganization" for federal income tax purposes, within the meaning of section 368 of the Code. The ability of the Reorganization to qualify as a tax-free reorganization turns, however, on certain unresolved and complex issues of tax law as to which there are no clearly established legal precedents (including the requisite "continuity of business enterprise") and for which the Bank has not requested a ruling from the IRS. The foregoing uncertainty as to the treatment of the Reorganization results from unique banking regulatory constraints, which, counsel to the Bank advised Roberts & Holland LLP precluded the timely implementation of a transaction structure that could have been tax-free to the holders of River Bank Capital Stock without regard to whether all of the requirements of a "reorganization" under section 368 of the Code were met. As a result, the IRS or a court could determine that the proposed transactions do not constitute a tax-free reorganization. If a determination that the Reorganization was not a tax-free reorganization was sustained, River Bank and its stockholders would experience different tax consequences than those attendant to a tax-free reorganization. In particular, the Bank's stockholders would be required to recognize gain upon the deemed exchanges of River Bank Capital Stock for RB Asset Common Stock and RB Asset Series A Preferred Stock to the extent that the fair market value of any RB Asset Capital Stock received exceeded the basis of the River Bank Capital Stock deemed exchanged therefor. Recognition of loss on such deemed exchanges might not be allowed until the stockholders dispose of some or all of their RB Asset Capital Stock. The Bank would be required to recognize gain on its disposition and distribution of property in connection with the Reorganization and any loss on such disposition and distribution may be required to deferred until RB Asset were to sell the assets to an unrelated third party; and, to the extent the Bank's tax attributes were not used to offset any gain, RB Asset would not succeed to them.


Absence of Prior Trading Market

             There is no existing market for the RB Asset Capital Stock into which the River Distribution Capital Stock to be received by River Bank's stockholders in the Distribution shall be converted upon consummation of the Reorganization. RB Asset has no current plans to list the RB Asset Capital Stock on any stock exchange or organized trading system. RB Asset Capital Stock will only be available for trading in the inter-dealer over-the-counter market and, consequently, there can be no assurance that an active public trading market in the securities will develop or be sustained or as to whether and at what prices holders will be able to resell share of RB Asset Capital Stock.

No Appraisal Rights

             Holders of River Bank Capital Stock do not have any statutory appraisal rights under New York Banking Law to elect to have the fair value of their shares of River Bank Capital Stock judicially appraised and paid to them in cash in connection with or as a result of the Reorganization and the Dissolution.

693046.4
                                       12

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

             The following table sets forth selected consolidated financial and other data of the Bank at the dates and for the periods indicated. The data at June 30, 1997, 1996, 1995, 1994 and at December 31, 1993 and 1992 and for the
years ended June 30, 1997,  1996, 1995, 1994 and December 31, 1993 and 1992 have been derived from audited consolidated financial statements of the Bank, including the audited Consolidated Financial Statements and related Notes in the Bank's Annual Report on Form F-2 which is attached to this Proxy
Statement/Prospectus as Annex B. The data at December 31, 1997 and the six months ended December 31, 1997 have been derived from the unaudited Condensed Consolidated Financial Statements and related Notes included in the Bank's Quarterly Report on Form F-4 which is attached to this Proxy Statement/Prospectus as Annex C. At a meeting on September 21, 1994, the Board of Directors of the Bank authorized management to change the Bank's fiscal year end from December 31 to June 30. The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included in the Consolidated Financial Statements and related Notes and the Condensed Consolidated Financial Statements and related Notes.


                                           December 31                     June 30                                  December 31
                                           ----------                     ---------                                -------------
                                              1997        1997       1996         1995           1994           1993        1992
                                              ----        ----       ----         ----           ----           ----        ----
                                          (unaudited)                    (Dollars in thousands, except per share data)
Balance Sheet Data (1):
Total assets                                $194,540    $211,659    $285,478    $1,463,637    $1,541,368    $1,496,222   $1,996,715
Cash and due from banks and money
   market instruments                         11,687      14,036      17,129       108,540       173,631        60,209       62,831
Investment securities, net and investment
      securities available for sale (2)        1,373       6,275       5,685        31,372        49,185        45,989      142,357
Mortgage-backed and related securities
   and mortgage-backed and related
   securities available for
   sale (2)                                       --          --         187        72,643        82,074       104,827      150,832
Loans receivable:
   Single-family residential                   3,653       3,924       4,557       234,386       209,295       202,408      397,920
   Multi-family residential                   24,977      26,092      31,336       249,252       245,245       226,824      250,994
   Commercial real estate                     49,824      50,077      51,090       463,760       488,830       501,190      554,277
   Construction                                   --          --          --         5,301         6,157        39,791       83,371
   Commercial business                         8,862      12,806      12,894        36,695        40,224        44,206       74,047
   Consumer                                    4,639       2,871       3,038        21,274        15,421        15,904       17,438
   Less:
      Deferred fees and unearned discount         --          --          --        (2,220)       (3,880)       (4,487)      (7,244)
      Allowance for credit losses            (26,659)    (31,570)    (34,142)      (33,985)      (41,076)      (55,258)     (92,589)
                                                        --------    --------      --------      --------      --------     --------

Total loans receivable, net                   65,296      64,200      68,863       974,463       960,216       970,578    1,278,214
Investments in real estate, net (3)           91,291      97,349     146,440       231,302       233,286       272,841      310,831
Loans sold with recourse                      19,657      24,451      29,914            --            --            --           --
Deposits                                          --          --       3,022     1,171,530     1,254,199     1,293,635    1,789,967
Borrowed funds                                71,394      84,272     115,786       179,061       141,592       141,592      141,592
Stockholders' equity (13)                    107,055     108,510     138,520        90,134       117,847        46,010       47,929
Shares of Common Stock outstanding             7,100       7,100       7,100         7,100         7,100         1,000        1,000
Book value per common  share (5)              $10.15     `$10.35      $14.58         $7.77        $11.67        $13.01       $14.93



(Footnotes on second following page)




693046.4
                                       13


                                                   December 31        Fiscal Year Ended June 30,                  Fiscal Year Ended
                                                   -----------       ----------------------------
                                                                                                                    December 31,
                                                                                                                    ------------
                                                     1997       1997         1996       1995       1994           1993      1992
                                                     ----       ----         ----       ----       ----           ----      ----
                                                   (unaudited)               (Dollars in thousands, except per share data)
Operations Data(1):
Interest and dividend income                        $3,114      $5,469     $94,409     $88,878     $93,478     $108,312    $130,823
Interest expense                                     3,224       7,360      61,794      52,255      51,635       62,415      94,741
                                                     -----       -----     -------     -------      ------       ------      ------
Net interest income                                   (110)     (1,891)     32,615      36,623      41,843       45,897      36,082

Provision for credit losses                             --       1,000       5,250       5,041       5,360       12,828      20,302
                                                     -----       -----      ------     -------      -------     -------      ------
Net interest income (loss) after provision for
   credit losses                                      (110)     (2,891)     27,365      33,623      36,483       33,069      15,780
                                                               -------      ------      ------      ------      ------       ------
Other income:                                                                                                    20,410          --
 Gains on sales of offices (6)(14)                      --          --      77,560          --      18,045
 Provision for Branch Sale contingencies(4)             --      (3,300)         --          --          --          --           --
Net gains (losses) on sales of loans and
   securities                                        1,697      (1,495)       (605)        441        (222)      (2,137)      4,064
 Other                                                  --         159       3,996       3,548       5,996        9,451       9,347
                                                     -----    --------     -------      ------      -------     -------      ------
    Total                                            1,697      (4,636)     80,591       3,989      23,819       27,724      13,411
Real estate operations, net                            177     (18,368)     (4,800)    (14,357)    (11,077)     (12,675)     (8,742)
Other expense:
 Deposit insurance expense                              --          --       2,533       3,704       4,683        5,217       4,477
 Foreclosure costs                                      --          --         225       1,105       2,780        4,560       4,480
 Other                                               3,297       7,528      33,996      38,666      39,616       40,107      43,881
                                                     -----      ------     -------      ------      ------       ------      ------
    Total                                            3,297       7,528      36,754      43,475      47,079       49,884      52,838
                                                     -----      ------     -------      ------      ------       ------      ------
Income (loss) before income tax expense
   (benefit)                                        (1,533)    (33,423)     55,762     (22,261)      2,146       (1,766)    (32,389)
Income tax expense (benefit)                           101      (3,300)     11,749       2,113       2,608        2,662         996
                                                       ---     --------    -------     -------      -------     -------       ------
Net income (loss)                                   (1,634)    (30,123)     55,013     (24,374)       (462)      (4,388)    (33,385)
Dividends declared on Preferred Stock                   --          --       5,250       5,250          --           --          --
                                                     -----       -----     -------     -------       ------     -------      -------
Net income (loss) applicable to Common                                                                                          --
   Shares                                           (1,634)    (30,123)     49,763     (29,624)       (462)     (4,388)     (33,385)
Primary and diluted net income (loss) per
     share (5)                                          (0.24)   (4.24)       7.01       (4.17)       (0.45)     (4.39)      (33.38)
Other Data (1):
Average equity to average assets                        53.30%   50.97%       5.51%       7.18%        2.69%      2.28%        2.71%
Equity to assets at period end                          55.03    51.35       48.52        6.16         7.65       3.08         2.40
Weighted average yield on interest-earning
   assets (8)                                            6.05     4.90        7.42        7.11         7.13       6.80         6.71
Weighted average rate paid on interest-
   bearing deposits (8)                                  8.18     6.97        4.43        3.88         3.39       3.57         4.24
Interest rate spread (8)                                (2.13)   (2.07)       2.99        3.23         3.74       3.23         2.45
Net interest margin                                     (0.43)   (1.70)       2.57        2.93         3.19       2.88         1.85
Return on average assets                                (0.02)   (1.27)       3.64       (1.65)       (0.03)     (0.23)       (1.37)
Return on stockholders' equity (9)(12)                  (0.03)  (24.84)      66.12      (27.04)       (0.39)     (9.54)      (69.65)
Expense ratio (9)                                        6.41     6.75        2.89        3.58         3.76       3.50         2.71
Efficiency ratio (10)                                  n/m         n/m       95.30      108.22        98.41      92.44       116.31
Tier 1 leverage capital ratio (11)                      50.31    46.44        9.33        6.04         7.97       2.77         2.31
Tier 1 capital as a percent of risk-weighted
   assets (11)                                          63.55    60.59       49.77        7.94         9.78       3.53         3.10
Total capital as a percent of risk-weighted
   assets (11)                                         n/m         n/m       55.02        9.12        11.06       4.79         4.20
Full-service banking offices at end of
   period (11)                                           --         --          --          11           11         11           16



693046.4
                                       14

(1) Reflects the sale, effective June 28, 1996, of the Bank's remaining eleven branch offices. As a result of such transaction, the Bank's total assets, loans receivable, net, and deposits decreased by $1,066.6 million, $1,034.9 million and $1,159.6 million, respectively, and the Bank recorded a pre-tax net gain of $77.6 million.

(2) At December 31, 1997 and June 30, 1997, 1996, and 1995, all of the Bank's investment and mortgage backed securities, were classified as available for sale because of the possibility that they may be sold in response to changes in interest rates, prepayment risk, liquidity needs or similar factors in connection with its asset and liability management strategy.

(3) Investments in real estate consist of other real estate owned and real estate held for investment, net of related reserves.

(4) During the year ended June 30, 1997, the Bank and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Bank has established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations as provision for Marine Branch Sale contingencies. The Bank believes that the reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

(5) Per share information is based on the weighted average number of outstanding shares of Common Stock during the period. The Bank had no securities outstanding that were convertible to Common Stock. The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. For further discussion of earnings per share and the impact of Statement No. 128, see notes to the consolidated financial statements.

(6) Consists of a $77.6 million net pre-tax gain from the sale, in June 1996, of the Bank's eleven branch offices, the 96th Street branch office realty and related deposits.

(7) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods. (8) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities (which do not include non-interest-bearing demand accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(9) The expense ratio is the ratio of other expense to average interest-earning assets.

(10) The efficiency ratio is the ratio of other expense to net interest income plus other income after adjustment to exclude gains from sale of offices and net gains (losses) on sales of loans and securities.

(11)         Data is as of the end of the indicated periods.

(12) Net income includes a $67.6 million after-tax net gain from the Branch Sale in June 1996. Excluding this gain, return on average assets and return on stockholders' equity for 1996 would have been (0.83%) and (15.09%), respectively.

(13) In October 1992, the $20.0 million of outstanding subordinated capital notes were converted to 3% senior non- cumulative preferred stock.

(14) Consists of $18.1 million gain from the sale, in October 1993, of the Bank's four branch offices in Westchester County, New York and related deposits and a $2.3 million gain from the sale of a building, in March 1993, which formerly contained a branch office of the Bank in Manhattan, New York, the operations of which were consolidated into another branch office of the Bank.


693046.4
                                       15


                                                               December 31                    June 30,
                                                          -------------------  -----------------------------------------
                                                               1997             1997              1996             1995
                                                            (unaudited)                    (Dollars in Thousands)
Non-performing Assets Data (1):
Non-performing loans (2):
Single-family residential                                      3,653           $3,924           $4,557           $7,496
Multi-family residential                                      15,675           16,790           19,658               --
Commercial real estate                                        11,086           11,557            3,113           38,685
Construction                                                      --               --               --            4,941
Commercial business                                            8,858           12,806            6,817            6,263
Consumer                                                       4,643            2,871            2,761              165
                                                              ------          -------          -------        ---------
                                                              43,915           47,948           36,816           57,550
                                                             -------          -------          -------         --------
Investments in real estate:
Other real estate owned and real estate
  held for investment, net:
Single-family residential (3)                                     --              597            1,690            3,741
Multi-family residential                                       1,031            4,566            9,640           20,963
Commercial real estate                                        21,368           19,570           44,801          102,841
Construction                                                  68,892           72,617           90,309          103,757
                                                             -------           ------           ------         --------
                                                              91,291           97,350          146,440          231,302
                                                              ------         --------          -------          -------
Total non-performing assets                                 $135,206         $145,298         $183,256         $288,852
                                                            ========         ========         ========         ========
Other Asset Quality Data:
Delinquent loans(4)                                           $2,520           $   --           $   --           $9,206
                                                            ========        =========        =========        =========
Restructured Loans(5)                                        $23,339          $24,454          $29,842         $166,291
                                                             =======          =======          =======         ========
Loans to facilitate(6)                                        $   --           $   --           $   --         $215,191
                                                           =========        =========        =========         ========
Allowance for credit losses                                  $26,659          $31,570          $34,142          $33,985
                                                             =======          =======          =======         ========
Asset Quality Ratios:
Non-performing assets as a percentage
  of total assets(1)                                           69.50%           68.52%           64.19%           19.74%
Non-performing assets to total loans
  and investments in real estate(1)                            73.78            75.24            73.47            23.26
Non-performing loans as a percentage
  of total loans(1)                                            47.76            32.96            35.74             5.69
Allowance for credit losses as a percentage
  of total loans                                               28.99            50.06            33.15             3.36
Allowance for credit losses as a percentage
  of non-performing loans(1)                                   60.71            65.84            92.74            59.05
Net charge-offs as a percentage of average
  loans during the period ended                                 0.32             3.59             1.03             0.09
Investments in real estate as a percentage of
  total non-performing assets                                  67.52            67.00            79.91            80.08



693046.4
                                       16


                                                        June 30,         December 31,
                                                      ------------- ---------------------

                                                         1994       1993       1992
                                                         ----       ----       ----
                                                              (Dollars in thousands)
Non-performing Assets Data(1):
Non-performing loans(2):
Single-family residential                               $7,587      $8,047     $13,024
Multi-family residential                                 2,900       2,900      70,647
Commercial real estate                                  89,569     117,578     140,170
Construction                                             5,641      25,461      37,831
Commercial business                                      3,938       6,283      25,078
Consumer                                                   702       1,088         972
                                                      --------    --------     -------
                                                       110,337     161,357     287,722
                                                      --------    --------     -------

Investments in real estate:
Other real estate owned and real
   estate held for investment, net:
Single-family residential(3)                            18,786      16,951      14,605
Multi-family residential                                50,851      68,260      78,536
Commercial real estate                                 114,237     106,716     146,699
Construction                                            49,412      80,914      70,991
                                                      --------    --------     -------
                                                       233,286     272,841     310,831
                                                      --------    --------     -------

Investments in securities in default                        --          --       4,293

Total non-performing assets                           $343,623    $434,198    $602,846
                                                      ========    ========    ========

Other Asset Quality Data:
Delinquent loans(4)                                     $1,595     $13,421      $2,856
                                                      ========    ========    ========
Restructured loans(5)                                 $132,944    $103,556    $134,199
                                                      ========    ========    ========
Loans to facilitate(6)                                $149,555    $120,939      $   --
                                                      ========    ========    ========
Allowance for credit losses                            $41,076     $55,258     $92,589
                                                      ========    ========    ========


Asset Quality Ratios:
Non-performing assets as a
   percentage of total assets(1)                         22.29%      29.02%      30.19%
Non-performing assets to total loans
   and investments in real estate(1)                     27.75       33.32       35.70
Non-performing loans as a
   percentage of total loans(1)                          10.98       15.66       20.88
Allowance for credit losses as a
   percentage of total loans                              4.09        5.36        6.72
Allowance for credit losses as a
   percentage of non-performing
   loans(1)                                              37.23       34.25       32.18
Net charge-offs as a percentage of
   average loans during the period
   ended                                                  3.00        2.72        2.94
Investments in real estate as a
   percentage of total non-performing
   assets                                                67.89       62.84       51.56



693046.4
                                       17

(1) Non-performing assets consist of (i) non-performing loans, which consist of non-accrual loans and accruing loans 90 days or more overdue, (ii) investments in real estate, which consist of other real estate owned and real estate held for investment, net of related reserves and (iii) investment securities in default. Non-performing assets do not include restructured loans which are performing in accordance with their terms and which have been removed from non-performing status, which amounted to $23.3 million at December 31, 1997 and $24.5 million at June 30, 1997.

(2) The Bank's total non-performing assets decreased by $38.0 million or 20.7% to $145.3 million at June 30, 1997 compared to $183.3 million at June 30, 1996. During the fiscal year ended June 30, 1997, other real estate owned and real estate held for investment decreased by $49.1 million, while non-performing loans increased by $11.1 million. Such net decreases were due primarily to the sales/satisfactions of an aggregate of $47.2 million of investments in real estate and loans, and write-downs of $19.7 million in the carrying value of investments in real estate and non-performing loans, offset by $27.9 million of additions.

      The Bank's total non-performing assets decreased by $10.1 million or 7.0% to $135.2 million at December 31, 1997 compared to $145.3 million at June 30, 1997. During the six months ended December 31, 1997, other real estate owned and real estate held for investment decreased by $6.0 million, while non-performing loans decreased by $4.1 million. Such net decreases were due primarily to the sales/satisfactions of an aggregate of $11.0 million of investments in real estate and loans, and write-downs of $6.9 million in the carrying value of investments in real estate and non-performing loans, offset by $7.8 million of additions.

(3) Primarily consists of completed single-family residential developments and lots for the development of single-family residences.

(4)   Delinquent loans consist of loans which are 31 to 89 days overdue.

(5) Restructured loans consist of loans which have been restructured primarily as a result of the financial condition of the property which secures the loan and which are performing in accordance with their restructured terms.

(6) Loans to facilitate consist of loans to finance the sale of investments in real estate.



693046.4
                                       18

                   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                             INFORMATION OF RB ASSET


            The following unaudited pro forma consolidated financial statements assume completion of the Reorganization and related transactions by RB Asset. The pro forma consolidated financial statements are based on and should be read in conjunction with the historical consolidated financial statements of River Bank, which are included in River Bank's Annual Report on Form F-2 and Quarterly Report on Form F-4 which are attached to this Proxy Statement/Prospectus as Annex B and C, respectively.


            Notwithstanding the legal structure of the proposed transactions, for accounting/financial reporting purposes, the Reorganization will be treated as a reorganization of River Bank into RB Asset. RB Asset will be treated as the continuation of River Bank and RB Asset will continue to reflect the historical cost basis and liabilities of River Bank. The following pro forma consolidated
statement  of   financial   condition  as  of  December  31,  1997  assumes  the
Reorganization and related transactions occurred on December 31, 1997. The following pro forma consolidated statement of operations for the year ended June 30, 1997 and the six months ended December 31, 1997 assumes the Reorganization and related transactions occurred on July 1, 1996. The following pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined operating results or combined financial position that would have occurred if the Reorganization had been consummated on the dates indicated, nor is it indicative of RB Asset's future consolidated operating results or consolidated financial position.

            THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION UTILIZES CERTAIN ASSUMPTIONS DEEMED TO BE REASONABLE BY THE BANK'S MANAGEMENT AND OUTLINED IN THE ACCOMPANYING FOOTNOTES, WHICH ARE AN INTEGRAL COMPONENT OF THE PRO FORMA FINANCIAL STATEMENTS AND SHOULD BE READ IN CONJUNCTION THEREWITH. THE PRO FORMA FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT RIVER BANK'S FINANCIAL POSITION OR RESULTS OF OPERATIONS WOULD HAVE BEEN ASSUMING THE COMPLETION OF THE REORGANIZATION.


693046.4
                                       19

                                    RB ASSET
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF CONDITION
                                December 31, 1997
                                 (in thousands)


                                                                               River Bank                          RB Asset
                                                                               Historical                          Pro Forma
                                                                              December 31,   Pro Forma            December 31,
                                                                                1997         Adjustments  Notes      1997
                                                                                ----         -----------  -----      ----
                                                                             (Unaudited)
Cash, due from banks and cash equivalents                                      $6,475              --             $6,475
Cash, due from banks - restricted cash                                          5,212              --              5,212
Investment securities available for sale                                        1,373              --              1,373
Loans receivable, net;
    Secured by real estate                                                     78,443              --             78,443
    Commercial and consumer                                                    13,512              --             13,512
    Loans sold with recourse                                                       --          $19,657  (1)       19,657
        Allowance for possible credit losses                                  (26,659)             --            (26,659)
                                                                              --------        --------         ---------
        Total loans receivable, net                                            65,296           19,657            84,953
                                                                              --------        --------         ---------


    Loans sold with recourse, net                                              19,657         (19,657)  (1)           --
Other real estate owned, net                                                    3,001          (3,001)  (2)           --
Real estate held for investment, net                                           88,290         (11,990)  (2)       82,509
                                                                                                3,208   (2)
                                                                                                3,001   (2)
Real estate held for disposal, net;
    Real estate held for disposal                                                  --          11,990   (2)       11,990

            Allowance for fair market value reserve
              under FASB 121                                                       --          (3,208)  (2)       (3,208)
                                                                             --------       ---------          ---------
            Total real estate held for disposal, net                               --                              8,782
                                                                             --------       ---------          ---------

Other assets                                                                    5,236              --              5,236
                                                                             --------       ---------          ---------
                                                                             $194,540            $ --           $194,540
                                                                             ========       =========           ========

Borrowed funds                                                                $71,394            $ --            $71,394
Other liabilities                                                              16,091              --             16,091
                                                                             --------       ---------          ---------
                                                                              $87,485              --            $87,485
                                                                             --------       ---------          ---------

Stockholders' equity:
15% non-cumulative perpetual preferred stock, Series A par value
$1, liquidation value $25 (1,400,000 shares authorized, issued and
outstanding at December 31, 1997)                                               1,400              --              1,400
Common Stock par value $1 (30,000,000 shares authorized,
7,100,000 shares issued and outstanding at December 31, 1997)                   7,100              --              7,100
Additional paid in capital                                                    111,170              --            111,170
Accumulated (deficit)/retained earnings                                       (11,689)             --            (11,689)
Securities valuation account                                                     (926)             --               (926)
                                                                             --------       ---------           --------
          Total Stockholders' Equity                                          107,055              --            107,055
                                                                             --------       ---------           --------
                                                                             $194,540             $--           $194,540
                                                                             ========       =========           ========


              See accompanying footnotes to the unaudited pro forma
                      consolidated Statement of Condition.

693046.4
                                       20

                                    RB ASSET
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year ended June 30, 1997
                                 (in thousands)


                                                                         River Bank                         RB Asset
                                                                         Historical                         Pro Forma
                                                                         June 30,    Pro Forma              June 30,
                                                                         1997        Adjustments   Notes    1997
                                                                         ----        -----------   -----    ----
Interest, fees on loans and dividend income:
         Loans receivable                                                  $4,504            --              $4,504
         Mortgage backed securities                                             2            --                   2
         Investment securities                                                574            --                 574
         Money market investments                                             155            --                 155
         Other                                                                234            --                 234
                                                                         --------       -------            --------
                                                                            5,469            --               5,469
                                                                         --------       -------            --------


Interest expense
         Borrowed funds                                                     7,132            --               7,132
         Other                                                                228            --                 228
                                                                         --------       -------            --------
                                                                            7,360            --               7,360
                                                                         --------       -------            --------
         Net interest income                                               (1,891)           --              (1,891)
         Provision for possible credit losses                               1,000            --               1,000
                                                                         --------       -------            --------
         Net interest income after provision for possible
            credit loss                                                    (2,891)           --              (2,891)
                                                                         --------       -------            --------


Real estate operations:
         Writedown of other real estate owned and real
            estate held for investment                                    (19,745)           --             (19,745)
         Net loss on sale of real estate                                   (1,754)           --              (1,754)
         Income from real estate owned                                      3,131       $(3,131) (4)             --
         Rental income                                                         --        16,157  (4)         16,157
                 Less:
                 Rental expenses                                               --       (12,826) (4)        (12,826)
                 Depreciation                                                  --        (2,770) (4)(3)      (2,770)
                                                                         --------       -------            --------
                                                                          (18,368)       (2,570)            (20,938)
                                                                         --------       -------            --------

Other income
Net (losses) gains on sale of investment
  securities and other assets                                              (1,495)           --              (1,495)
Provision for Marine  Sale                                                 (3,300)           --              (3,300)
Other                                                                         159            --                 159
                                                                         --------       -------            --------
                                                                           (4,636)           --              (4,636)
                                                                         --------       -------            --------


Other expenses
   Salaries                                                                   927            --                 927
   Employee benefits                                                          243            --                 243
   Legal and professional fees                                              1,892            --               1,892
         Other operating                                                    4,466            --               4,466
                                                                         --------       -------            --------
                                                                            7,528            --               7,528
                                                                         --------       -------            --------

(Loss) before provision for income taxes                                  (33,423)       (2,570)            (33,993)
Benefit from income taxes                                                   3,300            --               3,300   (5)
                                                                         --------       -------            --------
Net loss applicable to common shares                                     $(30,123)      ($2,570)           $(32,693)
                                                                         ========       =======            ========

Basic and diluted loss per common share                                    $(4.24)        $(.36)             $(4.60)  (6)
                                                                         ========       =======            ========


              See accompanying footnotes to the unaudited pro forma
                     consolidated Statement of Operations.


693046.4
                                       21

                                    RB ASSET
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Six Months ended December 31, 1997
                                 (in thousands)


                                                                         River Bank                                RB Asset
                                                                         Historical                                Pro Forma
                                                                        December 31,       Pro Forma               December 31,
                                                                         1997              Adjustments   Notes       1997
                                                                         ----               -----------  -----       ----
Interest, fees on loans and dividend income:
         Loans receivable                                                    $2,905                 --                $2,905
         Mortgage backed securities                                              --                 --                    --
         Investment securities                                                   55                 --                    55
         Money market investments                                                --                 --                    --
         Other                                                                  154                 --                   154
                                                                        -----------         ----------              --------
                                                                              3,114                 --                 3,114
                                                                        -----------         ----------              --------
         Interest expense
            Borrowed funds                                                    3,172                 --                 3,172
            Other                                                                52                 --                    52
                                                                        -----------         ----------              --------
                                                                              3,224                 --                 3,224
                                                                        -----------         ----------              --------
            Net interest income                                                (110)                --                  (110)
            Provision for possible credit losses                                 --                 --                    --
            Net interest income after provision for possible
                 credit loss                                                   (110)                --                  (110)
                                                                        -----------         ----------              --------

Real estate operations:
Writedown of other real estate owned and real
estate held for investment                                                     (350)                --                  (350)
Net loss on sale of real estate                                              (1,003)                --                (1,003)
Income from real estate owned                                                 1,530            $(1,530) (4)               --
         Rental income                                                                            6,609 (4)            6,609
                 Less:
                 Rental expenses                                                 --             (4,975) (4)           (4,975)
                 Depreciation                                                    --             (1,391) (4)(3)        (1,391)
                                                                        -----------        -----------              --------
                                                                               $177            $(1,287)              $(1,110)
                                                                        -----------        -----------              --------

Other income
Net (losses) gains on sale of investment securities and
  other assets                                                                1,697                 --                 1,697

                                                                              1,697                 --                 1,697
                                                                         ----------         ----------              --------


Other expenses
   Salaries                                                                     303                 --                   303
   Employee benefits                                                            127                 --                   127
   Legal and professional fees                                                1,341                 --                 1,341
         Other operating                                                      1,526                 --                 1,526
                                                                         ----------         ----------              --------
                                                                              3,297                 --                 3,297
                                                                         ----------         ----------              --------

(Loss) before provision for income taxes                                     (1,533)            (1,287)               (2,820)
Benefit from/(provision for) income taxes                                      (101)                --                  (101)  (5)
                                                                         ----------         ----------              --------
Net loss applicable to common shares                                        $(1,634)           ($1,287)              $(2,921)
                                                                         ==========         ==========              ========

Basic and diluted loss per common share                                      $(0.24)            $(0.17)              $ (0.41) (6)
                                                                         ==========         ==========              ========



              See accompanying footnotes to the unaudited pro forma
                      consolidated Statement of Operations.


693046.4
                                       22

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AT
DECEMBER 31, 1997 AND FOR THE YEAR ENDED JUNE 30, 1997 AND THE SIX MONTHS ENDED DECEMBER 31, 1997

Notes to the Unaudited Pro Forma Consolidated Statement of Condition as of December 31, 1997 (in 000's)


The Pro Forma Consolidated Statement of Condition reflects the historical assets and liabilities of the Bank at December 31, 1997, including the Reorganization. In addition, this unaudited condensed financial information gives affect to certain adjustments that would have been appropriate had the Bank operated as a non-banking corporate entity for the year ended June 30, 1997 and the six months ended December 31, 1997. River Asset Sub (renamed RB Asset), as the surviving corporation in the merger, will succeed to the business, assets and liabilities of River Bank.


The principal differences relate to bank regulatory and operational requirements requiring foreclosed and other real estate assets to be held for sale and carried at an amount equal to their estimated fair market value. As an unregulated real estate company management has the ability to manage and dispose of its real estate assets over a longer period of time, and where appropriate, to actively develop, hold, manage and operate its properties, and enter into joint ventures with others and further encumber or restructure the debt on its properties and assets in an effort to maximize returns to stockholders.

Since it will no longer be constrained by bank regulatory requirements, RB Asset will continue to evaluate alternatives available after the proposed transaction to maximize returns to stockholders. These alternative plans include the potential for River Asset to invest in other Real Estate with Marine Midland approval.

1. All loans sold with recourse, net have been reclassified at December 31, 1997 within the Pro Forma Consolidated Statement of Financial Condition into the Loans Receivable, net category.

2. All banking categories relating to real estate (other real estate owned, net and real estate held for investment, net) were reclassified in accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as follows:

      Real estate held for disposal - SFAS 121 requires that all real estate assets that the Bank plans to sell within one year be accounted for as a real estate asset held for disposal. SFAS 121 states the following reporting and disclosure requirements related to real estate assets held for disposal:

      o Real estate assets held for disposal are to be valued at the lower of carrying amount or fair value less cost to sell.
      o The results of operations for assets to be disposed of to the extent that those results are included in an entity's results of operations for the period and can be identified, should be separately disclosed in the footnotes to the statements.


693046.4
                                       23

      Real estate held for disposal consists of two properties that are classified as commercial properties, one that is co-op apartment units and one that is an empty lot adjacent to an office complex. The Bank believes that the real estate assets will be sold during the next fiscal year. The related rental income and expenses for these properties and other assets sold during the related period is as follows (dollars in thousands):


                                                 12/31/97              6/30/97
                                               ---------------       ----------

                Rental income                         $    762          $ 4,181
                Less:  Rental expenses                     952            3,948
                                               ---------------       ----------
                      Net (loss)/Income              $   (190)         $    233
                                               ===============       ==========

      o Real estate held for investment - SFAS 121 requires that all assets that the Bank plans to hold onto and to continue as an operating property be classified as real estate held for investment until such time as the Bank decides to dispose of the real estate asset.

      At December 31, 1997 real estate held for investment consisted of six properties. These properties consist of the following: one commercial - retail space; two office complexes, one that is co-op apartment units and two that are apartment complexes.

      Footnote 2 represents the reclassification of certain real estate to the held for disposal category based upon the Bank's intention as an operating company to dispose of the assets in one year.




693046.4
                                       24

Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the year ended June 30, 1997 and the six months ended December 31, 1997 (in 000's)


The Pro Forma Consolidated Statement of Operations reflects historical income and expenses attributable to the Bank's assets and liabilities for the year ended June 30, 1997 and the six months ended December 31, 1997, in a format that is representative of the financial statement presentation appropriate for the anticipated corporate form of the Bank's successor following the Reorganization. In addition, this unaudited financial information gives affect to certain adjustments that would have been appropriate had the Bank operated as a non-banking corporate entity during the year ended June 30, 1997 and the six months ended December 31, 1997.

3. Under Generally Accepted Accounting Principles ("GAAP"), assets held for investment are required to be systematically depreciated over their estimated useful lives. Because RB Asset's status as an owner and operator of real estate not subject to banking regulation will enable it to manage and dispose of its assets over a longer period of time and, where appropriate, to actively develop, hold, manage and operate its properties, a substantial portion of the real estate is reclassified as real estate held for investment and is being depreciated.


4. Income from real estate owned in the amount of $3,131 and $1,530 for the year ended June 30, 1997 and the six months ended December 31, 1997, respectively have been presented in the Unaudited Pro Forma Consolidated Statement of Operations in a more detailed form, which is representative of the financial statement presentation appropriate for the anticipated corporate form of the Bank's successor following the Reorganization.


5. See "FEDERAL INCOME TAX CONSIDERATIONS" for a discussion of taxes related to River Bank.

6. Pro Forma net loss per common share is based on the pro forma net loss over the weighted average number of common shares outstanding during the period. There were 7,100,000 weighted average common shares outstanding for the twelve months ending June 30, 1997 and the six months ended December 31, 1997. The Bank had no securities outstanding that are convertible to common stock at June 30, 1997 and December 31, 1997.

      In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced previously promulgated Generally Accepted Accounting Principals (GAAP) regarding the calculation of, and reporting requirements for, earnings per share information. Specifically, SFAS No. 128 replaced primary and fully diluted earnings per share, as previously defined under GAAP, with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Under SFAS No. 128, diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to SFAS No. 128 requirements.



693046.4
                                       25

                      HISTORICAL MARKET PRICE AND DIVIDENDS

Market Prices


            As of March 1, 1998, there are eight holders of record of River Bank Common Stock which include broker dealers and other financial institutions who hold securities in "street name" on behalf of beneficial holders. River Bank Common Stock is traded in the inter-dealer over-the-counter market and historical actual trading price information and current market-maker bid and ask quotations are available from the National Association of Securities Dealers, Inc.'s ("NASD") OTC Bulletin Board. Bid and ask quotations reflect inter-dealer prices, without retail mark-up or mark-down or commissions, and may not represent actual trading transactions. River Bank Common Stock is thinly and sporadically traded and the availability of bid and ask quotations can provide no assurance as to whether and at what prices holders may be able to resell their shares of Common Stock. River Bank understands that Bear, Stearns & Co., Inc. and Friedman Billings Ramsey & Co. are currently market-makers for the Common Stock. Neither market-maker is obligated to make a market in the Common Stock and their market activities may be interrupted or discontinued at any time without notice. Accordingly, there can be no assurances as to the development or the liquidity of any market for the Common Stock.


            The table below shows the high and low closing prices of River Bank Common Stock during the quarterly periods indicated as reported on the NASD's OTC Bulletin Board.


                                                             High          Low
1996
First Quarter ended 9/30/95.........................       $ 7.25       $ 7.25
Second Quarter ended 12/31/95.......................         8.63         5.50
Third Quarter ended 3/31/96.........................         9.13         8.50
Fourth Quarter ended 6/30/96........................         9.75         7.75
1997
First Quarter ended 9/30/96.........................         9.13         8.25
Second Quarter ended 12/31/96.......................         9.25         9.00
Third Quarter ended 3/31/97.........................         9.25         6.50
Fourth Quarter ended 6/30/97........................         6.50         5.75
1998
First Quarter ended 9/30/97.........................         6.38         5.50
Second Quarter ended 12/31/97.......................         6.13         5.88


Dividend Policy

            River Bank has not declared any dividends on River Bank Common Stock since the River Bank Common Stock was issued in 1994. River Bank declared and paid quarterly dividends on the River Bank Series A Preferred Stock for every quarter since the issuance thereof through March 30, 1996. River Bank declared, subject to the receipt of required approvals from its regulators and Marine Midland, but did not pay, a dividend on the River Bank Series A Preferred Stock for the quarter ended June 30, 1996, and thereafter has taken no action to declare or pay dividends on the River Bank Series A Preferred Stock primarily due to the fact that the necessary approvals from the Banking Department and Marine Midland were not provided. The declaration and payment of dividends by River Bank is subject to Banking Department approval, and the credit agreement and related documents with respect to the Marine Senior Loan prohibit the declaration and payment of dividends without the consent of Marine Midland.



693046.4
                                       26

            Any dividend policy of RB Asset with respect to RB Asset Capital Stock will be determined in the discretion of the RB Asset Board and it is expected that RB Asset will have no policy providing for the payment of dividends on the RB Asset Common Stock. As successor to the business, assets and liabilities of River Bank, RB Asset will assume the Marine Senior Loan. While RB Asset will not be subject to Banking Department jurisdiction, payment of any future dividends on the RB Asset Series A Preferred Stock will be subject to the consent of Marine Midland as long as the Marine Senior Loan remains outstanding. There can be no assurance that RB Asset will declare or pay any dividends on the RB Asset Series A Preferred Stock in the event the Marine Senior Loan is repaid, or that the consent to the declaration or payment of such dividends will otherwise be provided by Marine Midland. The declaration or payment of any dividend on the RB Asset Series A Preferred Stock in the future will be based upon conditions then existing, including RB Asset's financial condition and capital requirements and other factors that RB Asset may deem relevant at that time.

693046.4
                                       27

                         RIVER BANK RECENT DEVELOPMENTS

            River Bank is a New York chartered stock savings bank which was founded in 1848. River Bank operated as a depository banking institution until it disposed of its principal depository banking operations pursuant to the Branch Sale on June 28, 1996.

            Pursuant to the Branch Sale, River Bank sold all of its branches and transferred substantially all of its deposits to Marine Midland. Following the Branch Sale, River Bank ceased accepting deposits and otherwise disposed of its remaining deposits. Since that time, River Bank has been proceeding with a business plan to dispose of the Retained Assets in accordance with the individual business plans developed for each asset prior to the consummation of the Branch Sale. The Retained Assets consist primarily of real estate assets (including investments in joint ventures), non-performing loans, performing loans (including subordinated participations, junior subordinated participations and loans classified by River Bank), investment securities and cash. The majority of the performing loans include subordinated loans, including second mortgages and participation interests (which generally involve more risk than senior loans), loans to facilitate the disposition of real estate owned and loans which had been classified by River Bank.

            Following the Branch Sale, River Bank continued to be regulated by the FDIC and the Banking Department. On October 31, 1996, River Bank requested that the FDIC terminate its status as an insured depository institution. Termination of FDIC insurance was required in order for the waiver of the deposit insurance requirements under New York Banking Law granted by the New York Banking Board to become effective. Such waiver was granted in connection with the Banking Department's approval of the Branch Sale. On April 14, 1997, River Bank received an order of termination of insurance from the FDIC terminating River Bank's status as an insured depository institution effective as of December 31, 1997. As a result of the effectiveness of the order of termination of insurance, River Bank is no longer subject to FDIC jurisdiction and regulation and the New York Banking Board's waiver of the New York Banking Law deposit insurance requirements is effective.


            River Bank transferred substantially all its deposits (the "Transferred Deposits") to Marine Midland in connection with the Branch Sale on June 28, 1996, and has not paid any FDIC deposit insurance assessments for any assessment period following the Branch Sale. The FDIC has asserted that the Bank is liable for approximately $710,000 in unpaid deposit insurance assessments, plus accrued interest in the amount of approximately $64,000 as of the end of February 1998, attributable to the Transferred Deposits and certain other retained deposit liabilities for the semi-annual assessment period that began on July 30, 1996 and ended on December 31, 1996 (the "Assessment Period"). During the Assessment Period, River Bank maintained only a minimal amount of deposits. Therefore, River Bank is pursuing administrative discussions with the FDIC to have the FDIC withdraw its assertion that River Bank is liable for the deposit insurance assessment on the Transferred Deposits for the Assessment Period on the grounds that the Transferred Deposits were not on the books of River Bank at any time during the Assessment Period. While River Bank believes the foregoing grounds support its position that it is not liable for any assessment on the Transferred Deposits, there can be no assurances that River Bank will be successful in persuading the FDIC to change its position on this matter. If River Bank is unsuccessful in changing the FDIC's position with respect to this matter, it could be required to pay the contested assessment, together with applicable interest. While payment of the contested assessment, if required, could materially decrease (increase) reported income (loss) in any fiscal period in which any such payment is made, River Bank does not believe that any such payment would have a material adverse effect on the operations or financial condition of the Bank's successor.


            As a condition to the Banking Department's approval of the Branch Sale, River Bank agreed, among other things, (i) to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution (previously defined herein as the Dissolution Plan Condition); (ii) to file with the Supreme Court of the State of New York a petition for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution within five months following the filing of an application for a closing order (previously defined herein as the Closing Condition); (iii) to maintain specified levels of minimum capital ($106 million as of May 1997); (iv) to make no distributions on the River Bank Common Stock and River Bank Series APreferred Stock without the approval of the Banking Department until such time as a final order of dissolution has


693046.4
                                       28
been signed;(v) to obtain prior Banking Department approval for any additional financing; and (vi) to submit specified periodic reports with respect to, among other things, assets, dispositions, expenditures for improvements and cash receipts and disbursements. In April 1997, River Bank announced that the River Bank Board was evaluating a proposal to reorganize the Bank into a business corporation, consistent with its goal of managing the Bank's assets to maximize stockholder value. To that end, in June 1997, River Bank submitted to the Banking Department an alternative under which the Dissolution Plan Condition would be satisfied through the Reorganization. In the Reorganization, the Bank would, through a series of steps, in a manner intended to constitute a tax-free reorganization, change its legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware. Thereafter, the Bank would voluntarily dissolve in the Dissolution. The Reorganization and the Dissolution, which constitute the proposal to the Banking Department (previously defined herein as the Alternate Proposal) are intended to satisfy the conditions set forth in clauses (i) and
(ii) above (the "Branch Sale Conditions") by alternative means.


            In a letter dated June 24, 1997, the Banking Department, indicating its conditional approval, stated that it did not object to the Alternate Proposal and further advised, among other things, that: (a) the Branch Sale Condition set forth in clause (i) above would be deemed satisfied upon stockholder approval of the plan to implement the Reorganization and the Dissolution; (b) the petition for the closing order required by the Branch Sale Condition set forth in clause (ii) above was required to be filed by October 15, 1997; (c) the current $106 million minimum capital requirement would remain until final dissolution; and (d) any material sale or transfer of the Bank's assets or any proposed development or renovation expenditures would require prior Banking Department approval. The Banking Department also advised that all other conditions to its approval of the Branch Sale would remain in full force and effect. The petition of the closing order was filed in New York State Supreme Court on October 15, 1997 in a proceeding entitled, In the Matter of the Voluntary Liquidation and Dissolution of River Bank America, petitioner, Index No. 97/118830 (Sup. Ct. New York Co.) (Justice Karla Moskowitz) following stockholder approval of an earlier proposal to close the Bank at the 1997 annual meeting of stockholders held on October 7, 1997. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors. The notice to creditors, which was a requirement of the NYBL, notified creditors that they were able to present their claims to the Bank in connection with the dissolution proceedings, but were not required to do so in order for their claims and their rights as creditors to be preserved against and assumed by River Bank's successor in the Reorganization. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order.


            In connection with and as a condition to the Branch Sale, River Bank borrowed from Marine Midland approximately $89.8 million under the Marine Senior Loan pursuant to a credit agreement, dated as of June 28, 1996 (the "Credit Agreement") among River Bank and certain of its subsidiaries (collectively, "Borrowers") and Marine Midland. The following summary of the material terms of the Credit Agreement does not purport to be complete and is subject to the detailed provisions of the Credit Agreement. See "AVAILABLE INFORMATION."

            The Marine Senior Loan consists of eleven independent mortgage loans with additional collateral. Borrowings under the Marine Senior Loan may be used to refinance Federal Home Loan Bank debt which was owed by River Bank's predecessor at the time of the Branch Sale and to develop and complete two individual real estate assets as part of River Bank's operations subsequent to the Branch Sale. Each Borrower's obligations under the Credit Agreement are cross-guaranteed by each of the other Borrowers.

            The Marine Senior Loan was secured by first priority mortgage liens on eleven of River Bank's real estate assets and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans are cross-defaulted with each other and cross-collateralized by all collateral for the Marine Senior Loan. As additional collateral for the Marine Senior Loan, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by River
Bank), stock pledges and assignment of partnership interests and assignment of miscellaneous interests in additional Bank assets (the "Additional Collateral"). The Bank collaterally assigned to Marine Midland all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral is required to be applied

693046.4
                                       29
to the prepayment of the Marine Senior Loan. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, are required to be applied to the prepayment of the Marine Senior Loan subject to River Bank's right to establish reserves for its operating needs. River Bank is permitted to prepay the Marine Senior Loan in whole or in part at any time without prepayment penalty or premium (subject to customary London interbank market interest rate breakage provisions).

            The Marine Senior Loan matures on June 30, 1999, subject to two extensions, each for a one year period, provided that (i) with respect to the first extension, the aggregate outstanding principal balance of the Marine Senior Loan shall have been reduced to no more than $60 million by June 30, 1999, (ii) with respect to the second extension, the aggregate outstanding principal balance of the Marine Senior Loan shall have been reduced to no more than $30 million by June 30, 2000, (iii) no event of default or default is continuing at the time the request for extension is made and on the then maturity date, and (iv) Marine Midland shall have received a certificate signed by a senior executive of the Bank confirming that no event of default or default is continuing.

            The Credit Agreement permits Borrowers to elect from time to time an interest rate on the Marine Senior Loan based upon (i) the interest rates prevailing on the date of determination in the London interbank market ("LIBOR") for the interest period selected by the Bank or (ii) the prime rate of Marine Midland (the "Prime Rate"), plus, in each case, a margin (the "Interest Margin") over LIBOR or the Prime Rate. The Interest Margin will vary based on the interest period, but range (i) for LIBOR based loans from 1.75% from June 28, 1996 through December 31, 1996 to 2.75% after June 30, 1998 and (ii) for Prime Rate based loans from -0.50% from June 28, 1996 through December 31, 1996 to 0.50% after June 30, 1998. The Interest Margin for LIBOR based loans during the first extension period (from July 1, 1999 through June 30, 2000) is 3.00% and during the second extension period (from July 1, 2000 to June 30, 2001) is 3.25%. The Interest Margin for Prime Rate based loans during the first extension period (from July 1, 1999 through June 30, 2000) is 0.75% and during the second extension period (from July 1, 2000 to June 30, 2001) is 1.00%.

            The Credit Agreement contains covenants restricting the ability of the Borrowers to, among other things, (i) incur any liens on any of their properties or assets, (ii) incur any indebtedness, (iii) dispose of assets, (iv) merge or consolidate, (v) make investments outside of the ordinary course of business, (vi) sell receivables or promissory notes, (vii) change their accounting or financial reporting practices, (viii) prepay any indebtedness other than the Marine Senior Loan or make any distributions, dividends or redemptions of capital stock, (ix) modify their charter documents in any material respect, any documents evidencing any indebtedness or River Bank's plan of dissolution and (x) terminating or modifying the management agreement between River Bank and RB Management. The Bank has also made certain customary affirmative  covenants,  including  among  other  things  with  respect  to  (i)
maintaining  its legal  existence,  (ii) preserving its business and properties,
(iii) maintaining adequate insurance with respect to its business and properties, (iv) the payment of taxes and (v) financial reporting.

            Events of default under the Credit Agreement include (i) the Borrowers' failure to pay principal or interest when due, (ii) the Borrowers' breach of any representation or warranty in the loan documents in any material respect which results in a material adverse effect on the ability of Borrowers, in the aggregate, to perform or pay the Marine Senior Loan or on Marine Midland's liens on a material portion of the collateral or the priority of such liens, (iii) the breach by Borrowers of any covenant contained in the loan documents, which breach shall continue without cure, (iv) events of bankruptcy, insolvency or dissolution of any Borrower, (v) the levy of certain judgments against any Borrower, (vi) certain adverse events under ERISA plans of the Borrowers, (vii) the actual or asserted invalidity of security documents or guarantees of the Borrowers, and (viii) any event after which Alvin Dworman ceases to either own at least 39% of the River Bank Common Stock or be actively involved in the oversight and general management of the Borrowers' affairs and assets.

            As of December 31, 1997, approximately $60.6 million remains outstanding under the Marine Senior Loan. In accordance with restrictive covenants contained in the Credit Agreement, Marine Midland has consented to implementation of the Reorganization and Dissolution.

693046.4
                                       30

            FURTHER INFORMATION REGARDING RIVER BANK, INCLUDING THE AUDITED AND UNAUDITED HISTORICAL FINANCIAL STATEMENTS OF THE BANK AND ITS SUBSIDIARIES, SUPPLEMENTARY FINANCIAL INFORMATION AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE BANK'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS, IS CONTAINED IN RIVER BANK'S ANNUAL REPORT ON FORM F-2, AS AMENDED, FOR THE FISCAL YEAR ENDED JUNE 30, 1997 AND QUARTERLY REPORT ON FORM F-4, AS AMENDED, FOR THE SIX MONTHS ENDED DECEMBER 31, 1997, WHICH REPORTS ARE ATTACHED HERETO AS ANNEX B AND ANNEX C, RESPECTIVELY.



693046.4
                                       31

                BUSINESS OF RB ASSET FOLLOWING THE REORGANIZATION

Overview

            RB Asset will succeed to the business, assets and liabilities of River Bank. RB Asset expects thereafter to continue to manage the Retained Assets.

            As of December 31, 1997, the Retained Assets consist primarily of real estate assets (including investments in joint ventures) (approximately 47.9%), non-performing loans (approximately 22.9%), performing loans (including subordinated participations, junior subordinated participations and whole loans classified by River Bank) (approximately 23.6%), investment securities and cash (approximately 7.8%). The majority of the performing loans include subordinated loans, including second mortgages and participation interests (which generally involve more risk than senior loans), loans to facilitate the disposition of real estate owned and other loans which had been classified by River Bank.

            Following consummation of the Reorganization, RB Asset expects to proceed with the individual business plans developed for each asset prior to consummation of the Branch Sale. Since it will no longer be constrained by the Bank's banking regulatory requirements, RB Asset will be able to continue to evaluate alternatives available after the Reorganization to maximize returns to its stockholders. Where appropriate, RB Asset expects to actively develop and operate its properties, enter into joint ventures with others and otherwise further encumber or restructure the debt on its properties and other assets. To the extent determined necessary or advisable, RB Asset will have the discretion to dispose of its assets according to timetables and disposition methods selected by RB Asset. Any development and joint venture activity pursued by RB Asset would require additional capital expenditures by RB Asset or any joint venture partner. Any such capital expenditures made by RB Asset would need to be financed with additional borrowings or funded with the proceeds from asset dispositions since it is not expected that excess operating cash flow generated from the Retained Assets would cover such expenditures. Any such additional borrowings by RB Asset would be subject to the approval of Marine Midland until the Marine Senior Loan is retired. No assurance can be given that RB Asset would be able to borrow additional funds on favorable economic terms or at all or that Marine Midland would approve any such borrowing.

Retained Assets

            Real Estate Assets. Set forth in the table below are the largest real estate assets included in the Retained Assets. At December 31, 1997, such assets approximated $91.3 million or approximately 100.0% of all of the real estate assets included in the Retained Assets.


                                          Approximate       Percent
Description                              Carrying Value     of Total  Category                     Location
                                          (Dollars in
                                           Millions)
Multi-family apartments                   $ 56.1              61.4%  Held for Investment (1)      Philadelphia, PA
Office buildings                            14.1               15.5  Held for Disposal and        Atlanta, GA
                                                                     Investment (1)(2)
Co-operative apartment shares               12.8               14.0  Held for Disposal and        New York, NY
                                                                     Investment (1)(2)
Office building                              5.3                5.8  Held for Investment (1)      Valley Stream, NY
Commercial Retail                            2.0                2.2  Held for Investment (1)      New York, NY
Single family development                    1.0                1.1  Held for Investment (2)      New York, NY
                                          ------            -------
Total                                     $ 91.3             100.0%
                                          ======

(1) These assets are categorized for RB Asset pro forma financial reporting purposes as real estate held for investment as of December 31,1997.
(2) These assets are categorized for RB Asset pro forma financial reporting purposes as real estate held for disposal as of December 31, 1997.


693046.4
                                       32

            The real estate assets included in the Retained Assets consist of a total of approximately nine properties, including multi-family residential properties (primarily unsold shares and units in co-operative and condominium properties, respectively), office properties, industrial properties, land and properties under development which were acquired upon foreclosure or by deed-in-lieu thereof, as well as equity interests in joint ventures formed for the acquisition, development and construction of real estate. The real estate assets included in the Retained Assets have been previously categorized by River Bank in accordance with banking regulations, as (i) other real estate owned, net and (ii) real estate held for investment, net. Following the Reorganization and the consequent elimination of Banking Department and FDIC regulatory requirements to dispose of all assets held in such categories, the foregoing assets will be accounted for by RB Asset under the provisions of SFAS No. 121. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Set forth below are the categories of assets under SFAS 121 to be utilized by RB Asset for pro forma financial reporting purposes and a description of the assets to be included in such categories:

            Real estate held for investment - SFAS 121 requires that all assets that RB Asset plans to hold and to continue as an operating property be classified as "real estate held for investment" until such time as RB Asset decides to dispose of the real estate asset. On a pro forma basis, as of December 31, 1997, real estate held for investment consisted of six properties. These properties consist of the following: one commercial- retail property, two office complexes, one that is co-operative apartment units and two that are apartment complexes.

            Real estate held for disposal - SFAS 121 requires that all real estate assets that RB Asset plans to sell within one year be accounted for as a "real estate asset held for disposal." Real estate assets held for disposal are to be valued at the lower of carrying amount or fair value less cost to sell. On a pro forma basis, as of December 31, 1997, real estate held for disposal consists of two properties that are classified as commercial properties, one that is co-operative apartment units and one that is an empty lot adjacent to an office complex. RB Asset believes that the real estate assets will be sold during the next fiscal year.

The above categories reflect RB Asset's asset management strategy with respect to each individual real estate asset. See "--Asset Management Strategy."

            RB Asset expects that any proceeds from the disposition of "real estate held for disposal" will be applied to prepay the Marine Senior Loan to the extent they are pledged for such payment and will otherwise be used as a source of cash for ongoing operations and working capital.

            Joint Ventures. Included in the real estate assets also are two properties representing approximately $2.4 million of joint venture equity investments. During the mid-to-late 1980s, River Bank sought to supplement the income derived from its mortgage activities by engaging in real estate development activities, most commonly through participations in joint ventures. These activities generally were conducted through subsidiaries of the bank and, unlike loans, were intended to provide a return which was based on the overall profitability of each project. The structure of each of River Bank's joint venture investments, which were not concentrated with any single co-venturer, generally involved the formation of a partnership between the Bank's co-venturer and a subsidiary of the Bank. The joint venture partners were not affiliated with River Bank's principal stockholder nor any officer or director of River Bank and the terms of the joint ventures were determined through arms-length negotiation. River Bank's subsidiary generally had up to a 50% interest in the partnership, which was responsible for the acquisition, development and sale of a project. River Bank's subsidiary generally functioned as both a non-managing general partner and in many cases a limited partner in the partnership. Upon completion and sale of a project, and after all partnership obligations were satisfied, the bank's equity investment is expected to be paid in full and any profits would then be distributed to the partners in accordance with the terms of the partnership agreement. The joint venture projects to which RB Asset will succeed include a shopping center and industrial buildings.

693046.4
                                       33

            The following table sets forth certain information relating to the pro forma joint venture investments RB Asset owned as of December 31, 1997.


                               Percentage           Approximate          Approximate
                              Ownership by            Equity               Senior
Joint Venture Name              The Bank              Balance           Indebtedness       Location         Description
                                                        (Dollars in millions)
Escondido Retail Assoc.            35%                     $1.6           $10.5        Escondido, CA       Shopping center
Raley Assoc.                       50%                       .8             2.1        Sacramento, CA      Four industrial buildings
                                                          -----          ------
                                                                                                           and 27 acres of land
                                                           $2.4           $12.6
                                                           ====           =====

            The following table sets forth certain information relating to the joint ventures as of December 31, 1997:


                                                        December 31, 1997
                                                ------------------------------

                                                 No.            Amount
                                                 ---            ------
                                                              (Dollars in
                                                              thousands)
Loans to joint ventures, net                      1             $  406
Investments in joint ventures, net                2             $2,408

            At December 31, 1997, RB Asset did not have any material amounts left to be funded pursuant to legally binding commitments relating to its pro forma joint ventures, except certain ongoing operating expenses and capital investments. Notwithstanding the foregoing, certain of the joint venture properties are operating at a loss or do not have current cash flow from which to fund ongoing operating expenses (including debt service). The failure by RB Asset or its joint venture partner to fund operating expenses under these circumstances could result in the loss of the asset.

            Loan Portfolio. The Retained Assets include multi-family residential, commercial real estate, construction and commercial business loans and, to a lesser extent, single-family residential loans and education loans originated by River Bank prior to the Branch Sale.


693046.4
                                       34

            Set forth in the table below are the ten largest loans included in the Retained Assets. As of December 31, 1997 such loans approximated $72.3 million or approximately 78.6% of all such loans.


                                                Approximate
                                                 Carrying          Security
             Asset Description                     Value           Interest                       Status            Location
                                                                      (Dollars in millions)
Office/ industrial property                         $22.1       First mortgage                 Performing          Brooklyn, NY
Co-operative apartments                              14.9       First lien                     Non-Performing      Queens, NY
(unsold shares)
Hotel                                                10.1       Second mortgage                Performing(1)       Orlando, FL
Co-operative apartments                               6.8       First lien                     Performing(1)       Queens, NY
(underlying first mortgage)
Student Loans                                         4.6       Unsecured                      Non-Performing      Various
Commercial business                                   3.6       Unsecured                      Performing          New York, NY
Office building                                       3.1       First mortgage                 Non-Performing      Ulster, NY
Office building                                       3.0       First mortgage                 Performing(3)       New York, NY
Commercial business                                   2.2       Unsecured                      Non-Performing      New York, NY
Office Building                                       1.9       First Mortgage                 Performing(1)       New York, NY
                                                     ----
                                       Total        $72.3
                                                    =====

-----------------------

(1) Represents a subordinated participation interest in loans which were transferred to Marine Midland in the Branch Sale.

(2) Represents a junior subordinated participation interest in loans which were transferred to Marine Midland in the Branch Sale providing for a junior subordinated participation in future proceeds collected with respect to amounts previously charged-off by River Bank.

            The loans included within the Retained Assets consist of performing and non-performing loans categorized as multi-family residential, commercial real estate or commercial business loans. Commercial real estate and multi-family residential loans are generally considered to involve more risk than single-family residential loans due to, among other things, the higher principal amount of such loans and the effects of general economic conditions, which may result in excessive vacancy rates, inadequate rental income levels and volatility in real estate values.

            RB Asset's multi-family residential loans consist primarily of loans secured by rental apartment buildings, unsold condominium units, cooperative apartment buildings and unsold shares secured by cooperative apartments. RB Asset's commercial real estate loans consist primarily of loans secured by office buildings, shopping centers, industrial warehouse buildings, hotels and other income-producing properties. The terms of RB Asset's multi-family residential and commercial real estate loans are most commonly five to ten years. Certain of these loans have options to extend the term of the loan at interest rates which may be fixed or adjusted upward for one, or in certain instances

693046.4
                                       35
two, additional five-year periods. These loans include amortizing loans which require the monthly payment of interest and principal. The amortization periods for the payment of principal on such loans generally is 20 to 30 years, with balloon payments of the remaining principal amount due upon the maturity of the loan. Certain of the commercial real estate loans were made on an interest-only basis, with the payment of the entire principal amount due at maturity. The multi-family residential and commercial loans included in the Retained Assets are nearly all fixed interest rate loans.

            The Retained Assets include approximately $8.9 million of secured and unsecured commercial business loans. The commercial business loans previously consisted primarily of loans which involved the buyout, acquisition or recapitalization of an existing business (including management buyouts and corporate mergers and acquisitions). Such loans involved a high degree of risk in their origination since such transactions frequently resulted in a substantial increase in both the borrower's liabilities and its liabilities-to-assets leverage ratio, thus increasing the prospects for default. Each of the commercial business loans included in the Retained Assets has a principal amount which is less than $3.7 million.

            The Retained Assets include both performing and non-performing loans. The performing loans included in the Retained Assets at December 31, 1997 consist of commercial real estate and commercial business loans which are wholly-owned by RB Asset, as well as participation interests in multi-family residential and commercial real estate loans pursuant to certain participation agreements entered into by River Bank with Marine Midland in connection with the Branch Sale. Approximately $48.0 million or approximately 24.7% of the total Retained Assets comprise loans categorized as performing as of December 31, 1997. Of the approximately $48.0 million of performing loans included in the Retained Assets, approximately $24.5 million or approximately 50.9% of such loans are subordinated loans. Subordinated loans, including second mortgages and participation interests, generally involve more risk than senior loans. Set forth below is a general description of the performing loans included in the Retained Assets.

            Whole Loans. At December 31, 1997, the Retained Assets include seven performing loans (exclusive of participating loans) of approximately $25.7 million, all of which are commercial real estate loans. All of such loans have been modified since origination and are currently performing in accordance with their terms. Approximately $24.5 million or approximately 50.9% of RB Asset's performing loans (other than the participating loans) which are included in the Retained Assets are currently interest-only loans, with the payment of the entire principal amount due at maturity.

            Subordinated Participation Interests. The Retained Assets include subordinated participation interests in 11 performing loans and one non-performing loan with an aggregate principal amount of approximately $24.5 million and $1.8 million, respectively. All of the performing loans have been modified since origination and are currently performing in accordance with their modified terms.

            Junior Subordinated Participation Interests. The Retained Assets include a junior subordinated participation interest in five performing loans with an aggregate principal amount of approximately $6.2 million, which are fully reserved (100%) for by RB Asset. All of such loans have been modified since origination and are currently performing in accordance with their terms.

            The non-performing loans included in the Retained Assets consist of multi-family residential, commercial real estate, commercial business loans and student loans. Non-performing loans are those loans which have been placed on non-accrual status and loans which are on accrual status but delinquent 90 days or more. The non-performing loans in the Retained Assets are on non-accrual status. Loans which are delinquent 90 days or more were placed on non-accrual status by River Bank unless such loan was well secured and, in the opinion of management, collection appeared likely. In addition, River Bank placed a loan on non-accrual status even when it was not yet delinquent 90 days or more if the bank determined that such loan was not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received and collection of principal is not in doubt. Approximately $43.9 million or approximately 22.6%

693046.4
                                       36
of the Retained Assets are comprised of loans categorized as non-performing as of December 31, 1997 and are all currently on non-accrual status.

Asset Management Strategy

            RB Asset intends to continue to follow an asset management strategy with respect to the Retained Assets similar to the strategy pursued by River Bank with respect to its assets since 1991. River Bank previously managed its assets pursuant to an individualized work-out and disposition strategy for each of its assets rather than implementing significant bulk sales. River Bank's strategy, which RB Asset will continue, emphasized individual business plans for each particular asset involving the application of management and development expertise aimed as maximizing net recoveries and minimizing losses. The performance or the value realized from any disposition of the Retained Assets will depend on several factors, many of which are outside the control of the RB Asset's management and third party contractors, including but not limited to, conditions in the relevant real estate markets, prevailing interest rates and local and national economic trends. Since it will no longer be constrained by bank regulatory requirements, RB Asset will continue to evaluate alternatives available after the Reorganization to maximize returns to stockholders. It may alter its current plans to market some or all of the properties held for disposal and reclassify them as real estate held for investment as such alternatives are considered and implemented.

            RB Asset  will  continue  to engage  RB  Management  to  manage  the day-to-day business and affairs of RB Asset including developing and recommending strategies to the RB Asset Board regarding the management of assets.

            In the past, River Bank monitored its assets and developed individual business plans, including cash flow analysis, for each asset after inspections, analysis of economic factors and meetings with the borrower and counsel. These plans were then documented for approval by the River Bank Board. RB Asset anticipates that RB Management will generally continue to implement the individual business plans for each of the Retained Assets in connection with an asset management strategy as described below.

            Non-Performing Loans. Loans made by River Bank which became delinquent were analyzed by River Bank to determine the nature and extent of the problem and whether a restructuring of the loan or some other method of resolution was appropriate under the circumstances. River Bank worked with borrowers who were cooperative with the bank to effect a restructuring that was economically feasible for both parties. When River Bank concluded that a restructuring was not economically feasible, however, or where the borrower did not demonstrate a willingness to cooperate, the bank pursued available legal remedies. In most cases, River Bank's strategy in recent years has been to aggressively pursue the foreclosure process when a restructuring or other resolution of a non-performing loan did not appear to be feasible or otherwise in the best interests of the bank. RB Asset expects to continue this strategy so that it can acquire control of the security property as soon as possible, and thereby implement a strategy designed by RB Management for ultimate resolution.

            Loans that go through the foreclosure process, particularly in New York, are subject to extensive delays before the secured party can gain title to the property. Non-judicial foreclosure generally is unavailable in New York, and the procedures mandated by New York law can result in time-consuming litigation in order to foreclose a mortgage loan. Moreover, the federal and state courts in New York are overburdened with litigation and, as a result, decisions are often delayed. Further complications occur when bankruptcy proceedings are involved. For all these reasons, it can take an extended period of time, often two to three years, for a lender to obtain title to property that secures a loan which is in default. Although the foreclosure process can be long and complicated, RB Asset expects to aggressively pursue foreclosures and negotiations with borrowers to acquire properties which secure problem loans by deed-in-lieu of foreclosure.

            Real Estate Assets. River Bank's general approach once it acquired an investment in real estate has been to seek to minimize further losses to the Bank through active management of the properties while they are held by the bank and by developing asset management strategies tailored to the individual properties and whose ultimate objective

693046.4
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



is to sell each property at, or above, its net carrying value. River Bank generally pursued a specific disposition strategy for each investment in real estate because it believed that the depressed levels of the real estate markets in which the Bank had engaged in lending activities would improve as national and regional economies recover and that it has the requisite real estate expertise to individually address and resolve each problem asset. RB Asset expects to continue to manage real estate assets pursuant to individual asset management plans.

            Although River Bank previously evaluated bulk-sales of non-performing assets from time to time, it elected not to pursue such a strategy because it believed that the discounts sought by potential purchasers were excessive and that individual disposition strategies had the most potential for maximum recovery and return to the Bank. RB Asset does not expect to engage in bulk sales of assets. There can be no assurance, however, that RB Asset will be successful in implementing the asset management strategies.

             Where  appropriate,  RB Asset expects to actively manage properties until such time as the assets are ready for sale and otherwise engage in development activities of properties requiring further development. Each Retained Asset's work-out strategy is expected to continue to be reviewed and approved by the RB Asset Board. RB Asset expects to consider providing financing in connection with the sale of real estate assets under appropriate circumstances. All loans to finance the sale of real estate assets will be approved in advance by the RB Asset Board and may involve a relatively low percentage of borrower equity and other terms pursuant to which the transaction may constitute a sale of the property under generally accepted accounting principles.

            Where the property is to be sold as soon as practicable, RB Asset generally expects to work closely with a real estate brokerage firm, and may specifically target known investors which may be interested in a particular property owned by the Bank. RB Asset will use the public auction process to offer for sale certain investments in real estate where appropriate. Such auctions can provide broader exposure to potential purchasers than may be able to be obtained through listings by a real estate brokerage firm in the area in which a property is located. Public auctions involve the payment of fees to the auctioneer, which can vary based on, among other things, whether the property is sold and on what terms.

            River Bank previously undertook to stabilize the cash flows from each property by investing in necessary improvements and seeking to increase the occupancy of property. This approach, which RB Asset will continue, potentially increases the amount of time that the property must be held, but may enhance the value of the property and be the best means of realizing the greatest return on investment. Although RB Asset may take such cash flow stabilizing actions, real estate markets in the area in which the property is located may not stabilize or other factors may be present which prevent RB Asset from selling property at a price which reflects its estimated value.

            RB Asset will consider developing the properties in connection with the management thereof. Although this approach may represent the best prospects for maximizing the return to RB Asset, it may also involve more risk and, as a result, RB Asset will only pursue this alternative when other alternatives are clearly not preferable under the circumstances. In most cases in which this alternative may be pursued, RB Asset expects that development would have previously been initiated by the defaulted borrower prior to River Bank's acquisition of the property upon foreclosure or by deed-in-lieu thereof. RB Asset may commence development of an investment in real estate as a management strategy.

            Performing Loans. RB Asset intends to continue to closely monitor its performing loans and, should problems arise, will manage a problem loan as described above.

Other Matters


            Impact of Year 2000. Some of the River Bank's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


693046.4
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




            River Bank has completed an assessment to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Since the Bank's accounting software is maintained and supported by a third party, the total year 2000 project cost is estimated to be minimal.

            The Bank believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its or its successor's computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the year 2000 issue could have a material impact on the operations of the Bank or its successor.

            The costs of the project and the date on which River Bank believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



693046.4
                                       39

                               THE SPECIAL MEETING

Introduction


            This Proxy Statement/Prospectus is being furnished to the stockholders as of the Record Date in connection with the Special Meeting to be held on April 20, 1998 at 10:00 a.m., local time, at the Grand Hyatt of New York Hotel, Park Avenue at Grand Central Station, New York, New York 10017, and any adjournment or postponement thereof.


Matters to be Considered at the Special Meeting

            At the Special Meeting, stockholders will be asked to consider and vote upon the following Proposals:

            o    Proposal 1:       To  consider  and  vote  upon a  proposal  to
                                   approve the Bank Closing Resolution.

            o    Proposal 2:       To  consider  and  vote  upon a  proposal  to
                                   approve  the   Certificate  of   Designations
                                   Amendment.

            River Bank's stockholders also will consider and vote upon such other matters as may properly come before the Special Meeting.

Voting Rights and Vote Required

            Only holders of record of River Bank Common Stock and River Bank Series A Preferred Stock issued and outstanding as of the close of business on the Record Date will be entitled to vote at the Special Meeting or any adjournment or postponement thereof. As of the Record Date, there were 7,100,000 shares of River Bank Common Stock and 1,400,000 shares of River Bank Series A Preferred Stock issued and outstanding held by approximately eight holders of record, respectively.

            Holders of record of River Bank Common Stock at the close of business on the Record Date are entitled to one vote per share upon each matter submitted to a vote of the stockholders of River Bank at the Special Meeting or any adjournment or postponement thereof. Holders of record of River Bank Capital Stock at the close of business on the Record Date are entitled to one vote per share upon the proposal to approve the Bank Closing Resolution. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of River Bank Common Stock entitled to vote on the Certificate of Designations Amendment is necessary to constitute a quorum for the transaction of business on the Certificate of Designations Amendment at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of River Bank Capital Stock entitled to vote on the Bank Closing Resolution is necessary to constitute a quorum for the transaction of business on the Bank Closing Resolution at the Special Meeting. Stockholders voting or abstaining from voting on any matter will be counted as present for purposes of constituting a quorum. If a quorum with respect to each proposal is not present at the Special Meeting, the holders of a majority of the shares of River Bank Common Stock or River Bank Capital Stock, as the case may be, present in person or by proxy and entitled to vote at the Special Meeting may, by majority vote, adjourn the Special Meeting from time to time.

            Pursuant to the New York Banking Law, the affirmative vote of the holders of 662/3% of the outstanding shares of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class, is required to approve the Bank Closing Resolution. The affirmative vote of the holders of a majority of the outstanding shares of River Bank Common Stock is necessary to approve the Certificate of Designations Amendment.

            Under the rules of the principal stock exchanges, brokers who hold shares of River Bank Common Stock and River Bank Series A Preferred Stock in street name for customers will not have authority to vote such shares on the

693046.4
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



Proposals unless they have received written instructions from beneficial owners. Abstentions and broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting, but will not be counted as votes cast on any matter presented for a vote at the meeting. Because the Bank Closing Resolution requires the approval of a specified affirmative vote of the holders of shares of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class, outstanding on the Record Date, and the Certificate of Designations Amendment requires the approval of a specified affirmative vote of the holders of shares of River Bank Common Stock outstanding on the Record Date, abstentions and broker "non-votes", as the case may be, will have the same effect as votes against such matters.

            Alvin Dworman, East River Partnership B and Odyssey Partners, L.P., stockholders who own an aggregate of 3,600,000 or 50.8% of the outstanding shares of River Bank Common Stock (representing approximately 42.4% of the outstanding shares of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class) have advised River Bank that they intend to vote in favor of the Proposals.

Voting of Proxies; Solicitation

            All shares of River Bank Common Stock and River Bank Series A Preferred Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated on such proxies.
IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED IN FAVOR OF THE PROPOSALS DESCRIBED HEREIN. The River Bank Board knows of no matters to be presented at the Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place, the persons named in the enclosed form of proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. River Bank's by-laws provide that the Special Meeting may be adjourned by a majority vote of the stockholders present represented by proxy and entitled to vote thereat from time to time without notice other than announcement at the meeting.

            Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) giving the President or the Secretary of River Bank, at the address of the Bank set forth in the notice of meeting, written notice of such revocation; (ii) executing a later-dated proxy; or (iii) attending the meeting and giving notice of such revocation in person. Mere attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to River Bank at 645 Fifth Avenue, 8th Floor, New York, New York 10022, Attention: President, so as to be delivered at or before the taking of the vote at the Special Meeting.

            All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/ Prospectus, will be borne by River Bank. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of River Bank in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the shares of River Bank Common Stock and River Bank Series A Preferred Stock, and River Bank will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

693046.4
                                       41

              PROPOSAL 1 -- APPROVAL OF THE BANK CLOSING RESOLUTION

Overview

            At the Special Meeting, the holders of River Bank Common Stock and River Bank Series A Preferred Stock, together as a single class, will be asked to approve the Bank Closing Resolution which will be implemented by means of the Reorganization and the Dissolution. The Reorganization and the Dissolution represent an alternative to submitting for Banking Department approval a plan of dissolution requiring River Bank to proceed with a supervised liquidation of the Retained Assets. Pursuant to the Reorganization, the Bank's legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities will be changed, through a series of steps, in a manner intended to qualify as a tax-free reorganization, from a New York state chartered stock savings bank into a business corporation incorporated in the State of Delaware. Pursuant to the Dissolution, River Bank will voluntarily dissolve and thereafter River Bank will cease to exist and all outstanding shares of River Bank Capital Stock will be extinguished.

Background of and Reasons for the Bank Closing Resolution; Recommendation of River Bank Board

            On June 28, 1996, River Bank consummated the Branch Sale, thereby disposing of all of its branches and transferring all of its deposits to Marine Midland. While following the Branch Sale closing River Bank ceased accepting deposits and otherwise disposed of its remaining deposits, it remains a banking organization legally chartered and subject to regulation, examination and supervision by the Banking Department. Since the Branch Sale, River Bank has been proceeding with a business plan to manage the Retained Assets remaining with the Bank after the Branch Sale in accordance with the individual business plans developed for each asset prior to the consummation of the Branch Sale.

            As a condition to the Banking Department's approval of the Branch Sale, River Bank agreed, among other things, (i) to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution (previously defined herein as the Dissolution Plan Condition); (ii) to file with the Supreme Court of the State of New York a petition for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution within five months following the filing of an application for a closing order (previously defined herein as the Closing Condition); (iii) to maintain specified levels of minimum capital ($106 million as of May 1997); (iv) to make no distributions on the River Bank Common Stock and River Bank Series A Preferred Stock without the approval of the Banking Department until such time as a final order of dissolution has been signed; (v) to obtain prior Banking Department approval for any additional financing; and
(vi) to submit specified periodic reports with respect to, among other things, assets, dispositions, expenditures for improvements and cash receipts and disbursements. River Bank believes that disposing of the Retained Assets pursuant to a supervisory liquidation under the terms of a plan of dissolution filed with and subject to the jurisdiction of the New York Supreme Court would be administratively cumbersome. River Bank is concerned that the short time-frame for the disposition of its assets and the final satisfaction of its creditors and the wind up of its affairs to satisfy the condition set forth in clause (ii) above would not be consistent with River Bank's ongoing efforts to manage the Retained Assets pursuant to the previously developed individual business plans intended to maximize stockholder value.

            The Reorganization and the Dissolution are an alternative to the adoption and implementation of a plan of dissolution pursuant to which River Bank would be required to implement a supervised liquidation of the Retained Assets. Upon consummation of the Reorganization, River Bank's business and assets would no longer be subject to the jurisdiction of the Banking Department. This will allow River Bank's successor, RB Asset, to manage the Retained Assets without banking regulatory restraints, and where appropriate, to actively develop and operate it properties, enter into joint ventures with others and otherwise further encumber or restructure the debt on its properties and other assets. The removal of banking regulatory restraints will permit RB Asset to conduct its business and operations with a long-term investment horizon. RB Asset will not be subject to a regulatory order to dissolve

693046.4
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



and RB Asset expects that it will continue the management of the Retained Assets under existing business plans, but may consider the foregoing activities as appropriate to maximize returns to stockholders. See "BUSINESS OF RB ASSET FOLLOWING THE REORGANIZATION."

            The Reorganization has been structured to constitute a tax-free reorganization and is intended to preserve for use by RB Asset the availability of River Bank's approximately $108.9 million of net operating loss carryforwards and other tax assets. RB Asset will not be required to refinance the senior debt owed to Marine Midland under the Marine Senior Loan since Marine Midland has consented to the implementation of the Reorganization and Dissolution. Following the Reorganization, RB Asset will therefore be able to treat the Marine Senior Loan as long-term debt and amortize principal periodically as required pursuant to the terms of such loan.

            In a letter dated June 24, 1997, the Banking Department, indicating its conditional approval, stated that it did not object to the Reorganization and Dissolution advised, among other things, that: (a) the Branch Sale Condition set forth in clause (i) above would be deemed satisfied upon stockholder approval of the plan to implement the Reorganization and the Dissolution; (b) the petition for the closing order required by the Branch Sale Condition set forth in clause (ii) above was required to be filed by October 15, 1997; (c) the current $106 million minimum capital requirement would remain until final dissolution; and (d) any material sale or transfer of the Bank's assets or any proposed development or renovation expenditures would require prior Banking Department approval. The Banking Department also advised that all other conditions to its approval of the Branch Sale would remain in full force and effect. On October 15, 1997, River Bank filed a petition for a closing order in New York State Supreme Court. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order.

            The River Bank Board has considered all of the foregoing and unanimously recommends that River Bank's stockholders vote in favor of approval of the Bank Closing Resolution which must be approved before the Reorganization and the Dissolution can be implemented.

The Bank Closing Resolution

            General

            Consummation of the Reorganization and completion of the Dissolution involve a series of steps to be undertaken by River Bank following approval of the Bank Closing Resolution and the Certificate of Designations Amendment. As discussed below, the Bank initiated the legal steps necessary to complete the Reorganization and the Dissolution with the filing of its petition for a closing order declaring the business of River Bank closed. This action followed stockholder approval of an earlier proposal to close the Bank and wind up its affairs as required by New York Banking Law in order for the Bank to file the petition for the closing order in New York State Supreme Court.

            In the first step, after the stockholders approval of the Bank Closing Resolution and the Certificate of Designations Amendment, River Bank will complete the Business Disposition whereby the existing business and all of the assets (other than $100,000 to be used to fund administrative expenses) and liabilities of River Bank will be transferred to or assumed by River Asset Sub. In the second step, after the expiration of the notice period to creditors ordered by the court and upon filing of the Order of Dissolution (as defined below), River Bank will effect the Distribution, pursuant to which all of the issued and outstanding shares of River Distribution Common Stock and River Distribution Series A Preferred Stock will be distributed to River Bank's stockholders on the basis of one share of River Distribution Common Stock for each share of River Bank Common Stock and one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock held by a stockholder as of the Distribution Record Date. In the third step which will be effected as soon as practicable following the Distribution, the Merger will be consummated whereby River Distribution Sub will merge with and into River Asset Sub (which shall have succeeded to the business, assets and liabilities of River Bank) with River Asset Sub as the surviving

693046.4
                                       43
corporation. At the effective time of the Merger, (a) each issued and outstanding share of River Asset Sub common stock (held entirely by River Bank) will be canceled, (b) the outstanding shares of River Distribution Capital Stock will be converted into and will represent the shares of identical capital stock of the surviving corporation (except that the par value of the capital stock will be changed to $1.00) and (c) River Asset Sub, the surviving corporation in the Merger, will be renamed RB Asset, Inc. As a consequence of the Merger, River Bank's consolidated liabilities will be reduced to zero and its sole assets will be $100,000 in cash which will be used to fund administrative expenses incurred in connection with completing the Dissolution. RB Asset will be obligated to fund all administrative expenses not satisfied by River Bank and any funds remaining in River Bank upon completion of the Dissolution will be paid to RB Asset pursuant to the assignment and assumption agreement. Following the Reorganization, RB Asset will own all of the assets formerly owned by River Bank, will have assumed all of River Bank's liabilities and will continue River Bank's business. Upon the entry by the New York State Supreme Court of the order of dissolution, River Bank will voluntarily dissolve and, upon filing with the Banking Department of a certified copy of the order of dissolution obtained from New York State Supreme Court, River Bank will cease to exist. Each of the foregoing steps are discussed in further detail below.

            The Petition for a Closing Order

            The Bank initiated the legal steps necessary to complete the Reorganization and the Dissolution with the filing of its petition for a closing order declaring the business of River Bank closed on October 15, 1997 with the New York State Supreme Court. This action followed stockholder approval of an earlier proposal to close the Bank and wind up its affairs as required by New York Banking Law in order for the Bank to file the petition for the closing order in New York State Supreme Court. The petition provides that, upon entry of the order declaring the Bank closed, River Bank will (i) cease to do business and will proceed with a voluntary liquidation under which River Bank will satisfy or make provision for all of its creditors and wind up its business and
(ii) give notice to its creditors to present their claims to the Bank for payment in the manner provided in the court order. The petition describes the Reorganization and the Dissolution, including that River Asset Sub will unconditionally assume all of River Bank's liabilities (including contingent liabilities), that by virtue of the Merger, all liabilities of River Bank shall attach to and be enforceable against RB Asset as if such liabilities had been incurred or contracted by it, and that provision for River Bank's creditors will principally be made by means of the assumption of its liabilities by RB Asset. In connection with the undertaking made in connection with the 1997 annual meeting of stockholders held on October 7, 1997, the Bank advised the New York Supreme Court in the closing order petition that no substantive legal steps will be taken to implement the Reorganization and Dissolution until stockholders again approve the closing of the Bank which stockholder approval will not be obtained until a proxy statement/prospectus detailing the Bank's plans to implement the Reorganization and Dissolution have been provided to all stockholders. The closing order petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing River Bank to proceed with the required notice to creditors. The notice to creditors was served on all known creditors of the Bank prior to the deadline set in the closing order. Pursuant to the closing order, the notice period during which creditors may present claims expires on March 2, 1998.

            The Business Disposition

            Following the stockholder approval of the Bank Closing Resolution and the Certificate of Designations Amendment, River Bank will effectuate the Business Disposition. To complete this step in the Reorganization, River Bank will enter into an assignment and assumption agreement with River Asset Sub whereby River Bank will assign to River Asset Sub, and River Asset Sub will accept from River Bank, all of River Bank's right, title and interest in and to all of River Bank's assets, other than $100,000 in cash, sufficient for River Bank to pay the continuing costs of regulation and liquidation, to resolve any claims made against River Bank during the notice period to creditors and to abide by the statutory requirement that River Bank remain solvent until its final dissolution (the "Transferred Assets"). In consideration of the assignment to River Asset Sub of the Transferred Assets, River Asset Sub will assume and agree to pay, perform and discharge when due all liabilities and obligations of River Bank of any kind

693046.4
                                       44
or nature, known or unknown, whether absolute, contingent, accrued or otherwise, and whether arising before or after the date of the assignment of the Transferred Assets, without limitation.

            In addition, the assignment and assumption agreement will provide that (i) no representation or warranty whatsoever is being made by River Bank with respect to the Transferred Assets, including, without limitation, as to title, value or legal sufficiency and (ii) the Transferred Assets are "as is, where is" and that River Asset Sub bears the economic and legal risk that any conveyance of such assets may be insufficient or that River Asset Sub's title to any such assets may be other than good and marketable and free from encumbrances. In connection with the assignment of the Transferred Assets, River Asset Sub will agree to indemnify, defend and hold harmless River Bank, its affiliates, subsidiaries, directors, officers and employees from and against any and all losses, liabilities, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including reasonable attorneys' fees and costs of defense, which River Bank or its affiliates, subsidiaries, directors, officers or employees may suffer or incur by reason of the liabilities of River Bank expressly assumed and any liabilities relating to the Transferred Assets or the business of River Bank or River Asset Sub.

            The Petition for Dissolution

            After the expiration of the notice period to creditors prescribed in the closing order on March 2, 1998, River Bank is required under the New York Banking Law to prepare and file with the Banking Department a verified transcript or statement identifying all depositors, creditors, stockholders, owners of personal property in the custody or possession of River Bank as bailee, depository for hire or otherwise, who have not claimed or received the property or amounts due them together with a certified copy of the inventory retained by River Bank with respect to such property or amounts. River Bank does not have any safe deposit boxes and does not have custody or possession of any personal property as bailee, depository for hire or otherwise and therefore the provisions in the New York Banking Law relating to the treatment of unclaimed property are not applicable to River Bank's liquidation and dissolution.

            In accordance with the New York Banking Law, after the expiration of the notice period to creditors prescribed in the closing order on March 2, 1998, River Bank will file a petition in the New York State Supreme Court for the issuance of an order declaring River Bank dissolved and its corporate existence terminated (the "Order of Dissolution"). In connection with the foregoing, River Bank must show that (i) all debts and obligations of River Bank have been discharged or satisfied except those for which no legal claimant has been found,
(ii) that proper notice has been given to creditors and that the period for presentation of the claims as required under the closing order has expired,
(iii) that the New York Banking Law provisions concerning unclaimed bailments and personal property have been complied with and (iv) that all amounts from any sale or other disposition have been turned over to the Banking Department.

            The Distribution

            Upon filing of the petition for the Order of Dissolution, River Bank will implement the Distribution pursuant to which River Bank will distribute to its stockholders River Distribution Capital Stock and River Distribution Sub and River Asset Sub will consummate the Merger.

            In order to implement the Distribution, River Bank will distribute all of the issued and outstanding shares of River Distribution Common Stock and River Distribution Series A Preferred Stock held by it to the stockholders of River Bank such that each holder of River Bank Common Stock as of the Distribution Record Date will receive one share of River Distribution Common Stock for each share of River Bank Common Stock and each holder of River Bank Series A Preferred Stock as of the Record Date will receive one share of River Distribution Series A Preferred Stock for each share of River Bank Series A Preferred Stock. The Distribution shall be made by means of a stock transfer ledger entry on the Distribution Record Date so that no ex-dividend transfers of River Distribution Capital Stock separate from the River Bank Capital Stock on which it is paid can occur prior to the Merger. No consideration

693046.4
                                       45
will be paid by River Bank's stockholders for the shares of River Distribution Common Stock and River Distribution Series A Preferred Stock to be received by them, as the case may be, in the Distribution.

            The Merger

            Upon filing of the Order of Dissolution as soon as practicable following the Distribution, River Asset Sub and River Distribution Sub will consummate the Merger pursuant to the terms of an agreement and plan of merger, dated as of October 9, 1997, by and between River Asset Sub and River Distribution Sub (the "Merger Agreement"). The Merger Agreement, which was approved on October 9, 1997 by River Bank in accordance with section 251 of the Delaware General Corporation Law ("DGCL") as the sole stockholder of River Asset Sub and River Distribution Sub, provides that as soon as practicable following the filing of the petition for the Order of Dissolution and distribution of the River Distribution Common Stock and River Distribution Series A Preferred Stock, both parties will execute and acknowledge a certificate of merger and file the same with the Secretary of State of the State of Delaware. At the effective time of the Merger, (i) River Distribution Sub will be merged with and into River Asset Sub, the separate corporate existence of River Distribution Sub will cease, and River Asset Sub will continue as the surviving corporation under Delaware corporate law and (ii) the Merger will have the effects set forth in section 259 of the DGCL, including, without limitation, the effect that all liabilities of River Asset Sub (which shall have succeeded to the business, asset and liabilities of River Bank) and River Distribution Sub will thereafter attach to and be enforceable against the surviving corporation. The Merger Agreement provides that: (i) each issued and outstanding share of River Distribution Common Stock will be converted into and will become one fully paid and non-assessable share of common stock, $1.00 par value, of the surviving corporation; (ii) each issued and outstanding share of River Distribution Series A Preferred Stock will be converted into and will become one fully paid and non-assessable share of 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of the surviving corporation; and (iii) all shares of River Asset Sub Common Stock (held entirely by River Bank) will be canceled and retired and cease to exist and no cash or other consideration will be delivered in exchange therefor. At the effective time of the Merger, the stock transfer ledger of River Distribution Sub will be closed and each share of River Distribution Capital Stock outstanding as indicated on the stock transfer ledger of River Bank will be deemed for all corporate purposes to represent the share of the capital stock of RB Asset into which it was converted. As soon as practicable after the effective time of the Merger, RB Asset will cause its transfer agent to mail to each recordholder of River Distribution Capital Stock indicated on the stock transfer ledger of River Bank immediately prior to the effective time a stock certificate registered in such holder's name representing the number of shares of capital stock of RB Asset issued in the Merger.

            The Merger Agreement provides for the following other effects of the
Merger:  (i) the name of the surviving  corporation  shall be "RB Asset,  Inc.";
(ii) the certificate of incorporation of River Distribution Sub, as in effect immediately prior to the Merger, shall be amended to change the name of the surviving corporation from "River Distribution Sub, Inc." to "RB Asset, Inc." and to change the par value of the surviving corporation capital stock from $.001 per share to $1.00 per share, and as so amended, shall be the certificate of incorporation of RB Asset until thereafter changed or amended; (iii) the directors of River Distribution Sub immediately prior to the Merger will be the directors of RB Asset, and the officers of River Distribution Sub immediately prior to the Merger will be the officers of RB Asset, each to hold office until their respective successors are duly elected or appointed and qualified; and
(iv) the by-laws of River Distribution Sub, as in effect immediately prior to the Merger, will be the by-laws of RB Asset until thereafter changed or amended.

            The Order of Dissolution

            Upon the entry by the New York State Supreme Court of the Order of Dissolution, River Bank will voluntarily dissolve and, on filing with the Banking Department of a certified copy of the Order of Dissolution, River Bank will cease to exist and all outstanding shares of River Bank Capital Stock will thereby be extinguished. Upon the effectiveness of the Dissolution, River Bank's transfer agent will be instructed to immediately close the stock transfer ledger of River Bank and record thereon the cancellation of all of the outstanding shares of River Bank Capital

693046.4
                                       46

Stock and notify River Bank stockholders of the filing of the Order of Dissolution and the cancellation of their River Bank Capital Stock. The CUSIP Service Bureau will also be notified that River Bank has ceased to exist and that all outstanding shares of River Bank Capital Stock have been extinguished.

Accounting Treatment

            The Reorganization is intended to be accounted for as a reorganization of entities under common control for financial reporting purposes in accordance with generally accepted accounting principles. Therefore, the assets and liabilities transferred to RB Asset pursuant to the Reorganization will be accounted for at historical cost in a manner similar to a pooling of interests.



693046.4
                                       47

       PROPOSAL 2 -- APPROVAL OF THE CERTIFICATE OF DESIGNATIONS AMENDMENT

            MATERIAL ASPECTS OF THIS PROPOSAL ARE SUMMARIZED BELOW. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE CERTIFICATE OF DESIGNATIONS AMENDMENT, ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A. STOCKHOLDERS ARE URGED TO READ THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS IN THEIR ENTIRETY.

            In connection with the Reorganization, the River Bank Board is recommending that the Certificate of Designations Amendment be adopted by the stockholders. The Certificate of Designations Amendment, when adopted by the stockholders, will amend the Bank's Certificate of Designations with respect to the River Bank Series A Preferred Stock to permit the Distribution.

            Section 7(C)(ii)(d) of the Certificate of Designations provides for a reorganization of the Bank as contemplated by the Reorganization and for the distribution to the existing stockholders of the Bank of shares of a successor corporation in such a reorganization. However, the distribution provisions of
Section 3 of the Certificate of Designations may conflict with the provisions of
Section 7(C)(ii)(d) of the Certificate of Designations. Section 7(C)(ii)(d) of the Certificate of Designations appears to contemplate reorganization transactions such as the Reorganization, including the Distribution, which is a necessary step thereof, whereas Section 3 appears to prohibit transactions such as the Distribution which as a necessary step in the transaction would prevent consummation of the Reorganization. The Certificate of Designations Amendment clarifies this ambiguity by providing that a reorganization contemplated by
Section 7(C)(ii)(d) of the Certificate of Designations (i.e. the Reorganization) may be consummated notwithstanding anything to the contrary in Section 3.

            The Certificate of Designations Amendment will be filed with the Banking Department when adopted by the stockholders.



693046.4
                                       48

                                   MANAGEMENT

Board of Directors and Nominees for Director

            The River Bank Board is, and following the Reorganization, the RB Asset Board will be, fixed at seven directors and divided into three classes of directors, serving staggered three-year terms. The River Bank Board was fixed at seven directors following the Branch Sale to comply with the minimum board size requirements specified by the New York Banking Law. In view of the requirement that River Bank file a plan of dissolution and dissolve, River Bank has found it impracticable to recruit new directors to fill the vacancies existing on the board.

            Following the Reorganization, all of River Bank's directors will serve as directors of RB Asset for the same term of office they have been elected to serve as a directors of River Bank and the two vacancies on the River Bank Board will on the RB Asset Board until they are filled through appointment or election.


            The name, age as of March 27, 1998, position with River Bank, if any, term of office following the Special Meeting, period of service as a director, of each of River Bank's directors are as follows:



                       Name                         Age                          Position           Class Term         Director
                                                                                                      Expires           Since
Robin Chandler Duke...............................  73           Director, Vice President              1999              1977
                                                                 and  Secretary (1)
Robert N. Flint...................................  76           Director (1)(2)                       1999              1976
William D. Hassett................................  61           Director (2)                          2000              1976
Jerome R. McDougal................................  69           Director, Chairman of the             2000              1991
                                                                 Board, Chief Executive
                                                                 Officer and President (2)
Edward V. Regan...................................  67           Director (1)(2)                       1998              1995

--------------------------

(1)         Member of the audit committee.
(2)         Member of the asset management committee.

            The principal occupation for the last five years and selected biographical information of each of the directors and executive officers is set forth below.

            Robin Chandler Duke. Ms. Duke has served in an unpaid capacity as vice president and secretary of River Bank since June 1996. Ms. Duke is the national chairman of Population Action International, a non-profit organization. She serves as a director of International Flavors and Fragrances, a diversified manufacturer of flavors and fragrances, and American Home Products Corporation, a research-based manufacturer of pharmaceutical and healthcare products.

            Robert N. Flint. Mr. Flint has been retired since 1984. Prior to his retirement, he served as senior vice- president and comptroller of American Telephone and Telegraph Company.

            William D. Hassett. Mr. Hassett has been a real estate investor for more than the past 30 years and a partner of Hassett-Belfer Senior Housing and Services L.L.C. since 1995. He previously served as the chairman of the board of the New York State Dormitory Authority from 1985 to 1994, as chairman of the Battery Park City Authority from 1979 to 1981 and as chairman of the New York State Urban Development Corporation from 1977 to 1981. Mr.

693046.4
                                       49

Hassett was the New York State Commerce Commissioner from 1979 to 1981. He is a member of the New York State Comptroller's Real Estate Advisory Committee to the Common Retirement Fund and served as a director of Olympia & York Holdings
(USA), a real estate development and management firm.

            Jerome R. McDougal. Mr. McDougal has been chairman of the board and chief executive officer of River Bank since April 1995 and president of River Bank since July 1997. He served as president and chief executive officer of River Bank from March 1991 through April 1995. Mr. McDougal served as chairman of the board and chief executive officer of the Apple Bank for Savings from 1986 to 1990 and as president and chief operating officer of the Apple Bank for Savings from 1981 to 1986.

            Edward V. Regan. Mr. Regan has served as the chairman of the Municipal Assistance Corporation for the City of New York since 1995 and as a policy advisor for the Jerome Levy Economics Institute, a private economic research organization since 1993. He has served as a trustee to the Financial Foundation which oversees the FASB and the GASB since 1997. Mr. Regan served as the New York State Comptroller from 1979 to 1993. He is a trustee of Oppenheimer Management Corp., a mutual fund investment advisor and a director of GranCare, Inc., a nursing, home healthcare and assisted living service business.

Board of Directors Committees

            The River Bank Board has two standing committees, an asset management committee and an audit committee. The audit committee is comprised of Messrs. Flint (Chairman) and Regan and Ms. Duke and the asset management committee is comprised of Messrs. Hassett (Chairman), McDougal, Flint and Regan.

            The  asset  management  committee  oversees  the  management  of the day-to-day business and affairs of River Bank and the implementation of the management of River Bank's assets, subject to certain restrictions set forth in River Bank's Amended and Restated By-Laws and under the New York Banking Law. The audit committee reviews and provides recommendations to the River Bank Board with respect to the engagement of River Bank's independent auditors, financial reporting practices and internal accounting and financial controls and procedures of River Bank and monitors River Bank's compliance with its policies and procedures. In addition, the audit committee also administers and reviews all compensation policies and will provide recommendations to the River Bank Board with respect thereto. After the Reorganization, the RB Asset Board will create and constitute an asset management committee and an audit committee. Such RB Asset committees will have the same members, chairman and functions as the asset management committee and the audit committee of the River Bank Board.

            During fiscal year 1997, the River Bank Board held 15 meetings, including telephonic meetings. The audit committee held five meetings during the fiscal year. The asset management committee held twelve meetings. During 1996, each director attended 100% of the total number of meetings of the River Bank Board and 100% percent of the total number of meetings of committees on which he or she served.

Compensation of Directors

            Directors of River Bank receive an annual retainer of $20,000, plus $1,000 for each board meeting attended and $750 for each committee meeting attended. Chairmen of the committees are also paid an additional $2,500 annual retainer for their service as chairmen. After the Reorganization, RB Asset will pay the same compensation to directors and board committee members and chairmen.


693046.4
                                       50

Executive Officers

            Inasmuch as River Bank has disposed of its depository banking operations pursuant to the Branch Sale, the Bank no longer employs any significant staff of officers or employees to manage the business and affairs of the Bank. Rather, the day-to-day management of River Bank's business is vested with RB Management pursuant to the terms of a management agreement. See "--Certain Relationships and Related Transactions".

            River Bank's only officers are, and the initial officers of RB Asset will be, Jerome R. McDougal, who serves as the chairman of the board, president and chief executive officer of the Bank, and Robin Chandler Duke, who serves without compensation as the vice president and secretary of the Bank.

Executive Compensation

            The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the chief executive officer of River Bank for services rendered in all capacities to River Bank and its subsidiaries during such period. There were no other executive officers who received any compensation from River Bank (other than director fees).


                                              Summary Compensation Table


                                                           Special Compensation
                                                                                                               All Other
Name and Principal                                                                           Other           Compensation
Position                          Year        Salary($)             Bonus($)            Compensation($)           ($)
--------                          ----        ---------             --------            ---------------          ----
Jerome R. McDougal                1997               $300,000         --                  $ 66,900 (1)        $117,296(2)
    Chairman of the               1996                300,000         --                    84,988 (1)         112,431(2)
    Board, Chief                  1995                305,116         --                    76,663 (1)         108,832(2)
    Executive Officer and
    President

----------------------

(1) Consists of a housing allowance, club dues, automobile and driver expenses (aggregating $25,324, $42,760 and $35,424 for the 1997, 1996 and
       1995 periods presented, respectively), certain tax expense reimbursements and health insurance premiums.
(2) Consists of contributions of $9,500, $9,370 and $9,000 made by River Bank to its 401(k) Tax Deferred Savings Plan, accruals of and earnings on deferred compensation in the amounts of $103,739, $100,551 and $97,673 and payments of $4,057, approximately $2,400 and $2,159 for life and personal liability insurance premiums for the 1997, 1996 and 1995 periods presented, respectively.

Employment Arrangement

            Jerome R. McDougal, River Bank's chairman of the board and chief executive officer, was elected to the office of president and chief executive officer by the River Bank Board effective March 1, 1991. He served as president until April 1995, at which time he became chairman of the board. Mr. McDougal was elected to the offices of president in July 1997. The terms of Mr. McDougal's employment are memorialized in the minutes of the January 22, 1991 River Bank Board meeting, which provide for an annual salary of $375,000 and customary employee benefits commensurate with Mr. McDougal's position at the Bank. $75,000 of Mr. McDougal's annual salary is in the form of deferred compensation. Mr. McDougal's annual deferred compensation accrues quarterly in equal amounts and

693046.4
                                       51
earns a variable rate of interest on the cumulative balance. Prior to the Branch Sale interest was compounded quarterly at the highest rate offered on the Bank's customer deposits each quarter and is currently compounded at the prime rate. Mr. McDougal receives additional compensation in the form of a housing allowance, an automobile and payment of club membership dues. River Bank also reimburses Mr. McDougal for the amount of personal income taxes incurred as a result of the additional benefits. After the Reorganization, Mr. McDougal will receive the same compensation from RB Asset.

Certain Relationships and Related Transactions

            Arrangements with RB Management. River Bank is a party to a management agreement, dated as of June 28, 1996 (the "Management Agreement"), RB Management, a firm 100% owned by Alvin Dworman, the Bank's largest stockholder who owns 39% of the outstanding shares of River Bank Common Stock. Pursuant to the Management Agreement, RB Management is engaged exclusively as an independent contractor to provide the Bank with prescribed general management services and asset management services. The general management services provided by RB Management include the management of the general business affairs and corporate activities of the Bank and the oversight of third party service subcontractors providing services not provided directly by RB Management to the Bank. Such services include, but are not limited to: (i) developing and implementing policies and procedures for the ordinary day-to-day management of the Bank and the disposition of its assets as approved by the River Bank Board; (ii) managing corporate activities, including (a) preparing and maintaining business plans,
(b) providing treasury and tax services, (c) providing financial and accounting services, (d) monitoring the Bank's progress (with e.g., internal controls, internal audits and operational audits) and (e) monitoring portfolio progress (e.g., reviewing asset business plans, loan status and restructuring plans); and
(iii) providing, obtaining and overseeing third party services when required, such as loan servicing, general ledger, legal, accounting and audit services (collectively, the "General Management Services").

            The asset management services provided by RB Management pursuant to the Management Agreement include the management of the Bank's assets, properties and loans and the oversight of third party service subcontractors providing services with respect thereto. Such services include, but are not limited to:
(i) managing assets, properties and loans, including (a) troubleshooting the loan portfolio (with respect to e.g., delinquencies and loan status), (b) reviewing loans to determine, develop and recommend loan plans, restructures or litigation strategies, (c) restructuring loans (including planning, implementing and monitoring), (d) foreclosing assets (including hiring attorneys, obtaining title and commencing management), (e) preparing asset business plans (including enhancement strategies), (f) managing and monitoring real estate owned (including site visits, liaison with brokers and property managers, reviewing property reports and leasing), disposing of real estate owned (including solicitation, review and recommendation of offers and negotiation and closing of sale), and (h) providing financial and operating reports (including monthly reports, quarterly analysis, financial statements and reports to the River Bank Board); and (ii) providing, obtaining and overseeing third party services when required, such as property management, loan marketing, brokerage, leasing, legal, accounting and audit (collectively, the "Asset Management Services").

            Pursuant to the Management Agreement, for the General Management Services, RB Management is paid an annual base fee, payable monthly, not to exceed $1,250,000 (the "Base Fee"). The Base Fee is determined on the basis of the costs expected to be incurred by RB Management in providing the General Management Services. The agreement requires that the Base Fee be reviewed no less frequently than annually by the audit committee of the River Bank Board and adjusted based on costs expected to be incurred as aforesaid. The agreement requires that the Base Fee be adjusted (i.e., downward) in the event a third party service subcontractor is engaged (i.e., as a substitute) to provide a function (i.e., a service within the scope of General Management Services and Asset Management Services) required of RB Management under the agreement.

            Pursuant to the Management Agreement, for the Asset Management Services, RB Management is paid (i) an annual fee, payable monthly, equal to
 .75% of the average month-end book value of the Bank's assets (the "Asset Service Fee") and (ii) an asset disposition success fee equal to .75% of the proceeds from the sale or collection or

693046.4
                                       52
refinancing of any Bank asset (the "Asset Disposition Fees"). Any fees payable under the Management Agreement not paid within 30 days of the date billed bear interest at the prime rate published by Citibank NA.

            During the year ended June 30, 1997 and for the six months ended December 31, 1997, River Bank accrued $1,250,000 and $625,000, respectively in expenses for the Base Fee payable to RB Management, $1,692,000 and $705,000 for the Asset Service Fee and $778,000 and $141,000 for the Asset Disposition Fees for the year ended June 30, 1997 and the six months ended December 31, 1997, respectively. River Bank paid $1,721,000 of the foregoing fees during the 1997 fiscal year. The $2,121,000 outstanding payable for such fees (including interest) at June 30, 1997 was paid in July 1997. The Base Fee for fiscal year 1998 is $1,250,000.

            Pursuant to the Management Agreement, RB Management may retain, subject to the approval of the audit and asset management committees of the River Bank Board, third party service subcontractors to provide services not provided directly by RB Management. The agreement provides that RB Management is to be reimbursed for all bills arising out of approved third party service agreements governing services not required to be provided by RB Management
(i.e.,  outside the scope of General  Management  Services and Asset  Management
Services). RB Management is also reimbursed for reasonable out-of-pocket expenses incurred in connection with rendering the General Management Services. As contemplated in the Management Agreement, during fiscal year 1997, RB Management retained Fintek Inc. ("Fintek"), a firm which is 50% beneficially owned by Mr. Dworman and for which an adult child of Mr. Dworman serves as a director. Fintek was retained to continue to provide the advisory services that it had previously provided to River Bank pursuant to direct arrangements with the Bank. In accordance with the Management Agreement, all payments to Fintek are the obligation of RB Management and were paid out of fees received by RB Management from the Bank pursuant to the Management Agreement.

            The Management Agreement has a term of three years that shall automatically be extended for an additional one year term if the Marine Senior Loan remains outstanding upon the termination of the initial term and thereafter for an additional one year, if at the termination of the initial extension term, the Marine Senior Loan remains outstanding. Subject to the consent of Marine Midland, the agreement may be terminated by either party for any reason upon 180 days written notice to the other party, by RB Management in the event of a payment default by River Bank, by River Bank for cause as prescribed in the agreement and by mutual written consent. The agreement may also be terminated by RB Management upon 60 days written notice that all of the assets of the Bank have been sold. The Management Agreement provides for proration of the fees payable to RB Management in the event of termination and for reimbursement of any reasonable costs incurred by RB Management as a result of the termination, including termination or severance payments made to third party service subcontractors or employees terminated by RB Management as a result of such termination. In addition, in the event of termination, RB Management is entitled to Asset Disposition Fees on any proposed asset dispositions in process if such assets are disposed of within six months from such termination.

            As a result of the Reorganization, River Bank's obligations under the Management Agreement will be assumed by RB Asset. It is anticipated that RB Management will continue to manage the Retained Assets on behalf of RB Asset.

            Arrangements with Fintek, Inc. During the period October 1, 1991 through June 28, 1996, Fintek provided certain financial consulting, strategic planning and advisory services to River Bank (the "Services Arrangement"), including providing advice and consulting services with regard to the Bank's treasury functions. Fintek earned hourly rate-based fees under the Services Arrangement. During the year ended June 30, 1995 and the six month period ended December 31, 1995, River Bank paid $116,000 and $65,000, respectively, to Fintek for services provided under the Services Arrangement.

            In September 1995, River Bank engaged Fintek to provide certain advisory services in connection with the Branch Sale and related transactions (the "Transaction Engagement"). Under the terms of the engagement, Fintek earned hourly rate-based fees and was reimbursed for its reasonable out-of-pocket expenses incurred in performing

693046.4
                                       53
its services. Fintek was also entitled to receive a success fee, upon consummation of the Branch Sale, equal to the sum of (a) 0.6% of the excess of assumed liabilities over transferred assets under the Branch Sale agreement (the "Success Fee") and (b) 0.6% of any principal payments received by the Bank with respect to the junior subordinated participation interests (as defined) (the "Participation-based Fee"). The Success Fee was payable 20% on the closing date of the Branch Sale and 20% on each of the next four anniversary dates of the closing, with quarterly interest payments on any deferred amounts accrued at an annual rate equal to the prime rate of Chemical Bank in effect from time to time. The Participation-based Fee is to be paid when and to the extent such principal payments are collected. Pursuant to the Transaction Engagement, Fintek earned a Success Fee equal to $558,000.

            At June 30, 1996, River Bank had payables due to Fintek in the aggregate amount of approximately $1,516,000, which represented the $558,000 Success Fee and $696,000 in hourly fees and expense reimbursements under the Transaction Engagement and $262,000 in hourly fees under the Services Arrangement. During fiscal year 1997, River Bank made payments in the amount of approximately $762,000 to reduce the foregoing payables. At June 30, 1997, River Bank had outstanding payables of $754,000 with respect to the foregoing. As of December 31, 1997, River Bank paid Fintek approximately $419,000 to further reduce the outstanding payables to $335,000. As a result of the Reorganization, River Bank's obligations to Fintek will be assumed by RB Asset.

            River Bank believes that the terms reached with respect to each of the foregoing related party service agreements and arrangements represent terms that are at least as favorable to the Bank as could be obtained from unaffiliated parties providing comparable services.

Compliance with Section 16(a)

            Section 16(a) of the Exchange Act requires River Bank's officers and directors, and persons who own more than ten percent of a registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the FDIC. Officers, directors and greater than ten percent shareholders are required by regulation of the FDIC to furnish the Bank with copies of all Section 16(a) forms they file.

            River Bank believes that no director, officer or beneficial owner of more than 10% of its registered equity securities failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 1997. In making these disclosures, River Bank has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the FDIC.

693046.4
                                       54

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


            The following table sets forth certain information with respect to beneficial ownership of River Bank Common Stock by (i) each person known by River Bank to own beneficially or of record more than 5% of River Bank Common Stock, (ii) each director, nominee for director and executive officer of the Bank, and (iii) all directors, nominees for director and executive officers as a group. This information has been obtained from reports provided by the beneficial owners or filed with the FDIC pursuant to Sections 13(d) and 13(g) of the Exchange Act and regulations promulgated by the FDIC. Unless otherwise indicated, each stockholder listed in the table has sole voting and investment powers as of March 1, 1998 with respect to the shares owned beneficially or of record by such person.



Name and Address                              Amount and Nature of      Percent
of Beneficial Owner                          Beneficial Ownership(1)   of Class
-------------------                          -----------------------   --------
Mr. Alvin Dworman                                  2,768,400           39.0%
645 Fifth Avenue
New York, New York 10022
Wellington Management Company(2)                     702,900            9.9%
75 State Street
Boston, Massachusetts 02109
First Financial Fund, Inc.(3)                        470,000            6.6%
One Seaport Plaza - 25th Floor
New York, New York 10292
East River Partnership B(4)                          415,800            5.9%
Madison Plaza
200 West Madison Street
Suite 3800
Chicago, Illinois 60606
Odyssey Partners, L.P.(5)                            415,800            5.9%
31 West 52nd Street
New York, New York 10019
John Hancock Advisors, Inc.(6)                       315,000            4.4%
101 Huntington Avenue
Boston, Massachusetts 02199

Ms. Robin Chandler Duke                                   --             --

Mr. Robert N. Flint                                    4,000             *

Mr. William D. Hassett                                 2,150             *

Mr. Jerome R. McDougal                                 4,000             *

Mr. Edward V. Regan                                       --             --

All directors and executive officers                  10,150             *
 as a group (5 persons)
----------------
*           Less than 0.1%
                                                        (footnotes on next page)

693046.4
                                       55

(1) Based upon information provided by the respective beneficial owners and filings with the FDIC made pursuant to the Exchange Act. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Section 335.403 of the Rules and Regulations of the FDIC, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

(2) Wellington Management Company ("WMC") holds all owned shares in accounts in its capacity as an investment advisor for various clients. WMC shares dispositive power over the shares with its investment advisory clients. First Financial Fund, Inc. ("FFF") is an investment advisory client of WMC.

(3)         FFF holds all owned shares in its capacity as an investment company.
            FFF has sole voting power and shares dispositive power over the owned shares with WMC of which it is an investment advisory client.

(4) East River Partnership B is an Illinois general partnership, the general partners of which are: (1) JAP Grandchildren Trust # 1, the co-trustees of which are Marshall E. Eisenberg and Jay A. Pritzker;
            (2) Don  Trust  #25,  the  co-trustees  of  which  are  Marshall  E.
            Eisenberg and Thomas J. Pritzker; and (3) R.A. Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker.

(5) Odyssey Partners, L.P. is a Delaware limited partnership having six general partners: Stephen Berger, Leon Levy, Jack Nash, Joshua Nash, Brian Wruble and Nash Family Partnership, L.P. The general partners of Odyssey Partners, excluding Nash Family Partnership, L.P., share voting and dispositive power over all owned shares.

(6) John Hancock Advisors, Inc. ("JHA") is a wholly-owned subsidiary of The Berkeley Financial Group, which is a wholly-owned subsidiary of John Hancock Asset Management, which is a wholly-owned subsidiary of John Hancock Subsidiaries, Inc., which is a wholly-owned subsidiary of John Hancock Mutual Life Insurance Company. JHA has sole voting and dispositive power over the 315,000 shares of common stock over which it has direct beneficial ownership.



693046.4
                                       56

                      DESCRIPTION OF RB ASSET CAPITAL STOCK

General

            The amended and restated certificate of incorporation and certificate of designation of River Distribution Sub, as in effect immediately prior to the Merger will be the certificate of incorporation and the certificate of designation for RB Asset upon consummation of the Merger. The following description of the capital stock of RB Asset assumes consummation of the Merger.

            RB Asset's amended and restated certificate of incorporation (the "RB Asset Certificate"), as amended by the certificate of merger filed in connection with the Merger, authorizes the issuance of up to 30,000,000 shares of common stock, $1.00 par value (the "RB Asset Common Stock"), and 10,000,000 shares of RB Asset preferred stock, $1.00 par value, (the "RB Asset Preferred Stock"). Of the 30,000,000 shares of authorized RB Asset Common Stock, 7,100,000 have been issued and are outstanding. Of the 10,000,000 shares of authorized RB Asset Preferred Stock, 1,400,000 shares of 15% non-cumulative perpetual preferred stock, series A have been designated and issued pursuant to a certificate of designation (the " RB Asset Certificate of Designation") and are outstanding (the "RB Asset Series A Preferred Stock"). As of the date hereof, RB Asset has a total of 7,100,000 shares of RB Asset Common Stock and 1,400,000 shares of RB Asset Series A Preferred Stock outstanding, all of which are held by the Bank.

            The RB Asset Certificate and the RB Asset Certificate of Designation are substantially the same as the restated organization certificate of River
Bank (the "River Bank Organization Certificate") and the certificate of designations with respect to the River Bank Series A Preferred Stock, with one exception. In order to preserve certain rights of the holders of the River Bank Series A Preferred Stock existing prior to the Reorganization, the RB Asset Certificate of Designation for the RB Asset Series A Preferred Stock provides that holders of the RB Asset Series A Preferred Stock will have the right to elect two directors if RB Asset or the Bank shall have failed to make the payment of full dividends on the RB Asset Series A Preferred Stock (or the declaration of such full dividends and the setting apart of a sum sufficient for payment thereof) with respect to each of any six (6) dividend periods, whether consecutive or not. River Bank has not paid a quarterly dividend on the River Bank Series A Preferred Stock since March 30, 1996.

            As is the case with the Bank, the of RB Asset Board has the power from time to time to issue additional shares of RB Asset Common Stock or RB Asset Preferred Stock authorized by the RB Asset Certificate without obtaining approval of RB Asset's stockholders. The rights, qualifications, limitations and restrictions on each series of RB Asset Preferred Stock issued will be determined by the RB Asset Board and approved as required by the DGCL or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting rights and the right to convert into RB Asset Common Stock.

RB Asset Common Stock

            The following summary of the terms of the RB Asset Common Stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the RB Asset Certificate and the by-laws of RB Asset (the "RB Asset By-Laws"). See "AVAILABLE INFORMATION."

            Dividends. RB Asset may pay dividends as declared from time to time by the RB Asset Board out of funds legally available therefor. See "RISK FACTORS -- Uncertainty as to Dividend Payments to Holders of RB Asset Preferred Stock and RB Asset Common Stock" for certain restrictions on the payment of dividends.

            Voting Rights. Except as provided with respect to any series of RB Asset Preferred Stock, the holders of RB Asset Common Stock possess exclusive voting rights in RB Asset. Each holder of RB Asset Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

693046.4
                                       57

            Liquidation. Subject to the prior rights of the holders of any shares of RB Asset Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of RB Asset, the holders of the RB Asset Common Stock would be entitled to receive, after payment of all debts and liabilities of RB Asset, all assets of RB Asset available for distribution.

            Preemptive Rights. Holders of the RB Asset Common Stock do not have any preemptive rights with respect to any shares which may be issued by RB Asset in the future; RB Asset, therefore, may sell shares of capital stock without first offering them to the then stockholders of RB Asset.

            Special Stockholders' Meetings. Special meetings of the stockholders of RB Asset may be called at any time by the RB Asset Board, the President or the Chairman of the Board and shall be called by the President or the Secretary upon the written request of the holders of a majority of the outstanding shares of capital stock of RB Asset entitled to vote at the meeting.

RB Asset Series A Preferred Stock

            The following summary of the terms of the RB Asset Series A Preferred Stock does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of the RB Asset Certificate and RB Asset By-laws and the RB Asset Certificate of Designation. SEE"AVAILABLE INFORMATION."

            General. The RB Asset Certificate authorizes RB Asset to issue 10,000,000 shares of RB Asset Preferred Stock in series. The RB Asset Board has the power to fix various terms with respect to such shares, including voting powers, designations, preferences, price, dividend rate, conversion and exchange provisions, redemption provisions and the amounts that holders are entitled to receive upon any dissolution, liquidation or winding up of RB Asset.

            The RB Asset Certificate of Designation authorizes the issuance of up to 1,400,000 shares of RB Asset Series A Preferred Stock. The RB Asset Series A Preferred Stock is perpetual and is not subject to any sinking fund or other obligation of RB Asset to redeem or retire the RB Asset Series A Preferred Stock.

            Ranking. The RB Asset Series A Preferred Stock ranks prior to the RB Asset Common Stock with respect to dividend rights and rights upon the voluntary or involuntary dissolution, liquidation or winding up of RB Asset, and to all other classes and series of equity securities of RB Asset hereafter issued, other than any class or series of equity securities of RB Asset expressly designated as being on a parity with or senior to the RB Asset Series A Preferred Stock with respect to dividend rights or rights upon any such dissolution, liquidation or winding up. The RB Asset Common Stock and any other classes or series of equity securities of RB Asset not expressly designated as being on a parity with or senior to the RB Asset Series A Preferred Stock are referred to hereafter as "Junior Stock". The rights of holders of shares of RB Asset Series A Preferred Stock are subordinate to the rights of RB Asset's creditors. RB Asset has the power to create and issue additional RB Asset Preferred Stock to other classes of stock ranking on a parity with the RB Asset Series A Preferred Stock, or that constitute Junior Stock, without any approval or consent of the holders of RB Asset Series A Preferred Stock. However, while any shares of RB Asset Series A Preferred Stock are outstanding, RB Asset may not issue any capital stock that ranks senior to the RB Asset Series A Preferred Stock without the approval of holders of at least 662/3% of the outstanding shares of RB Asset Series A Preferred Stock, voting as a class. See "-- Voting Rights" below. The RB Asset Common Stock is the only other class of capital stock of RB Asset which will be outstanding immediately following consummation of the Reorganization.

            Dividend Rights. Holders of RB Asset Series A Preferred Stock will be entitled to receive, when, as and if declared by the RB Asset Board, out of funds legally available therefor, non-cumulative cash dividends at the rate of 15% per annum ($3.75 per share per annum). Dividends on the RB Asset Series A Preferred Stock will be payable, if declared, quarterly in as nearly as possible equal proportions in arrears as provided in the RB Asset Certificate of Designation on the 15th day of January, April, July and October in each year (or if such day is not a business day, on the next business day) (each such date, a "Dividend Payment Date"), commencing on the first Dividend Payment Date

693046.4
                                       58
after the effective time of the Merger. The amount of dividends payable for any period of less than a full three months will be computed on the basis of a 360-day year composed of 12 months of 30 days and the actual number of days elapsed. Dividends declared, if any, will be payable to holders of record as they appear on the stock books of RB Asset (or of any transfer agent for the RB Asset Series A Preferred Stock) at the close of business on such record dates (each, a "Dividend Record Date") not more than 50 calendar days nor fewer than ten calendar days preceding the Dividend Payment Date thereof, as determined by the Board.

            The right of holders of RB Asset Series A Preferred Stock to receive dividends is non-cumulative. Accordingly, if the RB Asset Board does not declare a dividend payable in respect of any quarterly dividend period (a "Dividend Period"), then holders of RB Asset Series A Preferred Stock will have no right to receive, and RB Asset will have no obligation to pay, a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. Dividends on the RB Asset Series A Preferred Stock will not be declared and paid if payment of such dividends is then restricted by applicable law.

            No full dividends may be declared or paid or set aside for payment as dividends on any class or series of equity securities ranking, as to dividends, on a parity with the RB Asset Series A Preferred Stock for any Dividend Period unless full dividends on the RB Asset Series A Preferred Stock for such Dividend Period shall have been paid or declared and set aside for payment. If, with respect to any Dividend Period, dividends are not so declared and paid in full upon the RB Asset Series A Preferred Stock, dividends on the RB Asset Series A Preferred Stock and any such class or series of equity securities ranking on a parity with the RB Asset Series A Preferred Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the RB Asset Series A Preferred Stock and such other equity securities had dividends been paid in full.

            RB Asset may not (i) declare or (ii) pay or set apart funds for any dividends or other distributions (other than in RB Asset Common Stock or other Junior Stock) with respect to any RB Asset Common Stock or other Junior Stock or
(iii) (except by conversion into or exchange for Junior Stock) repurchase, redeem, or otherwise acquire, or set apart funds for the repurchase, redemption or other acquisition of, any RB Asset Common Stock or other Junior Stock through a sinking fund or otherwise, unless RB Asset has, in the case of clause (i) declared, or in the case of clauses (ii) or (iii), paid (or set aside an amount for payment of) full dividends on the RB Asset Series A Preferred Stock with respect to the same calendar quarter for which (a) the dividend or other distribution is being declared or paid, as the case may be, on the RB Asset Common Stock or other Junior Stock or (b) the RB Asset Common Stock or other Junior Stock is being purchased, redeemed or otherwise acquired.

            No dividend may be paid or set aside for holders of the RB Asset Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class of series of equity securities of RB Asset ranking prior to the RB Asset Series A Preferred Stock as to dividends. Therefore, RB Asset's ability to pay dividends on the RB Asset Series A Preferred Stock may be subject to the prior and superior rights of holders of any senior class or series of equity securities of RB Asset.

            RB Asset's ability to pay dividends on the RB Asset Series A Preferred Stock is subject to certain restrictions. See "-- Restrictions on Dividends and Redemptions."

            Liquidation. Holders of shares of RB Asset Series A Preferred Stock shall be entitled to receive a liquidation distribution in the amount of $25.00 per share, plus unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for liquidation (the "Liquidation Date") in the event of any voluntary or involuntary dissolution, liquidation or winding up of RB Asset, out of the net assets of RB Asset legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of assets is made with respect to any RB Asset Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference over the RB Asset Series A Preferred Stock with respect to distributions upon liquidation and the rights of RB Asset's creditors). After payment of the full amount of the liquidating distribution

693046.4
                                       59
to which they are  entitled,  holders of shares of RB Asset  Series A  Preferred
Stock will not be entitled to any further participation in any liquidating distribution of assets by RB Asset.

            If the amounts available for distribution in respect of shares of RB Asset Series A Preferred Stock and any other outstanding equity securities ranking on a parity with the RB Asset Series A Preferred Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of the RB Asset Series A Preferred Stock and such other equity securities, then the holders of such outstanding shares will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. All distributions made in respect of the RB Asset Series A Preferred Stock in connection with such a liquidation, dissolution or winding up of RB Asset will be made pro rata to the holders of the RB Asset Series A Preferred Stock entitled thereto. Neither the consolidation or merger of RB Asset with or into any other entity, nor the consolidation or merger of any other entity with or into RB Asset, nor a sale, transfer or lease of all or any part of the assets of RB Asset will be considered a dissolution, liquidation or winding up of RB Asset.

            The liquidation preference of the RB Asset Series A Preferred Stock is not necessarily indicative of the price at which the shares may actually trade at or after the date of issuance.

            Voting Rights. Holders of shares of RB Asset Series A Preferred Stock are not entitled to any voting rights, except as required by applicable law and in the limited circumstances described below.

            So long as any shares of RB Asset Series A Preferred Stock are outstanding, RB Asset will not, without the consent of the holders of at least 662/3% of the outstanding shares of RB Asset Series A Preferred Stock voting together as a single class, (i) amend, alter or repeal or otherwise change any provision of the RB Asset Certificate or the RB Asset Certificate of Designation if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the RB Asset Series A Preferred Stock or (ii) create, authorize, issue or increase the authorized or issued amount of any class or series of any equity securities of RB Asset, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of RB Asset, ranking prior to the RB Asset Series A Preferred Stock either as to dividend rights or rights upon the voluntary or involuntary dissolution, liquidation or winding up of RB Asset. No vote of the holders of the RB Asset Series A Preferred Stock will be required in the case of any of the following, which are not deemed to be a material adverse change to the rights, preferences, powers or privileges of the RB Asset Series A Preferred Stock:

                        (a) an amendment of the RB Asset Certificate which increases the number of shares of preferred stock which RB Asset is authorized to issue;

                        (b) the creation or issuance of Parity Stock (as defined
            in the RB Asset Certificate of Designation) or Junior Stock;

                        (c) the  distribution  of  assets  upon a  voluntary  or
            involuntary liquidation, dissolution or winding up of RB Asset, or

                        (d) in connection with a merger, consolidation, reorganization or other business combination involving RB Asset (any such transaction being hereinafter referred to as a "RB Asset Reorganization") if:

                              (1) the resulting, surviving or acquiring corporation, or, if the direct owner of all the equity securities of such resulting, surviving or acquiring corporation is a corporation and such corporation will be the issuer of the shares of stock issued as set forth in clause (d) (2) below, such corporation (the "parent corporation"), will have after such RB Asset Reorganization no stock outstanding ranking prior to the RB Asset Series A Preferred Stock or the stock of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, issued in exchange therefor (except such stock of the resulting, surviving, acquiring or parent corporation (the "Mirror Stock")

693046.4
                                       60
                        which is issued in exchange for other series of preferred stock of RB Asset which are outstanding immediately preceding such RB Asset Reorganization and which were not issued in violation of the terms of the Certificate of Designations (the "Exchanged Stock"), which Mirror Stock contains the same relative powers, preferences, privileges or rights, including, without limitation, substantially equivalent voting and conversion rights, as the Exchanged Stock); and

                              (2) either  (A) each  holder of shares of RB Asset
                        Series A Preferred Stock immediately preceding such RB Asset Reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving or acquiring corporation, or such corporation's parent corporation, or (B) RB Asset is the surviving corporation and the RB Asset Series A Preferred Stock remains outstanding without any change to its powers, preferences, privileges or rights, including, without limitation, voting and conversion rights.

RB Asset may distribute to the holders of (a) the RB Asset Series A Preferred Stock in exchange therefor the same number of shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation, and (b) the RB Asset Common Stock in exchange therefor the same number of common shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation as contemplated by a RB Asset Reorganization notwithstanding any limitations otherwise described under "--Dividend Rights."

            Holders of the RB Asset Series A Preferred Stock will not be entitled to vote upon the election of members of the RB Asset Board or other matters in general. Holders of the RB Asset Series A Preferred Stock, however, will be entitled to elect two members of RB Asset's Board to fill two newly-created directorships upon the occurrence of a "Voting Event." A Voting Event occurs if RB Asset or the Bank fails to pay full dividends on the RB Asset Series A Preferred Stock or the River Bank Series A Preferred Stock (or to declare such full dividends and set apart a sum sufficient for payment thereof) with respect to each of any six Dividend Periods, whether consecutive or not. River Bank has not declared or paid a quarterly dividend on the River Bank Series A Preferred Stock since March 30, 1996 except the dividend declared but not paid for the dividend period ended June 30, 1996 for which no funds sufficient for the payment thereof were set apart. Therefore, a Voting Event has occurred and the right of RB Asset Series A Preferred Stockholders to elect two directors has matured.

            Upon the occurrence of a Voting Event, the holders of shares of RB Asset Series A Preferred Stock voting together as a single class with the holders of any other Parity Stock as to which the payment of dividends is in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable for six quarterly dividend periods (or if dividends are payable other than on a quarterly basis, a number of dividend periods, whether or not consecutive, containing in the aggregate not less than 540 calendar days) and upon which by its terms the same right to elect two directors has been conferred and is exercisable ("Voting Parity Stock")), will have the exclusive right to elect two directors of RB Asset to fill two newly-created directorships at RB Asset's next annual meeting of stockholders and at each subsequent annual meeting of stockholders at which the terms of such directors expire until such election right terminates. At any time when the right to elect directors has been vested, RB Asset may, and upon the written request of the holders of record of not less than 20% of the total number of shares of the RB Asset Series A Preferred Stock and the Voting Parity Stock then outstanding will, call a special meeting of the holders of such shares to fill such newly-created directorships. Following the Reorganization, the RB Asset Board intends to call a special meeting of the RB Asset Series A Preferred Stockholders to be convened no later than June 30, 1998 to elect two representatives of such stockholders in accordance with the foregoing voting right provisions.


693046.4
                                       61

            The right of holders of RB Asset Series A Preferred Stock to elect directors will continue until dividends on the RB Asset Series A Preferred Stock have been paid for four consecutive Dividend Periods, at which time such voting rights of the holders of the RB Asset Series A Preferred Stock will, without further action, terminate, subject to revesting in the event of the occurrence of a subsequent Voting Event. The term of office of all directors elected by the holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock in office at any time when the aforesaid voting right is vested in such holders will terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors; provided, however, that, without further action and unless otherwise required by law, any directors who shall have been elected by the holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock as described above may be removed at any time, either with or without cause by the affirmative vote of the holders of record of a majority of the outstanding shares of the RB Asset Series A Preferred Stock and the Voting Parity Stock, voting together as one class, at a duly held stockholders' meeting. Upon termination of the voting rights of the RB Asset Series A Preferred Stock in accordance with the foregoing provisions, the term of office of all directors elected by the holders of the RB Asset Series A Preferred Stock pursuant thereto then in office will, without further action, terminate unless otherwise required by law (or at such later time as the voting right of the Voting Parity Stock terminates by its terms). Upon such termination the number of directors constituting the Board will, without further action, be reduced by two, subject always to the increase of the number of directors pursuant to the foregoing provisions in the case of the future right of such holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock to elect directors as described above.

            Unless otherwise required by law, in the case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant, and if both directors so elected by the holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock cease to serve as directors before their terms expire, the holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

            The RB Asset Certificate of Designation provides that if for any reason the holders of the RB Asset Series A Preferred Stock and the Voting Parity Stock would not be able to elect the specified number of directors at the next annual meeting of stockholders in the manner described above, RB Asset will use its best efforts to take all actions necessary to permit the full exercise of such voting rights which will include, if necessary, taking action to increase the authorized number of directors standing for election at such next annual meeting of stockholders or seeking to amend, alter or change the RB Asset Certificate or the RB Asset By-laws.

            In connection with any matter on which holders of the RB Asset Series A Preferred Stock are entitled to vote as one class or otherwise pursuant to law or the provisions of the Certificate of Incorporation, including, without limitation, the election of directors as set forth above, each holder of the RB Asset Series A Preferred Stock will be entitled to one vote for each share of the RB Asset Series A Preferred Stock held by such holder.

            No Other Rights. The shares of RB Asset Series A Preferred Stock have no other preferences, voting powers or relative, participating, optional or other special rights except as described in the RB Asset Certificate of Designation or in the RB Asset Certificate or as otherwise required by law.


693046.4
                                       62

            Redemption. The RB Asset Series A Preferred Stock is perpetual and is not redeemable prior to July 1, 2004. The RB Asset Series A Preferred Stock is redeemable by RB Asset at its option at any time on or after July 1, 2004, in whole or in part, at the per share redemption prices set forth below in cash, plus in each case an amount in cash equal to accrued but unpaid dividends for the then current Dividend Period up to, but excluding, the date fixed for redemption (the "Redemption Date") without the accumulation of unpaid dividends for prior Dividend Periods:



If redeemed during the
  12-month period
  beginning July 1,                    Price
---------------------------------   ---------
2004.......................           $ 27.50
2005.......................             27.25
2006.......................             27.00
2007.......................             26.75
2008.......................             26.50
2009.......................             26.25
2010.......................             26.00
2011.......................             25.75
2012.......................             25.50
2013.......................             25.25
2014 and thereafter........             25.00


            The aggregate redemption price payable to each holder of record of RB Asset Series A Preferred Stock to be redeemed will be rounded to the nearest cent ($0.01).

            If fewer than all the outstanding shares of RB Asset Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the RB Asset Board, in its sole discretion, determines to be equitable.

            Redemption of the RB Asset Series A Preferred Stock will be subject to compliance with legal and other restrictions described below.

Note Exchange

            Subject to the terms and conditions set forth below, in the event of a Change of Control (as defined below), the Note Issuer (as defined below) may, at its option, exchange (the "Note Exchange") all or part of the outstanding RB Asset Series A Preferred Stock for subordinated notes (the "Notes") of the Note Issuer. Pursuant to a Note Exchange, each $1,000 in liquidation value of the shares of RB Asset Series A Preferred Stock covered thereby will be exchangeable for $1,000 principal amount of Notes. Such Notes shall have the terms, covenants and conditions substantially as set forth in the indenture (the "Indenture") described under "Description of Notes" below. The rate of interest on the Notes shall be 15%, the maximum principal amount of the Notes shall be 100% of the aggregate liquidation preference of the RB Asset Series A Preferred Stock to be exchanged and the principal of such Notes shall not be payable prior to July 1, 2004 and shall be payable thereafter only in accordance with the redemption provisions set forth in the Indenture.

            "Change of Control" means the occurrence of any of the following events:

                        (i) Any  "person"  or "group" (as such terms are used in
            Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the stock of any class or classes, however designated, of capital

693046.4
                                       63
            stock of RB Asset having ordinary voting power for the election of a majority of the RB Asset Board, other than any stock having such power only by reason of the occurrence of a contingency, on a fully diluted basis (the "Voting Stock"); or

                        (ii) RB Asset (x) shall  consolidate  with or merge into
            any person, other than a wholly-owned subsidiary of RB Asset, and shall not be the continuing or surviving corporation of such consolidation or merger or (y) shall permit any person, other than a wholly-owned subsidiary of RB Asset, to consolidate with or merge into RB Asset and RB Asset shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Voting Stock outstanding immediately prior to the consolidation or merger shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or shall represent less than 50% of the shares of Voting Stock immediately after giving effect to the consolidation or merger;

provided that in the case of each of clause (i) and (ii) above a Change of Control shall not be deemed to occur in the event (i) that Alvin Dworman, two partnerships, the partners of which are trusts for the benefit of certain descendants of Nicholas J. Pritzker, deceased or Odyssey Partners, L.P., a Delaware limited partnership, or their respective affiliates, acquire, individually or in the aggregate, more than 50% of the Voting Stock of RB Asset or (ii) RB Asset reorganizes into the holding company form of organization in a transaction which does not result in a material change in the holders of the Voting Stock, other than by means of dissenting shares.

            "Note Issuer" means,  in the case of clause (i) of the definition of
"Change in Control," RB Asset, and in the case of clause (ii) of the definition of "Change in Control," (a) the continuing or surviving corporation of a consolidation merger with RB Asset (if other than RB Asset) and (b) the corporation consolidating or merging into RB Asset in a consolidation or merger in which RB Asset is the continuing or surviving person and in connection with which the shares of Voting Stock outstanding immediately prior to the consolidation or merger are changed into or exchanged for stock or other securities of any other person or cash or any other property or shall represent less than 50% of the shares of Voting Stock immediately after giving effect to the consolidation or merger.

            The Note Issuer may elect to consummate the Note Exchange at any time following a Change of Control and prior to July 1, 2014. The Note Issuer shall elect to consummate the Note Exchange by mailing to each holder of record of the RB Asset Series A Preferred Stock (a "Holder") a notice of exchange (the "Note Exchange Notice") at such Holder's address as it appears on the books of RB Asset. The Note Exchange Notice shall specify (i) a date not less than 30 days nor more than 60 days following the date of the Note Exchange Notice on which the Note Exchange is to be consummated (the "Note Exchange Date"), (ii) the procedures for exchanging certificates representing the RB Asset Series A Preferred Stock for certificates representing the Notes and (iii) the number of shares of RB Asset Series A Preferred Stock to be exchanged and, if applicable, each Holder's pro rata portion of shares to be exchanged.

            In the event that the Note Exchange shall be for less than all of the outstanding shares of RB Asset Series A Preferred Stock, the Note Exchange shall be effected pro rata among all Holders, unless the Holders otherwise agree, and, in addition to certificates evidencing the Notes, all Holders shall receive a certificate evidencing the shares of RB Asset Series A Preferred Stock not so exchanged.

            As of 5:00 p.m., New York City time, on the Note Exchange Date, the shares of RB Asset Series A Preferred Stock to be exchanged pursuant to the Note Exchange Notice shall no longer be deemed to be outstanding and shall be retired and all rights with respect to such shares, including, without limitation, the rights, if any, to receive dividends and to receive notices and to vote or consent (except for the right of the Holders to receive the Notes to which such Holder is entitled pursuant to the Note Exchange) shall forthwith cease.

            Upon any exchange of shares of RB Asset Series A Preferred Stock into Notes, the Note Issuer will pay any documentary, stamp or similar issue or transfer taxes which may be due with respect to the transfer and exchange of such exchanged shares, if any; provided, however, that if the Notes into which the shares of RB Asset Series A

693046.4
                                       64

Preferred Stock are exchangeable are to be issued in the name of any person other than the Holder of the shares of RB Asset Series A Preferred Stock to be so exchanged, the amount of any transfer taxes (whether imposed on the Note Issuer, the holder or such other person) payable on account of the transfer to such person will be payable by the Holder.

            A Note Exchange shall comply with all applicable federal and state securities and blue sky laws and the provisions of the RB Asset Certificate of Designation dealing therewith may be modified by the Note Issuer without the approval of the holders of the RB Asset Series A Preferred Stock in order to effect such compliance.

            It will be a condition to the Note Exchange that: (i) the Notes have been registered under the 1933 Act, unless an exemption from registration is available, (ii) the Indenture pursuant to which the Notes are to be issued has been executed and delivered by the Note Issuer, (iii) the trustee appointed pursuant to the Indenture shall have received an opinion (in the form specified in the Indenture) to the effect that the Notes will, when issued in accordance with the terms of the Indenture, be legal, valid, binding and enforceable obligations of the Note Issuer and (iv) immediately after the Note Exchange, no default or event of default will exist under the Indenture.

Restrictions on Dividends and Redemptions.

            RB Asset's ability to declare and pay dividends on the RB Asset Series A Preferred Stock and to redeem the RB Asset Series A Preferred Stock is subject to a number of restrictions. There can be no assurance that any dividend on the RB Asset Series A Preferred Stock will be declared or, if so, in what amount. Further, there can be no assurance that dividends, once declared, will continue for any future Dividend Periods. The declaration and payment of future dividends on, and any redemption of, the RB Asset Series A Preferred Stock will be subject to business conditions, the earnings and financial condition of RB Asset and the judgment of the Board. Dividends and redemptions are also affected by dividend restrictions and limitations imposed by the Marine Senior Loan and the General Corporation Law of the State of Delaware. See "RISK FACTORS -- Uncertainty as to Dividend Payments to Holders of RB Asset Preferred Stock and RB Asset Common Stock."



693046.4
                                       65

                              DESCRIPTION OF NOTES

            The Notes are to be issued under the Indenture between the Note Issuer and a trustee to be appointed by it pursuant to the terms thereof (the "Trustee"). The Indenture cannot be executed prior to consummation of a Change of Control. The following summary of certain provisions of the form of Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the form of Indenture, including the definition of certain terms in the Indenture. See "Available Information." Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by those references. Section references are to applicable sections of the Indenture.

            The form of Indenture is subject to necessary and appropriate changes prior to the Note Exchange, provided that such changes do not materially and adversely affect the rights and interests of holders of RB Asset Series A Preferred Stock. Such changes may include, among other things, changes necessary to qualify the Indenture pursuant to the Trust Indenture Act, and other changes as may be necessary based on the identity of the Note Issuer and the circumstances of the issuance of the Notes. In the event that any of the foregoing or other changes would result in a material and adverse effect on the rights and interests of holders of the RB Asset Series A Preferred Stock, the approval of the holders of at least 662/3% of the outstanding shares of RB Asset Series A Preferred Stock will be required in order to make such change. The inability to obtain such approval could result in the Note Issuer failing to issue the Notes.

General

            The Notes will be limited in aggregate principal amount to the aggregate liquidation preference of the then outstanding shares of RB Asset Series A Preferred Stock (maximum of approximately $35,000,000). The Notes will mature on July 1, 2014. The Notes will be unsecured subordinated obligations of the Note Issuer and will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof.

            The Notes will bear interest from the date of their initial issuance, at the rate of 15% per annum, payable quarterly in arrears on the 15th day of January, April, July and October of each year following the Note Exchange, or if such day is not a Business Day ("Interest Payment Date"), on the next Business Day, to the holders of record, with certain exceptions, at the close of business on the last day (whether or not a Business Day) of the month in which an Interest Payment Date occurs (each, a "Regular Record Date"). Interest will be computed on the basis of a 360- day year of 12 30-day months.


693046.4
                                       66

Redemption

            The Notes may not be redeemed by the Note Issuer prior to July 1, 2004. The Notes will be redeemable at the option of the Note Issuer, in whole or in part, at any time or from time to time on or after July 1, 2004 at the redemption prices (expressed in percentages of $1,000 of principal amount) of Notes set forth below, plus in each case an amount equal to accrued interest, if any, to (and including) the redemption date.


                                                                      Redemption
                                                                      Price Per
If redeemed during the                                                $1,000 of
  twelve-month period                                                 Principal
  beginning July 1,                                                    Amount
  -----------------                                                    ------
2004.........................................................         $ 1,100
2005.........................................................           1,090
2006.........................................................           1,080
2007.........................................................           1,070
2008.........................................................           1,060
2009.........................................................           1,050
2010.........................................................           1,040
2011.........................................................           1,030
2012.........................................................           1,020
2013.........................................................           1,010
2014 and thereafter..........................................           1,000

            If at any time less than all of the outstanding Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee by lot. Notes may be redeemed in part in integral multiples of $1,000 provided that the remaining principal amount of any Note redeemed in part shall not be less than $1,000. Notice of redemption will be mailed to each holder of a Note to be redeemed at his address as set forth in the Note register at least 30 days but not more than 60 days before the redemption date. On and after the date of redemption interest will cease to accrue on Notes or portions thereof called for redemption. (Sections 10.02 and 10.03)

Subordination

            The Indenture will provide that the Notes will be subordinate in right of payment to Senior Debt (as hereinafter defined). No amounts may be paid to the holders of the Notes (until all Senior Debt has been paid in full) if there occurs an acceleration of maturity of the Notes or an insolvency, bankruptcy, reorganization or similar proceeding or a liquidation or other winding up of the Notes. No payment on account of principal or interest in respect of the Notes may be made if at the time of such payment there shall have occurred and be continuing beyond any applicable grace period, a default in any payment with respect to any Senior Debt, or there shall have occurred an event of default with respect to any Senior Debt permitting the holders thereof to accelerate the maturity thereof, unless and until the earlier of the date (a) on which such default in payment or event of default has been cured or waived or shall have ceased to exist and (b) which is 180 days after the occurrence of such default, unless extended in the event of an uncured event of default on Senior Debt.

            By reason of such subordination, in the event of an insolvency, bankruptcy, reorganization or similar proceeding or a liquidation or other winding up of the Note Issuer, holders of the Notes may recover less, ratably, than other creditors of the Note Issuer, including holders of Senior Debt. (Article 9)

            Senior Debt will be defined as the principal of and premium, if any, and interest on all claims against the Note Issuer, including, without limitation, commercial paper, repurchase agreements, secured debt and RB Asset's other

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obligations  to its general and secured  creditors,  whether  outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Note Issuer, and all renewals, extensions or refunding thereof. Senior Debt will not include the Notes, any indebtedness ranking on a parity with or junior to the Notes or indebtedness for money borrowed by the Note Issuer from a subsidiary or affiliate.

            The Indenture will contain no restrictions upon the creation of Senior Debt but will prohibit the creation of liabilities that are junior in right of payment to Senior Debt and senior in right of payment to the Notes.

            The Indenture will permit, without limitation, the creation of liabilities ranking on a parity with, or junior in right of payment to, the Notes. (Section 3.12)

Limitations on Dividends

            The Note Issuer will agree in the Indenture that so long as any of the Notes are outstanding, it will not declare or pay or set apart any funds for the payment of dividends on, or make any other distribution in respect of, or make or permit any subsidiary or affiliate to make any payment on account of the purchase, redemption or other acquisition or retirement of, any shares of the
Note Issuer's capital stock (other than dividends or distributions payable solely in shares of its capital stock) if (at the time of such action and after giving effect, as if paid, to the proposed dividend, distribution or payment) a Default or an Event of Default shall have occurred and be continuing. (Section 3.02)

Certain Covenants

            In addition to the limitations on dividends described above, the Indenture will contain certain other covenants of the Note Issuer. Among other things, the Note Issuer will covenant (i) to punctually pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes; (ii) that neither the Note Issuer nor any Subsidiary will engage in transactions with any Affiliate, except that the Note Issuer or Subsidiary may (x) make such payments and investments and enter into such transactions on terms and conditions at least as favorable to the Note Issuer or such Subsidiary, as the case may be, as those that could be obtained in a comparable arm's length transaction with a person who is not an Affiliate (as determined in good faith by the Board of Directors of the Note Issuer, whose determination shall be conclusive) and (y) make payments or provide compensation (including the extension of credit in accordance with the requirements of applicable laws and-regulations) for services rendered by any Affiliate who is an officer, director or employee of the Note Issuer or any Subsidiary; (iii) to (x) file with the Trustee within five days after it files them with the Commission, copies of all annual, quarterly and other reports filed by the Note Issuer with the Commission pursuant to Section 13 of the Exchange Act or, if the Note Issuer is not subject to the requirements of such section, certain other information based on certain of such requirements and (y) as long as any Notes are outstanding, mail to each Note holder copies of the annual and quarterly reports that it is required to file with the Trustee (or summaries thereof) within 30 days after such filing is required to be made; (iv) to keep, and to cause each Subsidiary to keep, all Property useful in its business in good working order and condition and to maintain and to cause each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts as are usually insured against in the same general area by companies of established repute engaged in a similar business;
(v) to keep, and to cause each Subsidiary to keep, proper books of record and account and to cause its books of record and account and those of each of its Subsidiaries to be examined on a consolidated basis by a nationally recognized firm of independent public accountants not less frequently than annually for purposes of preparing audited consolidated financial statements; (vi) that it and its Subsidiaries will comply with applicable laws, rules and regulations and renew any license, permit and other authorizations necessary to the ownership or operation of their Properties or to the conduct of their businesses, if the failure to so comply, obtain, preserve and renew adversely affects in any material respect the Note Issuer's consolidated business, prospects, earnings, Properties or condition; (vii) to pay and to cause each Subsidiary to pay prior to delinquency (x) all taxes, assessments and governmental charges or levies imposed upon it or its Property and (y) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons which, if unpaid, might result in the creation of a lien upon its Property, provided that, among other things, the Note Issuer or a Subsidiary is not contesting any such items

693046.4
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



in good faith by appropriate proceedings; (viii) to take certain actions in the event that it elects to act as paying agent for the Notes; and (ix) to deliver to the Trustee on an annual basis an Officer's Certificate dealing with compliance with its obligations under the Indenture, including the covenants set forth therein. (Article 3)

Mergers, Consolidations, Etc.

            The Indenture will provide that the Note Issuer shall not consolidate or merge with or transfer all or substantially all of its Property to any person unless (i) the corporation formed by or surviving any such consolidation or merger, or the person to which such transfer, sale, lease or conveyance shall have been made, unconditionally assumes by supplemental indenture all the obligations of the Note Issuer under the Notes and the Indenture, including but not limited to the due and punctual payment of the principal of and interest on all the Securities; (ii) immediately after the transaction, the Consolidated Tangible Capital of the corporation formed by or surviving such consolidation or merger, or the person to which such transfer, sale, lease or conveyance has been made, shall not be a negative amount; and
(iii) immediately after the transaction no Default or Event of Default exists. (Article 4)

Modification of the Indenture; Waiver of Covenants

            With the consent of holders of not less than a majority in aggregate principal amount of the then outstanding Notes, the Note Issuer and the Trustee may execute one or more supplemental indentures adding to, revising or eliminating any provision of the Indenture, except that without the consent of the holder of each Note so affected, no such supplemental indenture shall (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for or in any way affect the terms of payment of interest, including default interest, on any Note; (iii) reduce the principal or change the fixed maturity of any Note, or change the date on which any Note may be subject to redemption, or reduce the redemption price therefor,
(iv) make any Note payable in money other than U.S. dollars; (v) make any change in the provisions of the Indenture relating to waiver of default, rights of holders to receive payments or the circumstances under which the consent of all of the holders of the Notes must be received in order to amend the Indenture; or
(vi) make any change in the provisions of the Indenture relating to subordination in a manner adversely affecting the rights of any holder of the Notes. Certain modifications to the Indenture may be made without notice to, or consent of, the holders of the Notes. (Sections 8.01 and 8.02)

Events of Default

            An Event of Default will be defined in the Indenture to include: (i) failure by the Note Issuer to pay interest on any Note when due and payable, if such failure continues for a period of 30 days; (ii) failure by the Note Issuer to pay the principal of any Note when due and payable at maturity or upon redemption, acceleration or otherwise; (iii) failure by the Note Issuer to comply with any other agreement or covenant contained in the Indenture if such failure continues for a period of 30 days after notice to the Note Issuer by the Trustee or to the Note Issuer and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding; (iv) if a default (other than a default on certain nonrecourse indebtedness) occurs under any instrument or any other obligation representing indebtedness of the Note Issuer or any of its subsidiaries if as a result of such default the indebtedness may be accelerated and the aggregate principal amount of such defaulted indebtedness exceeds $10 million; (v) occurrence of certain events of bankruptcy, insolvency or reorganization of the Note Issuer and (vi) existence of judgments against the
Note Issuer or a subsidiary in excess of $10 million which remain undischarged 60 days after all rights to review such judgment have been exhausted or have expired.

            The Note Issuer will covenant in the Indenture to file annually with the Trustee a statement regarding compliance by the Note Issuer with the terms of the Indenture and specifying any defaults of which the signers may have knowledge. (Section 3.10)

            If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare all the Notes to be immediately due and payable by notice to the
Note Issuer (and to the Trustee if given by the holders). Under certain circumstances, the holders of a majority in principal amount of the Notes then outstanding may rescind such a declaration. (Section 5.02)

693046.4
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



           COMPARISON OF RIGHTS OF HOLDERS OF RIVER BANK CAPITAL STOCK
                           AND RB ASSET CAPITAL STOCK


            Upon the consummation of the transactions contemplated in the Reorganization, the stockholders of River Bank will become stockholders of River Asset Sub (to be renamed RB Asset, Inc.). Currently, the rights of River Bank stockholders are governed by the River Bank Organization Certificate, its amended and restated by-laws (the "River Bank By-laws"), the New York Banking Law and the General Regulations of the Banking Board of the State of New York (the "New York Banking Board Regulations"). The rights of RB Asset stockholders will be governed by the RB Asset Certificate, the RB Asset By-laws and the DGCL.


            The following is a summary of certain similarities and material differences between the rights of River Bank stockholders and RB Asset stockholders under the foregoing governing documents and applicable law. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. The descriptions of such similarities and differences are qualified by reference to the New York Banking Law, the DGCL and the respective corporate documents of River Bank and RB Asset.


            Special Meetings of Stockholders. Under the DGCL and the New York Banking Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation (or organization certificate) or the by-laws. Both the River Bank By-laws and the RB Asset By-laws permit a special meeting to be called for any purpose or purposes by (i) the chairman of the board, (ii) the president, (iii) the board of directors, or (iv) by the president or the secretary at the written request of the holders of record of not less than a majority of the outstanding shares of capital stock entitled to vote in an election of directors.

            Amendment of By-laws. Under the DGCL and the New York Banking Law, by-laws may be amended by stockholders entitled to vote; provided, however, a corporation may confer the power to amend by-laws upon the directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of their power to amend the by-laws. The RB Asset Certificate and the RB Asset By-laws state that they may be amended or repealed, or new By-laws may be adopted, by the affirmative vote of a majority of the outstanding stock entitled to vote in an election of directors or by a majority of the RB Asset Board. This stockholder right to amend or repeal the RB Asset By-laws includes by-laws made by the RB Asset Board, and to adopt by-laws which, if so expressed, may be amended or repealed only by stockholders entitled to vote in an election of directors. The River Bank Certificate and River Bank By-laws contain similar provisions.

            Amendment of RB Asset and River Bank Certificates. Under the DGCL, a company's certificate of incorporation may be amended only if such amendment is approved by the board of directors and by a majority of the outstanding stock entitled to vote thereon. Under the New York Banking Law, the amendment of a company's organization certificate may occur upon a majority vote of the stockholders. In addition, under the DGCL and the New York Banking Law, if a corporation has more than one class or series of stock outstanding, certain amendments that would affect the rights of any such class or series require the vote of a majority of the shares of such class or series.

            Actions by Written Consent of Stockholders. Under the DGCL, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stock entitled to vote thereon were present and voted. The RB Asset Certificate does not provide otherwise.


            The New York Banking Law also provides for written consent except that such written consent must be signed by the holders of all outstanding shares entitled to vote on such action; provided, however, that the organization

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



certificate of a bank may allow for such written consent by less than all of the holders entitled to vote. The River Bank Certificate does not contain such a provision.

            Voting Rights. Both the DGCL and the New York Banking Law provide that stockholders are entitled to one vote for each share of capital stock held by such stockholders. Both the RB Asset By-laws and the River Bank Bylaws provide for one vote per share of record for the election of directors and all other purposes. Under the DGCL and the New York Banking Law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation or in the organization certificate. There is no provision for cumulative voting in the RB Asset Certificate or in the River Bank Organization Certificate; thus the election of directors is determined by plurality vote.

            Size of the Board of Directors. The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's by-laws unless the certificate of incorporation fixes the number of directors. The New York Banking Law provides that the number of directors constituting the entire board of directors of stock-form savings banks with capital stock, surplus fund and undivided profits of five million dollars or more may not have less than seven directors or more than thirty directors. The RB Asset Certificate and the RB Asset By-laws require that the number of directors shall be not less than seven nor more than twenty, subject to the rights, if any, of holders of any RB Asset Preferred Stock to elect additional directors. The River Bank By-laws set the number of directors for River Bank between a minimum of seven and a maximum of twenty.

            Classification of Board of Directors. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The New York Banking Law also permits, but does not require, a classified board of directors divided into three classes with staggered terms under which one-third of the directors are elected for terms of three years. The RB Asset Certificate, the RB Asset By-laws, as well as the River Bank By-laws require that their respective boards be divided into three classes. Both the RB Asset By-laws and the River Bank By-laws require that each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors and that the terms of directors be staggered, with directors elected for a term of three years.

            Removal of Directors. Under the DGCL, a director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The RB Asset By-laws provide that the RB Asset Board or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of the majority of the voting power of all outstanding stock entitled to vote thereon.

            Under the New York Banking Law, if the organization certificate or the by-laws so provide, directors may be removed with or without cause by a majority vote of the stockholders. The River Bank By-laws provide that any director may be removed from the River Bank Board with or without cause, by the holders of a majority of the shares of outstanding stock. In addition, under the DGCL and the New York Banking Law, if holders of the shares of any class or series, voting as a class, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series, voting as a class.

            Filling Vacancies in the Board of Directors. Under the DGCL, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or by-laws. In addition, the DGCL provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill any such

693046.4
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



vacancy or to replace directors chosen by the board to fill such vacancies. The RB Asset By-laws provide, subject to the rights of the holders of any series of RB Asset Preferred Stock outstanding, that any vacancies occurring on the RB Asset Board, including newly created directorships, may be filled by the affirmative vote of the majority of the directors then in office.

            Under the New York Banking Law all vacancies in the office of director, including newly created directorships resulting from an increase in the number of directors will be filled by election by the stockholders; however, vacancies not exceeding one-third of the entire board may be filled by the affirmative vote of a majority of the directors then in office, and the directors so elected will hold office for the balance of the unexpired term. If the number of directors required is nine or more, two vacancies may, with the consent of the Superintendent, be left unfilled until the next annual election, and when the number of directors required is more than five and less than nine, one vacancy may, with the Superintendent's consent, be left unfilled until the next annual election. The River Bank By-laws do not provide otherwise.

            Payment of Dividends. The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal years in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The RB Asset By-laws provide for the declaration of dividends in accordance with the DGCL, subject to the provisions of the RB Asset Certificate relating to RB Asset Series A Preferred Stock. The RB Asset By-laws also provide that the RB Asset board may set aside as a reserve any funds the RB Asset board believes necessary prior to the payment of dividends.

            The New York Banking Law generally provides that a corporation may declare and pay dividends or make other distributions in cash or property, including the shares or bonds of other corporations, on its outstanding shares, out of net profits or surplus, except when there is an impairment of capital stock, or when the declaration, payment or distribution would be contrary to any restrictions contained in the organization certificate. The River Bank Certificate provides that no dividends, whether in cash, stock or other property (except a dividend payable in River Bank Common Stock to River Bank), will be paid or declared, nor any distribution made on the River Bank Common Stock, nor shall any shares of River Bank Common Stock be purchased, retired or otherwise acquired by River Bank, if after such action, the capital of River Bank would be less than the minimum regulatory capital requirement set by the applicable regulatory agencies. River Bank is currently subject to regulation by the FDIC under the Federal Deposit Insurance Act (the "FDIA") and other federal banking laws. Under the FDIA, River Bank is prohibited from declaring or paying dividends or making any other capital distribution if, after such distribution, the Bank would fail to meet its regulatory capital requirements. The FDIC also has the authority to prohibit River Bank from paying dividends if the FDIC determines that such payment constitutes an unsafe or unsound banking practice.

            Appraisal Rights. Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the DGCL, such rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD, or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or
(c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement

693046.4
                                       72
does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met.

            Under the New York Banking Law, the following stockholders have the right to exercise dissenters' rights to obtain payment for the "fair value" of their shares (excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal): (a) in the case of a merger pursuant to a plan submitted to stockholders, any stockholder of a merging corporation entitled to vote on such merger and does not assent thereto; (b) in the case of a plan of acquisition of assets submitted to stockholders, any stockholder of the selling corporation entitled to vote on such acquisition of assets and does not assent thereto; and (c) in the case of a sale, lease, exchange or other disposition not made in the regular course of business and involving all or substantially all of the corporation's property, rights, privileges and franchises, or an integral part thereof essential to the conduct of the business of the corporation, any stockholder, entitled to vote thereon, of the corporation making such sale, lease, exchange or other disposition who does not assent thereto, except in the case of a transaction wholly for cash where the stockholders' authorization thereof is conditioned upon the distribution of all the net proceeds of such transaction to the stockholders in accordance with their respective interests within one year after the date of such transaction and upon the dissolution of the company. In order to exercise such rights, a stockholder must comply with all of the procedural requirements of Section 6022 of the New York Banking Law including filing a written objection. The "fair value" of dissenters' shares would be determined in judicial proceedings. Failure to take any of the steps required under Section 6022 may result in a loss of such dissenters' rights.

            Inspection of Books and Records. Under the DGCL, any stockholder may inspect, for any proper purpose, a company's stock ledger, a list of its stockholders and any other books and records and to make copies or extracts therefrom. Under the New York Banking Law, any person who has been a stockholder of record of a corporation for at least six months immediately preceding his demand, or any person holding at least five percent of any class of the outstanding shares, upon at least five days' written demand has the right to examine the minutes of the proceedings of the corporation's stockholders and record of stockholders and to make extracts therefrom.

            Limitation of Liability of Directors. The DGCL permits corporations to adopt a provision in their certificate of incorporation eliminating, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director. Under the DGCL, RB Asset may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with, federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The RB Asset Certificate eliminates the liability of the RB Asset board to the fullest extent permissible under the DGCL. There is no similar provision under the New York Banking Law.

            Loans to Directors, Officers and Employees. Under the DGCL, RB Asset may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees (including any officer or employee who is a director of the corporation) when such action, in the judgment of the directors, may reasonably be expected to benefit RB Asset. RB Asset's board of directors has adopted a policy prohibiting such loans or guarantees to or for the benefit of employees, officers and directors of RB Asset. The DGCL also provides that such assistance may be with or without interest and may be unsecured, or secured in such a manner as the RB Asset board shall approve.

            Under the New York Banking Board Regulations a stock-form savings bank may not make a loan to an officer or director unless the loan (i) is made on terms, including interest rate and collateral, that are not more favorable to the officer or director than those customarily offered by the institution to persons who are not officers or directors and

693046.4
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who are not employed by the institution, and (ii) does not involve more than the normal risk of repayment or present other unfavorable features. Generally the amount of a loan, when aggregated with the unpaid principal of all other loans to an officer or director, may not exceed $25,000 or five percent of the institution's capital stock, surplus fund and undivided profits unless (a) the loan has been approved in advance by a majority of the entire board of directors
of  the   institution;   and  (b)  the  interested   party  has  abstained  from
participating directly or indirectly in the voting. Federal statutes and regulations also impose restrictions on extensions of credit by an insured depository institution to that institution's directors and executive officers and their related interests.

            Interested Director and Officer Transactions. The DGCL provides that contracts or transactions between a corporation and one or more of its directors or officers or between a corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, are not void or voidable because of such interest or because such director or officer is present at a meeting of the board which authorizes or approves the contract or transaction, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (a) the stockholders or the board of directors must approve any such contract or transaction in good faith after full disclosure of the material facts, or (b) the contract or transaction must have been "fair" as to the corporation at the time it was approved. Under the DGCL, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though the disinterested directors are less than a quorum).

            The New York Banking Board Regulations generally provide that a business transaction (as defined below) by, between or on behalf of a stock-form savings bank and, (i) any director, trustee or officer or (ii) a person related to any director, trustee or officer or (iii) any other person where a transaction made in contemplation of such person becoming a director, trustee or officer of the institution, is an insider transaction (an "Insider Transaction"). Generally, any Insider Transaction which, either alone or when aggregated involves assets or services having a fair market value or payments in excess of certain monetary amounts must be specifically reviewed and approved by the bank's board of directors or board of trustees. The term "business transaction" can include, but is not limited to (i) loans or other extensions of credit; (ii) purchase of assets or services or agreements to purchase assets from the bank; (iii) sales of assets or services or agreements to sell assets to the bank; (iv) use of the bank's facilities, its real or personal property, or its personnel; (v) leases of real or personal property to or from the bank; (vi) payment of commissions and fees by the bank, including brokerage commissions and management, consultant, architectural, legal and appraisal fees; and (vii) payments on time deposits or other obligations of the bank by the bank if the payments would result in a yield which is more favorable than for a comparable transaction made in the ordinary course of business to persons not deemed insiders of the bank. The River Bank By-laws provide, more generally, that River Bank will not enter into any contract or other transaction between River Bank and one or more of its directors or officers, or between itself and any other entity in which one or more of its directors or officers are directors, officers or are financially interested, if such contract or transaction (i) violates applicable federal and/or state laws, rules or regulations or (ii) contravenes any policy or procedure established by River Bank.

            Indemnification. The DGCL and the New York Banking Law contain similar provisions with regard to indemnification. Both the DGCL and the New York Banking Law generally permit indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which such person had no reasonable cause to believe his or her conduct was unlawful. The DGCL states further that no indemnification may be made, without court approval, in respect of any derivative action in which such person is adjudged liable to the corporation. The DGCL and New York Banking Law also require indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

            Stockholder Approval of Certain Business Combinations. Section 203 of the DGCL prohibits a corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such

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person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

            For purposes of Section 203, the term "business combination" is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increases the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

            The  three-year  moratorium  imposed  on  business  combinations  by
Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 662/3% of the voting stock not owned by the interested stockholder. Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which (i) constitutes certain (a) mergers or consolidations, (b) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (c) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

            The New York Banking Board Regulations provide that a business transaction (as defined above) by, between or on behalf of a stock-form savings bank and, (i) a person who has direct or indirect control over the voting rights of 10 percent of the shares of any class of voting stock of a stock form savings bank or otherwise controls the management or policies of such an institution (an "Interested Party") or (ii) a person related to an Interested Party or (iii) any other person where a transaction made in contemplation of such person becoming an Interested Party must, generally, either alone or when aggregated (when involving assets or services having a fair market value or payments in excess of certain amounts), be specifically reviewed and approved by the bank's board of directors or board of trustees. The term "business transaction" is broadly defined in the New York Banking Board Regulations and would include a business combination as defined in the DGCL.

            Stockholder Voting on Mergers and Similar Transactions. The DGCL generally requires that a majority of the stockholders of both the acquiring and target corporations approve statutory mergers. The DGCL does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20%

693046.4
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



of the shares outstanding immediately prior to the merger. The DGCL also generally requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

            The New York Banking Law generally requires that at least two-thirds (662/3%) of the stockholders of both the acquiring and target corporations approve statutory mergers. The New York Banking Law does not require a stockholder vote of the surviving corporation in a merger if, (a) the total assets of the target corporation or corporations do not exceed ten percent of the total assets of the acquiring corporation and, (b) the plan of merger does not change the name or the authorized shares of capital stock of the acquiring corporation or make or require any other change or amendment for which the approval or consent of stockholders of the acquiring corporation would be required.

            Stockholder Derivative Suit. Under the DGCL and the New York Banking Law, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

            Dissolution. Under the DGCL, if a dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote thereon. In the event of a board- initiated dissolution, the DGCL allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions. RB Asset's Certificate contains no such super majority voting requirement with regard to dissolution; thus a majority of the outstanding shares entitled to vote, voting at a meeting at which a quorum is present, would be sufficient to approve a dissolution of RB Asset that had previously been approved by the RB Asset Board.

            Under the New York Banking Law a voluntary dissolution of a banking organization must be approved by the vote of the holders of at last two-thirds (662/3%) of the entire capital stock of such corporation. A copy of the minutes of the stockholders meeting must be filed with the Superintendent of Banks (the "Superintendent") within five days after the date of the meeting and, within three months after such stockholder meeting, an application may be made to the New York State Supreme Court, after due notice to the Superintendent, for an order declaring the business of such corporation closed.

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



                        FEDERAL INCOME TAX CONSIDERATIONS

            The following discussion summarizes the principal material federal income tax considerations of the Reorganization that are generally applicable to holders of River Bank Common Stock and River Bank Series A Preferred Stock, River Bank, RB Asset and River Distribution Sub. It does not describe the actual tax effect any of such matters will have on a particular taxpayer in light of such taxpayer's tax status and other income, deductions, and credits. This section is addressed to the holders of River Bank Capital Stock entitled to vote on the Reorganization. This section does not discuss all the tax consequences that may be relevant to a holder of River Bank Capital Stock in light of such holder's particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, persons subject to the alternative minimum tax, insurance companies, dealers in securities, or persons who have hedged their investment in River Bank Capital Stock. This section also does not discuss all the tax consequences that may be relevant to a holder of River Bank Capital Stock who has at any time owned (or has at any time been considered to own by reason of applicable rules of constructive ownership) more than 5% in value of the outstanding stock of the Bank or who has at any time owned stock which was considered by reason of applicable rules of constructive ownership to be owned by another shareholder who then owned (or was considered by reason of such rules to own) more than 5% in value of the outstanding stock of the Bank.


            Except as otherwise indicated, conclusions of tax treatment, tax effect, or tax consequences set forth in this section are based on the Internal Revenue Code (the "Code"), Regulations of the United States Treasury Department thereunder, Internal Revenue Service ("IRS" or the "Service") Rulings, and judicial and administrative decisions in effect as of the date of this Proxy Statement/Prospectus, all of which are subject to change at any time, possibly with retroactive effect. Such conclusions have no binding effect on the IRS or the courts. Roberts & Holland LLP, special tax counsel to River Bank, has provided an opinion, in the form attached as an exhibit to the Registration Statement, that the series of transactions described herein should constitute a "reorganization" under section 368 of the Code, that no gain or loss should be recognized to the holders of River Bank Capital Stock in connection therewith, and that the discussion below, under the heading "Tax Consequences of the Reorganization," is a fair and accurate description of their opinion.


            This discussion assumes that each holder's River Bank Capital Stock, RB Asset Common Stock, and RB Asset Series A Preferred Stock is a "capital asset" (generally, property held for investment) within the meaning of Section 1221 of the Code. The following conclusions assume that the holders of the River Bank Capital Stock will approve the Reorganization.

            This section is not intended as a substitute for careful tax planning. HOLDERS OF RIVER BANK CAPITAL STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, BEFORE VOTING ON THE REORGANIZATION OR DECIDING WHETHER AND WHEN TO DISPOSE OF THEIR RIVER BANK CAPITAL STOCK, RB ASSET COMMON STOCK OR RB ASSET SERIES A PREFERRED STOCK.

Tax Consequences of the Reorganization


            Roberts & Holland LLP has provided an opinion that the Reorganization should constitute a tax-free "reorganization" for Federal income tax purposes, within the meaning of section 368 of the Code, and that no gain or loss should accordingly be recognized in connection therewith to the holders of River Bank Capital Stock. The preceding sentence does not address taxation to holders of the River Bank Series A Preferred Stock of the dividend declared, but not paid, for the quarter ended June 30, 1996; those holders should consult their own tax advisers concerning the tax treatment of such dividends.

            The ability of the Reorganization to qualify as a tax-free reorganization turns on certain unresolved and complex issues of tax law as to which there are no clearly established legal precedents (including the requisite


693046.4
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




"continuity of business enterprise") and for which the Bank has not requested a ruling from the IRS. The foregoing uncertainty as to the treatment of the Reorganization results from unique banking regulatory constraints, which, counsel to the Bank advised Roberts & Holland LLP precluded the timely implementation of a transaction structure that could have been tax-free to the holders of River Bank Capital Stock without regard to whether all of the requirements of a "reorganization" under section 368 of the Code were met. As a result, the IRS or a court could determine that the proposed transactions do not constitute a tax-free reorganization. If such a determination were made and sustained, certain of the tax consequences described herein would not apply. In particular, the Bank's stockholders would be required to recognize gain upon the deemed exchanges of River Bank Capital Stock for RB Asset Common Stock and RB Asset Series A Preferred Stock to the extent that the fair market value of any RB Asset Capital Stock received exceeded the basis of the River Bank Capital Stock deemed exchanged therefor. Recognition of loss on such deemed exchanges might not be allowed until the stockholders dispose of some or all of their RB Asset Capital Stock.



Certain Additional Consequences of the Reorganization

            Assuming   that   the   Reorganization   does   constitute   such  a
"reorganization," the following additional consequences should pertain:


                        1. The transaction would be treated for Federal income tax purposes as though River Bank had transferred substantially all of its assets to RB Asset in exchange for RB Asset Capital Stock followed by a distribution of the RB Asset Capital Stock by River Bank to its stockholders in exchange for their River Bank Capital Stock in constructive liquidation of River Bank.


                        2. The basis of any RB Asset Common Stock or RB Asset Series A Preferred Stock will be the same as that of the River Bank Common Stock or River Bank Series A Preferred Stock, respectively, deemed exchanged therefor. In determining the period for which a holder of RB Asset Common Stock or RB Series A Preferred Stock has held such stock received in the Reorganization, there will be included the period for which such holder held the River Bank Common Stock or River Bank Series A Preferred Stock deemed exchanged therefor, provided that such holder held the stock deemed exchanged as a capital asset. The foregoing conclusions do not address taxation to holders of the River Bank Series A Preferred Stock of the dividend declared, but not paid, for the quarter ended June 30, 1996; those holders should consult their own tax advisers concerning the tax treatment of such dividends.

                        3. No gain or loss will be recognized to River Bank on its disposition or distribution of property in connection with the Reorganization. The basis of the property of River Bank acquired by RB Asset will be the same as it was in the hands of River Bank. RB Asset will succeed to and take into account various tax attributes of River Bank (including net operating loss carryovers, to the extent not used to offset income or gain of River Bank, and accumulated earnings and profits).

            If the IRS or a court were to determine that the proposed transactions do not constitute a tax-free reorganization, certain of the tax consequences described above would not apply. The holding period of the Bank's stockholders with respect to RB Asset Common Stock and RB Asset Series A Preferred Stock would begin on the date of the deemed exchanges, for such stock, of River Bank Capital Stock. Moreover, the Bank would be required to recognize gain on its disposition and distribution of property in connection with the Reorganization and any loss on such disposition and distribution may be required to be deferred until RB Asset were to sell the assets to an unrelated third party; and, to the extent the Bank's tax attributes were not used to offset any gain, RB Asset would not succeed to them.



693046.4
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



Tax Consequences of Holding RB Asset Common Stock and RB Asset Preferred Stock

            Dividend Payments. Dividend distributions paid on the RB Asset Common Stock or the RB Asset Series A Preferred Stock should be includible as ordinary income to a holder to the extent of RB Asset's current or accumulated earnings and profits as determined for Federal income tax purposes. To the extent a dividend distribution exceeds RB Asset's current and accumulated earnings and profits, such distribution will be treated first as a return of capital, reducing the holders' tax basis in the RB Asset Common Stock or the RB Asset Series A Preferred Stock, and then as a capital gain. The availability and amount of any such earnings and profits will depend in part upon the future operations and profitability of RB Asset.

            Under section 243 of the Code, dividends received by a corporate holder on the RB Asset Common Stock or the RB Asset Series A Preferred Stock may be eligible for the 70% dividends-received deduction to the extent they are paid out of current or accumulated earnings and profits. The applicability of the dividends-received deduction is subject to certain limitations, however, such as those set forth in sections 246 and 246A of the Code. Section 246(c) of the Code disallows the dividends-received deduction in its entirety if the stock with respect to which the dividend is paid does not satisfy the requisite holding period. Generally, the shareholder must hold common stock for more than 45 days during the 90-day period beginning on the date that is 45 days before the date on which the stock becomes ex-dividend with respect to the dividend. Longer holding periods may apply to certain dividends on preferred stock. Under section 246(c)(4), a taxpayer's holding period for these purposes is suspended during any period in which the taxpayer has an option to sell, is under a contractual obligation to sell, has made (but not closed) a short sale of or is the grantor of an option to buy substantially identical stock or securities, or has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. The U.S. Treasury Department has issued regulations that provide when a taxpayer must reduce its holding period of stock for purposes of the dividends-received deduction because the taxpayer has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Section 246A of the Code reduces the dividends-received deduction to the extent the RB Asset Common Stock or the RB Asset Series A Preferred Stock is "debt-financed" within the meaning of section 246A. Corporate holders of RB Asset Common Stock or the RB Asset Series A Preferred Stock also should consider the application of section 1059 of the Code as well as the possible reduction or elimination of the benefit of the dividends-received deduction due to the corporate alternative minimum tax provisions of the Code. Section 1059 provides that the basis of stock held by a corporation must be reduced by the non-taxed portion of any "extraordinary dividend" received by the corporation unless the corporation has held the stock for more than two years before the date on which the dividend is declared, agreed to, or announced -- whichever is earliest. If the non-taxed portion exceeds such basis, gain may be recognized at the time of distribution to the extent of such excess. Generally, a dividend is deemed "extraordinary" for purposes of section 1059 when it exceeds 10% (5%, in the case of preferred stock) of a corporate taxpayer's adjusted basis in a share of stock. For these purposes, dividends with an ex-dividend date within the same 85-day period will be aggregated and certain transactions may trigger the application of section 1059 without regard to the size of the dividend or the holding period for the shares.

            Sale or Exchange of the RB Asset Common Stock or the RB Asset Series A Preferred Stock. Upon the sale or exchange of shares of RB Asset Common Stock or RB Asset Series A Preferred Stock, a holder generally will recognize gain or loss equal to the difference between the amount realized and the holder's tax basis in the RB Asset Common Stock or the RB Asset Series A Preferred Stock, as the case may be. Such gain or loss will generally be capital gain or loss. If the deemed exchange for RB Asset Series A Preferred Stock has substantially the same effect as the receipt of a stock dividend, then to that extent, the RB Asset Series A Preferred Stock may constitute "section 306 stock" under the Code. Sales of part of a holder's position in section 306 stock may be treated partially as ordinary income, and losses are deferred until any remaining stock of the company is disposed of.

Certain Tax Attributes

            As of December 31, 1997, the Bank had recorded a gross deferred tax liability of approximately $20.0 million in its consolidated financial statements. Also, as of December 31, 1997, the Bank had recorded a gross deferred tax asset of approximately $66.4 million, primarily attributable to NOLs of approximately $38.1 million, reserves for loan

693046.4
                                       79
losses and real estate valuation allowances of approximately $10.1 million and general business tax credits of approximately $7.4 million. RB Asset's ability to realize the excess of the gross deferred tax asset over the gross deferred tax liability is dependent upon its ability to earn taxable income in the future. As a result of recent losses, this realization is uncertain and a valuation allowance has been established to reduce the deferred tax asset to the amount that management of the Bank believes will more likely than not be realized. Accordingly, neither a net overall liability nor a net overall asset was reflected in the Bank's consolidated financial statements. The tax attributes associated with the deferred tax assets have not been reviewed or approved by the IRS. As described further below, the Equity Offering and related transactions may have adversely affected the ability of the Bank to realize its deferred tax assets, with the effect that the Bank might have an overall net deferred tax liability and concomitant reduction to its stockholders' equity. As a result of the Equity Offering, the Bank could be subject to substantial increased out-of-pocket tax expenditures.

            Section 382 of the Code generally provides that if a corporation undergoes an "ownership change," the amount of taxable income that the corporation may offset after the date of the ownership change (the "Change Date") by NOLs (and certain built-in losses, as described below) existing on the Change Date will be subject to an annual limitation. In general, the annual limitation is equal to the product obtained by multiplying (i) the fair market value of the corporation's equity immediately prior to the Change Date (with certain adjustments, including an exclusion of capital contributions made during the two years preceding the Change Date), by (ii) the long-term tax-exempt bond rate determined for the month in which the Change Date occurs, as published by the IRS. For "ownership changes" occurring during June 1994, that rate is 6.01%. If an "ownership change" of the Bank took place during June 1994, the Bank might be permitted to use no more than approximately $865,000 of its NOLs annually to offset taxable income realized after the Change Date, including income which will be realized in connection with the Branch Sale. Accordingly, the Bank's ability to use its deferred tax assets may be reduced materially, resulting in the recognition of additional tax expense and a reduction to its stockholders' equity and the Bank's liquidity.

            Built-in losses, measured by the excess, if any, of the tax basis of each asset of the corporation over its fair market value, also may be limited under Section 382, if, as is believed to be the case with respect to the Bank, the corporation had a net unrealized built-in loss in excess of the lesser of $10.0 million or 15% of the fair market value of its assets, and if the built-in losses are recognized within five years after the Change Date. Certain deductions that have accrued economically on the Change Date and would otherwise have been taken after the Change Date (possibly including suspended passive activity losses) may also be treated as built-in losses.

            In general, an "ownership change" occurs with respect to a corporation if any of its stockholders who own, directly or indirectly, five percent or more of the stock of the corporation ("5-percent stockholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of stock owned by those stockholders at any time during a three-year testing period. In applying Section 382, newly-issued stock generally is considered to have been acquired by one or more 5-percent stockholders, even if none of the persons acquiring that stock in fact owns (or owned) at least five percent of the issuer's stock.

            Based on current ownership information available to the Bank, the Bank is of the view that no ownership change of the Bank occurred within the three years preceding and three years succeeding the Equity Offering. The Bank expects that the Equity Offering, when combined with prior changes in ownership of stock of the Bank and other contemplated transactions affecting ownership of the capital stock of the Bank occurring in connection with the Equity Offering, did not result in an ownership change of the Bank. However, the application of
Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Equity Offering under Section 382, the Bank has made certain legal judgments and certain factual assumptions. The Bank has not requested or received any rulings from the IRS with respect to the application of Section 382 to the Equity Offering and the IRS could challenge the Bank's determinations.

            Although it may not have caused an ownership change, the Equity Offering caused a significant increase in the percentage ownership of stock of the Bank by one or more new 5-percent stockholders. Specifically, the Bank believes that the Equity Offering resulted in 5-percent stockholders increasing their ownership for purposes of Section

693046.4
                                       80

382 of the Code by approximately 49 percentage points. Therefore, the Equity Offering significantly increased the likelihood that relatively small future issuances of, or transactions in or affecting the direct or indirect ownership of, shares of Common Stock might result in an ownership change.

            As part of its efforts to avoid any limitation under Section 382 of the Code on the use of its NOLs and other tax attributes, each of Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B agreed to certain restrictions on the transfer of the Common Stock and any other security of the Bank which is deemed to be "stock" for purposes of Section 382 of the Code and regulations promulgated thereunder for a five-year period following consummation of the Equity Offering. These restrictions on transfer are intended to reduce, but do not eliminate, the possibility that there may be a future ownership change affecting the ability of the Bank to use its then-existing losses, loss carryovers and built-in losses. Mr. Dworman, as the largest stockholder of the Bank following the Equity Offering, may continue to exert substantial influence over decisions made by the River Bank Board, including its decisions whether to approve a transfer of stock of the Bank that could result in an ownership change, with the above-described consequences.

            Section 269(a)(1) of the Code generally provides that, if one or more persons acquire control of a corporation and the principal purpose of the acquisition is to evade or avoid federal income tax by securing the benefit of a deduction, credit or other allowance which those persons or the corporation would not otherwise enjoy, then the IRS may disallow the corporation's deductions, credits or other allowances. For this purpose, "control" means ownership of stock possessing either at least 50% of the voting power or at least 50% of the total value of all classes of stock of the corporation. Although the Bank's Equity Offering resulted in one or more persons acquiring control of the Bank, the Bank understands that the principal purpose of the investors for participating in the Equity Offering was not to avail themselves of any tax benefits of the Bank. It is possible, however, that the IRS may challenge this view. If any such challenge were successful, the Bank could lose its future ability to use its losses, loss carryovers and built-in losses to offset its future income.

693046.4
                                       81

                                     EXPERTS

            The consolidated statements of financial condition of River Bank as of June 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, included in this Proxy Statement as part of Annex B, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing in Annex B and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

            The validity of the shares River Distribution capital stock to be distributed in connection with the Distribution and the shares of River Asset Sub capital stock to be issued in connection with the Merger will be passed upon for River Distribution Sub and River Asset Sub by Battle Fowler LLP.



693046.4
                                       82

                                                                         ANNEX A

                         CERTIFICATE OF AMENDMENT OF THE
                           CERTIFICATE OF DESIGNATIONS
                                       OF
                           15% NONCUMULATIVE PERPETUAL
                            PREFERRED STOCK, SERIES A

                                       of

                               RIVER BANK AMERICA

                            Under Section 8005 of the
                      Banking Law of the State of New York


         We, Jerome R. McDougal, Jr. and Robin Chandler Duke, being the President and Secretary, respectively, of River Bank America, a New York chartered stock savings bank (the "Corporation"), in accordance with the provisions of Section 8005 of the Banking Law of the State of New York, do hereby certify as follows:

         1. The name of the Corporation is River Bank America. The Corporation was originally formed under the name "East River Savings Institution" and previously was known as "East River Savings Bank."

         2. The Corporation was created by Special Act of the Legislature of the State of New York, passed April 11, 1848, known as Chapter 256 of the Laws of 1848. Under Banking Law Section 1001(5), such Act was the Organization Certificate of the Corporation. Such Organization Certificate was restated as of June 28, 1994 pursuant to Section 8007 of the Banking Law of the State of New York (as amended, the "Restated Organization Certificate"). Under Banking Law
Section 8007(5), such Restated Organization Certificate is the Organization Certificate of the Corporation.

         3. On October 6, 1997, pursuant to Section 5002(4) of the Banking Law and the authority conferred upon the Board of Directors of the Corporation by the Restated Organization Certificate, the Board of Directors of the Corporation authorized the 15% Noncumulative Perpetual Preferred Stock, Series A, of the Corporation by resolution set forth in the Certificate of Designations of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Certificate of Designations").

         4. The amendments of the Certificate of Designations effected by this certificate of amendment are as follows: to provide that a reorganization contemplated by Section 7(C)(ii)(d) of the Certificate of Designations may be consummated notwithstanding anything to the contrary in Section 3 of the Certificate of Designations.


627654.1

         5. To accomplish the foregoing amendments, Section 7(C)(ii)(d) of the Certificate of Designations is amended by adding the following to the end of such Section:

         The Corporation may distribute to the holders of (a) the Series A Preferred Stock in exchange therefor the same number of shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation, and (b) the Common Stock in exchange therefor the same number of common shares of the resulting, surviving or acquiring corporation or the parent corporation, as the case may be, with substantially the same powers, preferences, privileges and rights, including, without limitation, substantially equivalent voting and conversion rights, of the resulting, surviving, or acquiring corporation, or such corporation's parent corporation as contemplated by this Section 7(C)(ii)(d) notwithstanding anything to the contrary in
         Section 3 hereof.

         6. This Certificate of Amendment of the Certificate of Designations of 15% Noncumulative Perpetual Preferred Stock, Series A of the Corporation was authorized by the affirmative vote of more than a majority of the board of directors and the affirmative vote of more than a majority of the holders of all outstanding shares of Common Stock of the Corporation.

         IN WITNESS WHEREOF, we have made, signed and acknowledged this certificate in duplicate this ___ day of __________, 1998.



                                                     Jerome R. McDougal, Jr.
                                                     President



                                                     Robin Chandler Duke
                                                     Secretary

627654.1

                                                                         ANNEX B


                      FEDERAL DEPOSIT INSURANCE CORPORATION
                                Washington, D.C.


                               AMENDMENT NO. 2 TO


                                    FORM F-2

Annual Report Pursuant to Section 13 of the Securities Exchange Act of 1934

For the fiscal year ended June 30, 1997

FDIC Insurance Certificate Number   15645


                               RIVER BANK AMERICA
                             (Exact name of bank as
                            specified in its charter)


STATE OF NEW YORK                                                    13-5041680
--------------------------------------------------------------------------------
 (State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                            Identification No.)


645 Fifth Avenue  Eighth Floor, New York, New York                        10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Bank's telephone number, including area code:   (212)  848-0201

Securities registered pursuant to Section 12(b) of the Act:     None
Securities registered pursuant to Section 12(g) of the Act:     Common Stock, par value $1.00 per share
                                                                15% Noncumulative Perpetual Preferred Stock, Series A
                                                                -----------------------------------------------------
                                                                (Title of Classes)

Indicate by check mark if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the Bank's knowledge, in a definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2. [ ]

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x No

As of July 31, 1997, the aggregate market value of the 7,100,000 shares of Common Stock of the Registrant issued and outstanding, excluding the 10,150 shares held by all directors and principal officers as a group, was $45,197,794, and, excluding the aggregate of 2,778,550 shares held by all directors and principal officers and by Mr. Alvin Dworman, the largest single holder of the Bank's Common Stock, was $27,549,244. This figure is based on the last sales price of $6.375 per share of the Bank's Common Stock on or prior to July 29, 1997.

The number of shares outstanding of the Registrant's Common Stock as of July 31, 1997 was 7,100,000.

624833.12
                                       -1-

                                     PART I
ITEM 1
                                    BUSINESS

General

River Bank America (the "Bank") is a New York State-chartered stock savings bank which was founded in 1848. In 1925, the Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. In 1988, the Bank adopted the name "River Bank America." This report is for the fiscal year ended June 30, 1997.

On June 28, 1996, the Bank consummated the transactions (the "Branch Sale") contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Agreement") by and between the Bank and Marine Midland Bank ("Marine"). Pursuant to the terms of the Branch Agreement, Marine assumed $1,159,616,300 of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066,616,300 (the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 Bank branch offices. Included in the Transferred Assets was approximately $32.4 million amount of loans in which the Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of dispositions from five individual asset sale transactions with third parties, aggregating $60.4 million composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers. See "Asset Sale Transactions" and Notes 11 and 17 to the Consolidated Financial Statements. The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which amount represents the premium received by the Bank in the Branch Sale. Marine also purchased the Bank's branch office realty at 96th Street in Manhattan for $1.3 million.

At June 30, 1996, the Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans; the balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). The Bank intends to continue substantially the same management and disposition strategy for Retained Assets subsequent to the Branch Sale as was previously employed by the Bank.

The closing of the Branch Sale was conditioned upon the Bank's obtaining financing with terms and in an amount reasonably acceptable to the Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine a facility (the "Facility") consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of June 30, 1996, Marine had extended $89.8 million under the Facility to the Bank, which has been reduced by repayment activity to $66.1 million at June 30, 1997.

The Bank has received notice that approval necessary to declare or pay dividends on the Bank's outstanding shares of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred") will not be provided at this time. In June 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from regulators and Marine (the Bank's principal lender). The Bank intends to continue to seek approval for the payment of the declared Series A Preferred dividend. Primarily as a result of the above, the Bank's Board of Directors has taken no action as regards a quarterly dividend on the Bank's Series A Preferred for the quarters ending June 30, 1997, March 31, 1997, December 31, 1996 and September 30, 1996. Declaration or payment of future dividends on the Bank's Series A Preferred Stock will also be subject to the approval of the Banking Department and the FDIC, until the Bank is no longer regulated by the Banking Department and the FDIC, and will be subject to the approval of Marine for so long as the Facility remains outstanding.

The Bank held certain non-retail deposits at June 30, 1996. Marine assumed substantially all of the Bank's retail deposits in connection with the Branch Sale described above. In addition, the Bank ceased accepting retail deposits on the date of the Branch Sale. During 1997, the Bank arranged for the assumption by other insured depository institutions of its remaining non-retail deposits. At June 30, 1997, the Bank continued to be regulated by the Federal Deposit Insurance Corporation (the "FDIC") and New York State Banking Department (the "Banking Department" or the "NYSBD"). On October 31, 1996 the Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Bank received notice that the FDIC, as requested by the Bank, intends to terminate the Bank's status as an insured state nonmember Bank on December 31, 1997. Upon the issuance of such order by the FDIC, the Bank will no longer be subject to banking regulation by the FDIC. In connection therewith, the Bank has received from the Banking Department a waiver of any applicable New York State deposit insurance requirements. At this time, the Bank remains subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and continues to file periodic reports and other information with the FDIC and the Banking Department.

Conditions imposed in connection with the Banking Department's approval of the Branch Sale included: (i) the Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Bank's agreement to continue to submit its proposed capital transactions to the Banking Department for prior approval; (v) the continuation of the Bank's current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may deem appropriate.

In June 1997, the Bank submitted an alternate proposal (the "Alternate Proposal") to the Banking Department pursuant to which the Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale described above. The Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporate Law. Successor would acquire all of the assets of the Bank and continue all of the business of the Bank under the same business plan as adopted by the Bank. Following the transfer of its assets and liabilities to Successor, the Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporate Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer is expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Bank expects that certain of its tax attributes will be preserved. Successor will not be subject to regulation by the Banking Department or the FDIC following implementation of the Alternate Proposal and the surrender of the Bank's banking charter.

In connection with the Alternate Proposal, common and preferred shareholders of River Bank America will receive shares of Successor on a share-for-share basis so that Successor will be owned by the same stockholders, in the same proportions, as currently own the Bank. Following the surrender of its banking charter, the Bank, reorganized as a regular corporation, expects to be able to continue to pursue the orderly management and disposition of its assets under plans intended to maximize shareholder value.

Prior to June 30, 1997, the Bank received the Banking Department's letter indicating their conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Bank on a timely basis. The Banking Department's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997 would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 is filed by the Bank by October 15, 1997. In the event that the Bank is unable to meet the dates for completion established by the Banking Department the Bank intends to request such extensions as may be necessary to complete implementation of the Alternate Proposal. No assurances can be given that the Banking Department will provide such extensions.

A copy of the Alternate Proposal and the Banking Department's letter indicating their conditional approval of the Alternate Proposal have been included as Exhibits 14 and 15 to Form F-2.

The Banking Department also advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

Further, the Banking Department's conditional approval of the Alternate Proposal requires the Bank to seek prior approval for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Bank prior to the completion of the dissolution of the Bank.

The Bank intends to proceed with the implementation of the Alternate Proposal during the quarter ending September 30, 1997 and fully comply with the conditions imposed by the Banking Department. Subsequent to the surrender of the Bank's charter, Successor will continue to be subject to the requirements of the Exchange Act and will be required to file periodic reports and other information with the Securities Exchange Commission (the "SEC").

The Bank's principal business continues to be the management and orderly disposition of real estate assets, mortgage loans and investment securities, under a business plan intended to maximize shareholder value. Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and, later in other areas in which the Bank was engaged in lending activities, particularly California, the Bank's non-performing assets began increasing in 1989 and continued to increase in the aggregate through 1992. The resolution of non-performing assets, which substantially resulted from the Bank's lending strategy of the 1980s, required significant time and attention by the Bank's management. Over the past five years, the Bank's primary loan origination focus was single-family (one-to-four units) and, to a lesser extent, multi-family (five or more units) residential loans secured by properties in the New York City metropolitan area. Subsequent to June 28, 1996, the Bank has not originated a material amount of loans.

In recent years, the earnings of the Bank have been negatively affected primarily by the level of non-performing assets which consist of non-accrual loans, loans which are on accrual status but delinquent 90 days or more, other real estate owned, including in-substance foreclosures, and real estate held for investment. These assets were largely commercial real estate related. The Bank reduced the level of its non-performing assets by $457.5 million or 75.9% from a high of $602.8 million at December 31, 1992 to $145.3 million at June 30, 1997 and continues to direct its efforts toward further reducing the level of non-performing assets. While the Bank was able to reduce its level of non-performing assets significantly during the 54 months ended June 30, 1997, further reductions will be dependent on many factors, some of which are outside the control of the Bank's management, including but not limited to, conditions in the relevant real estate markets, prevailing interest rates and national economic trends.

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The SFAS No. 121 definition of long-lived assets includes the Bank's other real estate owned and real estate held assets. There was no material effect on the reported operations of the Bank resulting from the implementation of SFAS No. 121, which was adopted by the Bank during the fiscal year ended June 30, 1997.

During the fiscal year ended June 30, 1997, the Bank reported a net loss applicable to common shares of $30.1 million. Significant factors contributing to the Bank's fiscal 1997 results include $19.7 million of write-downs of other real estate owned and real estate held for investment, a $3.3 million provision for contingent expenses arising from the Branch Sale and $1.0 million in provisions for possible credit losses, partially offset by a $3.3 million benefit from a reduction of state and local income taxes recorded following the Bank's analysis of the tax liability arising from the Branch Sale.

The Bank has engaged RB Management Company, LLC (the "Management Company") to manage its operations after the Branch Sale on a day-to-day basis, including developing and recommending strategies to the Bank's Board of Directors regarding the disposition of assets. The Management Company is a newly formed, wholly-owned entity controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Bank. See "Management."


Real Estate Assets

Concentrations of Real Estate Assets. The largest real estate assets included in the Retained Assets at June 30, 1997 approximated $95.4 million or approximately 97.9% of all real estate assets included in the Retained Assets, as described in the following table.

                                    APPROXIMATE
DESCRIPTION                       CARRYING VALUE            CATEGORY              LOCATION
                               (Dollars in Millions)

Multi-family apartments         $ 55.9                   Development (1)          Philadelphia, PA
Office buildings                  14.1                   Held and Used (1)        Atlanta, GA
Co-operative apartment shares     14.8                   Inventory (1)            New York, NY
Office building                    5.4                   Held and Used (1)        Valley Stream, NY
Residential condominium units      3.3                   Inventory (2)            Staten Island, NY
Single family development          1.9                   Development (2)          Murietta, CA
                                ------
Total                           $ 95.4
                                ======

(1) These assets are categorized for financial reporting purposes as Real Estate Held for investment as of June 30, 1997.

(2) These assets are categorized for financial reporting purposes as Real Estate Owned as of June 30, 1997.

The real estate assets included in the Retained Assets consist of a total of approximately 12 properties, including multi-family residential properties (primarily unsold shares and units in co-operative and condominium properties, respectively), office properties, industrial properties, land and properties under development which were acquired upon foreclosure or by deed-in-lieu thereof, as well as equity interests in joint ventures formed for the acquisition, development and construction of real estate. Real estate assets included in the Retained Assets can be categorized in accordance with banking regulations, as (i) assets held for disposal within one year and (ii) all other assets held for disposal, which, subsequent to the removal of the regulatory requirements of the NYSBD and the FDIC to dispose of all assets held in this category, will be accounted for under the provisions of SFAS-121, as discussed, above. Such categories and the holding periods described for the Retained Assets cannot be assured since the Bank must obtain the prior approval of the Banking Department with regard to the disposition strategy for the Retained Assets subsequent to the Branch Sale.

Assets Held for Disposal Within One Year. This category is represented by assets for which marketing activities are underway with a goal of consummating a sale within one year.

All Other Assets Held for Disposal Subsequent to the Branch Sale.

         Assets Held for Inventory. This category is represented by assets determined to be inventory, consisting primarily of co-operative shares and condominium units. The Bank intends to sell such assets on a unit-by-unit basis in as expedient a manner as possible. Marketing and sales activities are underway for this category of assets.


624833.12
                                       -5-

         Assets to Be Held and Used. This category is represented by assets which the Bank intends to hold until such time as the Bank determines that such asset is ready for sale. No aggressive marketing activities would be commenced with respect to these assets until such time. When the asset is marketed, it is expected that the asset would be recategorized as "Assets Held for Disposal Within One Year."

         Assets to Be Developed. This category is represented by assets for which, if the Bank obtains regulatory approval, development activities are incidental to the Bank's operations subsequent to the Branch Sale. Certain costs (such as interest and overhead) will be capitalized until the project is substantially complete. At the completion of the development phase, the asset would be expected to be recategorized as "Assets to Be Held and Used" or "Assets Held for Inventory."

These categories identify the Bank's disposition strategy with respect to each individual real estate asset. See "Disposition Strategy." See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Quality."

Joint Ventures. Included in the real estate assets also are three properties representing approximately $3.2 million of joint venture equity investments. During the mid- to late-1980s, the Bank sought to supplement the income derived from its mortgage activities by engaging in real estate development activities, most commonly through participations in joint ventures. These activities generally were conducted through subsidiaries of the Bank and, unlike loans, were intended to provide a return which was based on the overall profitability of each project.

      The structure of each of the Bank's joint venture investments generally involved the formation of a partnership between the Bank's co-venturer and a subsidiary of the Bank. The Bank's subsidiary generally had up to a 50% interest in the partnership, which was responsible for the acquisition, development and sale of a project. The Bank's subsidiary generally functioned as both a non-managing general partner and in many cases a limited partner in the partnership. Upon completion and sale of a project, and after all partnership obligations were satisfied, the bank's equity investment is expected to be paid in full and any profits would then be distributed to the partners in accordance with the terms of the partnership agreement. The Bank's joint venture projects include a shopping center, industrial buildings and warehouses.

The following table sets forth certain information relating to the joint venture investments the Bank owned as of June 30, 1997.


                              PERCENTAGE                           APPROXIMATE
                             OWNERSHIP BY       APPROXIMATE           SENIOR
JOINT VENTURE NAME             THE BANK        EQUITY BALANCE      INDEBTEDNESS      LOCATION            DESCRIPTION
                                                    (Dollars in Millions)
Escondido Retail Assoc.           35                $1.6             $10.2           Escondido, CA       Shopping center
Raley Assoc.                      50                 1.2               6.7           Sacramento, CA      Four industrial
                                                                                                         buildings and 27
                                                                                                         acres of land
Cicero Industrial Assoc.          50                 0.4               0.8           Cook City, IL       Warehouse
                                                    ----             -----
                                                    $3.2             $17.7
                                                    ====             =====

During the year ended June 30, 1997, the Bank sold its investment to one joint venture realizing a loss of $1,377.

The following table sets forth certain information relating to the Bank's joint ventures at the dates indicated (dollars in thousands):

                          June 30, 1997     June 30, 1996        June 30, 1995
                          -------------     -------------        -------------
                          No.   Amount      No.     Amount       No.     Amount

Loans to joint ventures,
  net                      1    $   471      0       $    -       7      $42,456(1)(2)
                           =    =======      =       ==========   =      ========
Investments in joint
  ventures, net(2)         3    $ 3,113      4       $    4,424   7      $  4,711
                           =    =======      =       ==========   =      ========

(1) As a result of the Bank's equity investments in joint ventures, the Bank's proportional amount of the loans made by the Bank to joint ventures amounted to $471,000, $0, and $18.4 million at June 30, 1997, 1996 and 1995, respectively.

 (2) Does not include investments in joint ventures which have been charged off.

At June 30, 1997, the Bank did not have any material amounts left to be funded pursuant to legally binding commitments relating to its joint ventures, except certain ongoing operating expenses and capital investments. Notwithstanding the foregoing, certain of the joint venture properties are operating at a loss or do not have current cash flow from which to fund ongoing operating expenses (including debt service). Failure by the Bank or its joint venture partner to fund operating expenses under these circumstances could result in the loss of the asset. Any such funding by the Bank will require the approval of the Banking Department. There can be no assurance that the Bank will obtain such approval. Subsequent to the removal of the regulatory requirements of the NYSBD and the FDIC to dispose of all assets held in this category, these assets will be accounted for under the SFAS-121, as discussed, above.

Lending Activities and the Loan Portfolio

From 1985 until 1990, the Bank's lending activities emphasized multi-family residential, commercial real estate, construction and commercial business loans and, to a lesser extent, single-family residential loans and education loans. In addition and pursuant to a business plan adopted by the Bank, the Bank during this time restructured its assets and liabilities to reduce the vulnerability of the Bank's operations to changes in interest rates. The Bank effected this strategy by emphasizing multi-family residential, commercial real estate and construction loans, including loans to joint ventures in which the Bank or a subsidiary had an interest in the real estate development activities and loans secured by properties primarily outside of the New York metropolitan area, as well as commercial business lending activities.

As a result of deteriorating economic conditions in 1989 and the resultant increases in non-performing assets during 1989, the Bank began to substantially decrease its lending activities during 1990, particularly investments in higher-risk multi-family residential, commercial real estate, construction and commercial business loans, as well as its joint venture activities. These practices were formalized by the Board of Directors of the Bank in April 1991 following the Bank's entering into a Memorandum of Understanding in December 1990. As a result of the Board's actions, the Bank changed its lending policy to specifically exclude acquisition, development and construction loans, all lending characterized as highly-leveraged transactions and joint venture activities, as well as substantially curtailed multi-family residential and commercial real estate lending. The foregoing loans were permitted, however, to the extent that the Bank was obligated under legally binding commitments, as well as in connection with the restructuring/refinancing of existing loans or in connection with the sale of investments in real estate.

During this period, the Bank continued to originate relatively low volumes of single-family residential loans and, to a lesser extent, certain consumer loans. In addition, since 1990 and 1991 other than single-family residential loans, the Bank has primarily originated loans secured by multi-family residential elevator properties with approximately 75 units, generally in its market area and under much stricter underwriting guidelines than had previously been in effect for multi-family residential and commercial real estate loans.

Following consummation of the Branch Sale, the Bank no longer engages in lending activities.

Concentrations of Loans. The aggregate principal amount outstanding on the ten largest loans included in the Retained Assets the Bank owned as of June 30, 1997 are approximately $73.4 million or approximately 75.9% of all such loans, as described in the table below.

                              APPROXIMATE   SECURITY              CATEGORY              LOCATION
                                CARRYING    INTEREST
ASSET DESCRIPTION                VALUE
                                (Dollars in millions)
Office/ industrial property      $22.1       First mortgage        Performing            Brooklyn, NY
Co-operative apartments           16.0       First lien            Non-Performing        Queens, NY
(unsold shares)
Hotel                             10.2       Second mortgage       Performing1           Orlando, FL
Co-operative apartments            6.8       First lien            Performing2           Queens, NY
(underlying first mortgage)
Commercial business                3.9       Unsecured             Non-Performing        Providence, RI
Commercial business                3.6       Unsecured             Performing            New York, NY
Office building                    3.1       First mortgage        Non-Performing        Ulster, NY
Office building                    3.0       First mortgage        Performing3           New York, NY
Student loans                      2.5       Unsecured             Non-Performing        Various
Commercial business                2.2       Unsecured             Non-Performing        New York, NY
                                 -----
             Total               $73.4
                                 =====

Multi-Family  Residential  Loans,  Commercial  Real Estate Loans and  Commercial
Business Loans. The loans included within the Retained Assets consist of performing and non-performing loans categorized as multi-family residential, commercial real estate or commercial business loans.

Commercial real estate and multi-family residential loans are generally considered to involve more risk than single-family residential loans due to, among other things, the higher principal amount of such loans and the effects of

----------

 1
  Represents  a  subordinated   participation   interest  in  loans  which  were
  Transferred Assets included in the Branch Sale and for which the Branch Sale reacquired a subordinated participation interest.

 2
  Represents a subordinated participation interest in loans which were Transferred Assets included in the Branch Sale and for which the Branch Sale reacquired a subordinated participation interest.

 3
  Represents a junior subordinated participation interest in loans which were Transferred Assets included in the Branch Sale and for which the Bank retained a junior subordinated participation interest in future proceeds collected with respect to amounts previously charged-off by the Bank.

general economic conditions, which may result in excessive vacancy rates, inadequate rental income levels and volatility in real estate values.

The Bank's multi-family residential loans consist primarily of loans secured by rental apartment buildings, unsold condominium units, cooperative apartment buildings and unsold shares secured by cooperative apartments. The Bank's commercial real estate loans consist primarily of loans secured by office buildings, shopping centers, industrial warehouse buildings, hotels and other income-producing properties.

The terms of the Bank's multi-family residential and commercial real estate loans are most commonly five to ten years. Certain of these loans have options to extend the term of the loan at interest rates which may be fixed or adjusted upward for one, or in certain instances two, additional five-year periods. These loans include amortizing loans which require the monthly payment of interest and principal. The amortization period for the payment of principal on such loans generally is 20 to 30 years, with balloon payments of the remaining principal amount due upon the maturity of the loan. The Bank's commercial real estate loans also were frequently made on an interest-only basis, with the payment of the entire principal amount due at maturity. The multi-family residential and commercial loans included in the Retained Assets are nearly all fixed interest rate loans.

The Retained Assets include approximately $12.8 million of secured and unsecured commercial business loans. The Bank's commercial business loans previously consisted primarily of loans which involved the buyout, acquisition or recapitalization of an existing business (including management buyouts and corporate mergers and acquisitions). Such loans involved a high degree of risk in their origination since such transactions frequently resulted in a substantial increase in both the borrower's liabilities and its liabilities-to-assets leverage ratio, thus increasing the prospects for default.

Each of the commercial business loans included in the Retained Assets has a principal amount which is less than $4 million.

Performing Loans. Performing loans which are remaining Retained Assets at June 30, 1997 consist of commercial real estate and commercial business loans which are wholly-owned by the Bank, as well as participation interests in multi-family residential and commercial real estate loans pursuant to the Participation Agreements with Marine. Approximately $47.8 million or approximately 22.6% of the total Retained Assets comprise loans categorized as performing as of June 30, 1997. Of the approximately $47.8 million of performing loans included in the Retained Assets, approximately $24.5 million or approximately 51.3% of such loans are subordinated loans. Subordinated loans, including second mortgages and participation interests, generally involve more risk than senior loans.

Whole Loans. At June 30, 1997, the Retained Assets include 7 performing loans (exclusive of participating loans) of approximately $27.0 million, all of which are commercial real estate loans. All of such loans have been modified since origination and are currently performing in accordance with their terms.
Approximately $22.1 million or approximately 81.8% of the Bank's performing loans (other than the participating loans) which are included in the Retained
Assets are currently interest-only loans, with the payment of the entire principal amount due at maturity.

Subordinated Participation Interests. The Retained Assets include a subordinated participation interest in 10 performing loans and one non-performing loan in which the Bank retained an interest in approximately $24.5 million and $1.8 million principal amount, respectively. All of the performing loans have been modified since origination and are currently performing in accordance with their modified terms.

Junior Subordinated Participation Interests. The Retained Assets include a junior subordinated participation interest in five performing loans in which the Bank retains an interest of approximately $6.2 million in principal amount, which are fully reserved (100%) for by the Bank. All of such loans have been modified since origination and are currently performing in accordance with their terms.

Non-Performing Loans. Non-performing loans consist of multi-family residential, commercial real estate, commercial business loans and student loans. Non-performing loans are those loans which have been placed on non-accrual status and loans which are on accrual status but delinquent 90 days or more. The non-performing loans in the Retained Assets are on non-accrual status. The Bank generally places a loan which is delinquent 90 days or more on non-accrual status unless it is well secured and, in the opinion of management, collection appears likely. In addition, the Bank may place a loan on non-accrual status even when it is not yet delinquent 90 days or more if the Bank makes a determination that such loan is not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received by the Bank and collection of principal is not in doubt. Approximately $47.9 million or approximately 22.6% of the Retained Assets are comprised of loans categorized as non-performing as of June 30, 1997 and are all currently on non-accrual status.

Loan  Portfolio   Composition.   The  following  table  sets  forth  information
concerning the Bank's loan portfolio by type of loan at the dates indicated.


                                    June 30, 1997(1)          June 30, 1996             June 30, 1995
                                               % of                   % of                     % of
     Type of Loan                   Amount     Loans        Amount    Loans        Amount      Loans
-------------------------------     ------     -----        ------    -----        ------      -----
                                                              (Dollars in Thousands)
Single-family residential loans
  Conventional                      $  3,924   4.1%      $  4,557      4.4%   $ 239,386        23.4%
  Co-op single units                    -        -            -          -         -             -
  Condominium single units              -        -            -          -         -             -
Multi-family residential loans        26,092  27.2         31,336     30.4      249,252        24.9
Commercial real estate loans:
     Office                           33,497  35.0         33,498     32.5      123,763        12.3
     Shopping center                   1,644   1.7          1,644      1.6       86,179         8.6
     Industrial/warehouse              2,619   2.7          2,148      2.1       80,769         8.1
     Hotel                            11,470  12.0         11,427     11.1       49,412         4.9
     Other(2)                            847   0.9          2,373      2.3      120,537        12.0
                                    --------   ---          -----    ------  ----------      -------
       Total                          50,077  52.3         51,090     49.6      460,660        45.9
Construction loans:
     One-to-four family                 -         -            -         -          -            -
     Multi-family                       -         -            -         -          360         0.1
     Commercial                         -         -            -         -          -            -
                                    --------  ------     --------    ------  ----------      -------
       Total                            -         -            -         -          360         0.1
Commercial business loans:
  Secured                              2,520   2.6          2,520      4.6       27,659         2.7
  Unsecured                           10,286  10.7         10,464      8.0        9,036         0.9
                                    --------  ------     --------    ------  ----------      -------
       Total                          12,806  13.4         12,984     12.6       36,695         3.6
Consumer loans:
  Student education loans              2,504   2.6          2,671      2.6       19,891         1.9
  Passbook loans                        -         -          -           -           -            -
  Other                                  367   0.4            367       .4          574         0.1
                                    --------  ------     --------    ------  ----------      -------
       Total                           2,871   3.0          3,038      3.0       21,274         2.1

         Total loans receivable     $ 95,770 100.0%      $103,005    100.0%  $1,002,627       100.0%
                                    ======== ======      ========    ======  ==========      =======
Less:
  Unearned discount and
     deferred fees, net                   -                          -                      2,220
Allowance for credit losses (3)       31,570                     34,142                    31,244
                                      ------                     ------                    ------
         Net loans receivable        $64,200                    $68,863                  $969,163
                                     =======                    =======                  ========

(1) See the discussion above for a description of the Bank's loan portfolios.

(2) Other  real  estate  loans  include  loans  secured by  generally  mixed-use
    properties   (retail/commercial)   and  shares  of  cooperative  units  from
    apartment building conversions (these loans are primarily non-performing).

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality - Allowance for Credit Losses."

The following table summarizes the Bank's portfolio secured by real estate, of gross loans secured by real estate, by state, and type of mortgage loan at June 30, 1997.


Type of Loan                   New York     California  Florida       New Jersey     S. Carolina     Other      Total
                               --------     ----------  -------       ----------     -----------     -----      -----
                                                           (In Thousands)

Single-family residential      $  3,857     $   -       $    -        $    67        $   -          $   -        $  3,924
Multi-family residential         26,092         -            -           -               -              -          26,092
Commercial real estate:
 Office                          32,491       1,006          -           -               -              -          33,497
 Shopping center                    620       1,024          -           -               -              -           1,644
 Industrial/warehouse              -            360          -           -               -            2,259         2,619
 Hotel                             -            -         10,161         -              1,309           -          11,470
 Other                              847         -            -           -               -              -             847
                               -----------  ---------    ---------    ---------      ---------      ---------    --------
    Total                        33,959       2,390       10,161         -              1,309         2,259        50,077
                               -----------  ----------   -----------  ---------      ---------      ----------   --------
Gross loans receivable
     secured by real estate    $ 63,907     $ 2,390    $  10,161      $   67         $  1,309       $ 2,259      $ 80,093
                               ===========  ========== ===========    =========      =========      ==========   ========


Origination, Purchase and Sale of Loans. The Bank's origination of loans in recent periods reflects its decision to both revise its lending strategy and to limit its lending activities as a means of reducing assets and maintaining capital.

As of the close of business on June 28, 1996, the Bank's lending activities have been substantially curtailed. During 1997, the Bank advanced funds only to fund continuing construction involving a limited number of loans and investments in real estate and one loan in the amount of $471,000 to a joint venture partnership related to one of the Bank's joint venture investments held prior to June 28, 1996. With the exception of the $471,000 loan to the joint venture partnership mentioned above and $3.7 million of new multi-family residential real estate loans originated during the year ended June 30, 1996, which were loans secured by smaller multi-family residential properties located in the Bank's market area, the multi-family residential and commercial real estate loans originated by the Bank in recent periods have been primarily in connection with the restructuring/refinancing of existing loans and loans to facilitate the sale of investments in real estate.

The following table sets forth the activity in the Bank's loan portfolio during the periods indicated.

                                        Year                Year                 Year
                                        Ended               Ended                Ended
                                    June 30, 1997      June 30, 1996        June 30, 1995
                                    -------------      -------------        -------------
                                                       (In Thousands)
Originations:
  Single-family residential loans           -           $   105,850        $ 42,902

  Multi-family residential loans            -                 3,701             864

  Commercial real estate loans              -                11,838           2,610

  Construction loans                        -                  -                -

  Commercial business loans                 -                  -                -

  Consumer loans (1)                        -                3,237           16,712
                                        ----------      --------------     -----------
     Total loans originated                 -              124,626           63,088
Loans to facilitate sale of
  investments in real estate (2)            -               83,992           69,960
Loan swap                                   -                 -                 -
Repurchased from Marine Midland               471             -                 -
Total loan increases                        -              208,518          133,048
Sales    (2)                                -           (1,034,928)            (276)
Loans transferred (to)/from
  investments in real estate                -               (7,852)          (4,116)

Principal repayments, net                  (7,706)         (65,360)         (66,849)
                                        ----------     ------------        ------------
Net increase(decrease) in total loans   $  (7,235)     $  (899,622)        $    61,807
                                        ==========     ============        ===========

During the year ended June 30, 1997, the Bank repurchased a loan from Marine Midland Bank in the amount of $471 in accordance with the terms of the Branch Sale agreement.

     (1) Includes $5.6 million of student loans received in settlement of litigation with the RTC.

     (2) Primarily loans sold to Marine in connection with the Branch Sale and included within Transferred Assets. Also includes the sale of $48.0 million of loans to facilitate sales to third parties. Such loans to facilitate were delivered to Marine as part of the Transferred Assets in the Branch Sale. See Asset Sale Transactions and Note 11 to the Consolidated Financial Statements.

Concentrations of Loans by Loan and by Borrower. At June 30, 1997, the Bank's loan portfolio included 3 loans aggregating $48.3 million with principal amounts greater than $10.0 million, 1 loan with a principal balance of $6.8 million and 11 loans aggregating $26.5 million with principal amounts of $1.0 million to $5.0 million. At the same date, the Bank's five largest borrowers (including their related entities) had $22.1 million, $16.0 million, $10.2 million, $6.8 million and $3.9 million, respectively, of loans outstanding, and the aggregate amount of loans to the Bank's five,

10 and 20 largest borrowers (including related entities) amounted to $59.0 million, $72.8 million and $83.1 million, respectively. At June 30, 1997, $40.5 million of the loans to the Bank's 20 largest borrowers were non-performing loans and $6.8 million had been restructured and were performing according to their restructured terms.

The following table sets forth as of June 30, 1997 the size of the Bank's multi-family residential, commercial real estate, construction and commercial business loans.

Loan Type/Size                                   No. of Loans            Amount
                                                                (Dollars in Thousands)
Multi-family residential loans:
  More than $10.0 million                        1                       $15,979
  More than $5.0 million to $10.0 million        1                         6,804
  $1.0 million to $5.0 million                   1                         1,501
  Under $1.0 million                             2                         1,807
Commercial real estate loans:
  More than $10.0 million                        2                        32,283
  More than $5.0 million to $10.0 million        -                            -
  $1.0 million to $5.0 million                   5                        11,458
  Under $1.0 million                            15                         6,337
Commercial business loans:
  More than $10.0 million                        -                            -
  More than $5.0 million to $10.0 million        -                            -
  $1.0 million to $5.0 million                   4                        11,071
  Under $1.0 million                             5                         1,735
                                                --                       -------
                                                36                       $88,975
                                                ==                       =======

The following table sets forth as of June 30, 1997 information relating to the Bank's 20 largest borrowers.

                                                     (In Thousands)
Largest borrowers:
Five largest borrowers                                     $59,004
Six-10 largest borrowers                                    13,829
11-20 largest borrowers                                     10,989
                                                           -------
20 largest borrowers                                       $83,822 (1)
                                                           =======

(1) Includes 3 loans with a principal amount of more than $10.0 million, which amounted to $48.3 million in the aggregate.


Multi-Family Residential, Commercial Real Estate and Construction Loans. At June 30, 1997, the Bank's multi-family residential and commercial real estate loans aggregated $80.1 million.

The Bank's multi-family residential loans consist primarily of loans secured by rental and cooperative apartment buildings. The Bank's commercial real estate loans consist of loans secured by office buildings, shopping centers, industrial warehouse buildings and other income-producing properties. The vast majority of the Bank's multi-family residential and commercial real estate are secured by first mortgages on the related properties.

The terms of the Bank's multi-family residential and commercial real estate loans were most commonly five to ten years. These loans included amortizing loans, which required the monthly payment of interest and principal. The amortization periods for the payment of principal on such loans generally were 20 to 30 years, with balloon payments of the remaining principal amount due upon the maturity of the loan. The Bank's commercial real estate loans also were frequently made on an interest-only basis, with the payment of the entire principal amount due at maturity. The multi-family residential and commercial real estate loans originated by the Bank generally had either fixed or adjustable interest rates.

Commercial  Business  Loans.  The Bank has been  winding  down the  portfolio of commercial business loans, which consisted of $12.8 million of commercial business loans at June 30, 1997. Of the $12.8 million commercial business loans in the Bank's portfolio at June 30, 1997, $6.6 million or 51.5% was classified as non-performing and maintained on non-accrual status. An additional $6.2 million was classified as non-performing at June 30, 1997 although interest in an aggregate amount of $483,000 was accrued in 1997 and is considered by Management to be collectible.

The following schedule details the maturities of the Bank's Commercial Business Loans (dollars in thousands):

                  Less than one year                 $   4,315
                  One year to five years                 8,491
                                                     ---------
                                                     $  12,806

As of the year ended June 30, 1997 all of the commercial business loans have fixed interest rates.

Asset Sale Transactions

In connection with, and to facilitate the closing of, the Branch Sale, the Bank consummated $60.4 million of Asset Sale Transactions. The Asset Sale Transactions, which were arranged by RB Management Company LLC, were structured to include ongoing recourse to, and participation by, the Bank with respect to the assets sold, based upon the proceeds realized by the purchasers. The assets included within each pool of assets sold and the nature of related recourse provisions are described below.

The Asset Sale Transactions were entered into with five entities, each of which was independent of the Bank and Alvin Dworman, who owns 39% of the common stock of the Bank. In connection with the Asset Sale Transactions, entities controlled by Mr. Dworman loaned $12.8 million to the five entities on a non-recourse basis.

Assets included within each pool sold were, with the exception of Pool C, believed by the Bank and the purchasers to be in the final process of disposition by the Bank. In essence the Asset Sale Transactions resulted in disposition proceeds which the Bank expected to realize on the included assets within the fiscal year following the Bank's 1997 fiscal year.

In each of the Asset Sale Transactions, the Bank sold a pool of assets and received a 20% cash down payment and non-recourse purchase money notes (the "Purchase Money Notes") which approximated 80% of the sale price. In all cases, except for Pool C, the Purchase Money Notes had maturity dates, including any extension options, of less than one year from June 30, 1996. The maturity date on the Pool C Purchase Money Note was three years. The Bank also received additional contingent proceeds notes for each of the five pools which provided the Bank with rights to receive proceeds from subsequent asset sales by purchasers in excess of the initial sales price after the purchaser had received a return of 8%, a transaction fee of 25 basis points and reimbursement of certain transaction expenses. In the event that proceeds of subsequent assets sales exceed specified amounts for each pool, such amounts are to be retained by the purchaser.

The Bank received aggregate cash down payments of $12.8 million in connection with the Asset Sale Transactions. The Purchase Money Notes, aggregating $47.6 million, were included in the assets delivered to Marine Midland in connection with the Branch Sale.

The Bank made representations and warranties ( the "Recourse Provisions") with respect to the assets sold which included, among other things, the present condition of each asset, the nature of disposition arrangements which had been entered into by the Bank prior to June 28, 1996 and that each of the assets was free of any liens or encumbrances. The Recourse Provisions also included representations with respect to certain of the assets that the Bank had taken all actions to effect specific proposed dispositions or had made arrangements with third parties to complete actions required to effect such dispositions.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer term nature and the more substantial risks related to ongoing construction for the assets included in each of the Pools. Pool B and C Asset Sale Transactions have been included in the Bank's consolidated financial statements as Loans sold with recourse. Related financing for such assets has been included in the Bank's consolidated financial statements as Borrowed Funds, secured by assets sold with recourse. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools A, D, and E as sale transactions since each of the financial receivables, asset sale contracts or other proceeds included in these pools represented reasonably estimable amounts, including related recourse claims, in transaction with limited duration. Substantial proceeds from dispositions conducted within Pools A, D and E were realized by the purchasers during the fiscal year ended June 30, 1997. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools A, D and E.

Assets included in Asset Sale Transactions, and a description of the assets sold, were as follows:

Pool A

Pool A originally included $13.8 million in assets, composed of $12.0 million of receivables related to the collection of certain federally guaranteed, defaulted student loans and other student loan related claims from the Student Loan Marketing Agency ("SLMA") (collectively, the "Student Loan Receivables") and $1.8 million related primarily to delinquent single family residential loans (collectively the "Single Family Receivables").

The Bank's aggregate investment in the Student Loan Receivables and the Single Family Receivables prior to the Asset Sale Transactions approximated $12.4 million and $7.1 million, respectively.

At June 30, 1997, the remaining Student Loan Receivables balance, net of applicable reserves, was $1.3 million. This balance represented claims which had been filed with state processing agencies for reimbursement for which the Bank expected to receive reimbursement. At June 30, 1997, the remaining Single Family Receivables balance, net of applicable reserves, of $5.7 million were in the process of being disposed of through bulk sales or sales of individual loans or, to a lesser degree, sales of real estate owned to bulk buyers or individuals.

Pool B

At June 30, 1996, Pool B was composed of a mortgage loan in the amount of $13.0 million secured by land and construction in process related to a single family condominium project in Wayne, New Jersey (the "Wayne Project"). The Bank's aggregate investment in the Wayne Project prior to the Asset Sale Transactions approximated $13.01 million.

624833.12
                                      -16-

The Bank believed at June 30, 1997 that the Wayne Project would be fully completed and all individual units sold prior to June 30, 1998. The Wayne Project is in the final phase of a three phase development project which was nearing completion at June 30, 1997. The Bank's remaining investment in the Wayne Project, net of applicable reserves, was $7.7 million at June 30, 1997.

Pool C

Pool C included contracts of sale, in the amount of $11.0 million for two adjacent parcels of land located in the Bronx, New York (the "Bronx Projects"). The Bank's investment in the Bronx Projects prior to the Asset Sale Transactions aggregated $17.7 million, including $12.1 million for one site ("Site One") and $5.6 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Bank's investment at June 28, 1996 in construction in process. Site Two was vacant on June 30, 1997 with no development yet commenced. At June 30, 1997, the Bank expected that the two parcels would be sold within the subsequent twelve months or that the Bank would arrange for the sale and development of subparcels of the first site and sale of the second site prior to the commencement of construction. The Bank's investment in the Bronx Projects, net of applicable reserves, was $16.8 million at June 30, 1997.

Pool D

Pool D, with an aggregate sales price of $14.3 million, included six individual owned real estate properties, located in New York State, New Jersey and California (collectively, the "Real Estate Properties"). The Bank's aggregate investment in the Real Estate Properties prior to the Asset Sale Transactions aggregated $16.1 million. Each of the properties included in Pool D were either under contract of sale or contracts of sale for the remaining assets were being actively negotiated. All properties were disposed of during 1997 with the exception of one property, which the Bank estimated at June 30, 1997 would be disposed of by June 30, 1998. This property had a remaining asset balance of approximately $2.0 million at June 30, 1997.

Pool E

Pool E, with an aggregate sales price of $8.3 million, included the rights to proceeds from sale of two joint venture projects, the sale of which was scheduled to close within 90 days, rights to proceeds of sale of 35 condominium projects located in New York City, a mortgage secured by cooperative apartment units in New York City and a mortgage secured by a multi-family apartment complex in New York State (collectively, the "Venture Proceeds and Residential Mortgages Pool"). The Bank's aggregate investment in the Venture Proceeds and Residential Mortgages Pool prior to the Asset Sale Transactions aggregated $11.6 million. Each of the assets included in Pool E was disposed of during fiscal 1997.

Mortgage-Backed and Related Securities Available for Sale

The   following   table  sets   forth   information   relating   to  the  Bank's
mortgage-backed and related securities at the dates indicated.

                                                              June 30,
                                       ---------------------------------------------------
                                       1997                     1996                  1995
                                       ----                     ----                  ----
                                                           (In Thousands)
Mortgage-backed securities:
  FHLMC                            $   -                $           187         $   26,397
  FNMA                                 -                      -                      3,993
  Privately issued                     -                      -                     13,756
                                   --------------       ---------------         ----------
          Total                                                     187             44,146

Mortgage-related securities:
  CMO regular interests                -                      -                     28,497
  CMO residual interests, net          -                      -                        -
                                   --------------       ---------------         ----------
          Total                        -                      -                     28,497
                                   --------------       ---------------         ----------
          Total mortgage-backed
            and related
            securities             $       -            $           187       $     72,643 (1)
                                   ==============       ===============       ============

(1) At June 30, 1996 and 1995, all of the Bank's mortgage-backed and related securities were classified as available for sale and carried at fair value.


For additional information relating to the Bank's mortgage-backed and related securities, see Note 6 to the Consolidated Financial Statements.

The following table sets forth the Bank's investment securities portfolio at carrying value at the dates indicated.


                                                                June 30,
                                            -----------------------------------------------
                                            1997                1996                   1995
                                            ----                ----                   ----
                                                                (In Thousands)
Bonds:
U.S. Government and federal
   agencies                               $     -             $       -             $  23,023
 Corporate                                      -                     -                   -
 Other (1)                                      -                     -                  565
                                          --------            -----------           -----------
    Total                                       -                     -                23,588
                                          --------            -----------           -----------
Equity Securities:
 Marketable Equity Securities:
 Common                                      2,298                  2,298               1,665
 Preferred                                      -                      -                  -
Valuation allowance                         (1,105)                (1,218)                -
                                          ---------           ------------          ----------
    Total                                    1,193                  1,080               1,665
 Non-marketable Equity Securities, net       5,082                  4,605               6,119
                                          --------            -----------           -----------
Total equity securities, net                 6,275                  5,685               7,784
                                          --------            -----------           -----------
    Total investment securities, net (2)  $  6,275            $     5,685           $  31,372
                                          ========            ===========           ===========

(1) At June 30, 1995, consists primarily of bonds issued by Community Preservation Corp. for affordable housing programs and bonds of foreign governments.

(2) At June 30, 1997, 1996 and 1995, all of the Bank's investment securities were classified as available for sale and carried at market value in accordance with SFAS No. 115. See Note 1 to the Consolidated Financial Statements.


At June 30, 1997, the Bank's investments in common stocks and non-marketable securities were comprised of investments in the stocks of one and two corporate issuers, respectively. The Bank is required to divest these equity interests in accordance with the requirements of federal laws and regulations.

The Bank's investments in equity securities prior to June 30, 1997 include a historically required investment in the FHLB of New York, redeemed during the Bank's 1997 fiscal year, which amounted to $9.0 million at June 30, 1996. The Bank's investments in equity securities prior to June 30, 1997 also include investments, liquidated in 1997, in two organizations, which amounted to $790,000 at June 30, 1996. These organizations previously provided data processing and related services to their shareholders on a cooperative basis.

The Bank had no debt securities as of June 30, 1997 and 1996. For additional information relating to the Bank's investment securities, see Note 6 to the Consolidated Financial Statements.

Sources of Financing

Subsequent to the Branch Sale, the primary source of the Bank's financing has been secured financing provided by Marine.

The closing of the Branch Sale was conditioned upon the Bank's obtaining financing with terms and in an amount reasonably acceptable to the Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine the Facility, consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.06 million. Proceeds of the Facility were utilized by the Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Bank's operations subsequent to the Branch Sale.

As a member of the FHLB, River Bank had been eligible to obtain borrowed funds from the FHLB, subject to the availability of collateral, which was sufficient, in the judgment of the FHLB, to fully secure advances and compliance with other applicable requirements. At June 30, 1997, the Bank had no outstanding advances from the FHLB of New York. The outstanding FHLB financing prior to June 28, 1996, was previously fully secured by individual assets of the Bank, a substantial amount of which were being sold to Marine as part of the Branch Sale. As a result, the Bank was required to repay or refinance substantially all of its FHLB indebtedness at or prior to the closing of the Branch Sale.

Each of the individual loans included in the Facility were structured as three-year term loans with options to extend the initial term for two additional one-year periods subject to the Bank's achieving pre-agreed minimum repayment amounts which are equal to 60% and 30% of the original aggregate amount of the Facility and remaining fully current on all obligations and in compliance with all covenants.

The Facility is priced at 175 basis points over LIBOR for the initial six months following June 28, 1996, automatically increasing by 25 basis points at the beginning of each of the subsequent three six month periods and will be priced at 275 basis points over LIBOR for the third year of the Facility. In the event that the Bank elects to exercise its option to extend the initial term of the Facility, the Facility will be priced at 300 basis points over LIBOR during the initial one year extension and 325 basis points over LIBOR during the second one year extension. Following maturity or an event of default, the Senior Debt Financing will accrue interest at a specified default rate.

The Facility is secured by first priority mortgage liens on eleven of River Bank's real estate assets approved by Marine and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans are cross defaulted with each other and cross collateralized by all collateral for the Facility. As additional collateral for the Facility, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by the Bank), stock pledges and assignment of partnership interests and assignment of miscellaneous interests on additional Bank assets (the "Additional Collateral"). The Bank collaterally assigned to Marine all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral will be applied to the prepayment of the Facility. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, shall be applied to the prepayment of the Facility subject to the Bank's right to establish reserves for its operating needs. The Bank will be permitted to prepay the Facility in whole or in part at any time without prepayment penalty or premium (subject to customary LIBOR breakage provisions).

The commitment letter for the Facility provided that the Bank may continue to pursue additional debt financing of up to $25 million of additional debt financing from other lenders or, in the alternative or in combination, accelerate the Bank's disposition of assets so as to reduce or eliminate its need for Supplemental Financing. If the Bank pursues additional debt financing, the proceeds of such financing will be required to be utilized in a manner approved by Marine (which may include the application of a percentage of such proceeds to the prepayment of the Senior Debt Financing), such financing may not be secured by any assets which are Primary Collateral and the lender must enter into an intercreditor agreement with Marine satisfactory to Marine. If the Bank elects to accelerate its disposition of assets, such dispositions must be of assets which are not Primary Collateral and the proceeds of such asset dispositions will be required to be utilized in a manner approved by Marine (which may include the application of a percentage of such proceeds to the prepayment of the Senior Debt Financing).

Additionally, Marine has indicated that it is willing to consider a request by the Bank for an increase in the Facility by an amount not to exceed an additional $25 million in mortgage loans (such increase in the Facility, together with the initial Facility, the "Senior Debt Financing"). Any increase in the Facility is subject to Marine's approval and will be secured by additional mortgaged properties of the Bank or collateral assignments of mortgage loans of the Bank acceptable to Marine, in its sole discretion. In addition, any increase in the Facility will be subject, among other things, to the acceptability to Marine of the terms of all regulatory approvals or restrictions associated with the Bank's continuing operations. The increase in the Facility, if any, will be utilized by the Bank only to facilitate the retirement of the Series A Preferred Stock. Whether an increase in the Facility is necessary to facilitate the retirement of the Series A Preferred Stock pursuant to a plan of dissolution will ultimately depend on future events and conditions, including the pace at which the Bank is able to dispose of its assets, fund its operations and repay its Senior Debt Financing.

The Loan Agreement requires that while any amounts remain outstanding under the senior debt financing, the Bank must receive Marine Midland's prior written consent to, among other things, materially alter its charter or by-laws, incur additional corporate indebtedness and liens, make any distributions to stockholders or repurchases or redemptions of capital stock, acquire additional assets, exchange existing assets with a third party or assume additional liabilities as a result of any proposed merger transaction.

Deposits. The Bank no longer accepts any retail deposits and deposits are no longer a source of funds available to the Bank. Prior to the Branch Sale, deposits obtained through retail banking offices of the Bank had traditionally been the primary source of the Bank's funds for use in lending and for other general business purposes. The Bank has not offered and does not intend to offer any retail deposit products subsequent to the Branch Sale.

The following table shows the distribution of the Bank's deposits by type of deposit at the dates indicated.

                                                                       June 30,
                                -------------------------------------------------------------------------------------
                                        1997                              1996                            1995
                                -----------------------        -------------------------         --------------------
                                            % of                                % of                          % of
                                Amount      Deposits           Amount           Deposits         Amount       Deposits
                                ------      --------           ------           --------         ------       --------
                                                               (Dollars in Thousands)
Non-brokered deposits:
 Regular savings                 $  -          -   %           $  -                 -  %        $ 381,995        33%
  Past due certificates (1)         -          -                  -                 -              41,493         4
Demand accounts:
  Checking accounts(2)              -          -   %             2,876               95             2,817        -
  Bank checks outstanding (3)       -          -                   146                5            12,089         1
                                 ------      ------            -------             -----         --------      -----
                                    -          -                 3,022              100            14,906         1
NOW accounts                        -          -                   -                -              66,613         6
Money market deposit
  accounts                          -          -                   -                -              89,925         7
                                 ------      ------            -------             -----         --------      -----
  Total savings and
    demand accounts                 -          -                   -                -             594,932        51
Certificates:
  3 - 5 months                      -          -                   -                -              13,085         1
  6 - 8 months                      -          -                   -                -              41,248         4
  9 - 11 months                     -          -                   -                -              14,017         1
12 - 23 months                      -          -                   -                -             223,819        19
 24 - 35 months                     -          -                   -                -              60,841         5
 36 - 47 months                     -          -                   -                -              30,752         3
 48 - 59 months                     -          -                   -                -               3,655        -
 60 - 120 months                    -          -                   -                -              38,363         3
Negotiated-rate jumbo
  certificates                      -          -                   -                -                -           -
                                 ------      ------            -------             -----         --------      -----
  Total certificates                -          -                   -                -             425,780        36
Retirement
  accounts                          -          -                   -                -             150,818        13
  Total non-brokered
    deposits                        -          -                   -                -           1,171,530       100
Brokered deposits                   -          -                   -                -              -             -
                                 ------      ------            -------          -------        ----------     -----
  Total deposits at end
    of period                    $  -          -   %           $ 3,022              100%       $1,171,530      100%
                                 ======      ======            =======          =======        ==========     =====

(1) Past due certificates consist of certificates which have matured but have not been reinvested by the holder. Such certificates earn interest at the Bank's day of deposit/day of withdrawal rate until the amount is reinvested by the customer and as such are classified as regular savings.

(2) At June 30, 1996, this amount principally related to outstanding checks which had not yet been collected, and which were subsequently cleared in July 1996.

(3) Consists of checks drawn by customers on certain deposit accounts which were outstanding and not yet collected at fiscal year-end. All amounts subsequently cleared in July 1996.

The following table sets forth the activity in the Bank's deposits during the periods indicated.

                                                  Year                  Year                  Year
                                                  Ended                 Ended                 Ended
                                              June 30, 1997         June 30, 1996         June 30, 1995
                                              ------------          ------------          -------------
                                                                   (In Thousands)
Beginning balance                           $       3,022          $  1,171,530           $  1,254,199
Net decrease before interest credited              (3,022)              (56,611)              (124,072)
Interest credited                                    -                   47,719                 41,403
Transferred in connection with the
     Branch Sale                                     -               (1,159,616)                   -
                                            ---------------        -------------          -------------
         Net decrease in deposits                  (3,022)           (1,168,508)               (82,669)
                                            --------------         -------------          -------------
         Ending balance                     $        -             $      3,022           $  1,171,530
                                            ===============        =============          =============

For additional information relating to the Bank's deposits, see Note 14 to the Consolidated Financial Statements.

Borrowed Funds

The following table sets forth certain information concerning the Bank's borrowed funds at the dates indicated.

                                                                        June 30,
                                               -----------------------------------------------------------
                                                     1997                 1996                 1995
                                               --------------        --------------      -----------------
                                                                     (In Thousands)
FHLB advances                                  $     -            $        2,026        $     164,526
Marine Initial Facilities                           66,065                89,760                 -
Secured by loans sold
   with recourse                                    18,206                24,000                 -
Securities sold under
   agreement to repurchase                           -                       -                 14,535
                                               -----------        --------------        -------------
  Total                                        $    84,271        $      115,786        $     179,061
                                               ===========        ==============        =============

For additional information relating to the Bank's borrowed funds, see Asset Sale Transactions and Note 17 to the Consolidated Financial Statements.

Subsidiaries

Under the Banking Law, the Bank previously invested in subsidiaries which engaged in various activities authorized for savings banks, as well as additional activities authorized by the Banking Department. These activities were subject to the requirements of federal laws and regulations.

A substantial amount of the Bank's activities in subsidiaries consists of holding investments in real estate not held directly by the Bank. The Bank has established a number of subsidiaries for the sole purpose of holding and/or disposing of a single real estate asset. Real estate assets located in New York City are generally held by subsidiaries of Rivercity Realty Corp. ("RRC"), and those located in the eastern United States including New York State are held by subsidiaries of Riverbank Properties, Inc. ("RPI") and certain other subsidiaries of the Bank. RRC and RPI are New

York corporations. The Bank's investments in real estate located in the western United States are generally held by subsidiaries of Riverbank Financial Group ("RFG"), a California corporation which has an office in San Francisco. RPI, RRC and RFG were originally formed to engage in real estate development and lending activities.

During the mid-1980s, the Bank engaged in commercial business lending through a subsidiary. The Bank is winding down the operations of that subsidiary and no new activity has been conducted since 1991.

A wholly-owned subsidiary of the Bank, East River Financial Group, Inc., previously sold on an agency basis certain tax-deferred and variable annuities issued by specified insurance companies. This subsidiary ceased origination and sale activity as of the date of the Branch Sale.

Employees

Following the consummation of the Branch Sale, at June 30, 1996, the Bank had 37 full-time and 13 part-time employees. At June 30, 1997 the Bank maintained a full time staff compliment of four personnel, the President and Chief Executive Officer, one employee who performs administrative functions and two employees directly involved in day-to-day management of certain real estate properties. See Note 26 to the Consolidated Financial Statements. See "Directors and Principal Officers of the Registrant."

Taxation

Federal Taxation. For federal income tax purposes, the Bank reports its income and expenses using the accrual method of accounting. The Bank and certain of its subsidiaries file consolidated federal income tax returns on a calendar year basis and are subject to federal income tax under the rules of the Internal Revenue Code ("Code") in the same manner as other corporations. Pursuant to the Omnibus Budget Reconciliation Act of 1993, signed into law by President Clinton on August 10, 1993, the maximum federal corporate income tax rate increased to 35%, effective January 1, 1993. In addition to regular income taxes, corporations such as the Bank are subject to an alternative minimum tax which is generally equal to the excess of 20% of alternative minimum taxable income (taxable income, increased by tax preference items and adjusted for certain other tax items) over regular income taxes. A portion of alternative minimum taxes paid can be credited against regular taxes due in later years, subject to certain limitations.

In prior years, the Bank maintained "qualifying assets," as defined in regulations of the U.S. Treasury, in excess of 60% of its assets on an unconsolidated basis, and as a result was considered to be a "domestic building and loan association" which was able to use the percentage of taxable income method for computing a deductible addition to its bad debt reserve for federal, state and local income tax purposes. Beginning in 1992, the Bank failed to maintain qualifying assets in excess of 60% of total assets and, as a result, is no longer a "domestic building and loan association," but is considered to be a "bank" for federal income tax purposes. As a result, as of December 31, 1992, the Bank had recaptured the entire balance of the bad debt reserve which it had previously maintained for federal tax purposes while it was a "domestic building and loan association" into income. Due to operating losses incurred in 1991 and 1992, however, no tax was required to be paid on the recaptured amount.

As of June 30, 1997, the Bank had four existing tax attributes which could be used to reduce federal tax liabilities in the current and future years. These are its passive activity loss carryforwards and credits, net operating loss
(NOL) carryforwards, and alternative minimum tax credits, each of which is discussed below and in Note 20 to the Consolidated Financial Statements.

At June 30, 1997, the Bank had suspended passive activity losses for federal income tax purposes of approximately $674,000 and suspended passive activity credits (consisting of rehabilitation tax credits) which it has not been able to utilize in prior periods and are subject to substantially similar limitations, of approximately $5.4 million. In addition, tax credits of $784,000, $555,000, and $676,000 were generated in 1997, 1996, and 1995, respectively, and are considered non passive. This credit is primarily attributable to the Bank's investment in the rehabilitation of an historic multi-family residential project located in Philadelphia, Pennsylvania. See Note 20 to the Consolidated Financial Statements for additional information. The primary source of the Bank's "passive" losses has been from losses incurred by subsidiaries of the Bank in real estate joint ventures, and certain losses incurred by the Bank in connection with real estate acquired through foreclosure. "Passive" losses from these sources may be deducted against the Bank's "active income" other than its "portfolio income." For tax years in which the Bank is considered to be "closely held" within the meaning of the Code, passive activity losses and credits in excess of the amounts currently allowed are suspended and may be carried forward indefinitely to offset taxable income and liabilities from passive activities or from an active trade or business in future years, or will generally be fully deductible (but not creditable) upon a complete disposition of the underlying passive activity. These tax credits are only utilizable against tax liability which would otherwise be incurred, and, accordingly, can not be used until after the available deductible loss carryforwards have been utilized.

The passive activity loss limitations applied to the Bank in prior years because the Bank was considered to be "closely held" within the meaning of the passive activity loss limitation rules set forth in the Code. The Bank was previously considered to be "closely held" for this purpose because more than 50% of the value of its outstanding stock was owned, directly or indirectly, by or for not more than five individuals. The determination of stock ownership for the purposes of the passive activity loss limitation rules differs from the requirements of Section 382 of the Code with regard to the ownership of certain preferred stock (see Note 18 to the Consolidated Financial Statements). As a result of the Offering, the Bank believes that it is not "closely held" for purposes of the passive activity loss rules following consummation of the Offering notwithstanding the absence of the occurrence of an "ownership change" for purposes of Section 382 of the Code. The passive activity loss limitation rules will continue to apply to losses and credits from any preceding period during which the Bank was "closely held," but current losses and credits are not subject to treatment as passive activity losses.

At June 30, 1997, the Bank had NOL carryforwards for federal income tax purposes of approximately $100.2 million. The Bank's NOL's may be carried forward 15 years and will expire in 2006 through 2012.

The Bank is subject to Federal income tax on its operations conducted after the Branch Sale and will recognize gain or loss at the time of the disposition of those of its assets not sold therein. Commencing with the taxable year of the making of any liquidating distribution with regard to the Series A Preferred Stock, the Bank will become subject to the passive activity loss limitation rules and the "at-risk" rules of the Code and, if at least 60% of the Bank's "adjusted ordinary gross income" for any year is "personal holding company income" (each as defined), the Bank may be subject to a personal holding company tax on its undistributed personal holding company income for such year. The passive activity loss limitation and "at-risk" rules have not applied to the Bank during the period that the Series A Preferred Stock was outstanding (although the Bank has passive activity loss carryovers and credits arising before that period) and the personal holding company rules have not applied to the Bank during the time that it has been a "bank" or a "domestic building and loan association," each as defined in the relevant provisions of the Code.

Section 382 of the Code generally provides that if a corporation undergoes an "ownership change," the amount of taxable income that the corporation may offset after the date of the ownership change (the "Change Date") by NOLs (and certain built-in losses, as described below) existing on the Change Date will be subject to an annual limitation. In general, the annual limitation is equal to the product obtained by multiplying (i) the fair market value of the corporation's equity immediately prior to the Change Date (with certain adjustments, including an exclusion of capital contributions made during the two years preceding the Change Date), by (ii) the long-term tax-exempt bond rate determined for the month in which the Change Date occurs, as published by the IRS. For "ownership changes" occurring during June 1994, that rate was 6.01%. If an "ownership change" of the Bank took place during June 1994, the Bank might be permitted to use no more than approximately $865,000 of its NOLs carried over from prior to the Change Date, annually to offset taxable income realized after the Change Date, including income realized in connection with the Branch Sale. Accordingly, the Bank's ability to use its deferred tax assets may be reduced materially, resulting in the recognition of additional tax expense and a reduction to its stockholders' equity and the Bank's liquidity. To the extent that it is determined, after the Bank has made liquidating distributions to its stockholders, that the Bank had incurred such additional tax expense, such stockholders may be liable for any such additional tax expense up to the amount of distributions received by such stockholders in the dissolution plus interest thereon from the date of distribution, and future distributions to the stockholders may be reduced.

In general, an "ownership change" occurs with respect to a corporation if any of its stockholders who own, directly or indirectly, five percent or more of the stock of the corporation ("5-percent stockholders") increase their aggregate percentage ownership of such stock by more than 50 percentage points over the lowest percentage of stock owned by those stockholders at any time during a three-year testing period. In applying Section 382, newly-issued stock generally is considered to have been acquired by one or more 5-percent stockholders, even if none of the persons acquiring that stock in fact owns (or owned) at least five percent of the issuer's stock.

Based on current ownership information available to the Bank, the Bank is of the view that no ownership change of the Bank occurred within the three years preceding the Equity Offering. The Bank expects that the Equity Offering, when combined with prior changes in ownership of stock of the Bank and other contemplated transactions affecting ownership of the capital stock of the Bank occurring in connection with the Equity Offering, did not result in an ownership change of the Bank. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Equity Offering under Section 382, the Bank has made certain legal judgments and certain factual assumptions. The Bank has not requested or received any rulings from the IRS with respect to the application of Section 382 to the Equity Offering and the IRS could challenge the Bank's determinations.

At June 30, 1997, the Bank had an alternative minimum tax credit carryforward of approximately $2.5 million for federal income tax and financial reporting purposes attributable to alternative minimum taxes paid in prior periods. This tax credit is only utilizable against regular tax liabilities which would otherwise be incurred, and, accordingly, can not be used until after the available deductible loss carryforwards have been utilized.

The Bank's federal income tax returns have been audited or closed without audit by the IRS through its 1991 taxable year.

The IRS has reviewed the Bank's federal income tax returns for calendar years 1991 and 1990 in connection with the Bank's claims for refunds of taxes paid in 1987 through 1989 as a result of the carryback of NOLs from 1991 and 1990. The agent's adjustments have been issued to the Bank. The adjustments, which are not material, have been approved by the Joint Committee review and a final assessment was issued.

For additional information regarding Federal tax matters, see Note 20 to the Consolidated Financial Statements.

State and Local Taxation. The Bank is subject to the New York State Franchise Tax on Banking Corporations and to the New York City Banking Corporation Tax. New York State and New York City each imposes these annual taxes on banking corporations based on net income allocable to New York State or New York City at a rate of 9%. An alternative minimum tax will be imposed, however, if the application of an alternative minimum tax (based on taxable assets allocable to New York, "alternative" net income, or a flat minimum fee) results in a greater tax.

In addition to the foregoing, the New York State Tax Law also imposes a Metropolitan Transportation Business Tax surcharge equal to 17% of the portion of the net New York State franchise tax (after deduction of any allowable credits against tax) otherwise payable which is attributable to the Bank's gross income within New York City and in several other New York counties in the New York Metropolitan Area. Also, New York State imposed through 1993 a surcharge on banking corporations at a rate of 15% of the net franchise tax due (after deduction of any allowable credits against tax). This rate was effectively reduced to 2.5% for the Bank's tax year ending December 31, 1996.

The Bank files a combined New York State franchise tax return with several of its currently active subsidiaries that do business in New York. The Bank's New York State tax returns have either been audited or closed without audit by the New York State Department of Taxation and Finance through its 1984 taxable year.

In October 1995, the Bank paid New York State $2.0 million to settle all amounts claimed including penalties and interest for the tax years 1985 and 1986. In addition, New York State agreed that no additional taxes will be assessed for the years 1987, 1988 and 1989 as a result of any potential adjustment to the bad debt reserve deduction reported for any of those years. Please see the Bank's Report F-3 filed for the month of October 1995 which is incorporated herein by reference. In November 1995, the Bank paid New York State $761,000 to settle all amounts, including penalties and interest for the calendar years 1987, 1988 and 1989.

The Bank has filed claims for refunds of New York State and local franchise taxes of approximately $1.2 million related to calendar year 1982. The basis of such claims relates to the applicability of the exemption from such taxes when net worth certificates ("Certificates") are outstanding. Certificates were those issued to the FDIC by the Bank under the 1982 Assistance Agreement. The Bank's initial refund claims were denied on the basis that the exemption was applicable only during the period Certificates were outstanding and not for the entire year. On October 13, 1994, a decision was rendered in a court case involving a similar claim for refund on behalf of another savings institution which confirmed the position taken by New York State in denying the Bank's initial refund claim. The Bank continues to review the impact of this decision on its position.

The Bank's New York City tax returns have either been audited or closed without audit by the New York City Department of Finance through its 1989 taxable year. The New York City Department of Finance conducted an audit of the Bank's New York City tax returns for calendar years 1985 to 1987. Various issues were raised which resulted in an assessment of $1.1 million of additional taxes and $900,000 of interest. The Bank paid the additional $2.0 million on June 30, 1994 from previously established reserves with no charges to income during the period ended June 30, 1994.


                                   REGULATION

The references to laws and regulations which are applicable to the Bank set forth below and elsewhere herein do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.

General - The Bank is a stock-form savings bank chartered under the laws of the State of New York, and its remaining non-retail deposit accounts and escrow accounts are insured up to applicable limits by the BIF administered by the FDIC. The Bank is therefore subject to extensive regulation, examination and supervision by the Banking Department and by the FDIC.

Marine assumed all the Bank's remaining retail deposits in connection with the Branch Sale, and has so notified the FDIC. The Bank ceased accepting deposits on the date of the Branch Sale. At June 30, 1997, the Bank continued to be regulated by the FDIC and the NYSBD. On October 31, 1996 the Bank requested that the FDIC terminate its insurance of accounts in accordance with the requirements of the NYSBD's approval of the Branch Sale. On April 14, 1997, the Bank received notice that the FDIC, as requested by the Bank, intends to terminate the Bank's status as an insured state non-member Bank on December 31, 1997. Upon the issuance of such order by the FDIC, the Bank will no longer be subject to banking regulation by the FDIC but will remain a banking organization chartered and regulated by the Banking Department. In connection therewith, the Bank has received from the Banking Department a waiver of any applicable New York State deposit insurance requirements and intends, prior to September 30, 1997, to seek approval from the Banking Department to surrender its banking charter.

While certain provisions of the New York State Banking Law ("NYBL") are inapplicable, such as the Community Reinvestment Act, the Bank will continue to be subject to regulations regarding, among other things, loans-to-one borrower, transactions with affiliates and periodic reporting requirements. In addition, unless the NYSBD terminates the 1995 MOU (see "1995 Memorandum of Understanding"), the Bank will continue to be subject to the provisions thereof including, among other things, regulatory capital maintenance, limitations on dividend payments, valuation of real estate owned and periodic reporting. The Bank has requested that the NYSBD and the FDIC terminate the 1995 MOU. If the 1995 MOU is terminated and no other such conditions are imposed by the NYSBD, the Bank will no longer be subject to any currently existing regulatory capital requirements, but will remain subject to the terms of the NYSBD approval of the Branch Sale (see "Conditions of Branch Sale"), regulation, examination and supervision by the NYSBD.

The Bank is required to file reports with the Banking Department and, to the extent its status as an insured depository institution has not terminated, the FDIC, concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions, such as any merger or acquisition with another institution. The regulatory system to which the Bank is subject generally is intended for the protection of the deposit insurance fund and depositors, not stockholders. The regulatory structure also provides the Banking Department and, to the extent its status as an insured depository institution has not terminated, the FDIC, with substantial discretion in connection with their supervisory and enforcement functions, including matters regarding the appropriate classification of assets and the establishment of adequate loan loss reserves. Periodically, the Banking Department and the FDIC conduct examinations of the Bank in order to assess its compliance with federal and state regulatory requirements.

Certain aspects of the Bank's business have historically been subject to numerous regulatory requirements and restrictions with respect to such matters as, for example, the nature and amounts of loans and investments that may be made, the issuance of securities, the establishment of branches, mergers, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

At this time, the Bank remains subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and continues to file periodic reports and other information with the FDIC, and the Bank will continue to submit such reports and information to the Banking Department until it surrenders its banking charter and dissolves.

Conditions of the Branch Sale

The Banking Department imposed certain conditions in connection with approving the Branch Sale. These conditions are, including but not necessarily limited to:
(i) the Bank's agreement to file an application with the Banking Department, within one year of closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within thirteen months after the date of the Branch Sale and an order of final dissolution within five months following the filing of the application for a closing order; (iii) increased levels of minimum capital requirements; (iv) the Bank's agreement to continue to submit its proposed capital transactions to the Banking Department for approval; (v) the continuation of the Bank's current periodic reporting obligations with respect to its Retained Assets, as well as in connection with its ongoing activities; and (vi) such other conditions and obligations as the Banking Department may deem appropriate.

In June 1997, the Bank submitted an alternate proposal (the "Alternate Proposal") to the Banking Department pursuant to which the Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale described above. The Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities to a successor corporation ("Successor") incorporated under Delaware General Corporate Law. Successor would acquire all of the assets of the Bank and continue all of the business of the Bank under the same business plan as adopted by the Bank. Successor would also assume all of the liabilities of the Bank, including contingent liabilities. Following the transfer of its assets and liabilities to Successor, the Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporate Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer is expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such, the Bank expects that certain of its tax attributes will be preserved. Successor will not be subject to regulation by the Banking Department or the FDIC following implementation of the Alternate Proposal and the surrender of the Bank's banking charter.

In connection with the Alternate Proposal, common and preferred shareholders of River Bank America will receive shares of Successor on a share-for-share basis so that immediately following the reorganization and dissolution of the Bank, Successor will be owned by the same stockholders, in the same proportions as currently own the Bank. Following the surrender of its banking charter, the Bank, reorganized as a regular corporation, expects to be able to continue to pursue the orderly disposition of its assets under plans intended to maximize shareholder value.

Prior to June 30, 1997, the Bank received the Banking Department's conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Bank on a timely basis. The Banking Department's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997, would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 is filed by the Bank by October 15, 1997. In the event that the Bank is unable to meet the dates for completion established by the Banking Department, the Bank intends to request such extensions as may be necessary to complete implementation of the Alternate Proposal. No assurances can be given that the Banking Department will provide such extensions.

There can be no assurance that the NYSBD will not impose additional requirements on the Bank in the future, so long as the NYSBD maintains its role as the Bank's primary regulator.

1995 Memorandum of Understanding - On September 20, 1995, the Bank executed the 1995 MOU. The Bank has requested that the Banking Department and the FDIC terminate the 1995 MOU. If the 1995 MOU is terminated, the Bank will no longer be subject to any regulatory capital requirements. No assurance can be given that the Banking Department and the FDIC will approve the Bank's request that the 1995 MOU be terminated, or that, in connection with the termination of the 1995 MOU, the Banking Department and the FDIC will not impose other regulatory capital requirements and conditions. The 1995 MOU, among other things, requires the Bank to: (i) maintain its adjusted Tier 1 capital ratio at an amount equal to or greater than 5.5%; (ii) develop and maintain a written plan consisting of goals and strategies for improving the earnings of the Bank; (iii) eliminate, by collection or charge-off, all assets classified as "loss" and 50% of all assets classified as "doubtful" pursuant to any examination by the FDIC or the Banking Department; (iv) not, with certain exceptions, lend new or additional amounts to any borrower who has a loan which has been charged-off or who has a loan which has been adversely classified by the FDIC or the Banking Department; (v) develop a written plan, acceptable to the FDIC and the Superintendent, to reduce the Bank's remaining assets classified "doubtful" or "substandard" as a result of the most recent examinations by the FDIC and the Banking Department; (vi) adopt and implement a written program to address regulatory criticisms with respect to all "problem assets," as defined, with carrying values in excess of $3.0 million which were identified in the most recent regulatory exams by the FDIC and the Banking Department; (vii) revise its policies to ensure that valuations of other real estate collateral reflect a "fair market value" which is consistent with the instructions for preparation of the FDIC's Consolidated Reports of Condition and Income ("Call Reports") and other accounting guidance; (viii) revise and implement the Bank's internal loan review and grading system; (ix) not declare or pay any dividends (A) on its Common Stock unless the Bank's ratio of Tier 1 capital to total assets will be not less than 5.5% and such dividend payment is approved in advance by the FDIC's Regional Director and the Superintendent or
(B) on its outstanding Perpetual Preferred Stock, Series A unless the Bank's ratio of Tier 1 capital to total assets remains in excess of 5.0%, provided that, if the Bank's Tier 1 capital to total assets falls below 5.5%, it has submitted an acceptable revised capital plan to the Regional Director of the FDIC and the Superintendent which demonstrates that the Bank will be able to restore its Tier 1 capital ratio to 5.5% in a reasonably prompt time frame; (x) appoint a committee of the Bank's Board of Directors to monitor compliance with the 1995 MOU; (xi) receive from such Compliance Committee of the Board certain reports; and (xii) provide the FDIC and the Superintendent with periodic reports as to the Bank's compliance with the 1995 MOU.

Regulatory Capital Requirements - Federally-insured state-chartered banks are required to maintain such minimum levels of regulatory capital as may be established from time to time by regulatory authorities. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis, so long as the Bank is FDIC insured.

The Banking Department has advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

Loans-to-One Borrower - With certain limited exceptions, a New York state-chartered savings bank may not make loans or extend credit for commercial (non-mortgage), corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the bank's net worth if the loan is unsecured, or 25% of net worth if the loan is secured. At June 30, 1997, the Bank had no credit concentrations that it believes exceed the permitted amount.

Regulatory Approval for Certain Transactions - Until its status as an insured depository institution is terminated, the deposits of the Bank are insured up to $100,000 per insured account (as defined by law and regulation) by the BIF administered by the FDIC.

Under the Banking Law, the prior approval of the Banking Board is required before any "company," as defined in the New York State Banking Law, can acquire all of the capital stock of a banking institution, which includes a stock-form savings bank. The term "company" is defined generally as any individual, group, corporation, partnership, trust, association or similar organization either incorporated or doing business in the State of New York, but does not include certain governmental, non-profit or investment banking organizations or operations. In addition, prior approval of the Banking Board is required before any individual or company, as defined, can acquire "control," as defined, of a banking institution. Control is presumed to exist upon the direct or indirect ownership, control or holding of 10% or more of the voting power of any banking institution. Accordingly, no individual or company may acquire control of 10% or more of the voting capital stock of a banking institution without the prior approval of the Banking Board. Prior approval is also required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or to be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution, or any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution. The term "bank holding company" is defined generally to include any company or trust which directly or indirectly either controls the election of a majority of the directors or owns, controls or holds the power to vote 10% of the voting stock of a bank holding company, each of two or more banking institutions or a banking institution held by another banking institution. The statute requires the New York Banking Board to approve or deny an application within 120 days of submission.

Restrictions on Dividends - In addition to the conditions imposed in connection with approval by the NYSBD and Marine in connection with the Branch Sale, dividends payable by the Bank are also subject to restrictions under the Banking Law. According to the Banking Law, dividends may be declared and paid only out of net profits of the Bank. The approval of the Superintendent is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years less any required transfer to surplus or a fund for the retirement of any preferred stock. There can be no assurance that the Board of Directors of the Bank will deem it appropriate to pay dividends on the Series A Preferred Stock even if permitted by the Bank's primary lender (Marine) and regulatory authorities.

The Bank has received notice that approval necessary to declare or pay dividends on the Bank's outstanding shares of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred") will not be provided at this time. In June 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996, payment of which was subject to the receipt of required approvals from regulators and Marine (the Bank's principal lender). The Bank intends to continue to seek approval for the payment of the declared Series A Preferred dividend. Primarily as a result of the above, the Bank's Board of Directors has taken no action as regards a quarterly dividend on the Bank's Series A Preferred for the quarters ending June 30, 1997, March 31, 1997, December 31, 1996 and September 30, 1996. Declaration or payment of future dividends on the Bank's Series A Preferred Stock will also be subject to the approval of the Banking Department and the FDIC, until the Bank is no longer regulated by the Banking Department and the FDIC, and will be subject to the approval of Marine for so long as the Facility remains outstanding.

Under the terms of the 1995 MOU, the Bank may not pay dividends on its Common Stock unless (i) after the payment of such dividends, its ratio of adjusted Tier 1 capital to total assets will be not less than 5.5% and (ii) such dividend payment is approved in advance by the Regional Director of the FDIC and the Superintendent. In addition, pursuant to the provisions of the 1995 MOU, the Bank, prior to June 30, 1996, was permitted to pay dividends on its outstanding Perpetual Preferred Stock, Series A even though the Bank's ratio of Tier 1 capital to total assets had fallen below 5.5%, but remained in excess of 5.0%, provided that the Bank had submitted an acceptable revised capital plan to the Regional Director of the FDIC and the Superintendent which demonstrated that the Bank would be in a position to restore its Tier 1 capital ratio to 5.5% in a reasonably prompt time frame.

Restrictions on Transactions with Affiliates and Insiders - A savings bank and other financial institutions are subject to several types of restrictions on transactions with affiliates and certain insiders. One set of restrictions is found in Section 23A of the Federal Reserve Act ("FRA"), which, among other things, imposes limits on the amount of loans to, and investments in, affiliates of the bank and requires certain levels of collateral for such loans. Affiliates of a bank include, among other entities, companies that control, are controlled by or are under common control with the bank. A bank may not extend credit to any one affiliate in an amount that exceeds 10% of its capital (20% of capital to all affiliates in the aggregate). The Bank also is subject to the provisions of Section 23B of the FRA, which, among other things, requires that certain transactions between the Bank and its affiliates and certain other transactions with or benefitting an affiliate must be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other non-affiliated companies. In the absence of such comparable transactions, any transaction between the Bank and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. The Bank also is subject to certain prohibitions against advertising which suggests that the Bank is responsible for the obligations of its affiliates. In addition, the restrictions on loans to insiders contained in the FRA and Regulation O apply to all insured institutions. The aggregate amount of an institution's loans to insiders is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate.

Federal Home Loan Bank System - The Bank had historically been a member of the FHLB of New York, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. The FHLB is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System and makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At June 30, 1997, the Bank's FHLB advances amounted to $2.0 million. On June 28, 1996, the Bank requested that it be permitted to withdraw from the FHLB and during 1997 the Bank's request was granted.

As a member, the Bank was required to hold shares of the capital stock of the FHLB of New York in an amount at least equal to 1.0% of its aggregate unpaid principal amount of its outstanding residential property loans at the beginning of each year or one-twentieth of any borrowed funds from the FHLB of New York, whichever amount is greater. At June 30, 1997, the Bank had $9.0 million in FHLB stock, which was in compliance with this requirement. The Bank's investment in FHLB stock was fully redeemed during the Bank's 1997 fiscal year.

Regulatory Enforcement Authority

General. The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions, including misleading or untimely reports filed with regulatory authorities, may provide the basis for enforcement action. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies. In addition, so long as the Bank is FDIC insured, the FDIC must be given 30 days' notice of any changes in directors or senior executive officers of the Bank and the FDIC may object to such changes.

Legislative and Regulatory Proposals. In addition, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, savings banks and other financial institutions and companies that control such institutions are frequently raised in Congress, state legislatures and before the FDIC and other bank regulatory authorities. The likelihood of any major changes in the future and the impact such changes might have on the Bank are impossible to determine. Similarly, proposals to change the accounting treatment applicable to savings associations and other depository institutions are frequently raised by the Commission, the FDIC and other appropriate authorities, including, among others, proposals relating to fair market value accounting for certain classes of assets and liabilities. Certain pending accounting rule changes are discussed elsewhere herein. The likelihood and impact of any additional future accounting rule changes and the impact such changes might have on the Bank are impossible to determine.

ITEM 2
                     EXECUTIVE OFFICES AND OTHER PROPERTIES

During the year ended June 30, 1996 the Bank terminated all remaining lease obligations involving properties and executive offices. The Bank is no longer obligated under any material amounts of non-cancelable operating leases.

During 1997, the Bank paid rent in an aggregate amount that was not material to its financial statements.

ITEM 3
                                LEGAL PROCEEDINGS

Litigation. The Bank is involved in various legal proceedings occurring in the ordinary course of business. Management of the Bank, based on discussions with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Bank. There can be no assurance that any of the outstanding legal proceedings to which the Bank is a party will not be decided adversely to the Bank's interests and have a material adverse effect on the financial condition and operations of the Bank.

In recent periods, the Bank has been involved in several legal proceedings relating to certain commercial business loans and joint venture investments made by Quest in the mid- to late-1980s. Upon the defaults of certain of these loans and the bankruptcy of one of the joint venture participants, the Bank and Quest participated in a global settlement in September 1990 with an arbitrator and accepted a $1.4 million payment in settlement of certain claims which the Bank and Quest believed were available. As reported in the Bank's Current Report on Form F-3 for the month of December 1994, all of such legal proceedings, except for the Adversary Proceeding in the FBN Bankruptcy case discussed below, have been settled. See also the Bank's Report on Form F-3 for the month of December 1994, which is incorporated by reference herein.

Regarding the Adversary Proceeding entitled In Re FBN Food Services, Inc., Debtor, et al. v. River Bank America and Quest Equities Corp., United States Bankruptcy Court, Northern District of Illinois, Eastern Division (Chapter 7 No. 91 B 08983, Adversary No. 92 A 00961), as reported in the Bank's Current Report on Form F-3 for the month of December 1994, on December 6, 1994, the Bankruptcy Court issued a decision which dismissed Quest Equities and Quest Realty as defendants and entered judgment against the Bank for $1,400,000, together with prejudgment interest of approximately $150,000. The decision of the Bankruptcy Court was affirmed by the United States District Court for the Northern District of Illinois. On appeal, the United States Court of Appeals for the 7th Circuit affirmed certain portions of the lower court decision and reversed other portions, remanding those issues to the Bankruptcy Court. The Bankruptcy Court ordered the institution to which the collateral was pledged to turn over the proceeds to the Trustee in the amount of $1,683,790. Proceedings continue with regard to the disbursement of those funds by the Trustee; the Bank has a claim for a refund. Since the Bank has satisfied the judgment, it has no further exposure to the Bankruptcy Court Trustee.

Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner, operator or manager of real property, including under certain circumstances the directors and officers of such entities, may become liable for the costs of removal or remediation of certain hazardous substances and materials released on or in its property or as a result of the disposal of such substances or materials on the owner's or another person's property. Such loans can impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances when released, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Under certain circumstances secured lenders may become exposed to environmental liabilities if, among other things, they take on an active management role with respect to the real estate property that is the subject of their security interest. While the Comprehensive Environmental Response, Compensation and Liability Act provides certain exemptions from liability for secured lenders, the scope of such exemptions are limited and may not be applicable to all the assets currently or previously owned by the Bank and its subsidiaries.

The Bank has not been notified by any governmental authority of any material noncompliance, liability or other claim in connection with any of the real estate properties currently owned or classified as in-substance foreclosures by the Bank or its subsidiaries, but it is aware of the presence of certain hazardous substances and materials on certain of its properties (foreclosed and in-substance foreclosed), which it has taken into account in connection with the appraisals of such properties. The Bank believes that the expected costs of remediation of such conditions are not significant and would not materially impair the Bank's ability to sell such properties. It is the Bank's general practice to take title to a property only if a Phase I environmental audit (which involves only limited procedures) does not reveal a risk of a material environmental condition and to establish a separate subsidiary to hold each newly-foreclosed property. There can be no assurance, however, that such audits reveal all potential environmental liabilities that might exist with respect to a foreclosed property, that no prior owner created any material unknown environmental condition, that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability on the Bank or its subsidiaries, or that the establishment of separate subsidiaries for foreclosed properties will insulate the Bank against potential environmental liability relating to such properties.

ITEM 4
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the only stockholders known by the Bank to own beneficially or of record more than 5% of the common stock and the nature of their holdings. This information has been obtained from reports provided by the beneficial owners or filed with the FDIC pursuant to Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934 (the "Exchange Act") and regulations promulgated by the FDIC. Unless otherwise indicated, each stockholder listed in the table has sole voting and investment powers as of July 31, 1997 with respect to the shares owned beneficially or of record by such person.



        Title of                  Name and Address                       Amount and Nature of          Percent
         Class                  of Beneficial Owner                   Beneficial Ownership (1)        of Class
         -----                  -------------------                   ------------------------        --------
        Common             Mr. Alvin Dworman                                2,768,400                  39.0%
                           645 Fifth Avenue
                           New York, New York  10022

        Common             Wellington Management Company (2)                  702,900                   9.9%
                           75 State Street
                           Boston, Massachusetts  02109

        Common             First Financial Fund, Inc. (3)                     470,000                   6.6%
                           One Seaport Plaza-25th Floor
                           New York, New York  10292

        Common             East River Partnership B (4)                       415,800                   5.9%
                           Madison Plaza
                           200 West Madison Street
                           Suite 3800
                           Chicago, Illinois  60606

        Common             Odyssey Partners (5)                               415,800                   5.9%
                           31 West 52nd Street
                           New York, New York  10019

        Common             John Hancock Advisors, Inc. (6)                    315,000                   4.4%
                           101 Huntington Avenue
                           Boston, Massachusetts  02199

(1) Based upon information provided by the respective beneficial owners and filings with the FDIC made pursuant to Exchange Act. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Section 335.403 of the Rules and Regulations of the FDIC, a person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.

(2) Wellington Management Company ("WMC") holds all owned shares in accounts in its capacity as an investment advisor for various clients. WMC shares dispositive power over the shares with its investment advisory clients.

(3) First Financial Fund, Inc. ("FFF") holds all owned shares in its capacity as an investment company. FFF has sole voting power and shares dispositive power over the owned shares with WMC of which it is an investment advisory client.

(4) East River Partnership B is an Illinois general partnership, the general partners of which are: (1) JAP Grandchildren #1, the co-trustees of which are Marshall E. Eisenberg and Jay A. Pritzker; (2) Don Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker; and (3) R.A. Trust #25, the co-trustees of which are Marshall E. Eisenberg and Thomas J. Pritzker.

(5) Odyssey Partners is a Delaware limited partnership having five general partners: Stephen Berger, Leon Levy, Jack Nash, Joshua Nash and Nash Family Partnership, L.P. The general partners of Odyssey Partners, excluding Nash Family Partnership, L.P., share voting and dispositive power over all owned shares.

(6) John Hancock Advisors, Inc. ("JHA") is a wholly owned subsidiary of the Berkeley Financial Group, which is a wholly-owned subsidiary of the John Hancock Asset Management, which is a wholly-owned subsidiary of the John Hancock Asset Subsidiaries, Inc., which is a wholly-owned subsidiary of the John Hancock Mutual Life Insurance Company. JHA has sole voting and dispositive power of the 315,000 shares of common stock over which it has direct beneficial ownership.

The following table sets forth certain information with respect to beneficial ownership of common stock by the directors of the Bank and by the current principal officers of the Bank. This information has been obtained from reports filed by the directors and principal officers with the Bank and the FDIC. Unless otherwise indicated, ownership figures are as of September 30, 1997, and each indicated director or principal officer listed in the table has sole voting and investment powers with respect to the shares owned beneficially by such person.



     Title of                   Name of Beneficial Owner               Amount and Nature of          Percent
      Class                    and Position held in Bank               Beneficial Ownership          of Class
     ------                    -------------------------               --------------------          --------

   Common                  Ms. Robin Duke Chandler                               --                       *
                           Director, Vice President and Secretary
   Common                  Mr. Robert N. Flint                                 4,000                      *
                           Director
   Common                  Mr. William D. Hassett                              2,150                      *
                           Director
   Common                  Mr. Jerome R. McDougal                              4,000                      *
                           Director, Chairman of the Board
                              and Chief Executive Officer **
   Common                  Mr. Edward V. Regan                                   --                       *

* Amount represents less than .5% of the common shares outstanding as of June 30, 1997.
** Effective July 2, 1997 Mr. McDougal took on the additional title of President with duties as described in the Bank's amended By-Laws.

The following table sets forth certain information with respect to beneficial ownership of 15% Noncumulative Perpetual Preferred Stock by the directors of the Bank and by the current principal officers of the Bank. This information has been obtained from reports filed by the directors and principal officers with the Bank and the FDIC. Unless otherwise indicated, ownership figures are as of September 30, 1997, and each indicated director or principal officer listed in the table has sole voting and investment powers with respect to the shares owned beneficially by such person.

            Title of                   Name of Beneficial Owner                   Amount and Nature of      Percent
              Class                    and Position held in Bank                  Beneficial Ownership      of Class
     -------------------               -------------------------                  --------------------      ---------

15% Noncumulative                Ms. Robin Duke Chandler                                   __                *
    Perpetual Preferred Stock    Director, Vice President and Secretary
15% Noncumulative                Mr. Robert N. Flint                                    2,950                *
    Perpetual Preferred Stock    Director
15% Noncumulative                Mr. William D. Hassett                                    __                *
    Perpetual Preferred Stock    Director
15% Noncumulative                Mr. Jerome R. McDougal                                 2,950                *
    Perpetual Preferred Stock    Director, Chairman of the Board and
                                 Chief Executive Officer
15% Noncumulative                Mr. Edward V. Regan                                       __                *
   Perpetual Preferred Stock

* Amount represents less than 1% of the 15% Noncumulative Perpetual Preferred shares outstanding as of July 1, 1997.

PART II
ITEM 5

       MARKET FOR THE BANK'S COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Common Stock - The common stock of the Bank is traded in the over-the-counter market. As of July 1, 1997, the Bank had approximately 12 holders of record of its common stock. Trading in the Common Stock of the Bank commenced subsequent to June 30, 1994. The Bank has not declared any dividends on the Common Stock since trading commenced. See "Regulation - Restrictions on Dividends" in Item 1 hereof for certain information regarding the payment of dividends.

Stock Price

The table below shows the reported last trade prices of the common stock during the fiscal year ended June 30, 1997.

                                                   Quarterly Stock Prices
                                              -------------------------------
                                              High         Low    Quarter End
                                              --------   -------- -----------
First Quarter ended September 30, 1996    $ 9.125      $ 8.250   $   9.000
Second Quarter ended December 31, 1996      9.250        9.000       9.250
Third Quarter ended March 31, 1997          9.250        6.500       6.500
Fourth Quarter ended June 30, 1997          6.500        5.750       5.750

Please reference the information contained in Note 18 of the Notes to Consolidated Financial Statements.

ITEM 6
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in Thousands, Except Per Share Data)

The following table sets forth selected consolidated financial and other data of the Bank at the dates and for the periods indicated. The data at June 30, 1997, 1996, 1995, 1994 and at December 31, 1993 and 1992 and for the years ended June 30, 1997, 1996, 1995, 1994 and December 31, 1993 and 1992 have been derived from audited consolidated financial statements of the Bank, including the audited Consolidated Financial Statements and related Notes included elsewhere herein and other schedules prepared for item 6 of this document. At a meeting on September 21, 1994, the Board of Directors of the Bank authorized management to change the Bank's fiscal year end from December 31 to June 30. The selected consolidated financial and other data set forth below should be read in conjunction with, and is qualified in its entirety by, the more detailed information included in the Consolidated Financial Statements and related Notes, included elsewhere herein.


                                                                  June 30                                      December 31
                                              ----------------------------------------------                   -----------
                                              1997          1996           1995          1994               1993          1992
                                              ----          ----           ----          ----               ----          ----
                                                               (Dollars in thousands, except per share data)

Balance Sheet Data (1):
Total assets                                   $211,659      $285,478     $1,463,637    $1,541,368         $1,496,222    $1,996,715
Cash and due from banks and money
   market instruments                            14,036        17,129        108,540       173,631             60,209        62,831
Investment securities, net and investment
   securities available for sale (2)              6,275         5,685         31,372        49,185             45,989       142,357
Mortgage-backed and related securities
   and mortgage-backed and related
   securities available for sale  (2)                --           187         72,643        82,074            104,827       150,832
Loans receivable:
   Single-family residential                      3,924         4,557        234,386       209,295            202,408       397,920
   Multi-family residential                      26,092        31,336        249,252       245,245            226,824       250,994
   Commercial real estate                        50,077        51,090        463,760       488,830            501,190       554,277
   Construction                                      --            --          5,301         6,157             39,791        83,371
   Commercial business                           12,806        12,894         36,695        40,224             44,206        74,047
   Consumer                                       2,871         3,038         21,274        15,421             15,904        17,438
   Less:
      Deferred fees and unearned discount            --            --        (2,220)       (3,880)            (4,487)       (7,244)
      Allowance for credit losses              (31,570)      (34,142)       (33,985)      (41,076)           (55,258)      (92,589)
                                               --------      --------       --------      --------           --------      --------
Total loans receivable, net                      64,200        68,863        974,463       960,216            970,578     1,278,214
Investments in real estate, net (3)              97,349       146,440        231,302       233,286            272,841       310,831
Loans sold with recourse                         24,451        29,914             --            --                 --            --
Deposits                                             --         3,022      1,171,530     1,254,199          1,293,635     1,789,967
Borrowed funds                                   84,272       115,786        179,061       141,592            141,592       141,592
Stockholders' equity (13)                       108,510       138,520         90,134       117,847             46,010        47,929
Shares of Common Stock outstanding                7,100         7,100          7,100         7,100              1,000         1,000
Book value per common  share (5)                 $10.35        $14.58          $7.77        $11.67             $13.01        $14.93


(Footnotes on second following page)



                                                             Fiscal Year Ended June 30,                          Fiscal Year Ended
                                                 ---------------------------------------------------                 December 31,
                                                                                                              --------------------
                                                 1997        1996            1995            1994              1993         1992
                                                 ----        ----            ----            ----              ----         ----
                                                                (Dollars in thousands, except per share data)
Operations Data(1):
Interest and dividend income                        $5,469      $94,409        $88,878         $93,478     $108,312     $130,823
Interest expense                                     7,360       61,794         52,255          51,635       62,415       94,741
                                                     -----       ------         ------          ------       ------       ------
Net interest income                                (1,891)       32,615         36,623          41,843       45,897       36,082
Provision for credit losses                          1,000        5,250          5,041           5,360       12,828       20,302
                                                     -----       ------         ------          ------       ------       ------
Net interest income (loss) after provision for
   credit losses                                   (2,891)       27,365         33,623          36,483       33,069       15,780
                                                   -------       ------         ------          ------       ------       ------
Other income:                                                                                                20,410           --
 Gains on sales of offices (6)(14)                      --       77,560             --          18,045
 Provision for Branch Sale contingencies(4)        (3,300)           --             --              --           --           --
Net gains (losses) on sales of loans and
   securities                                      (1,495)        (605)            441           (222)      (2,137)        4,064
 Other                                                 159        3,996          3,548           5,996        9,451        9,347
                                                   -------       ------         ------          ------       ------       ------
    Total                                          (4,636)       80,591          3,989          23,819       27,724       13,411
Real estate operations, net                       (18,368)      (4,800)       (14,357)        (11,077)     (12,675)      (8,742)
Other expense:
 Deposit insurance expense                              --        2,533          3,704           4,683        5,217        4,477
 Foreclosure costs                                      --          225          1,105           2,780        4,560        4,480
 Other                                               7,528       33,996         38,666          39,616       40,107       43,881
                                                     -----       ------         ------          ------       ------       ------
    Total                                            7,528       36,754         43,475          47,079       49,884       52,838
                                                     -----       ------         ------          ------       ------       ------
Income (loss) before income tax expense
   (benefit)                                      (33,423)       55,762       (22,261)           2,146      (1,766)     (32,389)
Income tax expense (benefit)                       (3,300)       11,749          2,113           2,608        2,662          996
                                                   -------       ------        -------          ------      -------     --------
Net income (loss)                                 (30,123)       55,013       (24,374)           (462)      (4,388)     (33,385)
Dividends declared on Preferred Stock                  --         5,250          5,250             --           --           --
                                                     -----       ------        -------          ------       ------       ------
Net income (loss) applicable to Common
   Shares                                         (30,123)       49,763       (29,624)           (462)      (4,388)     (33,385)
Primary and diluted net income (loss) per
   share (5)                                        (4.24)         7.01         (4.17)          (0.45)       (4.39)      (33.38)
Other Data (1):
Average equity to average assets                    50.97%        5.51%          7.18%           2.69%        2.28%        2.71%
Equity to assets at period end                       51.35        48.52           6.16            7.65         3.08         2.40
Weighted average yield on interest-earning
   assets (8)                                         4.90         7.42           7.11            7.13         6.80         6.71
Weighted average rate paid on interest-
   bearing deposits (8)                               6.97         4.43           3.88            3.39         3.57         4.24
Interest rate spread (8)                            (2.07)         2.99           3.23            3.74         3.23         2.45
Net interest margin                                 (1.70)         2.57           2.93            3.19         2.88         1.85
Return on average assets                            (1.27)         3.64         (1.65)          (0.03)       (0.23)       (1.37)
Return on stockholders' equity (9)(12)             (24.84)        66.12        (27.04)          (0.39)       (9.54)      (69.65)
Expense ratio (9)                                     6.75         2.89           3.58            3.76         3.50         2.71
Efficiency ratio (10)                                  n/m        95.30         108.22           98.41        92.44       116.31
Tier 1 leverage capital ratio (11)                   46.44         9.33           6.04            7.97         2.77         2.31
Tier 1 capital as a percent of risk-weighted
   assets (11)                                       60.59        49.77           7.94            9.78         3.53         3.10
Total capital as a percent of risk-weighted
   assets (11)                                         n/m        55.02           9.12           11.06         4.79         4.20
Full-service banking offices at end of
   period (11)                                          --           --             11              11           11           16


(1) Reflects the sale, effective June 28, 1996, of the Bank's remaining eleven branch offices. As a result of such transaction, the Bank's total assets, loans receivable, net, and deposits decreased by $1,066.6 million, $1,034.9 million and $1,159.6 million, respectively, and the Bank recorded a pre-tax net gain of $77.6 million.

(2) At June 30, 1997, 1996, and 1995, all of the Bank's investment and mortgage backed securities, were classified as available for sale because of the possibility that they may be sold in response to changes in interest rates, prepayment risk, liquidity needs or similar factors in connection with its asset and liability management strategy.

(3) Investments in real estate consist of in-substance foreclosures, other real estate owned and real estate held for investment, net of related reserves.

(4) During the year ended June 30, 1997, the Bank and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Bank has established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations as provision for Marine Branch Sale contingencies. The Bank believes that the reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

(5) Per share information is based on the weighted average number of outstanding shares of Common Stock during the period.

(6) Consists of a $77.6 million net pre-tax gain from the sale, in June 1996, of the Bank's eleven branch offices, the 96th Street branch office realty and related deposits.

(7) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

(8) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities (which do not include non-interest-bearing demand accounts), and net interest margin represents net interest income as a percent of average interest-earning assets.

(9)      The   expense   ratio  is  the  ratio  of  other   expense  to  average
         interest-earning assets.

(10) The efficiency ratio is the ratio of other expense to net interest income plus other income after adjustment to exclude gains from sale of offices and net gains (losses) on sales of loans and securities.

(11)     Data is as of the end of the indicated periods.

(12) Net income includes a $67.6 million after-tax net gain from the Branch Sale in June 1996. Excluding this gain, return on average assets and return on stockholders' equity for 1996 would have been (0.83%) and (15.09%), respectively.

(13) In October 1992, the $20.0 million of outstanding subordinated capital notes were converted to 3% senior non- cumulative preferred stock.

(14) Consists of $18.1 million gain from the sale, in October 1993, of the Bank's four branch offices in Westchester County, New York and related deposits and a $2.3 million gain from the sale of a building, in March 1993, which formerly contained a branch office of the Bank in Manhattan, New York, the operations of which were consolidated into another branch office of the Bank.



                                                                                               June 30,
                                                                  ------------------------------------------------------------------
                                                                         1997                   1996                    1995
                                                                                        (Dollars in Thousands)
Non-performing Assets Data (1):
Non-performing loans (2):
Single-family residential                                            $  3,924               $  4,557                 $  7,496
Multi-family residential                                               16,790                 19,658                        -
Commercial real estate                                                 11,557                  3,113                   38,685
Construction                                                                -                      -                    4,941
Commercial business                                                    12,806                  6,817                    6,263
Consumer                                                                2,871                  2,761                      165
                                                                      -------               --------              -----------
                                                                       47,948                 36,816                   57,550
                                                                      -------               --------              -----------
Investments in real estate:
Other real estate owned and real estate
  held for investment, net:
Single-family residential (3)                                             597                  1,690                    3,741
Multi-family residential                                                4,566                  9,640                   20,963
Commercial real estate                                                 19,570                 44,801                  102,841
Construction                                                           72,617                 90,309                  103,757
                                                                     --------               --------              -----------
                                                                       97,350                146,440                  231,302
                                                                     --------               --------              -----------
Total non-performing assets                                          $145,298               $183,256              $   288,852
Other Asset Quality Data:                                            ========               ========              ===========
Delinquent loans(4)                                                  $   -                  $   -                 $     9,206

Restructured Loans(5)                                                $ 24,454               $ 29,842              $   166,291
                                                                                                                  ===========
Loans to facilitate(6)                                               $   -                  $   -                 $   215,191
                                                                     ========               ========              ===========
Allowance for credit losses                                          $ 31,570               $ 34,142              $    33,985
Asset Quality Ratios:                                                ========               ========              ===========
Non-performing assets as a percentage
  of total assets(1)                                                      68.52%                 64.19%                   19.74%
Non-performing assets to total loans
  and investments in real estate(1)                                       75.24                  73.47                    23.26
Non-performing loans as a percentage
  of total loans(1)                                                       32.96                  35.74                     5.69
Allowance for credit losses as a percentage
  of total loans                                                          50.06                  33.15                     3.36
Allowance for credit losses as a percentage
  of non-performing loans(1)                                              65.84                  92.74                    59.05
Net charge-offs as a percentage of average
  loans during the period ended                                            3.59                   1.03                     0.09
Investments in real estate as a percentage of
  total non-performing assets                                             67.00                  79.91                    80.08



                                                         June 30,           December 31,         December 31
                                                           1994                 1993                1992
                                                           ----                 ----                ----
                                                                      (Dollars in thousands)
Non-performing Assets Data(1):
Non-performing loans(2):
Single-family residential                             $    7,587            $      8,047         $ 13,024
Multi-family residential                                   2,900                   2,900           70,647
Commercial real estate                                    89,569                 117,578          140,170
Construction                                               5,641                  25,461           37,831
Commercial business                                        3,938                   6,283           25,078
Consumer                                                     702                   1,088              972
                                                       ---------             -----------         --------
                                                         110,337                 161,357          287,722
Investments in real estate:                            ---------             -----------         --------
Other real estate owned and real
   estate held for investment, net:
Single-family residential(3)                              18,786                  16,951           14,605
Multi-family residential                                  50,851                  68,260           78,536
Commercial real estate                                   114,237                 106,716          146,699
Construction                                              49,412                  80,914           70,991
                                                       ---------             -----------         --------
                                                         233,286                 272,841          310,831
Investments in securities in default                        --                     --               4,293

Total non-performing assets                            $ 343,623              $ 434,198          $602,846
                                                       =========              ==========         ========
Other Asset Quality Data:
Delinquent loans(4)                                    $   1,595              $  13,421          $  2,856
                                                       =========              ==========         ========
Restructured loans(5)                                  $ 132,944              $ 103,556          $134,199
                                                       =========              ==========         ========
Loans to facilitate(6)                                 $ 149,555              $ 120,939          $   --
                                                       =========              ==========         ========
Allowance for credit losses                            $  41,076              $  55,258          $ 92,589
                                                       =========              ==========         ========
Asset Quality Ratios:
Non-performing assets as a
   percentage of total assets(1)                            22.29%     29.02%         30.19%
Non-performing assets to total loans
   and investments in real estate(1)                        27.75      33.32          35.70
Non-performing loans as a
   percentage of total loans(1)                             10.98      15.66          20.88
Allowance for credit losses as a
   percentage of total loans                                 4.09       5.36           6.72
Allowance for credit losses as a
   percentage of non-performing
   loans(1)                                                 37.23      34.25          32.18
Net charge-offs as a percentage of
   average loans during the period
   ended                                                     3.00       2.72           2.94
Investments in real estate as a
   percentage of total non-performing
   assets                                                   67.89      62.84         51.56


(1) Non-performing assets consist of (i) non-performing loans, which consist of non-accrual loans and accruing loans 90 days or more overdue, (ii) investments in real estate, which consist of other real estate owned and real estate held for investment, net of related reserves and (iii) investment securities in default. Non-performing assets do not include restructured loans which are performing in accordance with their terms and which have been removed from non-performing status, which amounted to $24.5 million at June 30, 1997.

(2) The Bank's total non-performing assets decreased by $38.0 million or 20.7% to $145.3 million at June 30, 1997 compared to $183.3 million at June 30, 1996. During the fiscal year ended June 30, 1997, other real estate owned and real estate held for investment decreased by $49.1 million, while non-performing loans increased by $11.1 million. Such net decreases were due primarily to the sales/satisfactions of an aggregate of $47.2 million of investments in real estate and loans, and write-downs of $19.7 million in the carrying value of investments in real estate and non-performing loans, offset by $27.9 million of additions.

(3) Primarily consists of completed single-family residential developments and lots for the development of single-family residences.

(4)  Delinquent loans consist of loans which are 31 to 89 days overdue.

(5) Restructured loans consist of loans which have been restructured primarily as a result of the financial condition of the property which secures the loan and which are performing in accordance with their restructured terms.

(6) Loans to facilitate consist of loans to finance the sale of investments in real estate.

ITEM 7
                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Changes in Financial Condition

General. The Bank's assets and liabilities have substantially decreased during the last five years due the effects of the Branch Sale at June 28, 1996 which resulted in sale of all of the Bank's branches and a substantial portion of the Bank's assets consistent with the Bank's ongoing efforts to improve its regulatory capital ratios by, among other things, reducing the total assets of the Bank. Total assets decreased from $285.5 million at June 28, 1996 to $211.7 million at June 30, 1997, and total liabilities decreased from $147 million to $103.1 million at the same dates, respectively. Total assets decreased by $73.8 million or 25.9% during the year ended June 30,1997, following a decrease of $1.2 billion or 80.1% during the year ended June 30, 1996. Total liabilities decreased by $43.8 million, or 29.8% during the year ended June 30, 1997 following a decrease of $1.2 billion or 89.5% during the year ended June 30, 1996. Decreases in assets and liabilities in recent periods have been generally comprised of decreases in most of the principal categories of assets and liabilities.

The following table sets forth the principal categories of the Bank's assets and liabilities at the dates indicated.

                                                                   June 30,
                                                 1997                  1996                  1995
                                                                  (In Thousands)
Assets:
Cash and due from banks and money
   market instruments                          $14,036                 $17,129               $108,540
Investment securities available for sale         6,275                   5,685                 31,372
Mortgage-backed and related
    securities and mortgage-backed and
    related securities available for
    sale (1)                                         -                     187                 72,643
Loans receivable, net                           64,200                  68,863                974,463
Investments in real estate, net                 97,349                 146,440                231,302
Loans sold with recourse                        24,451                  29,914                 -
    Total assets                               211,659                 285,478              1,463,637
Liabilities:
   Deposits                                          -                   3,022              1,171,530
Borrowed funds                                  84,272                 115,786                179,061
   Total liabilities                           103,149                 146,958              1,373,503
Stockholders' equity                           108,510                 138,520                 90,134


(1) At June 30, 1996, and 1995, all of the Bank's mortgage-backed and related securities were classified as available for sale because of the possibility that they may be sold in response to changes in interest rates, prepayment risk, liquidity needs or similar factors in connection with its asset and liability management strategy.


624833.12
                                      -47-

Cash and Due from Banks and Money Market Instruments. Cash and due from banks and money market instruments decreased by $3.1 million or 18.1% during the year ended June 30, 1997, following a decrease of $91.4 million or 84.2% during the year ended June 30, 1996. The decrease in cash for the year ended June 30, 1997 was primarily due to the repayment of other liabilities related to the Branch Sale and the settlement of the Bank's remaining non-retail deposit liabilities. The decrease in cash and due from banks and money market instruments during the year ended December 31, 1996 was reflective of the decrease in the Bank's total assets and liabilities during the periods. For additional information, see Note 5 to the Consolidated Financial Statements.

At June 30, 1997, Marine Midland had restricted a total of approximately $5.1 million in funds, held on deposit at Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. Restricted funds held by Marine are not available to the Bank for settlements of any of the Bank's current obligations. Of the $5.1 million cash balance restricted by Marine at June 30, 1997, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement which are restricted to a maximum level of $5.0 million. The remaining restricted cash reserves held by Marine are primarily to meet the currently anticipated and other potential cash requirements of the properties serving as collateral for the senior loan financed by Marine.

Investment Securities Available for Sale. Investment securities available for sale increased by $589,000 or 10.4% during the year ended June 30, 1997, following a decrease of $25.7 million or 81.9% during the year ended June 30, 1996. At June 30, 1997, investment securities available for sale were entirely comprised of marketable and non-marketable equity securities. The increase in investment securities available for sale during the fiscal year ended June 30, 1997 reflects the accrual of $476,000 in paid-in-kind preferred stock dividends, which are expected to be paid in June 1998 and a $113,000 increase in the value of the marketable equity security held in the portfolio and accounted for under Statement of Financial Accounting Standards No. 115 (SFAS-115) "Accounting for Marketable Equity Securities." The decrease in investment securities available for sale in 1996 reflects the maturity of certain investment securities, the sale of certain securities prior to the Branch Sale and the transfer of certain securities to Marine to facilitate the Branch Sale. At June 30, 1997 and 1996 all of the Bank's investment securities were classified as available for sale and, as a result, these securities are carried at estimated fair value. See Notes 5 and 6 to the Consolidated Financial Statements.

Mortgage-Backed  and Related  Securities  Available  for Sale.  The Bank held no
Mortgage-backed and related securities at June 30, 1997. Mortgage-backed and related securities available for sale decreased by $187,000 or 100.0% during the year ended June 30, 1997, and decreased by $72.5 million or 99.9% during the year ended June 30, 1996. Decreases in mortgage-backed and related securities available for sale during fiscal 1997 related to the sales of the remaining mortgage-backed assets to provide funds for the reduction of other liabilities related to the Branch Sale. Decreases in mortgage-backed and related securities available for sale in fiscal 1996 reflect the transfer of certain securities to Marine to facilitate the Branch Sale. Mortgage-backed and related securities available for sale consisted primarily of mortgage-backed securities which are guaranteed by U.S. Government agencies and sponsored enterprises and, to a lesser extent, mortgage-related securities, which consist of collateralized mortgage obligations. See Note 6 and 7 to the Consolidated Financial Statements.

Loans Receivable, Net. Loans receivable, net, decreased by $4.7 million or 6.8 % and $905.6 million or 92.9% during the years ended June 30, 1997 and 1996, respectively. The decrease during the fiscal year ended June 30, 1997 was due primarily to the disposition of $5.2 million in loans as part of the Bank's continuing efforts to liquidate its remaining assets and the effects of normal loan amortization and borrower prepayments activity, partially offset by the addition of $471,000. The decrease during the fiscal year ended June 30, 1996 was due primarily to the transfer of $974.5 million to Marine as a result of the Branch Sale, partially offset by new originations of $148.1 million, including $23.4 million in loans to facilitate. Since 1990, the Bank's new loan originations have consisted of relatively low volumes of single-family residential loans, certain consumer loans and, in 1993, loans secured by multi-family residential elevator properties with approximately 75 units. In addition, the Bank has historically made other loans to the extent that it was obligated under legally binding commitments which were in effect prior to the time that it changed its lending strategies, which have not been material in recent years, as well as in connection with the restructuring/refinancing of existing loans or in connection with the sale of investments in real estate. See Notes 8, 9, 10 and 11 to the Consolidated Financial Statements.

Loans Sold with Recourse, Net. At June 30, 1997, the Bank held $24.5 million in loans sold with recourse. At June 30, 1996, and in connection with, and to facilitate the closing of, the Branch Sale, the Bank sold $29.9 million in loans with recourse accounted for as financings. There were no such loans as of June 30, 1995. See Asset Sale Transactions and Notes 11 and 17 to the Consolidated Financial Statements.

Investments in Real Estate, Net. Investments in real estate, which are comprised of other real estate owned and real estate held for investment, net of related reserves, decreased by $49.1 million or 33.5% during the year ended June 30, 1997, and decreased by $84.9 million or 36.7% during the year ended June 30, 1996. Investments in real estate decreased during the fiscal year ended June 30, 1997 as the result of the sale/satisfaction of $32.8 million (net of fundings of $11.9 million) of investments in real estate and the write-down of $16.3 million in investments in real estate. Investments in real estate decreased during the fiscal year ended June 30, 1996 as the result of the sale/satisfaction of $82.5 million of investments in real estate, the write-down of $1.9 million in investments in real estate and the restructuring or granting of loans to facilitate sales in the amount of $23.4 million which were partially offset by the transfer of $7.9 million of non-performing loans to investments in real estate and $30.4 million of additions to investments in real estate. The write-downs in investments in real estate of $16.3 million, recorded during the year ended June 30, 1997, included a write-down of $11.3 million for an office building complex in Atlanta, GA, categorized as real estate held for investment. This charge followed a change in operating plans for the property and a resultant reevaluation of projected operating cash flows related to this property. The Bank is actively seeking a purchaser for the property. For detailed information concerning the Bank's investments in real estate, see "Real Estate Assets" Notes 11, 13 and 14 to the Consolidated Financial Statements.

Deposits. Deposits decreased by $3.0 million or 100% and by $1.2 billion or 99.8% during the years ended June 30, 1997 and 1996, respectively. The decrease in deposits during the year ended June 30, 1997 was due to the settlement of outstanding non-retail deposit obligations (primarily check deposits that had not cleared following the Branch Sale) in July, 1996. The decrease in deposits during 1996 was primarily the result of the transfer of $1.2 billion in deposits to Marine in connection with the Branch Sale. For additional information, see
Note 16 to the Consolidated Financial Statements.

Borrowed Funds. The Bank's borrowed funds decreased by $31.5 million or 27.2% and $63.3 million or 35.3% during the years ended June 30, 1997 and 1996, respectively. Borrowed funds decreased during fiscal 1997 primarily as the result of repayment transactions utilizing funds received from the liquidation of certain assets under the Bank's plan of asset dispositions. Borrowed funds decreased in 1996 primarily as the result of paying off $162.5 million in FHLB borrowed funds partially offset by the Initial Facility granted by Marine, amounting to $89.8 million, and borrowed funds secured by loans sold, with recourse, amounting to $24.0 million in connection with the Branch Sale. See Asset Sale Transactions and Notes 11 and 17 to the Consolidated Financial Statements.

Stockholders' Equity. Total stockholders' equity decreased by $30.0 million or 21.7% during the year ended June 30, 1997, primarily as a result of the Bank's reported operating loss of $30.1 million. Total stockholder's equity increased by $48.4 million or 53.7% during the year ended June 30, 1996. The increase during the year ended June 30, 1996 was primarily attributable to the net after-tax gain of $67.6 million on the Branch Sale consummated in June 1996. At June 30, 1997 and 1996, an aggregate of $1.1 million and $1.2 million, respectively, were deducted from the Bank's stockholders' equity under Statement of Financial Accounting Standards No. 115 (SFAS-115) "Accounting for Marketable Equity Securities," reflecting net unrealized losses on investment securities classified as available for sale. See the consolidated statements of changes to stockholders' equity in the Consolidated Financial Statements and Note 19 to the Consolidated Financial Statements.

The following table summarizes the calculation of the Bank's book value per share at June 30, 1997, June 30, 1996 and June 30, 1995.


                                                 June 30, 1997         June 30, 1996             June 30, 1995
                                                 -------------         -------------             -------------
                                                                    (Amounts in Thousands)

Total stockholders' equity                          $108,510           $138,520                       $90,134
Less:  liquidation value of preferred stock           35,000             35,000                        35,000
                                                    --------           --------                       -------
Net stockholders' equity                            $ 73,510           $103,520                       $55,134
                                                    ========           ========                       =======

Total shares of Common Stock
   issued and outstanding                              7,100             7,100                          7,100

Book value per common share                         $ 10.35            $ 14.58 (1)                     $7.77
                                                    ========           ========                       =======

See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality - Allowance for Credit Losses."

(1) As reduced by the preferred stock dividend for the quarter ending June 30, 1996 which was declared and not yet paid as of June 30, 1997.

Results of Operations - Fiscal year ended June 30, 1997 compared to fiscal year ended June 30, 1996

General. The Bank reported a net loss attributable to common shares of $30.1 million or ($4.24) per share for the years ended June 30, 1997, as compared with net income applicable to Common Shares of $49.8 million or $7.01 per share for the fiscal year ended June 30, 1996. The primary reason for the decrease in the Bank's net income in the fiscal year ended June 30, 1997 as compared to the previous year was the net pre-tax gain of $77.6 million on the Branch Sale recorded in 1996, a decrease in net interest income in fiscal 1997 as compared to fiscal 1996 of $30.3 million as a result of the substantial decline in net earning assets as a result of the Branch Sale and an increase in the loss from other real estate owned from $4.8 million in fiscal 1996 to $18.4 million in fiscal 1997, partially offset by reduction in operating expenses in 1997 as compared to the previous year of $29.2 million and the payment of $5.3 million of dividends on the Preferred Stock in fiscal 1996.

The operations of the Bank were substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets, including investment securities, mortgage-backed and related securities and loans, and the interest expense incurred on its interest-bearing liabilities, including deposits, FHLB advances and other borrowed funds. Net interest income is determined by an institution's interest rate spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets and interest-bearing liabilities. Net interest income can be positively or negatively impacted by changes in interest rates.

Net interest income is affected by a number of variables. One such variable is the interest rate spread, that is, the difference between the yields on average interest-earning assets and the cost of average interest-bearing liabilities. Another variable is the relative amounts of interest-earning assets and interest-bearing liabilities. In part through the resolution of a substantial amount of non-performing assets, the Bank reduced the excess of average interest-earning liabilities over average interest-bearing assets for the fiscal year ended June 30, 1997. The level of the Bank's non-performing assets continues, however, to have a negative effect on net interest income.

In addition, the Bank's results of operations continue to be significantly affected by the levels of its non-performing assets. During fiscal 1997, the Bank's results were affected by $1.0 million and $5.3 million in provisions for possible credit losses in 1997 and 1996, respectively. The Bank's operations also have been affected by certain regulatory restrictions including the Conditions of the Branch Sale and the 1995 MOU. See "Regulation - 1995 Memorandum of Understanding" and "Conditions of Branch Sale."

Net Interest Income. The combined effects of the changes in interest income and interest expense resulted in a $34.5 million or (105.8%) decrease in net interest income during the fiscal year ended June 30, 1997 compared to the fiscal year ended June 30, 1996. The Bank's average interest rate spread decreased from 2.99% during fiscal 1996 to (2.07%) during fiscal 1997. This decrease was due primarily to the substantial reduction in net earning assets resulting from the Branch Sale. The Bank's net interest margin, which measures the ratio of the Bank's net interest income to its average interest-earning assets, decreased from 2.57% to (1.70%) when comparing the fiscal year ended June 30, 1997 to the results for the fiscal year ended June 30, 1996. This decrease was due primarily to the factors described above related to the Branch Sale.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income from interest-earning assets and the resultant average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) net interest margin and (v) interest rate spread. Information is based on daily balances during the indicated periods.


                                                            Fiscal Year Ended June 30,
                                    ------------------------------------------------------------------
                                                 1997                                 1996
                                    --------------------------------     -----------------------------
                                    Average                  Average     Average               Average
                                    Balance     Interest     Rate(1)     Balance    Interest   Rate(1)
                                    -------     --------     -------     -------    --------   -------
                                                             (Dollars in Thousands)
Average Assets:
Money market investments        $     2,500     $   155          6.20% $     44,344   $   2,489    5.61%
Investment securities                 5,871         725         12.35       131,857       9,347    7.09
Mortgage-backed and
   related securities                  -           -             -           67,926       5,342    7.86
Loans receivable, net(2)             99,403       4,363          4.39     1,018,427      76,614    7.52
Other interest-earning assets         3,800         225          5.92         8,976         617    6.87
                                -----------      ------          ----  ------------    --------
Total interest-earning assets,
   interest income                  111,574       5,468          4.90     1,271,530      94,409    7.42
                                                 ------                                --------
Non-interest-earning cash            11,770                                  11,266
Allowance for credit losses         (32,289)                                (33,366)
Other assets                        146,896                                 261,730
                                 ----------                            ------------
   Total assets                 $   237,951                            $  1,511,160
                                ===========                            ============

Average Liabilities and
   Stockholders' Equity:
Retail certificates of deposit  $      -        $  -             -     $    587,971   $  33,288    5.66%
Other retail interest-bearing
   deposits(3)                         -           -             -          568,915      14,431    2.54
Brokered certificates of
   deposit                             -           -             -            -           -          -
   Total interest-bearing deposits     -           -             -        1,156,886      47,719    4.12
Borrowed funds                       93,247      6,373          6.83        233,429      14,025    6.01
Other                                12,300        987          8.02          5,727          49    0.86
                                     ======        ===          ====          =====          ==    ====
Total interest-bearing
       liabilities, interest
      expense                       105,547      7,360          6.97      1,396,042      61,794    4.43
                                                 -----                                   ------
Non-interest-bearing
   deposits                             480                                 11,473
Other liabilities                    10,648                                 20,443
                                     ------                                 ------

   Total liabilities                116,675                              1,427,958
Stockholders' equity                121,276                                 83,202
   Total liabilities and
   stockholders' equity         $   237,951                            $ 1,511,160
                                ===========                            ===========
Net interest income                           $ (1,892)                               $  32,615
                                              ========                                =========
Average interest rate spread                             (2.07%)                                   2.99%
                                                         =====                                     ====
Net interest margin                                      (1.70%)                                   2.57%
                                                         =====                                     ====
Ratio of interest-earning
   assets to interest-bearing
   liabilities                   94.6%                                  91.1%
                                 ====                                   ====


                        (Footnotes on the following page)

(1) At June 30, 1997, the Bank's interest rate spread amounted to (2.07%) and the yields earned and rates paid were as follows:


Money market instruments         6.20%   Borrowed funds                          6.83%
Investment securities           12.35    Other                                   8.02
Loans receivable, net            4.39    Total interest-bearing liabilities      6.97
Other interest-earning assets    5.92
Total interest-earning assets    4.90

(2) The average balance of interest-earning assets includes accruing loans 90 days or more overdue and non-accrual loans, interest on the latter of which is recognized on a cash basis.

(3) Includes passbook, demand on withdrawal ("DOW"), negotiable order of withdrawal ("NOW"), club and money market deposit accounts.

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


                                                                           Fiscal Year Ended June 30,
                                                                                 1997 vs. 1996
                                                                     -----------------------------------

                                                                           Increase (Decrease) Due to
                                                                     -----------------------------------
                                                                     Rate         Volume      Total
                                                                             (Dollars in Thousands)

Interest-Earning Assets:
Money market investments                                             $  15   $(2,349)        $ (2,334)
Investment securities                                                    9    (8,631)          (8,622)
Mortgage-backed and related securities                               -        (5,342)          (5,342)
Loans receivable, net                                               (3,449)  (68,802)         (72,251)
Other interest-earning assets                                          (36)     (356)            (392)
                                                                    ------   -------          -------
 Total interest-earning assets                                      (3,461)  (85,480)         (88,941)
                                                                    ------   -------          -------

Interest-Bearing Liabilities:
 Retail certificates of deposit                                         -    (33,288)         (33,288)
 Other interest-bearing deposits(1)                                     -    (14,431)         (14,431)

 Total interest-bearing deposits                                        -    (47,719)         (47,719)
 Borrowed funds                                                       765     (8,417)          (7,652)
 Escrow deposits                                                      880         58              938
                                                                      ---         --              ---
Total interest-bearing liabilities                                  1,645    (56,078)         (54,433)
                                                               ----------   --------       ----------
  Increase (decrease) in net interest income                   $   (5,106)  $(29,402)      $  (34,508)
                                                               ==========   ========       ==========

(1) Includes passbook, DOW, NOW, club and money market deposit accounts.

Interest Income. The Bank's interest and dividend income decreased by $88.9 million or 94.2% during the fiscal year ended June 30, 1997 compared to the same period in 1996. Such decrease was attributable to the average balances of interest-earning assets. The average balance of the Bank's interest-earning assets decreased by $1.2 billion or 91.2% to $111.6 million for the fiscal year ended June 30, 1997. Such increase primarily reflects the planned leverage in the Bank's assets through the use of investment securities.

The weighted average yield on the Bank's interest-earning assets decreased from 7.42% during the fiscal year ended June 30, 1996 to 4.90% during the fiscal year ended June 30, 1997. Such decrease was due primarily to a decrease in the weighted average yield of the Bank's loans receivable from 7.52% to 4.39% during the same periods. The decrease in the weighted average yield of the Bank's loan portfolio reflects the general decreases in market rates of interest.

The Bank's interest income in recent periods has been adversely affected by the high levels of non-performing assets. Gross interest income that would have been recognized for the fiscal years ended June 30, 1997 and 1996 if all non-performing loans classified as loans at such dates had been performing in accordance with their original terms amounted to $3.4 million and $5.0 million, respectively, and the actual amount of interest on these loans that was collected during these periods and included in interest income was $164,000 and $420,000, respectively.

Interest Expense. The Bank's interest expense decreased by $54.4 million or 88.1% during the fiscal year ended June 30, 1997 compared to fiscal 1996. Such decrease was attributable to an increase in the average rate paid on the Bank's deposits and a decrease in the average balances of interest-bearing liabilities.

The average balance of the Bank's interest-bearing liabilities decreased by $1.3 billion or 92.4% from $1.40 billion during the fiscal year ended June 30, 1996 to $105.5 million during the fiscal year ended June 30, 1997.

The weighted average rate on the Bank's interest-bearing liabilities increased from 4.43% during the fiscal year ended June 30, 1996 to 6.97% during the fiscal year ended June 30, 1997. This increase was attributable to a reliance on borrowed funds from the Facility provided by Marine Midland during the year.

Provision for Credit Losses. The provision for credit losses amounted to $1.0 million and $5.3 million during the fiscal year ended June 30, 1997 and 1996, respectively. These provisions resulted from management's ongoing evaluation of the adequacy of the allowance for credit losses in light of, among other things, the amount of non-performing loans, the risks inherent in the Bank's loan portfolio and depressed markets for real estate and economic conditions in the New York metropolitan area and other areas in which the Bank had engaged in lending activities. The provision for credit losses in the fiscal 1997 period reflects management's internal analysis of its non-performing assets. See Note 10 to the Consolidated Financial Statements.

Other Income. The following table sets forth the composition of the Bank's other income (loss) during the periods indicated.


                                                                                 Fiscal Year
                                                                                Ended June 30,
                                                                    ---------------------------------
                                                                    1997                         1996
                                                                    ----                         ----
                                                                            (In Thousands)
Gains on sales of offices and branches (1)                    $          -                    $77,560
Banking fees and service charges                                         -                      2,463
Net gains (losses) on sales of loans and investment securities       (1,495)                     (605)
Other                                                                (3,141)                    1,533
                                                              --------------                  -------
 Total                                                        $      (4,636)                  $80,951
                                                              ==============                  =======


(1) The net gain on the sale of offices and branches included a deposit premium of $93.0 million, partially offset by net losses on the sale of assets to facilitate the closing of the Branch Sale of $1.1 million, transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance payments of $4.6 million and other net Branch Sale costs of $700,000.

Gain on sale of offices during the fiscal year ended June 30, 1996 consisted primarily of a $77.6 million net pre-tax gain from the sale of the Bank's remaining eleven branch offices and 96 Street branch office realty to Marine Midland along with the related deposits, and Transferred Assets, which amounted to $1,159.6 million of deposits and $1,066.6 million in Transferred Assets on June 28, 1996, the effective date of the transaction.

Other income amounted to $ (3.1) million during the fiscal year ended June 30, 1997 compared to $1.5 million during the fiscal year ended June 30, 1996. The primary reason for the $4.6 million decrease in other income was the curtailment of the Bank's principal activities as a result of the Branch Sale.

Real Estate Operations, Net. The Bank's real estate operations, net, are comprised of (i) writedowns of investments in real estate to the lower of cost or fair value minus estimated costs to sell and (ii) other real estate operations, net, which consists of net operating income or losses from investments in real estate and net gains or losses on sales of investments in real estate. Real estate operations, net, does not include foreclosure costs related to the Bank's non-performing assets, which are included in other expenses.

The following table sets forth the components of the Bank's real estate operations during the periods indicated.

                                                                            Fiscal Year
                                                                          Ended June 30,
                                                               -----------------------------------
                                                                    1997                      1996
                                                                    ----                      ----
                                                                             (In Thousands)
Other real estate operations:
Operating income from investments in real estate               $   16,158            $      18,530
Operating expenses from investments in real estate                 13,027                   17,942
                                                               ----------            -------------
Net income from investments in real estate                          3,131                      588
Net gains (losses) from sale of investments in real estate         (1,754)                  (3,499)
                                                               -----------           --------------
Other real estate operations, net                                   1,377                   (2,911)
                                                               ----------            --------------
Write-down of investments in real estate                          (19,745)                  (1,889)
                                                               -----------           --------------
Total real estate operations, net                               $ (18,368)           $      (4,800)
                                                               ===========           ==============

Real estate operations, net, for the fiscal year ended June 30, 1997 resulted in a loss of $18.4 million as compared to a loss of $4.8 million for the same period in 1996 primarily as a result of an increase in writedowns. The decrease in rental income was due to the reduction in rental revenues resulting from the sale of investments in real estate during 1996 and 1997. See "Real Estate Assets" and Notes 11, 13 and 14 of the Consolidated Financial Statements.

Although the Bank's other real estate operations, net, are subject to a variety of factors which are subject to change, it generally can be expected that such operations are unlikely to improve, and may decline, in the near term in the event that the Bank continues to reduce its investments in real estate. This is because investments in real estate which have positive cash flows are likely to be more attractive to potential purchasers, and thus sold earlier and achieve higher sales proceeds than investments in real estate which do not have such characteristics.

Other Expenses. Other expenses consist of the Bank's general and administrative expense. With the exception of foreclosure costs related to the Bank's non-performing assets, other expenses do not include direct real estate operations expenses, which are included in "other real estate operations, net."

The following table sets forth the components of the Bank's other expenses during the periods indicated.

                                                                             Fiscal Year
                                                                            Ended June 30,
                                                                 ---------------------------------
                                                                 1997                         1996
                                                                 ----                         ----
                                                                            (In Thousands)

Salaries                                                       $     927     $     9,814
Employee benefits                                                    243           4,349
Premises and occupancy costs                                           -           8,108
Electronic data processing                                             -           3,700
Legal and professional fees                                          1,892         4,521
Management fees                                                      2,942            -
Other operating expenses                                             2,024         3,504
                                                               -----------   -----------
     (1)                                                             7,528        33,996
Deposit insurance expense                                              -           2,533
Foreclosure costs                                                      -             225
                                                               -----------   -----------
     (2)                                                       $     7,528   $    36,754
     ==                                                        ===========   ===========

(1) Represents a 77.97% decrease in the fiscal year ended June 30, 1997 compared to fiscal 1996.

(2) Represents a 79.56% decrease in the fiscal year ended June 30, 1997 compared to fiscal 1996.

Other expenses decreased by $ 29.3 million or 79.5% from $36.8 million during the fiscal year ended June 30, 1996 to $7.5 million during the fiscal year ended June 30, 1997. Such reductions were primarily the result of a decrease in costs incurred in connection with the foreclosure of properties securing real estate loans and legal expenses.

Income Tax Expense. On January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes." Among other things, SFAS No. 109 requires the Bank to recognize a deferred tax asset relating to the unrecognized benefit for all temporary differences that will result in future tax deductions and for all unused NOL and tax credit carryforwards, subject to, in certain circumstances, reduction of the asset by a valuation allowance. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax asset will not be realized based on a review of available evidence. Realization of tax benefits for deductible temporary differences and unused NOL and tax credit carryforwards may be based upon the future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in prior carryback years and, if appropriate, from tax planning strategies.

The high levels of loan charge-offs and other losses, which were largely responsible for losses during the periods, effectively eliminated federal income tax liability for fiscal 1997, fiscal 1996, and fiscal 1995. The Bank's income tax provision includes state and local taxes on the greater of combined entire net income, combined alternative entire net income or combined taxable assets. Certain subsidiaries provide for state and local taxes on a separate company basis on income, capital, assets or an alternative minimum tax. For additional information, see Note 20 to the Consolidated Financial Statements.

Under SFAS No. 109, at June 30, 1997, the Bank recorded a net deferred tax asset of approximately $19.6 million and deferred tax liabilities of $19.6 million. The net deferred tax asset reflects gross deferred tax assets of $56.4 million and a valuation allowance of $36.9 million. The net deferred tax asset represents primarily the anticipated federal and state and local tax benefits that could be realized in future years upon the utilization of existing tax attributes. The deferred tax asset primarily relates to provisions for anticipated credit losses recognized for financial statement purposes that have not yet been realized for tax purposes, suspended passive activity losses and credits, deferred income on venture investments and available NOL carryforwards. Generally, the amount of an institution's net deferred tax asset may serve to increase its net worth under generally accepted accounting principles. In addition, FDIC regulations permit deferred tax assets that are dependent on future taxable income to be included in Tier 1 capital in an amount equal to the lesser of the deferred tax asset that can be realized based on projected taxable income for the immediately subsequent one-year period or 10% of Tier 1 capital before any disallowed items. However, because of the net losses incurred by the Bank in recent years, the Bank established a $36.9 million valuation allowance, resulting in a net deferred tax asset of $19.6 million. The valuation allowance increased by approximately $2.9 million during the fiscal year ended June 30, 1997. Realization of the net deferred tax asset is expected to occur upon reversal of existing taxable temporary differences for which deferred tax liabilities of $19.6 million have been recorded. As a result, the net deferred tax asset is not dependent on future taxable income for purposes of the FDIC's regulations.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the income (loss) before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. During the year ended June 30, 1997, the Bank completed a review of its potential current and deferred federal and state tax liability for the fiscal year in light of the Branch Sale and its related effect. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the twelve months ended June 30, 1997, the Bank reduced its provision (recorded a benefit from) for state and local income taxes by $3.3 million. Additionally, the Bank reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and disposition transactions completed during the twelve months ended June 30, 1997.


Results of Operations - Fiscal year ended June 30, 1996 compared to fiscal year ended June 30, 1995

General. The Bank reported net income applicable to Common Shares of $49.8 million or $7.01 per share for the fiscal year ended June 30, 1996, compared to a net loss of $29.6 million or ($4.17) per share for the fiscal year ended June 30, 1995. The primary reason for the increase in the Bank's net income in the fiscal year ended June 30, 1996 compared to fiscal 1995 was a reduction in the loss from other real estate owned from $14.4 million in fiscal 1995 to $4.8 million in fiscal 1996 and the net after tax gain on the Branch Sale in 1996 of $67.6 million. The decrease in net interest income after provision for credit losses was equally offset by the reduction in other operating expenses.

The operations of the Bank were substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets, including investment securities, mortgage-backed and related securities and loans, and the interest expense incurred on its interest-bearing liabilities, including deposits, FHLB advances and other borrowed funds. Net interest income is determined by an institution's interest rate spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets and interest-bearing liabilities. Net interest income can be positively or negatively impacted by changes in interest rates.

Net interest income is affected by a number of variables. One such variable is the interest rate spread, that is, the difference between the yields on average interest-earning assets and the cost of average interest-bearing liabilities. Another variable is the relative amounts of interest-earning assets and interest-bearing liabilities. In part through the resolution of a substantial amount of non-performing assets, the Bank reduced the excess of average interest-earning liabilities over average interest-bearing assets for the fiscal year ended June 30, 1996. The level of the Bank's non-performing assets continues, however, to have a negative effect on net interest income.

In addition, the Bank's results of operations continue to be significantly affected by the levels of its non-performing assets. During fiscal 1997, the Bank's results were affected by $5.3 million in provisions for possible credit losses. The Bank's operations also have been affected by certain regulatory restrictions including the Conditions of the Branch Sale and the 1995 MOU. See "Regulation - 1995 Memorandum of Understanding" and "Conditions of Branch Sale."

Net Interest Income. The combined effects of the changes in interest income and interest expense resulted in a $6.2 million or 18.5% decrease in net interest income during the fiscal year ended June 30, 1996 compared to the fiscal year ended June 30, 1995. The Bank's average interest rate spread decreased from 3.23% during fiscal 1995 to 2.99% during fiscal 1996. This decrease was due primarily to a reduction in the interest rate earned on loans, in part due to a large interest payment received on a non-accrual loan in fiscal 1995, and an increase in the rates offered on certificates of deposit which were trending up at a faster rate than loans offset, in part, by a decrease in non-performing assets which were returned to an interest-earning status or sold and the proceeds invested as interest-earning assets. The Bank's net interest margin, which measures the ratio of the

Bank's net interest income to its average interest-earning assets, decreased from 2.93% to 2.57% when comparing the fiscal year ended June 30, 1995 to the results for the fiscal year ended June 30, 1996. This decrease was due primarily to the items described above and by the decrease in the ratio of interest-earning assets to interest-bearing liabilities from 92.7% for the fiscal year ended June 30, 1995 to 91.1% for the fiscal year ended June 30, 1996.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income from interest-earning assets and the resultant average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) net interest margin and (v) interest rate spread. Information is based on daily balances during the indicated periods.

                                                          Fiscal Year Ended June 30,
                                                          --------------------------
                                                 1996                                 1995
                                   ---------------------------------     ---------------------------
                                    Average                Average       Average             Average
                                    Balance     Interest   Rate(1)       Balance  Interest    Rate(1)
                                    -------     --------   -------       -------  --------   --------
                                                           (Dollars in Thousands)
Average Assets:
Money market investments        $    44,344     $ 2,489        5.61%  $    65,850  $ 3,428       5.21%
Investment securities               131,857       9,347        7.09        35,516    1,859       5.23
Mortgage-backed and
   related securities                67,926       5,342        7.86       133,268    9,337       7.01
Loans receivable, net(2)          1,018,427      76,614        7.52     1,007,333   73,681       7.31
Other interest-earning assets         8,976         617        6.87         7,707      573       7.43
                                -----------     -------               -----------  -------
Total interest-earning assets,
   interest income                1,271,530      94,409        7.42     1,249,674   88,878       7.11
                                                -------                            -------
Non-interest-earning cash            11,266                                13,666
Allowance for credit losses         (33,366)                              (35,922)
Other assets                        261,730                               254,100
                                -----------                           -----------
   Total assets                 $ 1,511,160                           $ 1,481,518
                                ===========                           ===========

Average Liabilities and
   Stockholders' Equity:
Retail certificates of deposit  $   587,971     $33,288        5.66%  $   504,926  $24,284       4.81%
Other retail interest-bearing
   deposits(3)                      568,915      14,431        2.54       668,495   17,125       2.56
Brokered certificates of
    deposit                            -           -           -           14,883    1,373       9.23
                                -----------     -------               -----------  -------
   Total interest-bearing
    deposits                      1,156,886      47,719        4.12     1,188,304   42,782       3.60
Borrowed funds                      233,429      14,025        6.01       153,044    9,411       6.15
Escrow deposits                       5,727          49        0.86         6,601       62       0.94
                                -----------     -------               -----------  -------
   Total interest-bearing
      liabilities, interest
      expense                     1,396,042      61,794        4.43     1,347,949   52,255       3.88
                                                -------                            -------
Non-interest-bearing deposits        11,473                                 5,202
Other liabilities                    20,443                                22,041
                                -----------                           -----------
   Total liabilities              1,427,958                             1,375,192
Stockholders' equity                 83,202                               106,326
                                -----------                           -----------
   Total liabilities and
   stockholders' equity         $ 1,511,160                           $ 1,481,518
Net interest income                             $32,615                            $36,623
Average interest rate spread                                   2.99%
                                3.23%
Net interest margin                                            2.57%
                                2.93%

Ratio of interest-earning
   assets to interest-bearing
   liabilities                     91.1%                      92.7%
                                   -----                      -----

                        (Footnotes on the following page)

(1) At June 30, 1996, the Bank's interest rate spread amounted to 3.61% and the yields earned and rates paid were as follows:


Money market instruments                    5.34%              Retail certificates of deposit          5.73%
Investment securities                       6.70               Other retail interest-bearing deposits  2.59
Mortgage-backed and related securities      7.39               Total interest-bearing deposits         4.23
Loans receivable, net                       7.38               Borrowed funds                          5.64
Other interest-earning assets               5.65               Total interest-bearing liabilities      4.43
Total interest-earning assets               7.27

(2)   The average balance of interest-earning  assets includes accruing loans
         90 days or more overdue and non-accrual loans, interest on the latter of which is recognized on a cash basis.

(3)

         Includes passbook, demand on withdrawal ("DOW"), negotiable order of withdrawal ("NOW"), club and money market deposit accounts.

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior rate), (ii) changes in rate (change in rate multiplied by prior volume) and (iii) total change in rate and volume. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


                                                                           Fiscal Year Ended June 30,
                                                                                 1996 vs. 1995
                                                                     -----------------------------------
                                                                           Increase (Decrease) Due to
                                                                     -----------------------------------
                                                                     Rate         Volume           Total
                                                                           (Dollars in Thousands)

Interest-Earning Assets:
Money market investments                                             $   177      $  (1,116)      $    (939)
Investment securities                                                  2,453          5,035           7,488
Mortgage-backed and related securities                                   577         (4,572)         (3,995)
Loans receivable, net                                                 (2,139)           794           2,933
Other interest-earning assets                                            (50)            94              44
                                                                     --------     ---------       ---------
 Total interest-earning assets                                         5,296            235           5,531
                                                                     --------     ---------        --------
Interest-Bearing Liabilities:
Retail certificates of deposit                                         4,998          4,006           9,004
Other interest-bearing deposits(1)                                      (114)        (2,580)         (2,694)
Brokered certificates of deposit                                         -           (1,373)         (1,373)
                                                                     --------     ----------       ---------
 Total interest-bearing deposits                                       4,884             53           4,937
Borrowed funds                                                          (327)         4,942           4,615
Escrow deposits                                                           (5)            (8)            (13)
                                                                     --------     ----------       ---------
 Total interest-bearing liabilities                                    4,552          4,987           9,539
  Increase (decrease) in net interest income                         $   744      $  (4,752)   $     (4,008)
                                                                     ========     ==========   =============

(1) Includes passbook, DOW, NOW, club and money market deposit accounts.

Interest Income. The Bank's interest and dividend income increased by $5.5 million or 6.2% during the fiscal year ended June 30, 1996 compared to the same period in 1995. Such increase was attributable to increases in both the average balances of interest-earning assets and the weighted average yield earned on interest-earning assets. The average balance of the Bank's interest-earning assets increased by $21.9 million or 1.7% to $1.3 billion for the fiscal year ended June 30, 1996. Such increase primarily reflects the planned leverage in the Bank's assets through the use of investment securities.

The weighted average yield on the Bank's interest-earning assets increased from 7.11% during the fiscal year ended June 30, 1995 to 7.42% during the fiscal year ended June 30, 1996. Such increase was due primarily to an increase in the weighted average yield of the Bank's loans receivable from 7.31% to 7.52% during the same periods. The increase in the weighted average yield of the Bank's loan portfolio reflects the general increases in market rates of interest, the effects of loans being refinanced at lower interest rates throughout fiscal 1995 and a reduction in the level of non-performing loans.

The Bank's interest income in recent periods has been adversely affected by the high levels of non-performing assets. Gross interest income that would have been recognized for the fiscal years ended June 30, 1995 and 1994 if all non-performing loans classified as loans at such dates had been performing in accordance with their original terms amounted to $5.0 million and $10.4 million, respectively, and the actual amount of interest on these loans that was collected during these periods and included in interest income was $420,000 and $4.3 million, respectively. In addition, the Bank's gross interest income excludes income from the Bank's investments in real estate which totaled $156.1 million and $231.3 million as of June 30, 1996 and 1995, respectively.

The changes in the level of the Bank's borrowed funds also resulted in a decrease in the ratio of the Bank's average interest-earning assets (which do not include investments in real estate with positive cash flows) to average interest-bearing liabilities, which amounted to 91.1% and 92.7% during the fiscal year ended June 30, 1996 and 1995, respectively. Because the Bank's interest-bearing liabilities exceed its interest-earning assets, the Bank's interest rate spread is not fully indicative of the Bank's net interest income. Under such circumstances, net interest expense may be incurred even if the interest rate spread is positive. Moreover, the more that interest-bearing liabilities exceed interest-earning assets, the greater the interest rate spread must be in order for interest income to exceed interest expense.

Interest Expense. The Bank's interest expense increased by $9.5 million or 18.3% during the fiscal year ended June 30, 1996 compared to fiscal 1995. Such increase was attributable to an increase in the average rate paid on the Bank's deposits and an increase in the average balances of interest-bearing liabilities.

The average balance of the Bank's interest-bearing liabilities increased by $48.1 million or 3.6% from $1.35 billion during the fiscal year ended June 30, 1995 to $1.40 billion during the fiscal year ended June 30, 1996.

The weighted average rate on the Bank's interest-bearing liabilities increased from 3.88% during the fiscal year ended June 30, 1995 to 4.43% during the fiscal year ended June 30, 1996. This increase was attributable to increases in the weighted average rate paid on the Bank's certificates of deposit and borrowed funds in an interest rate environment which was increasing during all of 1996. Rising market rates of interest generally can be expected to have a negative effect on the Bank's interest rate spread.

Provision for Credit Losses. The provision for credit losses amounted to $5.3 million and $5.0 million during the fiscal years ended June 30, 1996 and 1995, respectively. These provisions resulted from management's ongoing evaluation of the adequacy of the allowance for credit losses in light of, among other things, the amount of non-performing loans, the risks inherent in the Bank's loan portfolio and depressed markets for real estate and economic conditions in the New York metropolitan area and other areas in which the Bank had engaged in lending activities. The increase in the provision for credit losses in the fiscal 1996 period reflects management's internal analysis of its non-performing assets. See Note 10 to the Consolidated Financial Statements.

Other Income. The following table sets forth the composition of the Bank's other income during the periods indicated.



                                                                                Fiscal Year
                                                                               Ended June 30,
                                                                      ---------------------------
                                                                           1996              1995
                                                                           ----              ----
                                                                                (In Thousands)
Gains on sales of offices and branches (1)                            $   77,560       $        -
Banking fees and service charges                                           2,463             2,320
Net gains (losses) on sales of loans and investment securities             (605)               441
Other                                                                      1,533             1,228
                                                                      ----------       -----------
 Total                                                                $   80,951       $     3,989
                                                                      ==========       ===========

(1) The net gain on the sale of offices and branches included a deposit premium of $93.0 million, partially offset by net losses on the sale of assets to facilitate the closing of the Branch Sale of $1.1 million, transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance payments of $4.6 million and other net Branch Sale costs of $700,000.

Banking fees and service charges, which primarily consist of various fees and charges related to the Bank's loan and deposit products, as well as commissions from the sale of annuities, increased by $143,000 or 6.2% during the fiscal year ended June 30, 1996 compared to the same period in 1995. The primary reason for the increase in banking fees and service charges during the 1996 period was the increase in the fee structure of deposit products and services.

Gain on sale of offices during the fiscal year ended June 30, 1996 consisted primarily of a $77.6 million net pre-tax gain from the sale of the Bank's remaining eleven branch offices and 96 Street branch office realty to Marine Midland along with the related deposits, and Transferred Assets, which amounted to $1,159.6 million of deposits and $1,066.6 million in Transferred Assets on June 28, 1996, the effective date of the transaction.

Other income consists of a sundry of items, including rental income, prepayment penalties and safe deposit rentals. Other income amounted to $1.5 million during the fiscal year ended June 30, 1996 compared to $1.2 million during the fiscal year ended June 30, 1995. The primary reason for the $305,000 or 24.8% increase in other income was due to an increase in prepayment penalties collected from holders of certificates of deposit.

Real Estate Operations, Net. The Bank's real estate operations, net, are comprised of (i) writedowns of investments in real estate to the lower of cost or fair value minus estimated costs to sell and (ii) other real estate operations, net, which consists of net operating income or losses from investments in real estate and net gains or losses on sales of investments in real estate. Real estate operations, net, does not include foreclosure costs related to the Bank's non-performing assets, which are included in other expenses.

The following table sets forth the components of the Bank's real estate operations during the periods indicated.


                                                                             Fiscal Year
                                                                             Ended June 30,
                                                                 -------------------------------
                                                                 1996                       1995
                                                                 ----                       ----
                                                                           (In Thousands)
Other real estate operations:
Operating income from investments in real estate              $   18,530                 $   20,229
Operating expenses from investments in real estate                17,942                     18,823
                                                              -----------                 ----------
Net income from investments in real estate                           588                     (1,303)
Net gains (losses) from sale of investments in real estate        (3,499)                    (1,303)
                                                              -----------                 ----------
Other real estate operations, net                                 (2,911)                       103
                                                              -----------                 ----------
Write-down of investments in real estate                          (1,889)                   (14,460)
                                                              -----------                 ----------
Total real estate operations, net                              $  (4,800)                  $(14,357)
                                                              ===========                 ==========

Real estate operations, net, for the fiscal year ended June 30, 1996 resulted in a loss of $4.8 million as compared to a loss of $14.4 million for the same period in 1995 primarily as a result of a decrease in writedowns and increased losses on the sale of investments in real estate. The decrease in rental income was due to the reduction in rental revenues resulting from the sale of investments in real estate in 1996 and earlier. See "Real Estate Assets" and Notes 11, 13 and 14 of the Consolidated Financial Statements.

Although the Bank's other real estate operations, net, is subject to a variety of factors which are subject to change, it generally can be expected that such operations are unlikely to improve, and may decline, in the near term in the event that the Bank continues to reduce its investments in real estate. This is because investments in real estate which have positive cash flows are likely to be more attractive to potential purchasers, and thus sold earlier and achieve higher sales proceeds than investments in real estate which do not have such characteristics.

Other Expenses. Other expenses consist of the Bank's general and administrative expense. With the exception of foreclosure costs related to the Bank's non-performing assets, other expenses do not include direct real estate operations expenses, which are included in "other real estate operations, net."

The following table sets forth the components of the Bank's other expenses during the periods indicated.


                                                                  Fiscal Year
                                                                Ended June 30,
                                                                --------------
                                                          1996              1995
                                                          ----              ----
                                                                (In Thousands)
     Salaries                                        $     9,814         $   11,329
     Employee benefits                                     4,349              3,597
     Premises and occupancy costs                          8,108              7,203
     Electronic data processing                            3,700              3,326
     Legal and professional fees                           4,521              4,581
     Other operating expenses (1)                          3,504              8,630
                                                     -----------         ----------
                                                          33,996             38,666
     Deposit insurance expense                             2,533              3,704
     Foreclosure costs (2)                                   225              1,105
                                                     -----------         ----------
                                                     $    36,754         $   43,475
                                                     ===========         ==========

(1) Represents a 12.07% decrease in the fiscal year ended June 30, 1996 compared to fiscal 1995.

(2) Represents a 15.46% decrease in the fiscal year ended June 30, 1996 compared to fiscal 1995.

Other expenses decreased by $6.7 million or 15.5% from $43.4 million during the fiscal year ended June 30, 1995 to $36.8 million during the fiscal year ended June 30, 1996. Such reductions were primarily the result of a decrease in costs incurred in connection with the foreclosure of properties securing real estate loans and legal expenses and to a lesser extent, the reduction of staff and operating costs as a result of the cost reduction efforts, including a reduction in work force, in early fiscal 1996. The Bank reduced its work force by 146 full and part-time employees or approximately 35% of the Bank's work force.

Deposit insurance expense is a function of the amount of deposits and the rate of federal insurance premiums paid thereon. This expense decreased by $1.2 million or 31.6% during the fiscal year ended June 30, 1996 compared to the same period in 1995. The decrease in deposit insurance expense during the fiscal year ended June 30, 1996 reflects the substantial reduction in the Bank's annual assessment rate which was decreased from 0.29% of insured deposits to 0.23% beginning September 1995 by the FDIC.

Foreclosure costs, which consist of legal fees, taxes, insurance costs, appraisal costs and various other expenses related to the foreclosure process, are reflective of the costs associated with the Bank's high level of non-performing assets.

Other operating expenses consist of a sundry of expenses, including affiliate reimbursements, telephone and communications, printing and stationery, advertising, bank service fees and mortgage servicing fees, as well as various other expenses. The decrease in other operating expenses was due to the lack of three items of litigation at a cost to the bank of $1.6 million and the charge-off of the Bank's investment in National of $1.1 million in fiscal 1995. In fiscal 1996, the Bank embarked on an aggressive cost reduction program which had a substantial impact on other operating expenses.

Income Tax Expense. Under SFAS No. 109, at June 30, 1996, the Bank recorded a net deferred tax asset of approximately $16.1 million and deferred tax liabilities of $16.1 million. The net deferred tax asset reflects gross deferred tax assets of $50.1 million and a valuation allowance of $34.0 million. The net deferred tax asset represents primarily the anticipated federal and state and local tax benefits that could be realized in future years upon the utilization of existing tax attributes. The deferred tax asset primarily relates to provisions for anticipated credit losses recognized for financial statement purposes that have not yet been realized for tax purposes, suspended passive activity losses and credits, deferred income on venture investments and available NOL carryforwards. Generally, the amount of an institution's net deferred tax asset may serve to increase its net worth under generally accepted accounting principles. In addition, FDIC regulations permit deferred tax assets that are dependent on future taxable income to be included in Tier 1 capital in an amount equal to the lesser of the deferred tax asset that can be realized based on projected taxable income for the immediately subsequent one-year period or 10% of Tier 1 capital before any disallowed items.

However, because of the net losses incurred by the Bank in recent years, the Bank established a $34.0 million valuation allowance, resulting in a net deferred tax asset of $16.1 million. The valuation allowance decreased by approximately $22.9 million during the fiscal year ended June 30, 1997. Realization of the net deferred tax asset is expected to occur upon reversal of existing taxable temporary differences for which deferred tax liabilities of $16.1 million have been recorded. As a result, the net deferred tax asset is not dependent on future taxable income for purposes of the FDIC's regulations. For additional information, see Note 20 to the Consolidated Financial Statements.

During the year ended June 30, 1996, the Bank recorded a provision for income and franchise taxes in the amount of $11.7 million. This provision represented an increase of $9.6 million in comparison to the provision of $2.1 million recorded in the year ended June 30, 1995. The increase in provision for income taxes in 1996 as compared to the previous year was due primarily to a $10.0 million state and local income tax provision recorded in 1996 to reflect the estimated income tax liability at June 30, 1996 arising from the $77.6 million gain resulting from the Branch Sale. The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the income (loss) before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. See Note 20 to the Consolidated Financial Statements for more information.

Asset Quality

Loan Portfolio Composition. The high levels of the Bank's non-performing assets in recent years have been primarily attributable to the Bank's emphasis during the mid- to late-1980s on loans to joint ventures for the acquisition, development and construction of real estate in which the Bank or a subsidiary had an equity interest, commercial business loans, commercial real estate loans and multi-family residential loans. These loans generally are considered to involve a significantly higher degree of risk than single-family residential loans, and the Bank did not originate any such loans to new borrowers during the years ended June 30, 1997 and 1996.

Commercial real estate, construction and multi-family residential loans are generally considered to involve more risk than single-family residential loans due to, among other things, the higher principal amount of such loans and the effects of a downturn in general economic conditions, which may result in excessive vacancy rates, inadequate rental income levels and volatility in real estate values. At June 30, 1997, the Bank's total loan portfolio of $95.8 million included $26.1 million or 27.2% of multi-family residential loans and $50.1 million or 52.3% of commercial real estate loans. The Bank substantially curtailed originations of new multi-family residential and commercial real estate loans during the early 1990s and, as a result, the balances in these portfolios have been declining. The Bank continues to originate such loans in connection with the sale of investments in real estate and other resolutions of non-performing assets, however, and in 1993 commenced a program to originate loans secured by multi-family elevator residences with approximately 75 units or less under revised policies and procedures from those utilized by the Bank in the mid- to late-1980s.

The Bank discontinued construction lending and loans to joint ventures in 1991. At June 30, 1997, the Bank's construction loans and loans to joint ventures were $0 and $471,000, respectively, compared to $0 and $0 at June 30, 1996, respectively. Construction lending is considered to involve even more credit risk than multi-family residential and commercial real estate lending. Construction loans generally require only interest payments prior to the ultimate sale or lease of the completed project, which are funded by the lender and added to the outstanding principal of the loan. To evaluate a construction loan prior to completion, leasing and/or sale of the underlying property, the Bank must rely on estimates of anticipated completed cost and subjective assessments of future demand for the completed project. Accurate assessments of these factors have been (and continue to be) difficult to perform because of the weakness of the local economies and the real estate markets in which the Bank has engaged in lending activities. Loans to joint ventures are subject to the same risks as construction loans and may even be more susceptible to risks of uncertain costs and changing economic conditions due to the broader scope and longer term of some ventures and the Bank's status in some ventures as an equity participant.

The Bank's multi-family residential, commercial real estate and construction lending activities included activities conducted outside of its primary market area, primarily in states on the eastern and western coasts of the United States. Although the Bank's largest concentration remains in New York, in which the Bank had $63.9 million of multi-family residential, commercial real estate and construction loans at June 30, 1997, primarily located in the New York metropolitan area, at such date the Bank also had $2.4 million, $10.2 million and $3.6 million of such loans in California, Florida and other states, respectively. Like the New York metropolitan area, certain of these states, particularly California, have experienced adverse economic conditions, including declining business and real estate activity and declining real estate values, resulting in increases in loan delinquencies, defaults and foreclosures.

Loans secured by properties located outside of the Bank's primary market area may involve a higher degree of risk because the Bank may not be as familiar with economic conditions and other relevant factors as it would be in the case of loans secured by properties in its primary market area. In order to mitigate these risks in California and other western states, a subsidiary of the Bank established loan offices in Los Angeles and San Francisco, California in the mid- to late-1980s, the former of which has since been closed as a result of the Bank's changed lending strategies and continued reduction of its loans in California. In addition to introducing lending opportunities to the Bank, the California offices allowed the Bank to more effectively monitor loans secured by properties in California and other western states. At June 30, 1997, the San Francisco office had two full-time equivalent employees, who have historically monitored the Bank's loans in California.

The commercial business lending activities emphasized by the Bank during the mid- to late-1980s also involved a high degree of risk. These activities were conducted primarily through Quest, a wholly-owned subsidiary of the Bank which was formed in 1986 to implement a program of secured and unsecured commercial business lending. The loans, and in certain cases equity investments, made by Quest generally involved the buyout, acquisition or recapitalization of an existing business and included management buyouts and corporate mergers and acquisitions. Such transactions frequently resulted in a substantial increase in both the borrower's liabilities and its liabilities-to-assets leverage ratio, thus increasing the prospects for default. The Bank discontinued its new commercial business lending activities in 1991 and, as a result, the Bank's gross commercial business loans decreased to $12.8 million or 16.0% of total loans at June 30, 1997, as compared to $13.0 million or 12.6% of total loans at June 30, 1996. At June 30, 1997, investments made through Quest consisted of two loans which aggregated $3.4 million, net, as well as $6.3 million of equity securities, net.

Non-Performing Assets - Composition. Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and in other areas in which the Bank was engaged in lending activities at the time, particularly California, the Bank has had substantial asset quality problems in recent years.

The Bank's non-performing assets began increasing during 1989 and increased to a high of $602.8 million or 30.2% of total assets at December 31, 1992. From December 31, 1992 to June 30, 1997, non-performing assets decreased by $457.5 million or 75.9% to $145.3 million, but, because of the substantial decrease in the Bank's total assets during this period, amounted to 68.5% of the Bank's total assets at such date. Non-performing assets consist of non-performing loans, investments in real estate and investment securities in default.

Non-performing loans are those loans placed on non-accrual status and loans which are on accrual status but delinquent 90 days or more. The Bank generally places a loan which is delinquent 90 days or more on non-accrual status unless it is well secured and, in the opinion of management, collection appears likely. In addition, the Bank may place a loan on non-accrual status even when it is not yet delinquent 90 days or more if the Bank makes a determination that such loan is not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received by the Bank and collection of principal is not in doubt.

Investments in real estate consist of (i) real estate acquired upon foreclosure or by deed-in-lieu thereof, which is classified as other real estate owned, and
(ii) real estate acquired as a result of the Bank's involvement in joint ventures for the acquisition, development and construction of real estate, which is classified as real estate held for investment.

The following table sets forth information regarding the Bank's non-performing assets at the dates indicated.


                                                                                 June 30,
                                                            ------------------------------------------------
                                                                1997              1996                  1995
                                                                ----              ----                  ----

                                                                         (Dollars in Thousands)
Single-family residential loans:
Non-accrual loans                                            $    3,924          $   4,557           $  4,482
Accruing loans 90 days overdue                                     -                  -                 3,014
                                                             ----------          ---------       ------------
   Total                                                          3,924              4,557              7,496
Multi-family residential loans:
   Non-accrual loans                                             16,790             19,658               -
                                                             ----------          ---------       ------------
   Total                                                         16,790             19,658               -
Commercial real estate loans:
   Non-accrual loans                                             11,557              3,113             42,601
   Accruing loans 90 days overdue                                  -                  -                    22
                                                             ----------          ---------       ------------
      Total                                                      11,557              3,113             42,623
Construction loans:
   Non-accrual loans                                               -                  -                 4,941
                                                             ----------          ---------       ------------
      Total                                                        -                  -                 4,941
Commercial business loans:
   Non-accrual loans                                              6,639              6,817              2,212
   Accruing loans 90 days overdue                                 6,167               -                   113
                                                             ----------          ---------       ------------
     Total                                                       12,806              6,817              2,325
Consumer loans:
   Non-accrual loans                                              2,871               -                  -
                                                             ----------          ---------       ------------
Accruing loans 90 days overdue                                     -                 2,671                165
                                                             ----------          ---------       ------------
     Total                                                        2,871              2,671                165
Total non-performing loans:
   Non-accrual loans                                             41,781             34,145             54,236
   Accruing loans 90 days overdue                                 6,167              2,671              3,314
                                                             ----------          ---------        -----------
     Total                                                       47,948             36,816             57,550
Investments in real estate:
   Other real estate owned, net                                   7,128             30,386            105,458
   Real estate held for investment,
     net                                                         90,222            116,054            125,844
                                                             ----------          ---------        -----------
     Total                                                       97,350            146,440            231,302
                                                             ----------          ---------        -----------
     Total non-performing assets                             $  145,298          $ 183,256        $   288,852
                                                             ==========          =========        ===========

Total assets                                                 $  211,695          $ 285,478        $ 1,463,637
                                                             ==========          =========        ===========
Total non-performing loans as a
    percentage of total loans                                     50.06%             35.74%              5.69%
Total non-performing assets as a
   percentage of total assets                                     68.52              64.19              19.74
Total non-performing assets as a
   percentage of total loans and investments
   in real estate                                                 75.24              73.47              23.26
Percentage increase (decrease) in
   the dollar amount of non-performing
     assets from prior year-end                                  (20.71)            (36.56)            (15.94)

624833.12
                                      -68-

Non-Performing Assets - Geographic Location. The following table summarizes the Bank's non-performing loans and investments in real estate by state and type of loan or property at June 30, 1997.



Type of Loan                New York      California  New Jersey   Pennsylvania      Other       Total
                            --------      ----------  ----------   ------------      -----       -----
                                             (In Thousands)
Non-performing loans:
Single-family residential   $   3,857   $       -     $     67     $     -       $     -    $     3,924
Multi-family residential       16,790           -           -            -             -         16,790
 Commercial real estate         8,500          298          -            -          2,759        11,557
 Construction                   -               -           -            -             -              -
 Commercial business           12,806           -           -            -             -         12,806
 Consumer                       2,871           -           -            -             -          2,871
                            ---------   ----------     -------     -------       --------   -----------
                               44,824          298          67           -          2,759        47,948
Other real estate owned, net:
  Single-family residential       597           -           -            -             -            597
  Multi-family residential      4,566           -           -            -             -          4,566
  Commercial real estate           68           -           -            -             -             68
  Construction                     -         1,897          -            -             -          1,897
                            ---------   ----------     -------     -------       --------   -----------
                                5,231        1,897          -            -             -          7,128
 Real estate held for
  investment, net:
  Commercial real estate        5,413           -           -            -         14,089         19,502
  Construction                 14,839           -           -          55,881          -          70,720
                            ---------   ----------     -------        -------    --------    -----------
                               20,252           -           -          55,881      14,089         90,222
                            ---------   ----------     -------        -------    --------    -----------
  Total investments in
     real estate, net          25,483        1,897          -          55,881      14,089         97,350
                            ---------   ----------     -------        -------    --------    -----------
      Total                 $  70,307   $    2,195     $    67       $ 55,881     $16,848    $   145,298
                            =========   ==========     =======       ========     =======    ===========


 Non-Performing Assets - Carrying Values. At June 30, 1997, $97.4 million or 67.0% of the Bank's non-performing assets was comprised of investments in real estate and $47.9 million or 33.0% were in-non-performing loans.

 Real estate acquired through foreclosure or deed-in-lieu of foreclosure are recorded on the books of the bank at the lower of the balance of the loan at the date of transfer or estimated fair value of the property minus estimated costs to sell. Adjustments made to the value at transfer are charged to the allowance for credit losses. See notes 1, 10, 13 and 14 to the consolidated financial statements.

 The Bank primarily utilizes two means of valuation in evaluating the carrying value of its investments in real estate: (1) appraisals and (2) discounted cash flows. The discounted cash flow ("DCF") is based on assumptions wherein the forecasted future cash flow attributable to the benefits of ownership are discounted, at a rate commensurate with the risk involved, to a present value. The DCF is based on information from various sources, including: actual operating results, recent appraisals, third party market information and current investment parameters. The Bank believes that the DCF approach generally is the most accurate predictor of value of a real estate asset over time. This approach is an accepted means of valuation under generally accepted accounting principles and has been addressed by the FDIC in an Interagency Policy Statement dated November 7, 1991 (the "Policy"). Among other things, the Policy notes that when markets are dominated by forced or liquidation sales, or when properties have unusual characteristics, then value estimates should be based on rent levels and occupancy "that are reasonably estimated to be achieved over time." The Policy also advises against making adjustments to appraisal assumptions using "worst case scenarios that are unlikely to occur," "direct capitalization of non- stabilized income flows" or "simple projections of current levels of operating income if markets are depressed but can be expected over a reasonable period of time to return to (stabilized) conditions." Generally the Bank's cash flows will extend

624833.12
                                      -69-
 until stabilization as it is the Bank's intent to sell investments in real estate as quickly as possible, assuming a stabilized sales price can be achieved. Assumptions in the DCF model are made to most accurately reflect the subject asset's strategic plan.

 The Bank's real estate loan appraisal policy generally requires that all appraisals conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and prepared by an appraiser who is either certified or licensed by the state in which the property is located. Appraisals may be performed by an outside fee appraiser or by a staff appraiser, provided that, among other things, such appraiser is independent of the lending, investment and collection functions of the Bank.

 The Bank generally reviews the value of its investments in real estate on at least a quarterly basis. In the event that such reviews indicate a decline in the value of such investments, write-downs are recorded as appropriate.

The following table summarizes the gross and net carrying values of the Bank's non-performing assets at June 30, 1997.


                                                       Write-downs/                     Net Book Value
                                           Gross       Specific            Net          as a Percentage of
                                           Balance     Reserves (1)        Value           Gross Balance
                                           -------     ------------        ------       -------------------
                                                              (Dollars in Thousands)
Non-performing loans:
  Single-family residential             $    3,924     $     911        $    3,013            76.8%
  Multi-family residential                  16,790         6,485            10,305            61.4
  Commercial real estate                    11,558         7,198             4,360            37.7
  Commercial business                       12,806         3,528             9,278            72.5
  Consumer                                   2,870         2,255               615           214
                                        ----------     ---------        ----------         ----------
                                        $   47,948     $  20,377        $   27,571            57.5%
                                        ==========     =========        ==========         ==========
Other real estate owned:
   Single-family residential (2)             1,145           549               596            52.1%
   Multi-family residential                  5,866         1,300             4,566            77.8
   Commercial real estate                      178           110                68            38.2
   Construction                              1,897            -              1,897           100.0
                                        ----------     ---------       -----------         ---------
     Total                                   9,086         1,959             7,127            78.4%
                                        ----------     ---------       -----------         ---------

 Real estate held for investment:
   Commercial real estate                   30,802        11,300            19,502            63.3%
   Construction                             72,681         1,960            70,721            97.3
                                        ----------     ---------       -----------         ---------

     Total                                 103,483       13,260             90,223            87.2
                                        ----------     ---------       -----------         ---------
   Total investments in real estate     $  112,569     $ 15,219         $   97,350            86.5%
                                        ==========     =========       ===========         =========
   Total non-performing assets          $  160,517     $ 35,596         $  124,921            77.8%
                                        ==========     =========       ===========         =========

(1) Specific reserves relate to non-performing loans. Such reserves are charged to operations and maintained as a component of the Bank's allowance for credit losses. Although a specific reserve for a loan does not decrease the net book value of the loan unless and until the amount of the loan which is the subject of the reserve is charged-off, the presentation with respect to non-performing loans illustrates the effects of the Bank's establishment of specific reserves with respect to such loans. All write-downs and specific reserves are cumulative since origination of the loan.

(2) Primarily consists of completed single-family residential developments and lots for the development of single-family residences.

624833.12
                                      -70-

 Strategy. Following the Branch Sale, RB Management assumed the duties of the Bank's Work-Out Group which monitors the Bank's problem assets through the Targeted Asset System and develops individual business plans, including cash flow analysis, for each problem asset after inspections, analysis of economic factors and meetings with the borrower and counsel. These plans are then documented for senior management and approval of the Board of Directors of the Bank. See "Management."

 Loans which become delinquent are analyzed to determine the nature and extent of the problem and whether a restructuring of the loan or some other method of resolution is appropriate under the circumstances. Every effort is made by the Bank to work with borrowers who are cooperative with the Bank to effect a restructuring that is economically feasible for both parties. When the Bank concludes that a restructuring is not economically feasible or where the borrower does not demonstrate a willingness to cooperate, the Bank pursues available legal remedies. In most cases, the Bank's strategy in recent years has been to aggressively pursue the foreclosure process when a restructuring or other resolution of a non-performing loan does not appear to be feasible or otherwise in the best interests of the Bank. This strategy has been pursued so that the Bank can acquire control of the security property as soon as possible, and thereby implement a strategy designed by the Bank for disposition and ultimate resolution.

 Loans that go through the foreclosure process, particularly in New York, are subject to extensive delays before the Bank can gain title to the property. Non-judicial foreclosure generally is unavailable in New York, and the procedures mandated by New York law can result in time-consuming litigation in order to foreclose a mortgage loan. Moreover, the federal and state courts in New York are overburdened with litigation and, as a result, decisions are often delayed. Further complications occur when bankruptcy proceedings are involved. For all these reasons, it can take an extended period of time, often two to six years, for a lender to obtain title to property that secures a loan which is in default.

 Although the foreclosure process can be long and complicated, the Bank aggressively pursues foreclosures or negotiates with borrowers to acquire properties which secure problem loans by deed-in-lieu of foreclosure. Primarily as a result of the Bank's efforts in this regard, the composition of the Bank's non-performing assets in recent years changed from primarily non-performing loans and in-substance foreclosures to primarily investments in real estate. At June 30, 1997, investments in real estate amounted to 67.0% ($97.4 million) of the Bank's non-performing assets, as compared to 51.6% ($310.8 million) of the Bank's non-performing assets at December 31, 1992.

 The Bank's general approach once it has acquired an investment in real estate has been to seek to minimize further losses to the Bank through active management of the properties while they are held by the Bank and by developing disposition strategies tailored to the individual properties and whose ultimate objective is to sell each property at, or above, its net book value. The Bank generally pursues a specific disposition strategy for each investment in real estate because it believes that the depressed levels of the real estate markets in which the Bank has engaged in lending activities will improve as national and regional economies recover and that it has the requisite real estate expertise to individually address and resolve each problem asset. Although the Bank has evaluated bulk sales of non-performing assets from time to time, it has not elected to pursue this strategy to date because it believes that the discounts which are sought by potential purchasers are excessive, that individual disposition strategies have the most potential for maximum recovery and return to the Bank and that the Bank did not have sufficient equity capital prior to and following the Offering to support such a strategy. There can be no assurance, however, that the Bank will be successful in its disposition strategies.

 The Bank's approach with respect to a particular investment in real estate generally falls into one of the following categories: (i) attempt to sell the investment as soon as practicable, (ii) actively manage the property until the cash flow and other relevant factors have been stabilized or (iii) develop the property to facilitate sale. Each of these strategies generally involves some investment by the Bank to improve the property in order to make it more saleable, which can range from minor fix-up costs to substantial costs to develop the property. Each work-out strategy is reviewed and approved by the Bank's Board of Directors.

 In most cases, the Bank's strategy consists of an attempt to sell the property as soon as practicable. The Bank generally works closely with a real estate brokerage firm in this regard, and frequently will specifically target known investors which it believes may be interested in a particular property which is owned by the Bank. In addition, in a few cases during the year

624833.12
                                      -71-
 ended December 31, 1993, the Bank used the public auction process to offer for sale certain investments in real estate. Such auctions can provide broader exposure to potential purchasers than may be able to be obtained through listings by a real estate brokerage firm in the area in which the property is located. Public auctions involve the payment of fees to the auctioneer, which can vary based on, among other things, whether the property is sold and on what terms.

 Although the Bank generally seeks to dispose of its investments in real estate as soon as practicable, in many cases it seeks to stabilize the cash flow from the property by investing in necessary improvements and seeking to increase the occupancy of the property. This approach increases the amount of time that the Bank holds the property, but may enhance the value of the property and be the best means of disposing of the investment without further loss. In certain cases, the Bank will have made the investment and taken the actions necessary to stabilize the cash flow from the property, but the real estate markets in the area in which the property is located will not have stabilized or other factors will be present which prevent the Bank from selling the property at a price which is reflective of its estimated value. In some cases, the cash flow from the property has been stabilized such that it is providing a yield above the Bank's cost of funds, thus effectively making it an earning asset. Although such assets continue to be classified by the Bank as investments in real estate and, thus, non-performing assets, the yield provided by the properties increases the Bank's flexibility to maximize their value in connection with a sale.

 In a number of cases, the Bank's strategy to dispose of an investment in real estate has consisted of development of the property. Although this approach may involve the best prospects for maximizing the return to the Bank, it also may involve more risk and, as a result, the Bank generally does not pursue this alternative unless other alternatives are clearly not preferable under the circumstances. Each development by the Bank of an investment in real estate to date has been submitted and approved in advance by the FDIC and the Banking Department pursuant to the Order. In most cases in which this alternative is pursued, development previously has been initiated by the defaulted borrower prior to the Bank's acquisition of the property upon foreclosure or by deed-in-lieu thereof. On occasion, however, the Bank has commenced development of an investment in real estate as a disposition strategy.

 One of the development projects which has been undertaken in order to dispose of an investment in real estate consists of a 395-unit condominium development located in Wayne, New Jersey, which was classified as other real estate owned and had a carrying value of $7.6 million at June 30, 1997. This project, which started construction in late 1992, is being developed by a subsidiary of the Bank in phases. Phase I, consisting of 54 units, and phase IIA, consisting of 96 units, have been successfully completed and sold out (less six units held as models). All the project amenities, such as the pool, clubhouse, tennis court and exercise facility, also were completed as part of Phase I. Of the 78 units available and nearing completion in Phase IIB, 74 have closed title and 4 were under contracts of sale at June 30, 1997, awaiting closing in the fall of 1997. Of the 119 units available in Phase IIC which commenced construction in 1995, 70 units were under contracts of sale at June 30, 1997. See Asset Sale Transactions and Note 11 to the Consolidated Financial Statements.

 The following table sets forth information about the investments in real estate which the Bank is in the process of developing at June 30, 1997.

                                    Net Carrying Value
Type of Property                (Dollars in Thousands)        Location              Status of Development
----------------                ----------------------        ----------            ---------------------
Currently in Development:

Apartment complex                       $    55,989           Philadelphia, PA      Construction substantially
                                                                completed; occupancy
                                  approximately 88% of                                          completed
units


624833.12
                                      -72-

 Non-Performing Assets - Activity. The following tables set forth the activity in the Bank's non-performing assets during the periods indicated.

                                                              Years Ended June 30,
                                                   1997              1996              1995
                                                   ----              ----              ----
                                                                (Dollars in Thousands)
Beginning balance:
 Non-performing loans
 ("NPLs")                                          $   36,816        $   57,550        $  110,337
 Investments in real estate ("REO")                   146,440           231,302           233,286
                                                   ----------        ----------        ----------
                                                      183,256           288,852           343,623
                                                   ----------        ----------        ----------
NPL additions                                          16,032            27,662            28,080
Senior debt on REO
   purchased                                            -                    -             39,613
REO direct additions                                   11,920            30,438            27,485
                                                   ----------        ----------        ----------
                                                       27,952            58,100            95,178
                                                   ----------        ----------        ----------
NPL transfers to REO                                      (34)           (7,852)          (48,477)
REO transfers from NPL                                     34             7,852            48,477
                                                   ----------        ----------        ----------
                                                        -                -                   -
                                                   ----------        ----------        ----------

NPL write-offs                                          -                 7,825            15,401
REO write-offs                                         18,726            10,511            13,760
                                                   ----------        ----------        ----------
                                                       18,726            18,336            29,161
                                                   ----------        ----------        ----------

NPL moved to performing                                 -                14,738             5,597
NPL satisfactions/sales                                 4,867            17,981            11,392
REO moved to performing                                 -                 -                69,960
REO satisfactions/sales                                42,317           112,641            33,839
                                                   ----------        ----------        ----------
                                                       47,184           145,360           120,788
                                                   ----------        ----------        ----------

NPL ending balance                                     47,948            36,816            57,550
REO ending balance                                     97,350           146,440           231,302
                                                   ----------        ----------        ----------
                                                    $ 145,298        $  183,256        $  288,852
                                                   ==========        ==========        ==========

 A net of $37.9 million of non-performing assets was resolved during the year ended June 30, 1997, primarily as a result of the sale/satisfaction of $47.2 million of non-performing assets and the write-off of $18.7 million of non-performing loans and investments in real estate, which was partially offset by $27.9 million of additions. A net of $105.6 million of non-performing assets was resolved during the year ended June 30, 1996, primarily as a result of the sale/satisfaction of $130.6 million of non-performing assets, the write-off of $18.3 million of non-performing loans and investments in real estate and the return of $14.7 million of non-performing assets to performing status, substantially through financing the sales of REO properties, which was partially offset by $58.1 million of additions.

 Non-performing loans increased by $11.1 million or 23.2% during the year ended June 30, 1997 following a decrease of $20.7 million or 36.0% during the fiscal year ended June 30, 1996. The increase in non-performing loans in fiscal 1997 reflects continued deterioration in certain loans placed in non-performing status, net of sales and satisfactions of certain loans in whole or in part. The decrease in non-performing loans in 1996 was the result of the Bank's continuing efforts to liquidate its assets as part of the Bank's plan of disposition.


624833.12
                                      -73-

 Investments in real estate decreased by $49.1 million or 33.5% during the fiscal year ended June 30, 1997 as the result of the sale/satisfaction of $42.3 million of investments in real estate at a net loss of $1.8 million and the write-down of $19.7 million in investments in real estate. Investments in real estate decreased by $84.9 million or 36.7% during the fiscal year ended June 30, 1996 as the result of the sale/satisfaction of $89.2 million of investments in real estate at a net loss of $8.6 million, the write-down of $1.9 million in investments in real estate and the restructuring or granting of loans to facilitate sales in the amount of $23.4 million which were partially offset by the transfer of $7.9 million of non-performing loans to investments in real estate and $30.4 million of additions to investments in real estate.

 Loans to Finance the Sale of Real Estate. The Bank had previously financed the sale of investments in real estate under appropriate circumstances. Such financing was provided by the Bank on what management of the Bank considered to be market terms, which generally were more flexible than the Bank's standard underwriting guidelines for multi-family residential and commercial real estate loans. All loans to finance the sale of investments in real estate were approved in advance by the Board of Directors of the Bank and involve an amount of borrower equity and other terms which result in the transaction constituting a sale of the property under generally accepted accounting principles. At June 30, 1997 and 1996, the Bank did not retain any loans which had been made to finance the sale of investments in real estate, except those reflected in Loans sold, with recourse, net. (See Asset Sales and Notes 11 and 17 of the Consolidated Financial Statements.) At June 30, 1997, all loans made by the Bank to finance the sale of investments in real estate were performing in accordance with their terms.

 Restructured Loans. The Bank's asset resolution efforts previously included the restructuring of loans primarily as a result of the financial condition of the property which secures the loan. The Bank encourages restructure agreements only when it is in the best interest of the Bank and it is practical for the borrower.

 The Work-Out Group, and after the Branch Sale RB Management, is responsible for promptly responding to problem loans to determine if a restructuring is viable or to commence foreclosure proceedings. Many problem loans are such due to market conditions (particularly vacancies or market-driven rent reductions, either of which may result in an impairment of the economic viability of the underlying property). Therefore, non-performing loans may be restructured by an agreement which recognizes that the borrower's inability to meet contractual terms may be remedied through a modification which both protects the financial interests of the Bank and is economically feasible for the borrower.

 At June 30, 1997, the Bank had restructured loans which aggregated $24.5 million and were performing in accordance with their restructured terms. At the same date, the Bank's restructured loans had been outstanding for periods which range from 17 months to approximately five years. The Bank's restructured loans generally have performed in accordance with their restructured terms. At June 30, 1997, the Bank had 3 restructured loans with an aggregate balance of $16.9 million which were included in the Bank's non-performing loans. Payments on these loans are being made in accordance with the restructured terms.

 As a result of restructurings which reduced the initial interest rate on certain loans, the Bank's restructured loans had a weighted average rate of 7.11% at June 30, 1997, as compared to an original weighted average rate of 10.13%. The Bank's restructured loans generally do not call for the payment of foregone interest at a later date, although many of such loans provide for increases in the interest rate over the life of the loan.

 The Bank's restructured loans may have been renegotiated to lower the interest rate, to defer the payment of principal and/or interest or to effect other concessions. Because restructured loans may include concessionary terms related to interest rates, payment terms, loan-to-value ratios and debt service coverage, however, such loans have a higher degree of credit risk than the remainder of the performing loans in the Bank's loan portfolio.


624833.12
                                      -74-

 The following table sets forth information regarding the Bank's restructured loans at the dates indicated. In each case amounts exclude non-performing restructured loans.

                                                                     June 30,
                                            ---------------------------------------------------------
                                            1997                       1996               1995
                                            ----                       ----               ----
                                                              (Dollars in Thousands)

Multi-family residential                    $   23,594        $       27,167        $   32,305
Commercial real estate                             860                 2,675           106,165
Commercial business                                  -                    -             17,084
                                            ----------        --------------        -----------
  Total                                     $   24,454        $       29,842        $  155,554
                                            ==========        ==============        ==========
Total restructured loans as a percentage
   of total loans                                25.53%               34.65%             15.51%
Total restructured loans as a percentage
   of total assets                               11.55                10.45              10.63

 Classified Assets. In connection with examinations of insured banks, examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets:
 "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" is accorded assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss but do possess credit deficiencies or potential weaknesses deserving management's close attention. A total of 50% and 100% of an asset or portion thereof classified as doubtful and loss, respectively, is deducted by examiners from an institution's stockholders' equity in analyzing the institution's regulatory capital. See "Allowance for Credit Losses."

 Asset classifications are inherently subjective and based on information known at the time of the classification. There can be no assurance as to what classifications may be imposed by regulatory examiners in the future or as to what internal classifications may be made by the Bank as a result of future internal and regulatory examinations of the Bank's loan portfolio. See "Allowance for Credit Losses."

 Allowance for Credit Losses. Although the process of evaluating the adequacy of the Bank's reserves involves a high degree of management judgment, such judgment is based, in part, on systematic procedures deemed helpful in assessing the adequacy of the Bank's reserves. The Bank's reserve analysis is prepared quarterly in conjunction with the Bank's internal asset classification system and is used by management in determining if an additional provision is required to maintain the allowance for credit losses at an appropriate level or additional write-downs of equity investments and investments in real estate are needed to reduce the carrying values of such assets in accordance with the requirements of generally accepted accounting principles.

 The Bank's reserve analysis is a computation of reserve requirements based upon the risks inherent in the various asset portfolios. The various categories of loans are grouped separately to recognize the various degrees of risk associated with them. Loan portfolios are further stratified by internal asset classification categories to assign higher risk weighted reserve percentages or include targeted reserve definitions. Aggregated computed reserve balances are compared to recorded reserves to measure the adequacy of reserve levels.

 The Bank's provisions for credit losses and write-downs of investments in real estate have been significant in recent years. Such provisions and write-downs aggregated $20.8 million, $10.5 million and $19.5 million during the years ended June 30,

624833.12
                                      -75-

 1996, 1995 and 1994 and contributed significantly to the Bank's recorded net losses (excluding the effects of the Branch Sale in 1996) during those years.

 At June 30, 1997, the Bank's allowance for credit losses amounted to $31.6 million or 33.0% of total loans and 65.87% of non-performing loans, as compared to $34.1 million or 33.2% of total loans and 92.7% of non-performing loans at June 30, 1996. The decrease in the Bank's allowance for credit losses in 1997 reflects the continued decrease in the size of the Bank's loan portfolio and management's internal analysis of the composition of its non-performing assets. Of the $31.6 million allowance for credit losses at June 30, 1997, $20.4 million or 64.5% were specific reserves relating to particular loans and $11.2 million or 35.5% were general reserves.

 Management of the Bank, based on facts available to it, believes that the Bank's allowance for credit losses at June 30, 1997 was adequate and that the net carrying value of the Bank's investments in real estate equaled the lower of cost or fair value minus estimated costs to sell. It is anticipated, however, that the adverse effects of the high level of the Bank's non-performing assets, consisting of provisions for credit losses, net loan charge-offs, loss of interest income on non-performing loans, write-downs of investments in real estate and increased operating expenses as a result of the allocation of resources to the collection and work-out of non-performing assets, will continue to adversely affect the Bank's operations. Because the nature and extent of these adverse effects will be dependent on many factors outside the control of the Bank, including conditions in the relevant real estate markets and prevailing interest rates, these adverse effects are not presently determinable by the Bank.

 In establishing an appropriate level of loan loss reserves, the Bank does not attempt to predict whether or how much the real estate market and general economy of its market area may decline in the future. However, the Bank continues to closely monitor the status of its loan portfolio in relation to the economic and market conditions in the relevant area for any further signs of weakening. If declining conditions in the relevant area continue, particularly in the New York City metropolitan area, causing existing non-performing loan situations to worsen and additional loans to be classified as non-performing, significant additional provisions for credit losses may be required.

 Moreover, the Bank's federal and state regulators, the FDIC and NYSBD, as an integral part of their examination process, have historically periodically reviewed the allowance for credit losses and the carrying values of its investments in real estate and other assets of New York chartered savings banks, such as the Bank. These regulators, including the FDIC so long as the Bank's Deposits are insured by the FDIC, may require the Bank to establish additional provisions for credit losses and write-offs or write-downs of investments in real estate and other assets based on the regulators' subjective judgments concerning information available to them during these examinations. Additional provisions, write-offs and write-downs, if required by the regulators, result in increases to the Bank's allowance for credit losses and reductions in the carrying values of the Bank's assets, and thereby reduce or increase the level of the Bank's net income or losses, respectively, and reduce the Bank's capital accounts.

624833.12
                                      -76-

 The following table sets forth information concerning the activity in the Bank's allowance for credit losses during the periods indicated.


                                                                                                                 Six Months
                                                                Fiscal Year Ended June 30,                          Ended
                                                      1997                1996                 1995             June 30, 1994
                                                                       (Dollars In
                                                                       Thousands)
Average loans outstanding                                $99,403             $1,018,427          $1,007,333         $1,080,317
                                                        ========             ==========          ==========         ==========

Allowance at the beginning of the period                 $34,142             $   33,985           $  41,076         $   55,258

Charge-offs:
   Single-family residential loans                        (3,523)                (1,089)             (1,302)               (39)
   Multi-family residential loans                         (1,287)                (2,665)               (850)           (13,336)
   Commercial real estate loans                               --                 (6,795)            (11,160)            (1,518)
   Commercial business loans                                 (23)                    --              (1,380)            (1,500)
   Consumer loans and other                                   --                    (21)                 (9)               (36)
         Total loans charged off                              --                     --                  --                 --
                                                        --------              ----------          ----------         ----------
                                                          (4,833)               (10,570)            (14,701)           (16,429)

   Single-family residential loans                            98                     40                  10                 --
   Multi-family residential loans                            704                     --               1,424                 --
   Commercial real estate loans                              801                     --               1,135                347
   Consumer loans and other                                   22                      1                 --                  --
                                                        --------           ------------         -----------        ------------
Total loans recovered                                      1,261                     41               2,569                347
                                                        --------           ------------          -----------       ------------
   Net charge-offs                                        (3,572)               (10,529)            (12,132)           (16,082)
                                                        --------           ------------         -----------       ------------
Additions charged to operating expenses                    1,000                  5,250               5,041              1,900
Additions charged to non-operating expenses                  --                   5,436                 --                --
                                                        --------            -----------         -----------       ------------
Allowance at end of period (1)                          $ 31,570           $     34,142         $    33,985      $      41,076
                                                        ========            ===========         ===========       ============

Ratio of net charge-offs to average
   loans outstanding                                        3.59%                 1.03%               1.20%               4.05%(2)
Ratio of allowance to total loans at
   end of period (1)                                       32.96                 33.15                3.36                4.06
Ratio of allowance to non-performing
   loans at end of period (1)                              65.84                 92.74               59.05               37.23




                                                       Fiscal Year Ended
                                                         December 31,
                                                  1993                 1992


Average loans outstanding                           $1,311,904             $1,468,293
                                                    ==========             ==========

Allowance at the beginning of the period            $   92,589             $  107,700

Charge-offs:
   Single-family residential loans                      (2,046)                (8,657)
   Multi-family residential loans                      (11,060)               (11,721)
   Commercial real estate loans                        (23,249)               (15,304)
   Commercial business loans                              (442)               (11,885)
   Consumer loans and other                            (13,917)                    --
         Total loans charged off                            --                    (99)
                                                    ----------             ----------
                                                       (50,714)               (47,666)

   Single-family residential loans                          --                     --
   Multi-family residential loans                           --                  3,890
   Commercial real estate loans                            555                  8,000
   Consumer loans and other                                 --                     363
                                                  ------------            ------------
Total loans recovered                                      555                 12,253
                                                  ------------            ------------
   Net charge-offs                                     (50,159)               (35,413)
                                                  -------------           ------------
Additions charged to operating expenses                 12,828                 20,302
Additions charged to non-operating expenses                --                      --
                                                  ------------             -----------
Allowance at end of period (1)                    $     55,258           $     92,589
                                                  ============            ============

Ratio of net charge-offs to average
   loans outstanding                                      3.82%                  2.41%
Ratio of allowance to total loans at
   end of period (1)                                      5.36                   7.69
Ratio of allowance to non-performing
   loans at end of period (1)                            34.25                  82.41




624833.12
                                                           -77-

(1) As noted above, the decrease in the Bank's allowance for credit losses in recent periods reflects the transfer of a substantial amount of non-performing loans to investments in real estate and the Bank's loan restructuring activities, the continued decrease in the size of the Bank's loan portfolio and management's internal analysis of the composition of its non-performing assets.
(2) Percentages for the six month period is computed on an annualized basis.

624833.12
                                                           -78-

The following table sets forth information concerning the allocation of the Bank's allowance for credit losses by loan categories at the dates indicated.


                                    June 30, 1997               June 30, 1996           June 30, 19
                                    -------------               -------------           -----------
                                              Percent               Percent                 Percent
                                             of Total              of Total                of Total
                                             Loans by              Loans by                Loans by
                                Amount       Category    Amount    Category      Amount    Category
                                ------       --------    ------    --------      ------    --------
                                                              (Dollars in Thousands)

Single-family residential     $  1,294       4.10%      $  1,410     4.42%    $  986        0.42%
Multi-family residential         8,553      27.09         12,359    39.44      2,969        1.19
Commercial real estate          16,543      52.40         10,822    33.91     21,302        4.59
Construction                        --       0.00             --     0.00      2,746        51.80
Commercial business              4,357      13.80          6,956    14.10      5,982        16.30
Consumer                           823       2.61          2,595     8.13         --        0.00
                                31,570                    34,142              33,985





                                             June 30, 1994                December 31, 1993       December 31, 1992
                                              -------------                -----------------      -----------------
                                                    Percent                     Percent           Percent
                                                   of Total                    of Total           of Total
                                                   Loans by                    Loans by           Loans by
                           Amount          Category       Amount       Category        Amount      Category
                           ------          --------       ------       --------        ------      --------
                                                        (Dollars in Thousands)

Single-family residential   $ 1,488         0.71%       $  1,066            0.53%       $  2,774      0.70%
Multi-family residential      3,008         1.23           4,846            2.14          15,497      7.91
Commercial real estate       30,248         6.19          37,733            7.53          47,248      9.54
Construction                    717        11.65           8,270           20.78          10,886     20.18
Commercial business           5,533        13.76           3,264            7.38          16,095     21.18
Consumer                         82         0.53              79            0.50              89      0.51
                             41,076                       55,258                          92,589



624833.12
                                          -79-

Asset and Liability Management

Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. In general, management's goal has been to match asset and liability balances within maturity categories to limit the Bank's exposure to earnings variations and variations in the value of assets as interest rates change over time. The Bank's asset and liability management strategy was previously formulated by management, and subsequent to the consummation of the Branch Sale, such function was assumed by RB Management.

The Bank's interest rate risk also is affected by the terms of its adjustable-rate interest-earning assets, which may not be as responsive to changes in interest rates as its interest-bearing liabilities due to the floating rate terms of such debt which adjust their interest rate at specified intervals. As a result of the foregoing, the weighted average rate paid on the Bank's interest-bearing liabilities had historically adjusted to changes in market interest rates more quickly and to a greater degree than changes in the weighted average yield on the Bank's interest-earning assets.

The following table sets forth the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities at June 30, 1997. The amounts of assets and liabilities shown which mature or reprice within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except (i) adjustable-rate loans, securities, and Marine debt are included in the period in which they are first scheduled to adjust and not in the period in which they mature, (ii) fixed-rate loans and mortgage-backed and related securities reflect estimated prepayments, which vary depending on the interest rate, contractual maturity and type of the loan and security, and (iii) NOW and money market checking deposits and passbook savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on recent historical experience of the Bank. Management believes that these assumptions approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities in the table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.


624833.12
                                                           -80-

As a result of the Branch Sale and the fact that the Bank no longer maintains or accepts retail deposits, the table below is less significant than when the Bank maintained such retail deposits.

                                                                  June 30, 1997

                                          Within    Seven to      More than
                                            six      twelve      one year to       Three years
                                          months     months      three years       and over       Total
                                          ------     ------      -----------       --------       -----

                                                                 (Dollars in Thousands)
Interest-earning Assets:
Investment securities                  $   -        $    -       $   -           $  6, 275     $   6,275

Loans receivable, net                      20,884                                    3,567        24,451
Loans sold with recourse                    6,420        6,420       19,260         32,100        64,200
                                           ------        -----       ------         ------        ------
   Total interest-earning assets           27,304        6,420       19,260         41,942        94,926
                                           ------        -----       ------         ------        ------

Interest-bearing Liabilities:
   Borrowed funds
   Secured by loans
   Sold with recourse                     66, 065          -            -                         66,065
   Initial facilities (Marine)             18,206          -            -         -               18,206
                                           ------        -----       ------         ------        ------
   Total interest-bearing
   liabilities                             84,271          -             -            -           84,271
                                           ------        -----       ------         ------        ------
Interest-rate sensitivity gap(1)       $  (56,967)  $    6,420   $   19,260      $  41,942
                                        ==========   ==========   ==========      =========
Cumulative interest-rate sensitivity
   gap                                 $  (56,967)  $  (50,547)  $  (31,287)     $  10,655
                                        ==========   ==========   ==========      =========
Cumulative interest-rate sensitivity
   gap as a percentage of total
   interest-earning assets                -26.87%       -23.84%       -14.76%          5.03%
                                        ==========   ==========   ==========      =========

(1) Interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities within the indicated time frames.

Liquidity

The Bank must maintain sufficient liquidity to meet its funding requirements for debt repayments related to asset sales, operating expenses, development costs related to certain real estate projects, and to satisfy the regulatory requirements described below.

At June 30, 1997, the Bank had $84.3 million in borrowed funds. In connection with the Branch Sale, the Bank obtained financing with Marine Midland (Initial Facilities) which amounted to $66.1 million as of June 30, 1997. Borrowed Funds related to Asset Sale Transactions amounted to $18.2 million at June 30, 1997. The Bank actively monitors and manages its cash inflows and outflows in an attempt to maximize payment of its debt obligations to Marine and to invest, to the extent possible, all cash balances.

The Bank seeks to maintain liquidity within a range of 5% to 10% of total assets. Liquidity for this purpose is defined as the sum of unpledged cash, investments due within one year and floating-rate investment grade securities. At June 30, 1997, the Bank's liquidity ratio, as so defined, amounted to 6.0% which was within the maintenance range.


624833.12
                                                           -81-

Regulatory Capital

The Banking Department has advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital. Under current FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%. Pursuant to the terms of the 1995 MOU, the Bank was required to achieve a Tier 1 leverage capital ratio equal to 5.5% as of September 30, 1995 and to maintain such level of regulatory capital thereafter. Upon completion of the Branch Sale at June 28, 1996, the Bank was in compliance with applicable regulatory capital requirements. As long as the Bank's deposit accounts are insured by the FDIC, as a Federally- insured state-chartered bank, the Bank is required to maintain minimum levels of regulatory capital.

At June 30, 1997, 1996 and 1995 the Bank's capital ratios were as follows:


                                            June 30, 1997     June 30, 1996          June 30, 1995

Tier 1 leverage capital                       50.86%             9.33%                 6.04%
Tier 1 Capital to risk weighted assets        48.44             49.77                  7.94
Total Capital to risk weighted assets         60.59             55.02                  9.12

On October 31, 1996, the Bank requested that the FDIC terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. As a result, the Bank expects that it will no longer be subject to the capital requirements of the FDIC. On April 14, 1997, the Bank received notice that the FDIC, as requested by the Bank, intends to terminate the Bank's status as an insured state nonmember Bank on December 31, 1997.

Recent Accounting Developments
From time to time the Financial Accounting Standards Board ("FASB") adopts accounting standards which set forth required generally accepted accounting principles. Set forth below is a description of certain of the accounting standards recently adopted by the FASB which are relevant to financial institutions such as the Bank.

SFAS No. 121. In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The SFAS No. 121 definition of long-lived assets includes the Bank's other real estate owned and real estate held assets. There was no material effect on the reported operations of the Bank resulting from the implementation of SFAS No. 121, which was adopted by the Bank during the fiscal year ended June 30, 1997.

SFAS No. 128. In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Bank will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The implementation of SFAS No. 128 is not expected to have any effect on the Bank's primary earnings per share for the years ended June 30, 1997, 1996 and 1995.


624833.12
                                                           -82-

Impact of Inflation

The consolidated financial statements and related consolidated data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial positions and operating results in terms of historical dollars without considering the changes in the relative purchasing power of dollars over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs and increases in interest rates paid to depositors. Unlike most commercial enterprises, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Over any given term, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

624833.12
                                                           -83-

ITEM 8
                              FINANCIAL STATEMENTS

                               RIVER BANK AMERICA
                   Index to Consolidated Financial Statements


                                                                          Page
Report of Independent Auditor                                              85

Consolidated Statements of Financial Condition
     Years ended June 30, 1997 and 1996                                    86

Consolidated Statements of Operations
     Years ended June 30, 1997, 1996, and 1995                             87

Consolidated Statements of Changes in Stockholders' Equity
     Years ended June 30, 1997, 1996, and 1995                             88

Consolidated Statements of Cash Flows
     Years ended June 30, 1997, 1996, and 1995                             89


Notes to Consolidated Financial Statements                                 91


624833.12
                                                           -84-

                         Report of Independent Auditors


Board of Directors
River Bank America

We have audited the consolidated statements of financial condition of River Bank America (the "Bank") as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Bank at June 30, 1997 and 1996 and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank has adopted, as of July 1, 1994, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of July 1, 1995, SFAS No. 114, "Accounting By Creditors for Impairment of a Loan" and as of July 1, 1996, SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of."

                                                          /s/ Ernst & Young LLP

New York, New York
July 18, 1997



624833.12
                                                           -85-

                               River Bank America
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1997 and 1996
                             (Dollars in Thousands)

                                     Assets

                                                                               June 30,        June 30,
                                                                                 1997            1996
                                                                              ---------        ---------
Cash, due from banks and cash equivalents (Note 5)                       $      8,940         $   13,129
Cash, due from banks - restricted (Note 5)                                      5,096              -
Money market investments (Note 5)                                                 -                4,000
Investment securities available for sale, net (Note 6)                          6,275              5,685
Mortgage-backed securities available for sale, net (Note 7)                       -                  187
Loans receivable, net:
     Secured by real estate (Note 8)                                           80,093             86,983
     Commercial and consumer (Note 9)                                          15,677             16,022
         Allowance for possible credit losses (Note 10)                       (31,570)           (34,142)
                                                                         ------------          ---------
         Total loans receivable, net                                           64,200             68,863
                                                                         ------------          ---------
     Loans sold with recourse, net (Note 11)                                   24,451             29,914
Premises and equipment, net  (Note 12)                                           -                   146
Other real estate owned, net (Note 13)                                          7,127             30,386
Real estate held for investment, net (Note 14)                                 90,222            116,054
Other assets (Note 15)                                                          5,348              17,114
                                                                         ------------         ----------
                                                                         $    211,659         $  285,478
                                                                         ============         ==========



                                           Liabilities and Stockholders' Equity

Due to depositors (Note 16)                                              $     -              $    3,022
Borrowed funds (Note 17)                                                       84,272            115,786
Mortgage escrow deposits                                                            -                271
Other liabilities (Note 18)                                                    18,877             27,879
                                                                         ------------         ----------
                                                                              103,149            146,958
                                                                         ------------         ----------
Stockholders' equity (Note 19):
15%  non-cumulative perpetual preferred stock, Series A, par value $1, liquidation value $25 (1,400,000 shares authorized, issued
     and outstanding at June 30, 1997 and 1996)                                 1,400              1,400
Common stock, par value $1 (30,000,000 shares authorized,
     7,100,000 shares issued and outstanding at June 30, 1997 and 1996)         7,100              7,100
Additional paid-in capital                                                    111,170            111,170
Accumulated (deficit)/ retained earnings
     (Notes 2 and 18)                                                         (10,055)            20,068

Securities valuation account (Notes 5 and 6)                                   (1,105)            (1,218)
                                                                         ------------         ----------
         Total stockholders' equity                                            108,510           138,520
                                                                         ------------         ----------
                                                                         $    211,659         $  285,478
                                                                         ============         ==========

See Notes to Consolidated Financial Statements

624833.12
                                                           -86-

                               River Bank America
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Years ended June 30, 1997, 1996, and 1995
                  (Dollars in Thousands, except per share data)

                                                                                      Year Ended
                                                                                      June 30,
                                                                 ---------------------------------------------
                                                                     1997                 1996           1995
                                                                 ---------           ----------        -------
Interest, fees on loans and dividend income:
     Loans receivable                                          $    4,504          $   76,614     $    73,681
     Mortgage-backed securities                                         2               5,342           9,337
     Investment securities                                            574               9,347           1,859
     Money market investments                                         155               2,489           3,428
     Other                                                            234                 617             573
                                                                ---------           ---------      ----------
                                                                    5,469              94,409          88,878
                                                                ---------           ---------      ----------
    Interest expense:
         Deposits (Note 16)                                           -                47,719          42,782
         Borrowed funds                                             7,132              14,026           9,411
         Other                                                        228                  49              62
                                                                ---------           ---------      ----------
                                                                    7,360              61,794          52,255
                                                                ---------           ---------      ----------
         Net interest income                                       (1,891)              32,615          36,623
     Provision for possible credit losses (Note 10)                 1,000                5,250           5,041
         Net interest income after                              ---------           ----------      ----------
           provision for possible credit losses                    (2,891)              27,365          31,582
                                                                ---------           ----------      ----------

     Real estate operations:
         Writedowns of other real estate owned and
            real estate held for investment                       (19,745)              (1,889)        (14,460)
         Net loss on sale of real estate, loans                    (1,754)                 -               -
         Income (loss) from other real estate owned, net            3,131              (2,911)             103
                                                                ---------           ----------     -----------
                                                                  (18,368)             (4,800)         (14,357)
                                                                ---------           ----------     -----------
     Other income:
         Gains from sales of equity interests                       -                   -                 -
         Gains on sales of offices and branches                     -                   77,560            -
         Banking fees and service charges                           -                    2,463           2,320
         Net gains (losses) on sales of investment
           securities and other assets                             (1,495)                (605)            441
         Provision for Marine Sale contingencies                   (3,300)                 -                -
         Other                                                        159                1,533           1,228
                                                                ---------           ----------     -----------
                                                                   (4,636)              80,951           3,989
                                                                ---------           ----------     -----------
     Other expenses:
         Salaries (Note 22)                                           927                9,814          11,329
         Employee benefits                                            243                4,349           3,597
         Premises and occupancy costs                               -                    8,108           7,203
         Deposit insurance                                          -                    2,533           3,704
         Electronic data processing                                 -                    3,700           3,326
         Legal and professional fees                                1,892                4,521           4,581
         Foreclosure costs                                          -                      225           1,105
         Other operating  (Note 23)                                 4,466                3,504           8,630
                                                                ---------           ----------     -----------
                                                                    7,528               36,754          43,475
                                                                ---------           ----------     -----------
         Income (loss) before provision for income taxes          (33,423)              66,762         (22,261)
         Benefit from (provision for) income taxes                  3,300              (11,749)         (2,113)
           Net income (loss)                                      (30,123)              55,013         (24,374)
         Dividends declared on Preferred Stock                       -                   5,250           5,250
                                                                ---------           ----------     -----------
           Net income (loss) applicable to Common Shares        $ (30,123)          $   49,763     $   (29,624)
                                              =                 =========           ==========     ===========
     Net income (loss) per common share (Note 4)                $   (4.24)          $     7.01     $     (4.17)
                                              =                 =========           ==========     ===========

See Notes to Consolidated Financial Statements



624833.12
                                                           -87-

                               River Bank America
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Years ended June 30, 1997, 1996, and 1995
                             (Dollars in Thousands)

                                     Series A
                                       Non-
                                    cumulative                                                                   Total
                                     Perpetual                   Additional     Retained                     Stockholders'
                                     Preferred     Common          Paid-in      Earnings      Securities        Equity
                                       Stock        Stock          Capital     ( Deficit)      Valuation        Account
                                     --------      -------       ----------     ----------    -----------    -----------

     Balances at June 30, 1994       $  1,400       $  7,100     $  111,170    $     (71)       $  (1,752)     $  117,847

     Net loss for the year ended
         June 30, 1995                 -              -              -           (24,374)          -              (24,374)

     Preferred Stock dividends         -              -              -            (5,250)          -               (5,250)

Change in securities valuation
         account                       -              -              -            -                 1,911           1,911
                                     ---------      --------       --------      --------         --------      -----------
     Balances at June 30, 1995          1,400          7,100        111,170      (29,695)             159          90,134

     Net income for the year ended
         June 30, 1996                 -              -              -            55,013           -               55,013

     Preferred Stock dividends         -              -              -            (5,250)          -               (5,250)

     Change in securities valuation
         account                       -              -              -           -                 (1,377)         (1,377)
                                     ---------      --------        -------      --------         --------      -----------

         Balances at June 30, 1996      1,400          7,100        111,170       20,068           (1,218)        138,520
                                     ---------      --------        -------      --------         --------      -----------

         Net loss for the year ended
             June 30, 1997                 -              -              -       (30,123)          -              (30,123)

         Preferred Stock dividends         -              -              -            -                -               -

         Change in securities valuation
             account                       -              -              -            -              113              113
                                     ---------      --------      ---------    ----------       ---------      -----------
         Balances at June 30, 1997   $  1,400       $  7,100     $  111,170    $ (10,055)       $  (1,105)     $  108,510
                                     ========       ========     ==========    =========        ==========     ===========



         See Notes to Consolidated Financial Statements

    624833.12
                                                                   -88-

                               River Bank America
                         CONSOLIDATED STATEMENTS OF CASH
                        FLOWS Years ended June 30, 1997,
                                 1996, and 1995
                             (Dollars in Thousands)

                                                                                          Year Ended
                                                                                          June 30,
                                                                 -------------------------------------------------
                                                                         1997           1996           1995
                                                                       -------       ---------       -------
    Operating Activities
    Cash Flows Provided by/(Used in) Operating Activities:
     Net income (loss)                                          $   (30,123)        $  55,013      $   (24,374)

Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
     Provision for possible credit losses                             1,000             5,250            5,041
     Depreciation and amortization                                      215             1,159            1,362
     Net (increase)/decrease in accrued interest and
         dividends receivable                                          (326)            5,939           (1,072)
     Net increase/(decrease) in accrued interest payable                964            (1,341)             286
     Net change in accrued income taxes                              (5,019)           18,018              442
     Net increase/(decrease) in accrued expenses
         and accounts payable                                        (4,947)            4,944           (3,469)
     Net (increase)/decrease  in prepaid expenses                     1,195               398             (525)
     Amortization of deferred fees and premiums                        -               (2,717)          (1,294)
     Loan fees collected net of expenses deferred                      -                 (761)            (837)
     Net (gains)/losses on sales of loans, investments
         and investments in real estate                               3,249               605             (441)
     Gain on sales of branches                                         -              (77,560)              -
     Loss (recovery) on investment in savings bank organizations       (353)               -             1,078
     Write-downs of other real estate owned and
         real estate held for investment and real estate assets      19,745             1,889           14,460
     Other                                                             -                  (37)           1,373
                                                                    -------            ------           ------
Net cash provided by/(used in) operating activities                 (14,400)           10,799           (7,970)
                                                                    -------            ------           ------
Investing Activities
Cash Flows Provided by/(Used in) Investing Activities:
     Proceeds from sales and maturities of investment
         securities                                                     -             285,084           60,129
     Purchases of investment securities                                 -            (280,591)         (42,735)
     Purchases of mortgage-backed securities                            -                 -            (71,913)
     Proceeds from sales of mortgage-backed securities                  -                 198           60,033
     Transfer of securities in Branch Sale                              -              78,419             -
     Principal collections on mortgage-backed securities                187             6,050           22,953
     Transfer of loans in Branch Sale                                   -           1,067,472             -
     Net repayment/(origination)  of loans secured by real
         estate                                                       4,252           (82,942)           6,497
     Net decrease/(increase) in loans sold with recourse              3,463           (29,914)            -
     Net repayment/(origination)  of commercial and
         consumer loans                                                 345            21,188           (2,239)
     Proceeds from sale of premises and equipment                       -               1,300              -
     Purchase of premises and equipment                                 -                (234)            (441)
     Sale of fixed assets                                               -               5,613              -
     Proceeds from sales of real estate                              43,161            97,827            31,797
     Advances on real estate                                        (14,270)          (30,438)         (27,485)
     Purchases of underlying mortgages on other real estate
         owned and real estate held for investment                      -                 -            (39,613)
     Redemption of Federal Home Loan Bank of New York
         stock                                                        8,976               -                 -
                                                                -----------     -------------      -----------
Net cash provided by/(used in) investing activities             $    46,114     $   1,139,032      $    (3,017)
                                                                ===========     =============      ===========

See Notes to Consolidated Financial Statements

624833.12
                                                               -89-

                                                        River Bank America
                                               CONSOLIDATED STATEMENTS OF CASH
                                             FLOWS Years ended June 30, 1997,
                                             1996, and 1995
                                                      (Dollars in Thousands)

                                                                                          Year Ended
                                                                                          June 30,
                                                                 ----------------------------------------------------
                                                                     1997                     1996               1995
                                                                     ----                     ----               ----
Financing Activities
Cash Flows Provided by/(Used in) Financing Activities:
Increase in restricted cash                                     $      (5,096)       $     -               $     -
Interest credited to time deposits and savings accounts                -                   47,719                41,403
Dividends paid on preferred stock                                      -                   (5,250)               (3,938)
Net decrease in deposit accounts                                       (3,022)            (56,611)             (124,072)
Deposits transferred in Branch Sale                                    -               (1,159,616)               -
Proceeds from borrowed funds                                            4,459              89,760                52,469
Repayments of borrowed funds                                          (30,179)           (177,035)              (15,000)
Increase in borrowed funds secured by loans sold
      under recourse                                                   (5,794)             24,000                -
Net decrease in escrow deposits                                          (271)             (4,209)               (4,966)
                                                                -------------        ------------          ------------
Net cash used in financing activities                                 (39,903)         (1,241,242)              (54,104)
                                                                -------------        ------------          ------------
Net increase/(decrease) in cash and money market
     investments                                                       (8,189)            (91,411)              (65,091)
Beginning cash and money market investments                            17,129             108,540               173,631
                                                                -------------        ------------          ------------
Ending cash and money market investments                        $       8,940        $     17,129          $    108,540
                                                                =============        ============          ============


Supplemental Disclosure of Cash Flow Information
Non-cash investing and financing activities:
Net transfer of mortgage loans to other real estate and real
     estate held for investment                                 $      -             $     7,852           $      4,116
Loans charged-off, net of recoveries                            $       3,572        $    10,529           $     12,132
Loans to facilitate real estate sales                           $      -             $    23,436           $     69,960
Loans to facilitate investment sales                            $      -             $     -               $        700
Changes in securities valuation account                         $         113        $     (1,377)         $      1,911
Loans received in settlement of litigation                      $      -             $     -               $      5,600
Cash paid for:
Interest                                                        $       7,682        $    61,429           $     51,969
Federal, state and local taxes                                  $       1,952        $     3,675           $      1,671






See Notes to Consolidated Financial Statements

624833.12
                                                               -90-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)



1. Organization, summary of significant accounting policies and accounting change

Effective October 1, 1988, East River Savings Bank formally changed its corporate name to River Bank America. On June 28, 1996, River Bank America sold its remaining eleven branches to Marine Midland Bank, inclusive of the name East River Savings Bank. (See Note 2). All retail banking activities have ceased. River Bank America (the Bank), a New York State chartered savings bank, converted to a stock-form savings bank through a plan of conversion in 1985.


Basis of presentation: The consolidated financial statements include the accounts of River Bank America and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Due to the anticipated short-term nature of such investments, investments in unconsolidated real estate partnerships are generally carried at cost, which results do not differ materially from generally accepted accounting principles, subject to periodic assessment of net realizable value. Gains on sales or dispositions of such investments are recognized dependent upon the terms of the transaction. Losses on sales or dispositions and any adjustments related to redetermination of net realizable value are charged to operations of the current period.


For the purpose of the statements of cash flows, cash equivalents are defined as those amounts included in cash and due from banks and money market investments.

Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the current year's presentation.

Money market investments: Money market investments are carried at cost, which approximates market value.

Investment securities and Mortgage-backed securities: In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As permitted under SFAS No. 115, the Bank elected to adopt the provisions of the new standard at December 31, 1993. In accordance with the statement, prior period financial statements were not restated. At June 30, 1997, the balance of stockholders' equity included a $1,105 unrealized loss on securities classified as available for sale.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available for sale securities are stated at estimated fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using a method approximating the level yield method. Such amortization is included in interest income from these investments. Interest and dividends are included in interest income from the respective investments. Realized gains and losses, and declines in value judged to be other-than-temporary, are included in net securities gains and losses. The cost of securities sold is based on the specific identification method.

624833.12
                                                           -91-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


     Loans receivable, interest, and loan origination fees and costs: Loans receivable are stated at principal balances, net of deferred fees and costs. Interest on loans is accrued based on principal amounts outstanding. Loans are placed on non-accrual status when they become 90 days past due or at any time collection of principal or interest is doubtful unless, in the opinion of management, collection appears likely. Accrued but unpaid interest on such loans is reversed and interest income is subsequently recognized only to the extent that payments are received and when no doubt exists as to the collectibility of the remaining book balance of the asset. Interest is subsequently accrued when such loans return to full current status and have had a period of performance in accordance with a loan's terms.

Loan origination fees and certain loan origination direct costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the approximate lives of the related loans, adjusted for estimated prepayments as appropriate to provide a level interest yield.

Allowance for possible credit losses: The allowance for possible credit losses is provided by charges to operations. Credit losses, net of recoveries, are charged directly to the allowance for possible credit losses. Additions to the allowance are based on management's periodic review and evaluation of the Bank's assets, the potential for loss in light of the current composition of the Bank's assets, and economic conditions.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and operations for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible credit losses and the valuation of other real estate owned and real estate held for investment. A substantial portion of the Bank's loans are collateralized by real estate and, accordingly, the performance of such loans may be affected by market conditions for real estate. As of June 30, 1997, most of the Bank's OREO is located in New York. The Bank has 42% of its total assets in five real estate properties and loans. Accordingly, the ultimate collectibility of these assets collateralized by real estate is particularly susceptible to changes in local market conditions.

Management believes that the allowance for possible credit losses is adequate and that other real estate owned and real estate held for investment is properly recorded at fair value minus estimated selling costs. While management uses available information to recognize losses, future additions to the allowance or writedowns of other real estate owned or real estate held for investment may be necessary based on changes in economic conditions, as well as changes in management strategies. In addition, the Federal Deposit Insurance Corporation ("FDIC") and the New York State Banking Department ("NYSBD"), as an integral part of their examination processes, periodically review the adequacy of the allowance for possible credit losses and the carrying amount of other real estate owned and real estate held for investment. Such agencies may require the Bank to recognize additions to the allowance or additional writedowns based on their judgment or information available to them at the time of their examinations.

Real estate: The Bank accounts for real estate foreclosed at the lower of fair value, minus estimated costs to sell, or cost. The Bank has set up valuation allowances that adjust the carrying value of foreclosed assets to the lower of cost or fair value minus estimated costs to sell. Increases and decreases to the valuation account are recognized in the statement of operations. Certain foreclosed assets are accounted for net of nonrecourse senior debt. The results are not materially different than if Statement of Position No. 92-3, "Accounting for Foreclosed Assets," had been followed. The adoption of SFAS-121, which was implemented during fiscal 1997, resulted in no material changes to the reported operations of the Bank.


624833.12
                                                           -92-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


Premises and equipment: Premises and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and capital improvements on buildings are depreciated and amortized over the estimated useful lives of the buildings. Leasehold improvements are generally amortized over the terms of the related leases or the estimated life of the improvement, whichever is shorter. Furniture, fixtures and equipment are depreciated over their estimated useful lives. Depreciation and amortization are computed using the straight-line method. Maintenance, repairs and minor improvements are charged to operations as incurred while major improvements are capitalized.

Interest on due to depositors' accounts: Interest accruals on NOW, savings and transaction accounts, and time deposit accounts are recorded monthly and credited to the respective accounts in accordance with the terms of the account. During 1995, all remaining brokered certificates of deposit matured and were repaid. The Bank will not accept any new brokered certificates of deposit.

Retirement plan: The Bank has a contributory 401(k) plan and a non-contributory pension plan (the "Plan") covering substantially all of its employees. During 1992, the Bank adopted an amendment to the Plan which ceased the accrual of benefits under the Plan ("Plan suspension") effective April 30, 1992. The Plan was further amended to exclude employees hired on or after April 30, 1992 from participating in the Plan.

Income taxes: For federal income tax purposes, the Bank files a consolidated tax return with its subsidiaries on a calendar year basis. The Bank files combined New York State and New York City income tax returns with various subsidiaries. In addition, certain subsidiaries file on a separate basis in New York and the Bank and certain subsidiaries file income and franchise tax returns in various other states.

In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the liability method is used to account for income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of deferred tax assets, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates which are expected to be applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Effective January 1, 1993, the Bank adopted SFAS No. 109. As permitted by SFAS No. 109, prior financial statements were not restated to reflect the change in accounting method. The cumulative effect of the change in the method of accounting for income taxes had no impact on the 1993 consolidated statement of operations, and therefore, there was no cumulative effect adjustment.

Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the differences originated.

Recent Accounting Pronouncements: In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The SFAS No. 121 definition of long-lived assets includes the Bank's other real estate owned

624833.12
                                                           -93-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


and real estate held assets. The Bank's adoption of SFAS No. 121 on July 1, 1996 did not have a material effect on its consolidated financial statements.

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which addresses the accounting and reporting standards for sales, securitizations, and servicing of financial assets and extinguishment of liabilities. The Statement is effective for transactions occurring after December 31, 1996. The Statement will change the accounting criteria to determine sale treatment on sales of assets with recourse. SFAS No. 127, defers the effective date of certain provisions of SFAS No. 125 for transfers of financial assets occurring after December 31, 1997. The Statements are for prospective transactions, and do not have a material effect on the consolidated financial statements as of June 30, 1997.

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Bank will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The implementation of SFAS No. 128 is not expected to have any effect on the Bank's primary earnings per share for the years ended June 30, 1997, 1996 and 1995.

2.  Purchase of Assets and Liability Assumption Agreement

On June 28, 1996, River Bank consummated the Purchase of Assets and Liability Assumption Agreement ("Branch Agreement") by and between the Bank and Marine Midland Bank ("Marine"). Marine purchased all eleven branches of East River Savings Bank ("Branch Sale"), assumed $1.159 billion in liabilities, $1.067 billion in assets and the Bank recorded a gross deposit premium of $93 million and proceeds from the sale of one office building of $1.3 million. The bank will no longer accept retail deposits and will notify the Federal Deposit Insurance Company ("FDIC") that it seeks to terminate its status as a depository institution. Subsequent to the Branch Sale, the Bank transferred mortgage escrow deposits (which are FDIC insured) to another financial institution. Upon the transfer of such escrow deposits and the issuance of an order by the FDIC terminating the Bank's status as a depository institution, the Bank will no longer be subject to the banking regulations of the FDIC but will remain a banking organization chartered and regulated by the New York State Banking Department ("NYSBD").

The net pre-tax gain on the sale of offices and branches of $77.6 million reflected the deposit premium of $93.0 million, partially offset by Branch Sale transaction costs of $5.8 million, professional fees of $3.2 million, employee benefits and severance costs of $4.6 million, net losses on the sale of assets of $1.1 million and other net costs of $700,000. During the year, the indemnification agreements with Marine were amended and a $3.3 million contingency reserve was recorded.

The Bank retained $285.5 million in assets, including real estate assets (including joint ventures), mortgage loans and investment securities ("Retained Assets"). The Bank intends to continue substantially the same management and disposition strategy for such assets previously employed by the Bank. While the Bank's disposition strategy has previously resulted in a reduction of real estate assets and non-performing loans, there can be no assurance that such strategies will produce sufficient cash after debt service to make distributions to stockholders.

The closing of the Branch Sale was conditioned upon River Bank's obtaining financing with terms and in an amount reasonably acceptable to River Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine facilities ("Initial Facilities") consisting of eleven independent mortgage loans in an aggregate amount not to exceed $99,060. At June 30, 1997, the Bank had $66,066 outstanding under the Initial Facilities.

624833.12
                                                           -94-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


Proceeds of the Initial Facilities were utilized by River Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Bank's operations subsequent to the Branch Sale.

Subsequent to the closing of the Branch Sale, although the Bank will have executive officers under NYBL, the Bank no longer maintains any significant staff of employees to manage the Bank's affairs. Rather, the day to day management responsibilities of the Bank will be obtained from RB Management Company, a newly formed management company affiliated with Mr.
Dworman.

It is anticipated that a significant amount of services necessary to manage and dispose of the Retained Assets will be provided by RB Management Company or third party subcontractors who will not have any continuing fiduciary obligations to the Bank or the stockholders. The selection of third party subcontractors to provide various services to the Bank will be made by RB Management Company, subject to the ratification by committees of the Board of Directors but without stockholder approval. The Bank's success in maximizing returns from the disposition of the Retained Assets will depend on the efforts of RB Management Company and third party contractors retained to provide services to the Bank.

 3.  Regulatory capital requirements

The Banking Department has advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement. So long as the Bank's deposit accounts are insured by the FDIC, as a Federally-insured state-chartered bank, the Bank is required to maintain minimum levels of regulatory capital. Under current FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%.

On September 20, 1995, the Bank executed the 1995 Memorandum of Understanding ("1995 MOU") with the FDIC and the NYSBD. The 1995 MOU imposed certain conditions and operating restrictions on the Bank, affecting ,among other things, its ability to pay dividends in the future.

On October 31, 1996, the Bank requested that the FDIC terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. As a result, the Bank expects that it will no longer be subject to the capital requirements of the FDIC. On April 14, 1997, the Bank received notice that the FDIC, as requested by the Bank, intends to terminate the Bank's status as an insured state nonmember Bank on December 31, 1997.

4.  Earnings per share

Earnings per share were based upon 7,100,000 weighted average shares of Common Stock outstanding during the years ended June 30, 1997, 1996, and 1995, respectively.

5. Cash due from banks and cash equivalents and money market investments

624833.12
                                                           -95-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


Included in Cash, due from banks and cash equivalents at June 30, 1997, are approximately $4.7 million in Funds maintained on deposit by wholly-owned subsidiaries and required to meet ongoing cash flow requirements of those subsidiaries. At June 30, 1997, Marine Midland had restricted a total of approximately $5.1 million in funds, held on deposit at Marine, in accordance with the terms of the Branch Sale and the Marine Facility agreements. Restricted funds held by Marine are not available to the Bank for settlements of any of the Bank's current obligations. Of the $5.1 million cash balance restricted by Marine at June 30, 1997, $5.0 million relates to reserve amounts specified under the Branch Sale Agreement which are restricted to a maximum level of $5.0 million. The remaining restricted cash reserves held by Marine are primarily to meet the currently anticipated and other potential cash requirements of the properties serving as collateral for the senior loan financed by Marine.

Money market investments at June 30, 1997 and 1996, at cost, which approximates market value, consist of the following short-term instruments:
                                          June 30,              June 30,
                                            1997                   1996
    Federal funds sold                  $    -                $    -
    Short-term time deposits                 -                   4,000
    Reverse repurchase agreements            -                       -
                                       --------               --------
                                        $    -                $  4,000
                                       ========               ========

Money market investments at June 30, 1996 had a weighted average maturity of 29 days.

6.  Investment securities available for sale, net

The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1997 are as follows:

                                      Gross           Gross           Estimated
                          Amortized    Unrealized     Unrealized      Fair
                          Cost         Gains          Losses          Value

      Equity securities  $   7,380     $   -          $ (1,105)       $6,275
                         =========     =====          ========        ======

The amortized cost of investment securities available for sale and their estimated fair values at June 30, 1996 are as follows:

                                        Gross          Gross          Estimated
                         Amortized      Unrealized     Unrealized     Fair
                         Cost           Gains          Losses         Value

       Equity securities  $   6,903    $   -         $  (1,218)       $5,685
                          =========    =====         ==========       ======



624833.12
                                                           -96-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


7.  Mortgage-backed securities available for sale, net

The Bank had no mortgage-backed securities available for sale at June 30, 1997. During the year ended June 30, 1997, all remaining mortgage-backed securities, totaling $187,000, were sold at book value.

8. Loans receivable, secured by real estate

Loans secured by real estate at June 30, 1997 and 1996 consist of the following:

                                                June 30,          June 30,
                                                  1997               1996
                                               ---------         ---------
  Residential:
     One-to-four family                        $     3,924      $     4,557
     Multi-family                                   26,090           31,336
     Commercial                                     50,078           51,090
  Construction:
     One-to-four family                                -                -
     Multi-family                                      -                -
     Commercial                                        -                -
                                               ----------        ----------
  Less:
     Deferred fees, net                                -                 -
                                               -----------      -----------
                                               $    80,092       $   86,983
                                               ===========       ==========

At June 30, 1997 and 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("Statement 114") were $19,903 and $23,204, respectively (of which $19,903 and $23,204 were on a non-accrual basis). Included in this amount are $19,903 and $23,204 of impaired loans for which the related allowance for credit losses is $9,466 and $8,805. The average recorded investment in impaired loans during the years ended June 30, 1997 and June 30, 1996, were $20,849 and $25,024, respectively. For the years ended June 30, 1997 and June 30, 1996, the Bank recognized interest income on those impaired loans of $161 and $0, respectively, which included $161 and $0, respectively, of interest income recognized using the cash basis of income recognition.

Loans on which the accrual of interest has been discontinued amounted to $40,044 at June 30, 1995. If interest on non-performing loans classified as loans receivable had been accrued, such income would have approximated $4,420. Interest income collected and recognized on such loans amounted to $384 for the year ended June 30, 1995.

At June 30, 1997, June 30, 1996 and June 30, 1995 the bank had restructured 5 loans, 6 loans and 21 loans, respectively, secured by real estate which aggregated $24,454, $28,027 and $144,207, respectively. The gross interest income that would have been recorded if those loans had been current in accordance with their original terms and had been outstanding throughout the years ended June 30, 1997, June 30, 1996 and June 30, 1995 is $2,559, $2,829 and
$14,491, respectively. The amount of interest on these loans that was included in interest income for the year ended June 30, 1997, June 30, 1996 and June 30, 1995 is $1,783, $2,001 and $10,604.


624833.12
                                                           -97-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


9.  Loans receivable, commercial and consumer

Commercial and consumer loans at June 30, 1997 and 1996 consist of the following:

                                          June 30,         June 30,
                                            1997             1996
                                            ----             ----
   Commercial loans:
      Secured                         $     2,520      $     4,718
      Unsecured                            10,286            8,266
                                      -----------       ----------
                                           12,806           12,984
   Less:
      Deferred fees, net                      -                 -
                                      -----------       ----------
                                           12,806           12,984
   Consumer loans:
      Student education loans               2,504            2,671
   Passbook loans                              -                -
      Other                                   367              367
                                      -----------       ----------
                                      $    15,677      $    16,022
                                      ===========      ===========

In connection with the Branch Sale, the Bank sold, with recourse, $12,000 in SLMA receivables as further described in Note 11.

At June 30, 1997 and June 30, 1996, the recorded investment in loans that are considered to be impaired under Statement 114 were $22,953 and $8,900, respectively (of which $22,953 and $8,900 were on a non-accrual basis). Included in this amount are $22,953 and $8,900 of impaired loans for which the related allowance for credit losses are $18,112 and $4,658. The average recorded investment in impaired loans during the years ended June 30, 1997 and June 30, 1996 were $23,036 and $5,556, respectively. For the years ended June 30, 1997 and June 30, 1996, the Bank did not recognize interest income on these impaired loans.

Loans on which the accrual of interest had been discontinued amounted to $6,150 at June 30, 1995. If interest on non-performing loans had been accrued, such income would have approximated $536. Interest income collected and recognized on such loans amount to $36.

At June 30, 1997 and 1996 the Bank had no restructured commercial loans and at June 30, 1995 it had one loan which aggregated $7,084. The gross interest income that would have been recorded if this loan had been current in accordance with its original terms and had been outstanding throughout the year ended June 30, 1995 is $2,472. The amount of interest on this loan that was included in interest income is $1,280 for the year ended June 30, 1995.

10.  Allowance for possible credit losses

The following is an analysis of the allowance for possible credit losses for the years ended June 30, 1997 and 1996:

624833.12
                                                           -98-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


                                                     1997              1996
                                                     ----              ----
     Balance at July 1                        $    34,142       $    33,985
     Provision charged to operations                1,000             5,250
     Provision not charged to operations              -               5,436
     Charge-offs, net of recoveries                (3,572)          (10,529)
                                              -----------       -----------
     Balance at June 3                        $    31,570       $    34,142
                     =                        ===========       ===========

Charge-offs, net of recoveries, relate to losses incurred and recoveries realized in the sale or liquidation of assets or to transfers of loans to other real estate owned. The Bank charges-off loans for regulatory purposes when specific allocable reserves are identified, which results in a net allowance for possible credit losses for regulatory purposes of $3,546 and $11,337, at June 30, 1997 and 1996, respectively.

11.  Loans sold with recourse, net

Loans sold with recourse, net of $4,901 and $2,901 valuation allowances, at June 30, 1997 and 1996, respectively, consist of the following:

                                          June 30, 1997        June 30,1996
                                          ------------         ------------
                                     Number of               Number of
                                     Properties    Amount    Properties  Amount
                                     -----------   -------   ----------  -------

     One-to-four family including
     single-family developments           3         $24,451     3        $29,914
                                        ===         =======    ===       =======


Asset Sale Transactions

In connection with, and to facilitate the closing of, the Branch Sale, the Bank consummated $60.4 million of Asset Sale Transactions. The Asset Sale Transactions, which were arranged by RB Management Company LLC, were structured to include ongoing recourse to, and participation by, the Bank with respect to the assets sold, based upon the proceeds realized by the purchasers. The assets included within each pool of assets sold and the nature of related recourse provisions are described below.

The Asset Sale Transactions were entered into with five entities, each of which was independent of the Bank and Alvin Dworman, who owns 39% of the common stock of the Bank. In connection with the Asset Sale Transactions, entities controlled by Mr. Dworman loaned $12.8 million to the five entities on a non-recourse basis.

Assets included within each pool sold were, with the exception of Pool C, believed by the Bank and the purchasers to be in the final process of disposition by the Bank. In essence the Asset Sale Transactions accelerated receipt by the Bank of asset disposition proceeds which the Bank expected to realize on the included assets within the fiscal year following the Bank's 1996 fiscal year.


624833.12
                                                           -99-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


In each of the Asset Sale Transactions, the Bank sold a pool of assets and received a 20% cash down payment and non-recourse purchase money notes (the "Purchase Money Notes") which approximated 80% of the sales price. In all cases, except for Pool C, the Purchase Money Notes had maturity dates, including any extension options, of less than one year from June 30, 1996. The maturity date on the Pool C Purchase Money Note is three years. The Bank also received additional contingent proceeds notes for each of the five pools which provided the Bank with rights to receive proceeds from subsequent asset sales by purchasers in excess of the initial sales price after the purchaser had received a return of 8%, a transaction fee of 25 basis points and certain transaction expenses. In the event that proceeds of subsequent assets sales exceed specified amounts for each pool, such amounts are retained by the purchaser.

The Bank received aggregate cash down payments of $12.8 million in connection with the Asset Sale Transactions. The Purchase Money Notes, aggregating $47.6 million, were included in the assets delivered to Marine Midland in connection with the Branch Sale.

The Bank made representations and warranties ( the "Recourse Provisions") with respect to the assets sold which included the present condition of each asset, the nature of disposition arrangements which had been entered into by the Bank prior to June 28, 1996 and that each of the assets were free of any liens or encumbrances. The Recourse Provisions also included representations with respect to certain of the assets that the Bank had taken all actions to effect specific proposed dispositions or had made arrangements with third parties to complete actions required to effect such dispositions.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools B and C as financings, primarily due to their longer term nature and the more substantial risks related to ongoing construction for the assets included in each of the Pools. Pool B and C Asset Sale Transactions have been included in the Bank's consolidated financial statements as Loans Sold, With Recourse. Related financing for such assets has been included in the Bank's consolidated financial statements as Borrowed Funds, secured by Assets Sold with Recourse. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools B and C.

For accounting purposes the Bank accounted for the Asset Sale Transactions included in Pools A, D, and E as sale transactions since each of the financial receivables, asset sale contracts or other proceeds included in these pools represented reasonably estimable amounts, including related recourse claims, in a transaction with limited duration. Substantial proceeds from dispositions conducted within Pools A, D and E were realized during the fiscal year ended June 30, 1997. The Bank believes that it has made adequate provision at June 30, 1997 for all recourse amounts expected to result from the sale of the assets included in Pools A, D and E.

Assets included in these transactions, and a description of the assets sold, were as follows:

Pool A

Pool A originally included $13.8 million in assets, composed of $12.0 million of receivables related to the collection of certain federally guaranteed, defaulted student loans and other student loan related claims from the Student Loan Marketing Agency ("SLMA") (collectively, the "Student Loan Receivables") and $1.8 million related primarily to delinquent single family residential loans (collectively the "Single Family Receivables").

The Bank's aggregate investment in the Student Loan Receivables and the Single Family Receivables prior to the Asset Sale Transactions approximated $12.4 million and $7.1 million, respectively.

624833.12
                                                          -100-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


At June 30, 1997, the remaining Student Loan Receivables balance, net of applicable reserves, was $1.3 million. This balance represented claims which had been filed with state processing agencies for reimbursement for which the Bank expected to receive reimbursement. At June 30, 1997, the remaining Single Family Receivables balance, net of applicable reserves, of $5.7 million was in the process of being disposed of through bulk sales or sales of individual loans or, to a lesser degree, sales of real estate owned to bulk buyers or individuals.

Pool B

At June 30, 1996, Pool B was composed of a mortgage loan in the amount of $13.0 million secured by land and construction in process related to a single family condominium project in Wayne, New Jersey (the "Wayne Project"). The Bank's aggregate investment in the Wayne Project prior to the Asset Sale Transactions approximated $13.01 million.

The Bank believed at June 30, 1996 that the Wayne Project would be fully completed and all individual units sold prior to June 30, 1997. The Wayne Project is in the final phase of a three phase development project which was nearing completion at June 30, 1997. The Bank's investment in the Wayne Project, net of applicable reserves, has been reduced to $7.7 million at June 30, 1997.

Pool C

Pool C included contracts of sale, in the amount of $11.0 million, for two adjacent parcels of land located in the Bronx, New York (the "Bronx Projects") . The Bank's investment in the Bronx Projects prior to the Asset Sale Transactions aggregated $17.7 million, including $12.1 million for one site ("Site One") and $5.6 million for a second site ("Site Two"). The sale contract for the Bronx Projects represented the sale of ownership and development rights for each of the parcels of land and, for Site One, the Bank's investment at June 28, 1996 in construction in process. Site Two was vacant on June 30, 1996 and 1997 with no development yet commenced. At June 30, 1996, the Bank expected that the two parcels would be sold within the subsequent twelve months or that the Bank would arrange for the sale and development of subparcels of the first site and sale of the second site prior to the commencement of construction. The Bank's investment in the Bronx Projects, net of applicable reserves, was $16.8 million at June 30, 1997.

Pool D

Pool D, with an aggregate sales price of $14.3 million, included six individual owned real estate properties, located in New York State, New Jersey and California (collectively, the "Real Estate Properties"). The Bank's aggregate investment in the Real Estate Properties prior to the Asset Sale Transactions aggregated $16.1 million. Each of the properties included in Pool D were either under contract of sale or contracts of sale for the remaining assets were being actively negotiated. All properties were disposed of during 1997 with the exception of one property, which the Bank estimated at June 30, 1997 would be disposed of by June 30, 1998. This property had a remaining asset balance of approximately $2.0 million at June 30, 1997.

Pool E

Pool E, with an aggregate sales price of $8.3 million, included the rights to proceeds from sale of two joint venture projects, the sale of which was scheduled to close within 90 days, rights to proceeds of sale of 35 condominium projects located in New York City, a mortgage secured by cooperative apartment units in New York City and a mortgage secured by a multi-family apartment complex in New York State (collectively, the "Venture Proceeds and Residential Mortgages Pool"). The Bank's

624833.12
                                                          -101-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


aggregate investment in the Venture Proceeds and Residential Mortgages Pool prior to the Asset Sale Transactions aggregated $11.6 million. Each of the assets included in Pool E were disposed of during fiscal 1997.

12.  Premises and equipment, net

Premises and equipment at June 30, 1997 and June 30, 1996 consist of the following:

                                        Period of
                                      depreciation
                                     or amortization        June 30,    June 30,
                                        (years)              1997        1996
                                     -------------         --------  ----------
   Land                                                    $    -    $    -
   Bank premises                          20-50                 -         -
   Leasehold improvements            Term of leases             -         158
       Furniture and fixtures             4-10                  -          38
       Computer equipment                 71/2                  -          41
                                                            ------    --------
                                                                -         237
 Less accumulated depreciation
  and amortization                         -                   91
                                                            ------    --------
                                                            $   -    $    146
                                                            ======    ========

Depreciation and amortization expenses amounted to $15 and $1,159 for the years ended June 30, 1997 and 1996, respectively. During the year, the Bank wrote off the remaining balance of its fixed assets, amounting to $131, following the assets disposal.

In June 1996, the Bank sold, as part of the Branch Sale, branch property located in New York, New York for a net gain of $748.


13.  Other real estate owned, net

At June 30, 1997 and June 30, 1996, other real estate owned, net of a $1,959 and $ 4,642 valuation allowance, respectively, consists of the following:


                                               June 30,               June 30,
                                                1997                    1996
                                              Number of             Number of
                                        Properties    Amount     Properties       Amount
                                        ----------    ------     ----------       ------

     One-to-four family including
     single-family developments            2        $  2,493         3          $    7,885
     Multi-family                          2           4,566         8               8,347



624833.12
                                                     -102-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


     Commercial real estate:
          Office / warehouse buildings    0            -       3        6,929
          Retail                          1            68      1          178
          Other                           0            -       2        7,047
                                      -----      --------     ---  ----------
                                          5      $  7,127     17   $   30,386
                                      =====      ========     ==   ==========

Activity in the valuation allowance for other real estate owned for the years ended June 30, 1997 and 1996 is as follows:

                                                June 30,         June 30,
                                                 1997              1996
                                               -------        ------------

          Beginning balance - July 1          $   4,642       $   12,701
          Provisions charged to operations        5,023            1,889
          Transfers                                -              (1,672)
          Charge-offs                            (7,706)          (8,276)
                                              ---------       ----------
          Ending Balance - June 30            $   1,959       $    4,642
                                ==            =========       ==========

At June 30, 1997, the Bank's principal real estate owned consists of residential condominium units in Staten Island, NY and a single-family housing development in Murietta, CA. The net book values of the two properties are $3.3 million and $1.9 million, respectively.

Management believes that the allowance for possible losses is adequate and that other real estate is properly valued. The Bank has used currently available information to establish reserves and resultant net valuations for other real estate at June 30, 1997. Future additions to the allowance or writedowns of real estate held for investment may be necessary based on changes in economic conditions, the receipt of newly-available information involving specific properties, or changes in management strategies.

14.  Real estate held for investment

Real estate held for investment, net of a $13,261 and $3,429 valuation allowance at June 30, 1997 and 1996, respectively, consists of the following:

                                                      June 30,                      June 30,
                                                        1997                          1996
                                       Number of                     Number of
                                       Properties       Amount       Properties     Amount
                                       ----------       ------       ----------     ------

     One-to-four family including
     single-family developments            -            $    -            1        $  12,840
     Multi-family                           2              70,720         2           72,567


624833.12
                                                          -103-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


     Commercial real estate:
          Office buildings          2          19,502     2              30,647
          Shopping centers          -               -     -                  -
          Other                     -               -     -                 -
                                -----    ------------    ----      ------------
                                    4    $     90,222     5        $    116,054
                                =====    ============     ===      ============


Activity in the valuation allowance for real estate held for the years ended June 30, 1997 and 1996 is as follows:

                                                  June 30,            June 30,
                                                    1997               1996
                                                  ------              ------
       Beginning balance - July 1             $     3,429       $     5,317
        Provisions charged to operations            11,300               -
        Charge-offs                                 (1,468)           (1,888)
                                               -----------       -----------
        Ending Balance - June 30               $    13,261       $     3,429
                              ==               ===========       ===========

At June 30, 1997, the Bank's principal real estate held for investment properties consists of a multi-family apartment complex located in Philadelphia, PA, an office building complex in Atlanta, GA and co-operative apartment shares in New York, NY. The net book values of the three properties are $55.9 million, $14.1 million and $14.8 million, respectively. During the year ended June 30, 1997, the Bank recorded a provision of $11.3 million for the office building complex in Atlanta, GA. This charge followed a change in operating plans for the property and a resultant reevaluation of projected operating cash flows related to this property. The Bank is actively seeking a purchaser for the property.

Management believes that the allowance for possible losses is adequate and that real estate held for investment is properly valued. The Bank has used currently available information to establish reserves and resultant net valuations for real estate held for investment at June 30, 1997. Future additions to the allowance or writedowns of real estate held for investment may be necessary based on changes in economic conditions, the receipt of newly-available information involving specific properties, or changes in management strategies.

15.  Other assets

Other assets at June 30, 1997 and 1996 consist of the following:

                                                           June 30,     June 30,
                                                            1997         1996
                                                         ---------    ---------
  Accrued interest receivable                           $     792    $     943
  Investments in unconsolidated subsidiaries,
       joint ventures and partnerships (A)                  3,113        4,424
  Federal Home Loan Bank of
       New York capital stock                              -             8,976

624833.12
                                      -104-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


  Investment in savings bank organizations (B)       -                      790
  Prepaid pension expenses and other assets           1,443               1,981
                                                  ---------           ---------
                                                  $   5,348           $  17,114
                                                  =========           =========

(A) Represents equity investments in 3 and 4 joint ventures engaged in commercial real estate transactions at June 30, 1997 and 1996, respectively. The joint ventures had aggregate total assets of approximately $3,113 and $4,424 at June 30, 1997 and 1996, respectively. During the year ended June 30, 1997, the Bank sold its investment to one joint venture realizing a loss of $1,377.

(B) The Bank invested in the capital debentures and stock of Nationar and invests in the stock cooperative data processing entities (the Institutional Group Information Corporation and Infoserve) and in return receives various services for which the Bank is charged fees. Nationar was a New York chartered trust company jointly owned by approximately sixty-five New York savings banks, including the Bank. Nationar, which provided item processing, deposit, securities safekeeping, trust, data processing, credit and cash and investment management services, was placed into receivership by the NYSBD on February 6, 1995. Upon consideration of the receivership, the Bank wrote-off its investment in the securities of Nationar. The write-off of $1,100 was accounted for as a charge to income in the year ended June 30, 1995. During the year ended June 30, 1997, the Bank, along with several other investors received a partial recovery of its initial investment in Nationar. During the year ended June 30, 1997, the Bank received $353 in settlement recoveries related to this investment, which were accounted for as asset recoveries.


16.  Due to depositors

The amounts due to depositors and weighted average period-end interest rates at June 30, 1997 and 1996 are as follows:

                                                  June 30, 1997                          June 30, 1996
                                        Weighted                                   Weighted
                                         Average                                    Average
                                        Year-end               Deposit             Year-end          Deposit
                                          Rate                Liability              Rate           Liability

Demand deposits:
     Checking accounts                     -                     -                    -           $    2,876
     Bank checks issued and
     outstanding                           -                     -                     -                 146
                                        -------             -----------            -------        -----------
                                           -                     -                     -               3,022
NOW accounts:
     Fixed rate                            -                     -                     -              -
Savings and transaction accounts:
     Regular                               -                     -                     -              -
     Money market                          -                     -                     -              -
     Time deposits                         -                     -                     -              -
                                        -------             -----------            -------        -----------

624833.12
                                                          -105-



                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


                                           -                 $       -                 -          $    3,022
                                       ======                ========               ======        ==========



Interest expense on deposits for the years ended June 30, 1997 and 1996 was as follows:

                                                    June 30,         June 30,
                                                      1997             1996
                                                      ----             ----

          NOW accounts                          $       -          $     1,064
          Savings and transaction accounts              -               13,367
          Time deposit accounts                         -               33,288
                                                ---------          -----------
                                                $       -          $    47,719
                                                ==========         ===========
          Average cost of funds
               during the period                        -                  4.12%
                                                ==========         ===========

17.  Borrowed funds

Borrowed funds and weighted average year-end interest rates at June 30, 1997 and 1996 consist of the following:


                                           June 30, 1997                       June 30, 1996
                                           -------------                       -------------
                                                       Weighted                           Weighted
                                                        average                            average
                                                       year-end                           year-end
                                          Amount         Rate            Amount             Rate
                                          ------         ----            ------             ----
    Advances from the Federal Home
      Loan Bank of New York
      (FHLBNY):
           Fixed                         $    -             3.81%        $   2,026            3.81%
                                         -------            ----         ---------            ----
           Floating                           -              -                  -               -
                                              -             3.81             2,026            3.81
    Initial Facilities (Marine Midland)       66,066        8.25            89,760            8.25
    Borrowed funds secured by loans
      sold with recourse (note 11)            18,206        8.25            24,000            8.25
    Security sold under agreement to
    repurchase                                 -             - %                -               -%
                                         ----------                      ---------
                                         $    84,272                     $ 115,786
                                         ===========                     =========

Average cost of funds during the
    year then ended                                         6.83%                             6.01%


624833.12
                                                    -106-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


FHLBNY Advances:  The fixed rate advances from the FHLBNY outstanding at June 30, 1997 and 1996 mature as follows:

                                      June 30, 1997                             June 30, 1996
                                      -------------                             -------------

                                                            Weighted                            Weighted
           Year of Maturity                                 average                             average
           Fiscal Year                                      year-end                            year-end
           Ending June 30,            Amount                rate                Amount          rate
           ---------------            ------                ----                ------          ----

           1997                       $   -                  -   %              $  -              -    %
           2006                           -                  -                      1,100          3.41
           2008                           -                  -                        492          4.66
           2010                           -                  -                        434          3.86
                                      ------               ------              ----------          -----
                                      $   -                  -  %              $   2,026          3.81%
                                      ======               ======              =========          ======

The advances from the FHLBNY outstanding at June 30, 1996 were collateralized by all FHLBNY stock owned by the Bank. Additionally, specific eligible assets were required to be pledged to the FHLBNY. At June 30, 1997, the Bank had no outstanding obligations to, held no capital stock in, and had no remaining assets pledged to the FHLBNY.

Borrowed funds secured by loans sold with recourse: In June 1996, the Bank financed the sale of loans, in the amount of $24,000, in connection with and to facilitate the closing of the Branch Sale. These loans were sold to third parties, with recourse and have been accounted for as financings. (See Note 11).

Borrower funds secured by loans sold with recourse bear interest at the prime rate (or, at the Bank's option, in LIBOR based rate). See Note 11 for more information concerning the three properties securing this information.

Initial facility (Marine Midland): The closing of the Branch Sale was conditioned upon the Bank's obtaining financing with terms and in an amount reasonably acceptable to the Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine the Facility, consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.06 million. As of June 30, 1997, Marine had extended $66.1 million under the Facility to the Bank.

Proceeds of the Facility were utilized by the Bank to (i) refinance all or part of the certain indebtedness secured by assets to be transferred to Marine, including all or a substantial part of the outstanding advances from the Federal Home Loan Bank ("FHLB") and (ii) provide additional funds for the development and completion of two individual real estate assets as part of the Bank's operations subsequent to the Branch Sale.

Each of the individual loans included in the Facility were structured as three-year term loans with options to extend the initial term for two additional one-year periods subject to the Bank's achieving pre-agreed minimum repayment amounts which are equal to 60% and 30% of the original aggregate amount of the Facility and remaining fully current on all obligations and in compliance with all covenants.


624833.12
                                                          -107-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


The Facility is priced at 175 basis points over LIBOR for the initial six months following June 28, 1996, automatically increasing by 25 basis points at the beginning of each of the subsequent three six month periods and will be priced at 275 basis points over LIBOR for the third year of the Facility. In the event that the Bank elects to exercise its option to extend the initial term of the Facility, the Facility will be priced at 300 basis points over LIBOR during the initial one year extension and 325 basis points over LIBOR during the second one year extension. Following maturity or an event of default, the Senior Debt Financing will accrue interest at a specified default rate.

The Facility is secured by first priority mortgage liens on eleven of River Bank's real estate assets approved by Marine and collateral assignments of first priority mortgages held by River Bank (the "Primary Collateral"). Each of the loans is cross defaulted with each other and cross collateralized by all collateral for the Facility. As additional collateral for the Facility, each loan is also secured by first priority mortgages (or, where applicable, a collateral assignment of first priority mortgages held by the Bank), stock pledges and assignment of partnership interests and assignment of miscellaneous interests on additional Bank assets (the "Additional Collateral"). The Bank collaterally assigned to Marine all of the cash flow from the Primary Collateral and the Additional Collateral. All of the net cash flow from the Primary Collateral and Additional Collateral will be applied to the prepayment of the Facility. In addition, all net proceeds from the sale of any Primary Collateral, and the proceeds from the sale of any Additional Collateral, shall be applied to the prepayment of the Facility subject to the Bank's right to establish reserves for its operating needs. The Bank will be permitted to prepay the Facility in whole or in part at any time without prepayment penalty or premium (subject to customary LIBOR breakage provisions).

The Loan Agreement requires that while any amounts remain outstanding under the senior debt financing, the Bank must receive Marine Midland's prior written consent to, among other things, materially alter its charter or by-laws, incur additional corporate indebtedness and liens, make any distributions to stockholders or repurchases or redemptions of capital stock, acquire additional assets, exchange existing assets with a third party or assume additional liabilities as a result of any proposed merger transaction.



624833.12
                                                          -108-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


18.  Other liabilities

Other liabilities at June 30, 1997 and 1996 consist of the following:

                                                                       June 30,               June 30,
                                                                         1997                   1996
                                                                         ----                   ----
          Accrued interest payable                                $       964                $        -
          Accrued income taxes                                          5,771                    10,790
          Accounts payable                                              2,737                       521
          Accrued expenses:
               Rent                                                         -                       618
               Tax settlement - City of New York                            -                         -
               Postretirement benefits obligation                       4,728                     4,000
               Preferred Stock dividend declared and unpaid             1,313                     1,313
          Other                                                         3,364                    10,637
                                                                  -----------                ----------
                                                                  $    18,877                $   27,879
                                                                  ===========                ==========


19.  Stockholders' equity

On June 30, 1994, the Bank consummated the placement ("Offering") of 5,500,000 shares of its Common Stock, par value $1 per share, and 1,400,000 shares of 15% noncumulative perpetual preferred stock, Series A, par value $1 per share ("Preferred Stock") which resulted in net proceeds to the Bank of $78,200. The issuance price of the offered stock was $9 per share for the Common Stock and $25 per share for the Preferred Stock. The Bank's Restated Organization Certificate was amended prior to consummation of the Offering in order to authorize the issuance of up to 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. Prior to the offering, the Bank had 1,000,000 shares of Common Stock issued and outstanding, plus warrants to purchase an additional 690,000 shares of Common Stock. The Bank also had 200,000 shares of 3%
Noncumulative Senior Preferred Stock and 130,000 shares of 4% Noncumulative Preferred Stock issued and outstanding (each of which series of preferred stock had a liquidation value of $100 per share). Substantially concurrently with the Offering these shares were exchanged for 600,000 shares of Common Stock and outstanding warrants to purchase Common Stock were canceled. The Board of Directors of the Bank has the power from time to time to issue additional shares of Common Stock or Preferred Stock authorized by the Restated Organization Certificate without obtaining approval of the Bank's stockholders. The rights, qualifications, limitations and restrictions on each series of Preferred Stock issued will be determined by the Board of Directors of the Bank and approved as required by the Banking Law or otherwise, at the time of issuance and may include, among other things, rights in liquidation, rights to participating dividends, voting and convertibility to Common Stock.

As a result of the Offering, the Bank had 7,100,000 shares of its Common Stock outstanding at June 30, 1997, 1996, and 1995. After the consummation of the Offering, the investor continues to be the largest stockholder with 2,768,400 shares or 39% of the common stock outstanding. The Bank may pay dividends on common stock as declared from time to time by the Board of Directors out of funds legally available therefor. Except as provided with respect to any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Bank. Each holder of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in

624833.12
                                      -109-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


elections of directors. Subject to the prior rights of the holders of any shares of Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Bank, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and, after distribution of the balance, if any, in the liquidation account maintained for certain depositors of the Bank at the time of the Conversion, all assets of the Bank available for distribution.

The Bank has 1,400,000 shares of its Preferred Stock, which were issued in connection with the Offering, outstanding at June 30, 1997, 1996, and 1995. This stock is perpetual and is not subject to any sinking fund or other obligation of the Bank to redeem or retire it. The par value of the Preferred Stock is $1.00 per share.

The Preferred Stock ranks prior to the Common Stock with respect to dividend rights and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series of equity securities of the Bank expressly designated as being on a parity with or senior to the Preferred Stock with respect to dividend rights or rights upon any such dissolution, liquidation or winding up. The Common Stock and any other classes or series of equity securities of the Bank not expressly designated as being on a parity with or senior to the Preferred Stock are referred to hereafter as "Junior Stock." The rights of holders of shares of Preferred Stock are subordinate to the rights of the Bank's creditors, including its depositors. The Bank may not issue any capital stock that ranks senior to the Preferred Stock without the approval of holders of at least 66% of the outstanding shares of Preferred Stock, voting as a class.

Holders of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Bank, out of funds legally available therefor, noncumulative cash dividends at the rate of 15% per annum. The right of holders of Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board does not declare a dividend payable in respect of any quarterly dividend period (a "Dividend Period"), then holders of Preferred Stock will have no right to receive, and the Bank will have no obligation to pay, a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period. No full dividends may be declared or paid or set aside for payment as dividends on any class or series of equity securities ranking, as to dividends, on a parity with the Preferred Stock for any Dividend Period unless full dividends on the Preferred Stock for such Dividend Period shall have been paid or declared and set aside for payment.

Dividends on the Preferred Stock will not be declared and paid if payment of such dividends is then restricted by (i) laws, rules, regulations or regulatory conditions applicable to the Bank or (ii) orders, judgments, injunctions or decrees issued by, or agreements with, federal or state authorities with respect to the Bank. The Bank is not permitted to declare or pay dividends (whether in cash, stock or otherwise) on its common stock without the prior written consent of the FDIC, NYSBD and Marine Midland Bank.

New York-chartered banks may only pay dividends or make other distributions on their outstanding shares out of undivided profits or surplus, and may not pay dividends when there is any impairment of capital stock, or when the declaration, payment or distribution would be contrary to the bank's charter. Without specific approval from the Superintendent, the total of all dividends declared by a bank in a given calendar year cannot exceed the total of the bank's net profits for that year, plus the bank's retained net profits from the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

The Bank has received notice that approval necessary to declare or pay dividends on the Bank's outstanding shares of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred") will not be provided at this time. In June 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996, payment of which

624833.12
                                      -110-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


was subject to the receipt of required approvals from regulators and Marine (the Bank's principal lender). The Bank intends to continue to seek approval for the payment of the declared Series A Preferred dividend. Primarily as a result of the above, the Bank's Board of Directors has taken no action as regards a quarterly dividend on the Bank's Series A Preferred for the quarters ending June 30, 1997, March 31, 1997, December 31, 1996 and September 30, 1996. Declaration or payment of future dividends on the Bank's Series A Preferred Stock will also be subject to the approval of the Banking Department and the FDIC, until the Bank is no longer regulated by the Banking Department and the FDIC, and will be subject to the approval of Marine for so long as the Facility remains outstanding.

Holders of shares of Preferred Stock shall be entitled to receive a liquidation distribution in the amount of $25.00 per share, plus unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for liquidation (the "Liquidation Date") in the event of any voluntary or involuntary dissolution, liquidation or winding up of the Bank, out of the net assets of the Bank legally available for distribution to stockholders under applicable law, or the proceeds thereof, before any payment or distribution of assets is made with respect to any Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference over the Preferred Stock with respect to distributions upon liquidation and the rights of the Bank's creditors, including its depositors). After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Bank.

Holders of the Preferred Stock will not be entitled to vote upon the election of members of the Board or other matters in general. Holders of the Preferred Stock, however, will be entitled to elect two members of the Bank's Board to fill two newly-created directorships upon the occurrence of a "Voting Event." A Voting Event occurs if the Bank fails to pay full dividends on the Preferred Stock (or to declare such full dividends and set apart a sum sufficient for payment thereof) with respect to each of any six Dividend Periods, whether consecutive or not.

The Preferred Stock is perpetual and is not redeemable prior to July 1, 2004. The Preferred Stock is redeemable by the Bank at its option at any time on or after July 1, 2004, in whole or in part, at the per share redemption prices set forth below in cash, plus in each case an amount in cash equal to accrued but unpaid dividends for the then-current Dividend Period up to, but excluding, the date fixed for redemption (the "Redemption Date") without the accumulation of unpaid dividends for prior Dividend Periods:

                 July 1, 2004 to June 30, 2005            $27.50
                 July 1, 2005 to June 30, 2006             27.25
                 July 1, 2006 to June 30, 2007             27.00
                 July 1, 2007 to June 30, 2008             26.75
                 July 1, 2008 to June 30, 2009             26.50
                 July 1, 2009 to June 30, 2010             26.25
                 July 1, 2010 to June 30, 2011             26.00
                 July 1, 2011 to June 30, 2012             25.75
                 July 1, 2012 to June 30, 2013             25.50
                 July 1, 2013 to June 30, 2014             25.25
                 July 1, 2014 and thereafter               25.00

If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot or by such other method as the Board of Directors of the Bank, in its sole discretion, determines to be equitable.


624833.12
                                      -111-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


In the event of a change of control, the acquirer ("Note Issuer") may, at its option, exchange (the "Note Exchange") all or part of the outstanding Preferred Stock for subordinated notes (the "Notes") of the Note Issuer, provided that any such Note Issuer is an insured depository institution within the meaning of the FDIC. Pursuant to a Note Exchange, each $1,000 in liquidation value of the shares of Preferred Stock covered thereby will be exchangeable for $1,000 principal amount of Notes. Such Notes shall have the terms, covenants and conditions set forth under "Description of Notes" below. The rate of interest on the Notes shall be 15%, the maximum principal amount of the Notes shall be 100% of the aggregate liquidation preference of the Preferred Stock to be exchanged and the principal of such Notes shall not be payable prior to July 1, 2004. Subject to the FDIC approval of the Notes as Tier 2 capital of the Note Issuer, the Note Issuer may elect to consummate the Note Exchange at any time following a change of control and prior to July 1, 2014.

20.  Income taxes

Effective January 1, 1993, the Bank changed its method of accounting for income taxes from the deferred method to the liability method as required by SFAS No. 109, "Accounting for Income Taxes" (See Summary of Significant Accounting Policies - Note 1). As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect of the change in the method of accounting for income taxes had no impact on the 1993 consolidated Statement of Operations and, therefore, there was no cumulative effect.

At June 30, 1997, the Bank had a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $100.2 million attributable to operating losses incurred in 1991 through 1997. The remaining NOL carryforward of approximately $100.2 million will expire in years 2006 through 2012.

For income tax purposes, certain deductions of "closely held" corporations from "passive activities" are generally deductible only against either income from passive activities or net income from an active trade or business. Passive activity losses in excess of the amounts currently allowed are suspended and may be carried forward indefinitely to offset taxable income from passive activities or from an active trade or business in future years, or will generally be fully deductible upon a complete disposition of the underlying passive activity. The passive activity loss limitations applied to the Bank in prior years because the Bank was considered to be closely held. As a result of the consummation of the Offering described in Note 19, the Bank believes that it is no longer subject to the limitations for passive activity losses incurred after December 31, 1993. The limitation rules continue to apply to suspended passive activity losses from preceding years. At June 30, 1997, the Bank had suspended passive activity losses for federal income tax purposes of approximately $674 suspended passive activity credits, which are subject to similar limitations, of approximately $5.4 million, and additional non-passive credits of $784, $555, and $675 which were generated in 1994, 1995 and 1996, respectively, and will expire in the years 2009 to 2012 if not used. Alternative minimum tax payments of $2.5 million may be carried forward as a credit to offset regular federal tax liabilities in future years, subject to certain limitations.

Under current tax law, the Bank's ability to utilize certain tax benefits in the future may be limited in the event of an "ownership change," as defined by the Internal Revenue Code Section 382 and the regulations thereunder. In the event that the Offering discussed in Note 19 is deemed to result in an ownership change, the subsequent utilization of net operating loss carryforwards, suspended passive activity losses and credits, alternative minimum tax credit carryforwards and certain other built-in losses would be subject to an annual limitation as prescribed by current regulations. The application of this limitation could have a material effect on the Bank's ability to realize its deferred tax assets. The Bank is of the view that no ownership change of the Bank has occurred as a result of the Offering. The Bank believes that the Offering, when combined with prior changes in ownership of stock of the Bank and other transactions affecting ownership of the capital stock of the Bank which occurred in connection with the Offering, also did not result in an ownership change of the Bank. However, the application of Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Offering under Section

624833.12
                                      -112-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


382, the Bank made certain legal judgments and certain factual assumptions. The Bank has not requested nor received any rulings from the IRS with respect to the application of Section 382 to the Offering and the IRS could challenge the Bank's determinations.

The significant components of the net tax effects of temporary differences and carryforwards that give rise to the deferred tax assets and liabilities at June 30, 1997, June 30, 1996 and June 30, 1995 are presented below:


                                                                     June 30,         June 30,          June 30,
                                                                      1997              1996             1995
                                                                      ----              ----             ----
Deferred tax assets:
    Net operating loss carryforwards                               $  35,074         $  10,375         $  26,875
    Allowance for credit losses and valuation allowances               4,718            20,320            16,733
    Suspended passive activity losses                                    277               933             6,736
    Suspended passive activity credit carryforward                     5,391             5,391             5,391
    Non-passive activity credit carryforward                           2,015             1,339               784
    Deferred income on venture investments                                 -                -              5,338
    Deferred loan fees and income on
       mortgage-backed securities                                          -                -              1,326
    Interest accrued on non-performing loans                             758             6,043             5,249
    Alternative minimum tax credit carryforward                        2,500             2,500             2,500
    Non-deductible reserves and contingencies                          5,197             2,387                 -
    Other                                                                514               880               476
                                                                   ---------         ---------         ----------
       Total gross deferred tax assets                                56,444            50,168            71,408
                                                                   ---------         ---------         ----------
    Less: Valuation allowance                                         36,874            34,059            55,631
       Net deferred tax assets                                     $  19,570         $  16,109         $  15,777
                                                                   =========         =========         =========
    Deferred tax liabilities:
       Tax losses on partnership ventures                          $ 18,184          $  14,754         $  14,453
       Tax over book depreciation                                      1,386             1,355             1,324
                                                                   ---------         ---------         ----------
       Total deferred tax liabilities                              $ 19, 570         $  16,109         $  15,777
                                                                   =========         =========         =========



The Bank's ability to realize the excess of the gross deferred tax asset over the gross deferred tax liability is dependent upon its ability to earn taxable income in the future. As a result of recent losses and other evidence, this realization is uncertain and a valuation allowance has been established to reduce the deferred tax asset to the amount that management of the Bank believes will more likely than not be realized. The valuation allowance increased during the fiscal year ended June 30, 1997 by $2.8 million. This increase relates to the increase in the excess of the gross deferred tax assets over the gross deferred tax liability.

624833.12
                                      -113-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


The components of the provision for income taxes for the fiscal years ended June 30, 1997, 1996 and 1995 are as follows:

                                    June 30,          June 30,         June 30,
                                     1997              1996              1995
                                     ----              ----              ----

     Current:
       Federal                     $       -          $  1,000         $      -
       State and Local (benefit)      (3,300)           10,749            2,113
     Deferred                              -                 -                -
                                   ---------          --------         --------
                                   $  (3,300)         $ 11,749         $  2,113
                                   =========          ========         ========

The provision for state income taxes for the year ended June 30, 1997 includes a current tax benefit in the amount of $3.3 million. The credit is the result of the Bank's redetermination of its state income tax liability at June 30, 1997. During the year ended June 30, 1997, the Bank completed a review of its potential current and deferred federal and state tax liability in light of the Branch Sale and its related tax effects. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the year ended June 30, 1997, the Bank reduced its provision for state and local income taxes by $3.3 million. Additionally, the Bank reduced its estimated current state and local income tax liability at June 30, 1997 to reflect the effect of the Branch Sale and subsequent disposition transactions completed during the fiscal year.

The table below presents a reconciliation between the expected tax expense (benefit) and the recorded tax provision for the fiscal years ended June 30, 1997, 1996 and 1995 which have been computed by applying the statutory federal income tax rate (35%) to loss before provision for income taxes.

                                                                      June 30,        June 30,           June 30,
                                                                        1997           1996               1995
                                                                        ----           ----               ----

Federal income tax expense (benefit) at statutory rates            $   (32,147)     $  23,364         $   (7,791)
Increases/(reductions) in tax resulting from:
  State and local income taxes, (benefit) net of federal
    income tax effect                                                   (2,145)         7,939              1,373
Effect of net operating loss currently utilized                            -          (19,559)                 -
Effect of net operating loss not currently
    recognized                                                          34,292            -                8,521
  Other, net                                                               -                5                 10
                                                                   -----------      ---------         ----------
                                                                   $       -        $  11,749         $    2,113
                                                                   ===========      =========         ==========

In October 1995, the Bank paid New York State $2,000 to settle all amounts claimed including penalties and interest for the tax years 1985 and 1986. In addition, New York State agreed that no additional taxes will be assessed for the years 1987, 1988 and 1989 as a result of any potential adjustment to the bad debt reserve deduction reported for any of those years. In November 1995, the Bank paid New York State $761,000 to settle all amounts, including penalties and interest for the calendar years 1987, 1988 and 1989.

The New York City Department of Finance conducted an audit of the Bank's New York City tax returns for calendar years 1985 through 1987. Various issues were raised which resulted in an assessment of $1,100 of additional taxes and $900 of interest. The Bank paid the additional $2,000 on June 30, 1994 from previously established reserves with no charges to income in the fiscal year ended June 30, 1994.


624833.12
                                      -114-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


The Bank has filed claims for refunds of New York State and local franchise taxes of approximately $1,200 related to calendar year 1982. The basis of such claims relates to the applicability of the exemption from such taxes when net worth certificates ("Certificates") are outstanding. Certificates were those issued to the FDIC by the Bank under the 1982 Assistance Agreement. The Bank's initial refund claims were denied on the basis that the exemption was applicable only during the period Certificates were outstanding and not for the entire year. On October 13, 1994, a decision was rendered in a court case involving a similar claim for refund on behalf of another savings institution which confirmed the position taken by New York State in denying the Bank's initial refund claim. The Bank continues to review the impact of this decision on its position.

21.  Leases

The Bank is no longer obligated under any material amounts of non-cancelable operating leases.

Rental expense, including amounts paid under month-to-month cancelable leases, was $43 and $4,330 for the years ended June 30, 1997 and 1996, respectively. These amounts are net of sublease rental income of $0 and $677 for the years ended June 30, 1997 and 1996, respectively.

22.  Salaries

Due to the general cessation of all loan origination activities in anticipation of and subsequent to the Branch Sale, salaries were not reduced by any capitalized direct loan origination costs in the years ended June 30, 1996 and 1997.

23.  Other operating expenses

Prior to 1995, affiliate reimbursements which were included in other operating expenses had been reduced by capitalized direct origination costs. There were no capitalized direct origination costs related to affiliate reimbursements during the fiscal years ended June 30, 1997 and 1996.

During the year ended June 30, 1997, the Bank accrued expenses for services provided by RB Management, LLC in the amount of $1,250 for Bank Management Services, $1,692 for Asset Management Services, and $778 for Asset Disposition Fees in accordance with a fee schedule agreement between the two entities. During 1997, the Bank paid RB Management, LLC an aggregate $1,721. At June 30, 1997, the Bank had a remaining payable balance due to RB Management, LLC in the amount of $2,121, including interest, which is included in accrued liabilities on the Statement of Condition.

24.  Retirement and other employee benefits

The Bank maintains a noncontributory defined benefit retirement plan (the "Plan") in which substantially all employees participated.


624833.12
                                      -115-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)

The net periodic pension benefit of the Bank's Plan for the years ended June 30, 1997, 1996 and 1995 includes the following components:

                                                                     June 30,         June 30,          June 30,
                                                                      1997              1996             1995
                                                                      ----              ----             ----
Service cost                                                        $   -             $   -             $   -
Interest cost                                                          381               375               370
Actual return on plan assets                                          (436)             (331)             (502)
Net amortization and deferral                                           33               (61)              106
                                                                    ------            ------            ------
Net periodic pension benefit                                        $  (22)           $  (17)           $  (26)

                                                                    ======            ======            ======
Assumptions used in accounting were:
                                                                     June 30,         June 30,          June 30,
                                                                      1997              1996             1995
                                                                      ----              ----             ----

Weighted average discount rates                                        7.25%            7.25%            8.00%

Expected weighted average long-term rate of return on assets           7.25%            7.25%            7.25%



624833.12
                                      -116-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


The funded status of the Bank's Plan at June 30, 1997, June 30, 1996 and June 30, 1995 is as follows:


                                                                  June 30,         June 30,       June 30,
                                                                    1997             1996           1995
                                                                    ----             ----           ----
Actuarial value of benefit obligations:
Vested benefit obligation                                     $   (5,481)        $  (5,402)     $   (5,283)
Non-vested benefit obligation                                         -                 -             (125)
                                                              -----------        ----------     -----------
     Accumulated benefit obligation                               (5,481)           (5,402)         (5,408)
Effect of projected future salary increases                           -                 -               -
                                                              -----------        ----------     -----------
Projected benefit obligation                                      (5,481)           (5,402)         (5,408)
Plan assets at fair value (excluding receivables)                  5,872             5,749           5,779
                                                              -----------        ----------     -----------

Funded status                                                        391               347             371
Unrecognized net losses                                              908               931             890
Unrecognized prior service cost                                       -                 -               -
Unrecognized net obligation                                           -                 -               -
                                                              -----------        ----------     -----------
Prepaid pension expense                                       $    1,299          $  1,278       $   1,261
                                                              ===========        ==========     ===========



In connection with contractual termination agreements, certain former officers of the Bank have been granted additional retirement benefits, net of amounts provided by the Plan, based in part on additional years of service and early retirement subsidies. These retirement benefits are accounted for as deferred compensation arrangements. The liability for these retirement benefits at June 30, 1997, 1996 and 1995 aggregated $554, $791 and $808, respectively. The related expense for the years ended June 30, 1997, 1996, and 1995 was $58, $58 and $59, respectively.

Retirement benefits are also provided through a 401(K) plan which, through December 1993, allowed participants to contribute up to 6% of their compensation to the plan. The Bank matched 100% of employee contributions. In January 1994, the 401(K) plan was amended to allow "non-highly compensated" participants to contribute up to 15% of their compensation to the Plan with the Bank matching 100% of the contributions up to 6% of their compensation. In addition, the Bank provides for the cost of administering the 401(K) plan. The costs of providing such benefits are not material to the results of operations.

In addition to providing retirement benefits, the Bank provides various health care and life insurance benefits for active and retired employees. These benefits are provided through insurance companies and health care organizations and are primarily funded by contributions from the Bank and its employees. Subsequent to December 31, 1993, the Bank amended its retiree health care which became effective April 1, 1994 to require contributions from retirees including deductibles, co-insurance and reimbursement limitations.

25. Postretirement benefits other than pensions

The Bank sponsors a voluntary, unfunded defined benefit postretirement medical and a funded postretirement life insurance plan to all full time employees who retired from the Bank prior to July 1, 1991. In addition, full time active employees with

624833.12
                                      -117-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


ten years of service as of July 1, 1991 and who retire early with at least twenty years of service, or retire on or after age 65 are eligible to participate.

The Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of July 1, 1994.

The funded status of the Bank's Plan at June 30, 1997, 1996, and 1995 is as follows:


                                                                  June 30,            June 30,         June 30,
                                                                    1997                1996             1995
                                                                    ----                ----             ----
Accumulated postretirement benefit obligation:
     Retired employees                                         $    (3,968)        $   (5,203)      $   (4,533)
     Fully eligible plan participants                                   -                (383)            (247)
     Other active plan participants                                     -                (545)            (571)
                                                               ------------        -----------      -----------
     Unfunded postretirement benefit obligation                     (3,968)            (6,131)          (5,351)
Unrecognized net (gains)/losses                                       (760)             1,047              379
Unrecognized transition obligation                                      -               4,273            4,511
                                                               ------------        -----------      -----------
     Accrued postretirement benefit liability                  $    (4,728)        $     (811)      $     (461)
                                                               ============        ===========      ===========


The net periodic postretirement benefit cost of the Bank's Plan for the years ended June 30, 1997, 1996, and 1995 include the following components:


                                                                  June 30,            June 30,         June 30,
                                                                    1997                1996             1995
                                                                    ----                ----             ----
Service cost                                                  $       -            $      28        $       27
Interest cost                                                        302                 425               373
Amortization of transition obligation                                (29)                277               237
                                                              -----------          ---------        ----------
Net periodic postretirement benefit cost                      $      273           $     730        $      637
                                                              ===========          =========        ==========



For measurement purposes, an 8.8% and 10.0% annual increase in the per capita cost of covered health care benefits was assumed for fiscal 1997 and 1996, respectively; the rate was assumed to decrease gradually down to 5.5% for fiscal 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of June 30, 1997 by $322 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for fiscal 1997 by $23.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7.25% for the years ended June 30, 1997 and 1996. As the plan is unfunded, no assumption was needed as to the long term rate of return of assets.



624833.12
                                      -118-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


26. Former management incentive plan and bonus plan

In April 1994, the Board of Directors of the Bank approved a phantom stock plan (the "Phantom Stock Plan") for the Bank. The Phantom Stock Plan provides for the grant of 200,000 performance units, which will vest at the rate of 33% per year on each anniversary of the date of grant and become fully vested after three years, to key employees selected by the Compensation Committee of the Board of Directors. Vesting of the performance units would be accelerated upon a change in control of the Bank, as defined in the Phantom Stock Plan, or upon death or disability. Upon the third anniversary of the date of grant, a recipient of performance units would be entitled to receive from the Bank an amount equal to the book value of a share of Common Stock as of the date of grant of such performance unit, as determined by the independent accountants for the Bank, plus the accretion to the value, or minus the loss of value of such performance unit since the date of grant, calculated based upon the Bank's earnings or loss per share in the second and third years following the date of grant, and disregarding the Bank's earnings or loss per share in the first year following the date of grant. In the event of an earlier change in control of the Bank, as defined, or upon death or disability, the value of the performance units would be calculated in relation to the Bank's earnings or loss per share since the date of grant. The amount payable pursuant to each performance unit would never be less than (i) the book value per share of the Bank's Common Stock at the time of a payment or (ii) the book value of a share of common stock of the Bank on the date of grant ($11.67). As of July 1, 1994, 127,000 performance unit awards were granted under the Phantom Stock Plan. During the fiscal year ended June 30, 1995, two participants terminated employment with the Bank and, as a result, forfeited 48,500 performance units which were not vested. A new participant was granted 3,500 performance units during the same period. During the fiscal year ended June 30, 1996, two participants terminated employment with the Bank and, as a result, forfeited 13,500 performance units which were not vested. At June 30, 1996, no performance units were granted and outstanding due to the accelerated vesting and payment of the Phantom Stock Plan due to the closing of the Branch Sale. The vesting of these performance units resulted in compensation expense to the Bank over the three-year vesting period. Compensation expense of $319 and $319 relating to the vesting of performance units was recorded for the years ended June 30, 1996 and June 30, 1995, respectively.

The Board of Directors of the Bank approved a bonus plan ("Bonus Plan") which provided for a payment of a total amount of $350,000 during March 1995 or upon a change of control of the Bank, if earlier, to certain executive and other senior officers of the Bank as determined by the Compensation Committee of the Board of Directors. These payments were recorded as compensation expense during the fiscal year ended June 30, 1995. No amounts were approved under the Bonus Plan during fiscal year 1997 or 1996.


27.  Fair value of financial instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Bank to disclose estimated fair values for its financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. SFAS No. 107 uses the same definition for a financial instrument as SFAS No. 105, "Disclosure of
Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk". SFAS No. 105 defines a financial instrument as cash, evidence of ownership interest in an entity, or a contract that imposes on an entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially favorable terms with the second entity and conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one

624833.12
                                      -119-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


time the Bank's entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax amounts and office premises and equipment.

In addition, there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits", the Bank's branch network and other items generally referred to as "goodwill".



624833.12
                                      -120-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


The following table presents the carrying amounts and estimated fair values of the Bank's financial instruments at June 30, 1997, 1996 and 1995:


                                          June 30, 1997             June 30, 1996              June 30, 1995
                                          -------------             -------------              -------------

                                      Carrying     Estimated    Carrying     Estimated    Carrying     Estimated
                                      Amount       Fair Value   Amount       Fair Value   Amount       Fair Value
                                      --------     ----------   --------     ----------   --------     ----------


Cash and due from banks                   $ 14,036     $  14,036    $  13,129    $  13,129    $  12,040     $ 12,040
Money market investments                      -             -           4,000        4,000       96,500       96,500
Investment securities available for sale,
    net                                      6,275         6,275        5,685        5,685       31,372       31,372
Mortgage-backed securities available
    for sale, net                             -             -             187          187       72,643       72,643
Accrued interest receivable                  2,047         2,047          943          943        8,882        8,882
Gross loans receivable:
    Secured by real estate                  80,093        80,093       86,983       79,154      944,658      930,962
    Consumer                                15,677        15,677       16,022       15,566       21,274       21,274
    Loans sold with recourse, net           24,451        24,451       29,914       29,914         -            -
Demand deposits                               -             -           3,022        3,022       14,906       14,906
NOW Accounts                                  -             -            -            -          66,619       66,619
Savings and transaction accounts              -             -            -            -         533,947      533,947
Time Deposits                                 -             -            -            -         556,058      554,037
Borrowed funds                              84,272        84,272      115,786      115,786      179,061      179,524
Mortgage escrow deposits                      -             -             271          271        4,480        4,480
Accrued interest payable                       964           964         -            -           1,341        1,341



The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     Short term instruments: For short term financial instruments, defined as those with remaining maturities of 90 days or less, the carrying amount was considered to be a reasonable estimate of fair value. The following instruments were predominately short term: cash and due from banks, money market investments, U.S. Treasury obligations, demand deposits, certain time deposits, accrued interest receivable and payable, mortgage escrow deposits and other financial liabilities.

     Debt  and  equity  securities   (including   mortgage-backed   securities):
     Estimated fair values for securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for investments with similar terms and credit quality.

     Loans receivable: Fair values of performing loans receivable, secured by real estate, is calculated by discounting the contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect the credit risk inherent in the loans. Fair values of non-performing loans, secured by real estate,

624833.12
                                      -121-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


     are based on recent appraisals of the underlying real estate or discounted cash flow analyses. The fair value of consumer loans is based on a third party offer.

     Approximately  $12,806,  $12,984  and  $36,695,  of the  Bank's  $  95,770,
     $132,919 and $1,108,448 total loans receivable relate to commercial loans at June 30, 1997, 1996 and 1995, respectively. The Bank believes that dollar amounts relating to commercial loans are relatively small in comparison to total loans receivable at June 30, 1997, 1996 and 1995, and that an estimate of fair value of commercial loans cannot be made without incurring excessive costs. Therefore, the Bank concludes that it is not practicable to estimate the fair value of its commercial loan portfolio. The Bank's estimates of impairment due to collectibility concerns related to these loans are included in the allowance for possible credit losses. The weighted average of the effective interest rates and the weighted average maturity dates of commercial loans are 9.32% and 3.09 years, 9.31% and 3.73 years and 8.69% and 1.93 years at June 30, 1997, 1996 and 1995, respectively.

     Deposit liabilities: Fair values of time deposits maturing in excess of 90 days are calculated using contractual cash flows discounted at rates equal to current rates offered in the market for similar deposits with the same remaining maturities. These fair value estimates do not include the intangible value of the existing customer base.

     Borrowed funds: Fair values of borrowed funds are based on the discounted values of contractual cash flows. The discount rate is estimated using the rates currently offered for borrowed funds of similar remaining maturities.


28.  Commitments and contingencies

Outstanding loan commitments, which generally expire within one year, to originate or purchase loans at June 30, 1997, 1996 and 1995 are summarized as follows:


                                   June 30,               June 30,          June 30,
                                    1997                   1996              1995
                                    ----                   ----              ----

   Residential mortgage loans:
      One-to-four family          $     -              $      -          $    13,436
      Multi-family                      -                 10,000               3,072

   Commercial mortgage loans            -                     -                   -

   Construction loans:
      Commercial                        -                     -                   -

   Home equity lines of credit    $     -                     -                  241
                                  --------             ---------         -----------
                                  $     -              $  10,000         $    16,749
                                  ========             =========         ===========


Commitments  generally have fixed expiration dates or other termination  clauses
and  may  require   payment  of  a  fee.  The  Bank  evaluates  each  customer's creditworthiness on a case-by-case basis.


624833.12
                                      -122-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


Standby letters of credit and financial guarantees outstanding are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained upon extension of credit varies and is based on management's credit evaluation of the counterparty.

At June 30, 1997, 1996 and 1995, the Bank and its wholly-owned subsidiaries had arranged letters of credit aggregating $1,197, $3,225, and $4,269, respectively.

In the normal course of the Bank's business, there are outstanding various claims, commitments and contingent liabilities. The Bank also is involved in various other legal proceedings which have occurred in the ordinary course of business. Management, based on discussions with legal counsel, believes that the Bank will not be materially affected by the actions of such legal proceedings. However, there can be no assurance that any outstanding legal proceedings will not be decided adversely to the Bank and have a material adverse effect on the financial condition and the results of operations of the Bank.


29.  Subsequent events

Conditions imposed in connection with the Banking Department's approval of the Branch Sale included: (i) the Bank's agreement to file an application with the Banking Department, within one year of the closing of the Branch Sale, for approval of a plan of dissolution; (ii) the Bank's agreement to file with the Supreme Court of the State of New York an application for a closing order within 13 months of the closing of the Branch Sale and an application for a final order of dissolution within five months following the filing of an application for a closing order; (iii) increased levels of minimum regulatory capital requirements; (iv) the Bank's agreement to continue to submit its proposed capital transactions to the Banking Department for prior approval; (v) the continuation of the Bank's current periodic reporting obligations with respect to its retained assets, as well as in connection with its ongoing activities subsequent to the Branch Sale; and (vi) such other conditions and obligations as the Banking Department may deem appropriate.

In June 1997, the Bank submitted an alternate proposal (the "Alternate Proposal") to the Banking Department pursuant to which the Bank would implement Conditions No. 1 and No. 2 of the approval of the Branch Sale described in the immediately preceding paragraph. The Bank proposed to adopt a plan under which it would transfer all of its assets and liabilities, including all contingent liabilities, to a successor corporation ("Successor") incorporated under Delaware General Corporate Law. Successor would acquire all of the assets of the Bank and continue all of the business of the Bank under the same business plan as adopted by the Bank. Successor would not be subject to the jurisdiction of the Banking Department. Following the transfer of its assets and liabilities to Successor, the Bank would surrender its banking charter and dissolve. The implementation of the proposed plan would result in a mere change of form from a banking corporation to a corporation incorporated under the Delaware General Corporate Law, which would not be subject to the jurisdiction of the Banking Department. The proposed transfer is expected to qualify as a tax-free reorganization under the Internal Revenue Code and, as such the Bank expects that certain of its tax attributes will be preserved. Successor will not be subject to regulation by the Banking Department or the FDIC following implementation of the Alternate Proposal and the surrender of the Bank's banking charter.

In connection with the Alternate Proposal, common and preferred shareholders of River Bank America will receive shares of Successor on a share-for-share basis so that immediately following the reorganization and dissolution of the Bank, Successor will be owned by the same stockholders, in the same proportions as currently own the Bank.


624833.12
                                      -123-

                           River Bank America NOTES TO
                     CONSOLIDATED FINANCIAL STATEMENTS Years
                       ended June 30, 1997, 1996, and 1995
                  (Dollars in thousands, except per share data)


Prior to June 30, 1997, the Bank received the Banking Department's conditional approval of the Alternate Proposal as meeting the Conditions of the Banking Department's approval of the Branch Sale, if implemented by the Bank on a timely basis. The Banking Department's conditional approval of the Alternate Proposal and related modification of Condition No. 1 of the Approval of the Branch Sale provided that the approval of shareholders of the Alternate Proposal not later than September 30, 1997, would be deemed to satisfy Condition No. 1. Condition No. 2 of the Banking Department's approval of the Branch Sale would be deemed to be satisfied if the petition required by Condition No. 2 is filed by the Bank by October 15, 1997. In the event that the Bank is unable to meet the dates for completion established by the Banking Department the Bank intends to request such extensions as may be necessary to complete implementation of the Alternate Proposal. No assurances can be given that the Banking Department will provide such extensions.

The Banking Department also advised the Bank that the Bank's minimum capital requirement, set at $115 million in the Banking Department's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the Banking Department shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

Further, the Banking Department's conditional approval of the Alternate Proposal requires the Bank to seek prior approval for any material sale or transfer of assets, or expenditures for development or renovation of any properties held by the Bank prior to the completion of the dissolution of the Bank.

The Bank intends to proceed with the implementation of the Alternate Proposal during the quarter ending September 30, 1997 and fully comply with the conditions imposed by the Banking Department.

624833.12
                                      -124-

                                    PART III
ITEM 9

               DIRECTORS AND PRINCIPAL OFFICERS OF THE REGISTRANT

Subsequent to the closing of the Branch Sale, although the Bank has executive officers under NYBL, the Bank no longer maintains any significant staff of employees to manage the Bank's affairs. Rather, the day-to-day management responsibilities of the Bank are vested with RB Management Company, a newly formed management company affiliated with Mr. Dworman. A significant amount of services, necessary to manage and dispose of the Retained Assets, have been and will be provided by RB Management Company or third party subcontractors who will not have any continuing fiduciary obligations to the Bank or the stockholders. The selection of third party subcontractors to provide various services to the Bank will be made by RB Management Company, subject to the ratification by committees of the Board of Directors but without stockholder approval. The Bank's success in maximizing returns from the disposition of the Retained Assets will depend on the efforts of RB Management Company and third party contractors retained to provide services to the Bank.

Directors of the Bank

The following table set forth certain information about the directors of the Bank during the fiscal year ended June 30, 1997.


Director
Name                             Age(1)            Position                                  Class        Since
----                             ------            --------                                  -----        -----

Robin Chandler Duke                  73            Director                                  1999         1977
Robert N. Flint                      76            Director                                  1999         1976
William D. Hassett, Jr.              61            Director                                  1997         1976
Jerome R. McDougal                   69            Director, Chairman of the Board           1997         1991
                                                     and Chief Executive Officer
Edward V. Regan                      67            Director                                  1998         1995



The principal occupation for the last five years of each director of the Bank who served as such during the fiscal year ended June 30, 1997, as well as certain other information, is set forth below.

Robin Chandler Duke. Ms. Duke is National Chairman of Population Action International, and she serves as a director of International Flavors and Fragrances and American Home Products Corporation.

Robert N. Flint. Mr. Flint has been retired since 1984. Previously Mr. Flint was Senior Vice President and Comptroller of American Telephone and Telegraph Company.

William D. Hassett, Jr. Mr. Hassett, a real estate investor and managing member of Hassett-Belfer Senior Housing L.L.C. is also owner of W.D. Hassett, Inc., a real estate management company. Mr. Hassett, formerly a director of Olympia & York Holdings (USA), was the Chairman of the New York State Urban Development Corporation from 1977 to 1981, Chairman of the Battery Park City Authority from 1979 to 1981, Chairman of the Board of the New York State Dormitory Authority from 1985 to 1994 and is a former New York State Commerce Commissioner. He presently serves as a member of the Real Estate Advisory Committee to the New York State Common Retirement Fund.

Jerome R. McDougal. Mr. McDougal presently serves as Chairman, Chief Executive Officer and President, effective July 2, 1997. Mr. McDougal served as President and Chief Executive Officer of the Bank from March 1991 to April 1995, at which time he became Chairman of the Board and Chief Executive Officer. Prior to joining the Bank, Mr. McDougal was

624833.12
                                      -125-

Chairman and Chief Executive Officer of the Apple Bank for Savings for four years. Prior to joining Apple Bank, Mr. McDougal held various positions, including management positions in a manufacturing concern, operating a consulting company, and running one of the largest automotive retail chains in the New York metropolitan area.

Edward V. Regan. Mr. Regan is Chairman of the Municipal Assistance Corporation and Policy Advisor for the Jerome Levy Economics Institute. Mr. Regan previously served as the New York State Comptroller from 1979 to 1993.

The Board of Directors and Its Committees

The Board of Directors holds regular monthly meetings every month and special meetings when called from time to time. The Board of Directors held a total of 17 meetings during the fiscal year ended June 30, 1997. During the fiscal year ended June 30, 1997, no director attended less than 75% of the aggregate of the number of meetings held by the Board of Directors and by all committees of the Board of Directors on which such director served. The Board of Directors of the Bank had established various committees, including Executive, Mortgage and Real Estate, Compensation and Benefits, Audit, Compliance, Investment and Nominating Committees. Subsequent to the consummation of the Branch Sale, the new Board of Directors of the Bank terminated committees in existence prior to the consummation of the Branch Sale and established new committees, including Asset Management and Audit Committees. A brief description of the Asset Management and Audit Committees is set forth below.

o The Asset Management Committee has the authority to oversee the management of the day-to-day business and affairs of River Bank and the implementation of the orderly disposition of its assets, subject to certain restrictions set forth in River Bank's Amended and Restated By-Laws and under the NYBL. The Asset Management Committee does not, however, have the authority to review the engagement of River Bank's auditors nor compensation matters. The Asset Management Committee assumed the duties previously delegated to the Special Transactions, Mortgage and Real Estate, Compliance and Investment Committees of the Board. The members of the Asset Management Committee initially consist of Messrs. Hassett (Chairman), McDougal, Flint and Regan.

o The Audit Committee reviews and provides recommendations to the Board of Directors with respect to the engagement of River Bank's independent auditors, who have been engaged to monitor and audit the financial reporting practices and internal controls procedures of River Bank as well as River Bank's compliance with its policies and procedures. In addition, the Audit Committee also administers and reviews all compensation policies and will provide recommendations to the Board of Directors with respect thereto. The members of the Audit Committee initially consist of Mr. Flint and Ms. Duke.

The new Board of Directors may from time to time establish certain other committees of the Board to facilitate the management of River Bank.

Advisory Board: Upon consummation of the Branch Sale, the new Board of Directors established an Advisory Board. The purpose of the Advisory Board is to provide such additional support and advice to the Board of Directors as may from time to time be requested by the Board of Directors. Members of the Advisory Board will be selected annually. The initial members of the Advisory Board are Messrs. Austin 'S. Murphy (Chairman), David L. Yunich, Thomas A. Coleman, Alan V. Tishman and John T. Sargent, each of whom served as a director of the Bank in the previous year through June 28, 1996.

Directors will be elected in a manner consistent with, and shall serve for a term, as provided in the Bank's Restated Organization Certificate as Amended and Bylaws.

The Management Company; The Management Agreement: The Bank has engaged the Management Company under a management agreement (the "Management Agreement") to provide Bank Management Services and Asset Management Services (each as defined below). The responsibilities of the Management Company include, but are not limited to, development and recommendation to the Bank's Board of Directors of strategies intended to maximize stockholder value. The Management Company is responsible for developing, recommending and maintaining business plans and operating

624833.12
                                      -126-
budgets, individual asset and liability strategies and decisions relating to sales and retentions of assets. The Management Company reports to the Bank's Board of Directors or its Asset Management Committee.

The Management Company is a newly formed company controlled by Alvin Dworman, who serves as its President and Chief Executive Officer. Mr. Dworman also owns 39.0% of the outstanding Common Stock of the Bank.

The Management Company has access to the expertise, resources and business relationships accumulated by Mr. Dworman over 35 years in a wide variety of general business activities. Mr. Dworman currently serves as a member of the Real Estate Advisory Committee of the New York State Employee Retirement System and is a member of the Board of Trustees of the New York Law School. As an individual and as Chairman and Chief Executive Officer of the ADCO Financial Group, Mr. Dworman maintains investments in a number of financial services, banking and real estate entities. During his career, Mr. Dworman has founded, developed, owned and managed a wide variety of entities throughout the United States. Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B hold in the aggregate 50.8% of the Common Stock. In connection with the equity recapitalization offering in June 1994, Mr. Dworman, Odyssey Partners, L.P. and East River Partnership B agreed not to sell their Common Stock for a period of three years. In addition, such agreement provided that, for an additional two years, they would not sell their Common Stock without the approval of the Board of Directors of the Bank under certain circumstances.

The terms of the Loan Agreement with Marine include a requirement that, while any amount remains outstanding under the Facility, Mr. Dworman retain his 39% common stock interest in the Bank and remain actively involved in the day-to-day management of the affairs of the Bank and its assets.

The Management Company also employs certain individuals previously employed by River Bank who were directly involved in managing the Bank's real estate portfolio.

"Bank Management Services" includes the management of the general business affairs of the Bank, including:

1. Developing and recommending policies and procedures appropriate for continuing the orderly disposition of the Bank's assets and implementation of all policies and procedures approved by the Bank's Board of Directors or the Asset Management Committee of the Board.
2. Providing quarterly and annual financial and operating reports and such other information to the Bank's Board of Directors and the Asset Management Committee and Audit Committee as may be necessary and reasonably requested by the Bank's Board of Directors or such committee.
3. Analyzing the Bank's performance, including progress in continuing the orderly disposition of the Bank's assets and preparation of financial forecasts and periodic variance analyses of actual performance relative to plan.
4. Overseeing provision of all accounting and financial reporting services, including maintenance and control of a general ledger, controlling accounts payable and processing services and payroll processing services, preparation of financial reports and regulatory compliance reports and preparation and filing of tax returns, and establishing and maintaining management information systems.
5. Providing treasury services and control functions, including: - implementing cost and disbursement controls. - cash management and investment of short-term funds. - debt management, corporate finance and development and implementation of alternative financing arrangement.
6.   Overseeing legal and accounting services required by the Bank.
7. Using best efforts to ensure compliance with any conditions imposed by the Banking Department on the Bank as a predicate to its approval of the Branch Sale, including but not limited to, the preparation and submission to the Banking Department of required reports.

"Asset Management Services" entails management of all of the Bank's assets on a day-to-day basis and include the following:


624833.12
                                      -127-

8. Maintaining and implementing individual business plans for each asset of the Bank, as modified from time to time to reflect changes in conditions and circumstances.
9. Development, marketing, negotiation and execution of transactions necessary to continue to effect the Bank's asset disposition plans, subject to the ongoing approval of the Banking Department.
10. Obtaining and overseeing marketing and brokerage activities relating to real estate dispositions and property leasing.
11. Managing real estate activities, including retention and oversight of third-party property managers.
12. Obtaining and overseeing third-party loan servicing, including ordinary course monthly payment collections and pay-offs.
13. Providing loan administration services, including delinquency monitoring and response and enforcement of rights under loan agreements.
14. Overseeing loan servicing activities for subordinated participations in loans acquired by Marine Midland in connection with the Branch Sale.
15. Administration of joint ventures and oversight of the business activities of the joint ventures.

The Management Company obtains and oversees the provision, on an outsourced basis, of those services not provided directly by the Management Company. All outsourcing arrangements is subject to prior review and recommendation as to compensation terms by the Audit Committee and as to the other terms of the engagement subject to prior approval by the Asset Management Committee of River Bank's Board of Directors. The cost of approved outsourced arrangements is borne by the Bank. The Bank expects that the Banking Department will monitor and periodically review the Bank's arrangement with the Management Company and the arrangements with third party service providers.

The Management Company offers similar services to entities not affiliated with Mr. Dworman, and also renders services to affiliates of Mr. Dworman.

The Management Company is paid an annual base fee for Bank Management Services in an amount not to exceed $1.25 million. The annual base fee is reviewed no less frequently than annually by the Audit Committee of the Bank and adjusted based upon the costs expected to be incurred by the Management Company to provide the Bank Management Services. In addition, the Management Company also receives an annual fee for Asset Management Services of 0.75% of the average month-end book value of the Bank's assets and an Asset Disposition Success Fee of 0.75% of the proceeds from the sale or collection of any asset sold by the Bank.

During the year ended June 30, 1997, the Bank accrued expenses for services provided by RB Management, LLC in the amount of $1,250,000 for Bank Management Services, $1,692,000 for Asset Management Services, and $778,000 for Asset Disposition Fees in accordance with the fee schedule outlined above. During 1997, the Bank paid RB Management, LLC an aggregate $1,721,000. At June 30, 1997, the Bank had a remaining payable to RB Management in the amount of $2,121,000, including interest, which was paid in full in July 1997.

The Kenneth Leventhal Real Estate Group of Ernst & Young LLP, which has been engaged for this purpose by the Special Transactions Committee of the Bank's Board of Directors, reviews the form and amount of the fees payable to the Management Company and advises upon the comparability of the fees and terms to similar arrangements negotiated on an arm's-length basis.

The Management Agreement has an initial term of three years, which will be extended for up to two additional one-year terms if the Marine senior debt is so extended. The Management Agreement is terminable by either party at any time on 180 days' notice with the consent of Marine Midland or other senior lenders, as applicable. In addition, the Bank's Board of Directors, subject to the consent of Marine Midland, may terminate the Management Agreement without notice for "Cause." "Cause" is defined as a material breach of the Management Agreement and/or willful act or omission by the Management Company that is materially detrimental to the best interests of the Bank. In addition, the Management Agreement may be terminated by the Bank's Board of Directors during the last year of any term 60 days after the sale of the last asset of the Bank.


624833.12
                                      -128-

Upon any termination of the Management Agreement, the fees payable to the Management Company will be pro rated for such year to the date of termination. If the Management Agreement is terminated prior to the expiration of any term, the Bank also reimburses the Management Company for the reasonable costs incurred by the Management Company in terminating its services to the Bank including, but not limited to, reasonable termination or severance payments made to service providers or employees terminated by the Management Company as a result of such termination.

Employees; Other Service Providers: In addition to retaining the Management Company to provide the Bank with the services described above, the Bank, subject to regulatory approval, terminated most of its employees and retained third parties (including Fintek, Inc. and other entities controlled by Mr. Dworman) to provide much of the administrative and non-real estate operating functions of the Bank's operations.

The Management Company has engaged Fintek, Inc. ("Fintek"), a firm 50% beneficially owned by Mr. Dworman which has previously provided certain advisory services to the Bank, to continue to provide such services to the Bank. All fees paid to Fintek for such advisory services were the obligation of the Management Company and were paid out of the fees received by the Management Company from the Bank. On June 28, 1996 Fintek and the Bank mutually agreed to the termination of the previous contract between Fintek and the Bank.

Persons or entities engaged by the Board of Directors, the Asset Management Committee or by the Management Company on behalf of the Bank entered into a service contract with the Bank and are compensated in accordance with market rates for similar services. The terms of these contracts, including compensation, were reviewed prior to execution by the Audit Committee of the Board of Directors, and the Board of Directors engaged the Kenneth Leventhal Real Estate Group of Ernst & Young LLP to review each service contract and to advise the Audit Committee on the terms of the contracts and the comparability to similar arrangements for similar services.

624833.12
                                      -129-

ITEM 10

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

Remuneration of Executive Officers - Summary Compensation Table: The following table discloses compensation received by the Bank's chief executive officer for the years indicated. The cash compensation amounts below reflect compensation received from the Bank and its subsidiaries. There were no other executive officers who received compensation in 1997 from the Bank (other than director fees).


                               Annual Compensation

                                                                                     Other               All Other
Executive Officer                               Base Salary        Bonus             Compensation        Compensation
-----------------                               -----------        -----             ------------        ------------

Jerome R. McDougal          Year ended
Chairman of the Board       June 30, 1997         $300,000          --                  $66,990 (1)        $117,296 (2)
and Chief Executive         Year ended
Officer                     June 30, 1996          300,000          --                   84,988 (1)         112,431 (2)
                            Year ended
                            June 30, 1995          305,116          --                   76,663 (1)         108,832 (2)


(1) Consists of a housing allowance, club dues, automobile and driver expenses (aggregating $25,324, $42,760 and $35,424 for the 1997, 1996 and 1995
     periods presented, respectively), certain tax expense reimbursements and health insurance premiums.


(2) Consists of contributions of $9,500, $9,370 and $9,000 made by the Bank to its 401(k) Tax Deferred Savings Plan, accruals of and earnings on deferred compensation in the amounts of $103,739, $100,551 and $97,673 and payments of $4,057, approximately $2,400 and $2,159 for life and personal liability insurance premiums for the 1997, 1996 and 1995 periods presented, respectively.

Board of Directors Compensation: Directors of the Bank receive an annual retainer of $20,000, plus $1,000 for each Board meeting attended and $750 for each committee meeting attended. In addition, the Chairmen of the Asset Management Committee and the Audit Committee will receive an annual stipend of $2,500.

Compensation Committee Interlocks and Insider Participation: Determinations regarding compensation of the Bank's employees were previously made by the Compensation and Benefits Committee of the Board of Directors prior to the Branch Sale. Mr. McDougal was a member of the Compensation and Benefits Committee. Subsequent to the Branch Sale such determinations will be made by the Audit Committee.

Retirement Plan: Effective April 30, 1992, the Bank determined to suspend the Bank's Retirement Plan. As of the date of suspension, there have been no new enrollments in the Retirement Plan and no further benefit accruals. As of June 30, 1997, Mr. McDougal was entitled to an accrued benefit of less than $5,000 pursuant to the terms of the Retirement Plan.

Payments to Officers and Employees Pursuant to Phantom Stock Plan: No awards were granted under the Phantom Stock Plan during fiscal year 1997 or 1996.

In connection with the Branch Sale, the Phantom Stock Plan was terminated and participants, all of whom were officers and/or employees of the Bank received cash payments in exchange for surrender of their performance units. The following table details payments made to certain former officers and employees subsequent to June 28, 1996:



624833.12
                                      -130-

              Mr. Jerome R. McDougal                 $     -
              Mr. John P. Sullivan                         -
              Mr. Peter L. Dinardi                     57,766  (1)(2)
              Mr. Joseph Guastavino                    85,525  (1)(3)
              Mr. Edward Shugrue                      175,050  (1)
              All other officers and
                employees as a group                  422,704  (1)
                                                     --------
                                                     $741,045
                                                     ========

(1)  Amounts distributed on June 28, 1996.

(2) Mr. Dinardi resigned effective November 21, 1995 and received one third of the value of his performance units granted under the Phantom Stock Plan and severance payments of $208,000.

(3) Mr. Guastavino has resigned effective October 16, 1997 and was entitled to receive severance payments of $144,200.

Subsequent to the payments described above, no units remained outstanding under the Phantom Stock Plan. It is not anticipated at this time that the Board of Directors will grant additional performance units in the future.

Termination of Bank's Former Severance Plan: The Board of Directors has also approved a severance plan for designated key senior management personnel which provides for the payment of one year's salary upon termination for any reason other than cause, and including a change of control. The Bank also maintained a general severance plan for all other officers and employees. In connection with the Branch Sale payments under the severance plans were made on or after June 28, 1996 in an amount aggregating $2.5 million.

Indebtedness of Management: The Bank's current policy is not to make loans to its directors, executive officers or members of their immediate families, although it did so from time to time in the past. All loans to directors and executive officers and all other loans to the Bank's employees were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collection or present other unfavorable features. All such loans were transferred to Marine as Transferred Assets in connection with the Branch Sale.

Transactions With Affiliates: The Bank previously obtained certain services from Fintek. Effective October 31, 1991, substantially all of the employees of the Bank's then-existing capital markets group became employees of Fintek, a newly-formed corporation. At the same time, Nelson L. Stephenson, a Senior Executive Vice President of the Bank at the time, resigned as an officer of the Bank and became the President and Chief Executive Officer of Fintek, as well as a director of Fintek. Fintek may be deemed to be under common control with the Bank as a result of interests of Mr. Dworman, and, in addition, an adult child of Mr. Dworman's is a director of Fintek. Fintek, pursuant to a written agreement approved by the Bank's Board of Directors, provided certain financial consulting, strategic planning and advisory services to the Bank, including providing advice and consulting services with regard to the Bank's treasury functions. The Bank had the right to terminate the agreement (which was for a term of one year with automatic annual renewals) by giving Fintek 180 days' notice of such termination. In addition, the Bank had the right to terminate the agreement by giving Fintek thirty days' notice prior to any renewal.

At June 30, 1996, the Bank had an accrued aggregate liability to Fintek in the amount of $1,516,000 for services performed prior to that date. The services performed by Fintek on behalf of the Bank prior to June 30, 1996 were primarily in connection with the Branch Sale. During 1997 the Bank made aggregate cash payments to Fintek in the amount of $762,000. At June 30, 1997, the Bank had a remaining aggregate liability to Fintek in the amount of $754,000. During July, 1997 the Bank made additional payments to Fintek in the amount of $419,000.

The Fintek Agreement was terminated by mutual consent of the Bank and Fintek on June 28, 1996. Fintek has been engaged by RB Management Company LLC to provide similar services to RB Management and the Bank subsequent to the Branch Sale. See "Management."

624833.12
                                      -131-

PART IV
ITEM 11

         EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3

(a)(1) The following financial statements of the Bank are included elsewhere in Item 8 of this Form F-2 at the pages indicated and are incorporated
         by reference:                                                     Page

         Report of Independent Auditors                                      85

         Consolidated Statements of Financial Condition
             June 30, 1997 and 1996                                          86

         Consolidated Statements of Operations
             Years ended June 30, 1997, 1996, and 1995                       87

         Consolidated Statements of Changes in Stockholders' Equity
             Year ended June 30, 1997, 1996, and 1995                        88

         Consolidated Statements of Cash Flows
             Years ended June 30, 1997, 1996, and 1995                       89

(a)(2) Financial statement schedules are omitted due to inapplicability or because the required financial information is shown in the Consolidated Financial Statements or Notes thereto.

(b) Reports on Form F-3 filed during the last quarter of the period covered by this report:

       (i) The Bank filed on April 15, 1997 a Current Report on Form F-2, for the month of April 1997, reporting under Item 12 a press release with respect to the status of dividends on the Bank's 15% noncumulative perpetual preferred stock, series A.

(c)    Exhibits:

1.*        Form of Restated Organization Certificate of the Bank.

2.** Certificate of Amendment to Restated Organization Certificate of the Bank.

3.*** Certificate of Amendment to Restated Organization Certificate of the Bank.

4.* Form of Certificate of Designations of 15% Noncumulative Perpetual Preferred Stock, Series A.

5.*****    Form of Amended and Restated Bylaws of the Bank.

6.* Specimen certificate of Common Stock, par value $1.00 per share, of the Bank.


624833.12
                                      -132-

7.* Specimen certificate of 15% Noncumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, of the Bank. 8.*

           Employment Agreement entered into by and between the Bank and Peter
           L. Dinardi, and Amendment thereto.

9.*        Phantom Stock Plan.

10.****    Bonus Plan.

11.*****   Subsidiaries of the Bank.

12.****    Memorandum of Understanding dated September 20, 1995.

13.*****   Management Agreement.

14.+       Alternate Proposal submitted to the Banking Department.

15.+       Banking Department Conditional Approval of Alternate Proposal.


     * Incorporated by reference to the registration statement on Form F-1 as filed with the FDIC on June 24, 1994.

     ** Incorporated by reference to the Form F-3 as filed with the FDIC on November 3, 1994.

     *** Incorporated by reference to the Form F-3 as filed with the FDIC on October 15, 1996.

     **** Incorporated by reference to the Form F-2 as filed with the FDIC on September 28, 1995.

     ***** Incorporated by reference to the Form F-2 as filed with the FDIC on October 15, 1996.

     + Previously filed in the Form F-2 amended hereby as filed with the FDIC on August 8, 1997.

624833.12
                                      -133-

                                   SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                River Bank America
                                      -------------------------------------
                                                    (Registrant)



Date:   March 26, 1998                By:    /s/ Jerome R. McDougal
                                             ----------------------------------
                                             Jerome R. McDougal


                                             President, Chief Executive Officer,
                                             Director and Chairman of the Board
                                             of Directors (principal executive
                                             and principal financial officer)

624833.12
                                      -134-

                                                                   ANNEX C

                                    Form F-4

Quarterly Report Under Section 13 of the Securities Exchange Act of 1934 for Quarter Ended December 31, 1997

FDIC Insurance Certificate Number   15645



                               RIVER BANK AMERICA
                             (Exact name of bank as
                            specified in its charter)


STATE OF NEW YORK                                             13-5041680
(State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification No.)


645 Fifth Avenue, New York, New York                             10022
(Address of principal executive offices)                      (Zip Code)

Bank's telephone number, including area code:   (212)  848-0201

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x No

The number of shares outstanding of the Registrant's Common Stock as of February 15, 1997, was 7,100,000. The number of shares outstanding of the Registrant's 15% Non-cumulative Perpetual Preferred Stock, Series A as of February __, 1998, was 1,400,000.



684721.2
                                       -1-

                               RIVER BANK AMERICA

                Form F-4 for the quarter ended December 31, 1997

               TABLE OF CONTENTS OF INFORMATION REQUIRED IN REPORT


                                                                                                   Page

PART I            FINANCIAL INFORMATION

    ITEM 1.           Financial Statements (unaudited)

             Condensed Consolidated Statements of Financial Condition
                      as of December   31, 1997 and June 30, 1997                                     3

             Condensed Consolidated Statements of Operations
                      for the three and six months ended
                      December 31, 1997 and 1996                                                      4

             Condensed Consolidated Statements of Changes in
                      Stockholders' Equity for the six months
                      ended December 31, 1997 and 1996                                                5

             Condensed Consolidated Statements of Cash Flows
                      for the Six months ended December 31, 1997 and 1996                             6

             Notes to Condensed Consolidated Financial Statements                                     8

ITEM 2.           Management's Discussion and Analysis of
                           Financial Condition and Results of Operations                             12



PART II           OTHER INFORMATION                                                                  29


            ITEM 1.        Legal Proceedings
            ITEM 2.        Changes in Securities
            ITEM 3.        Defaults upon Senior Securities
            ITEM 4.        Submission of Matters to a Vote of Securities Holders
            ITEM 5.        Other Information
            ITEM 6.        Exhibits and Reports on Form 8-K


SIGNATURES                                                                                          31




684721.2
                                                     -2-

                               River Bank America
                 CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL
                    CONDITION December 31, 1997 and June 30,
                                      1997
                             (Dollars in Thousands)

                                     Assets


                                                                      December 31,            June 30,
                                                                         1997                   1997
                                                                       (Unaudited)
Cash and due from banks                                            $             6,475  $               8,940
Cash and due from banks - restricted                                             5,212                  5,096
Investment securities, available for sale                                        1,373                  6,275
Loans receivable, net:
         Secured by real estate                                                 78,443                 80,093
         Commercial and consumer                                                13,512                 15,677
         Allowance for possible credit losses                                 (26,659)               (31,570)
                                                                            ----------            -----------
               Total loans receivable, net                                      65,296                 64,200
                                                                            ----------             ----------
Loans sold with recourse, net                                                   19,657                 24,451
Other real estate owned, net                                                     3,001                  7,127
Real estate held for investment, net                                            88,290                 90,222
Other assets, net of interest reserve                                            5,236                  5,348
                                                                         -------------            -----------
                                                                   $           194,540  $             211,659
                                                                   =           =======  =             =======

                                    Liabilities and Stockholder's Equity

Borrowed funds                                                     $            71,394   $             84,272
Other liabilities                                                               16,091                 18,877
                                                                          ------------           ------------
                                                                                87,485                103,149
                                                                          ------------             ----------
Stockholders' equity:
Senior non-cumulative preferred stock, par value $1 (no
         shares authorized, issued and outstanding)                         -                     -
Non-cumulative preferred stock, par value $1 (no shares
         authorized, issued and outstanding)                                -                     -
15% non-cumulative perpetual preferred stock, Series A, par                      1,400                  1,400
         value $1, liquidation value $25 (1,400,000 shares
         authorized, issued and outstanding)
Common stock, par value $1 (30,000,000 shares authorized,
         7,100,000 shares issued and outstanding)                                7,100                  7,100
Additional paid-in capital                                                     111,170                111,170
Accumulated deficit                                                           (11,689)               (10,055)
Securities valuation account                                                     (926)                (1,105)
                                                                       ---------------     ------------------
               Total stockholders' equity                                      107,055                108,510
                                                                           -----------           ------------
                                                                   $           194,540  $             211,659
                                                                   =           =======  =             =======

See Notes to Condensed Consolidated Financial Statements

684721.2
                                       -3-

                               River Bank America
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   Six months ended December 31, 1997 and 1996
                             (Dollars in Thousands)
                                   (unaudited)


                                                               Three Months Ended               Six Months Ended
                                                                  December 31,                    December 31,
                                                              1997            1996             1997            1996
Interest, fees on loans and dividend income:
   Loans receivable                                      $        1,369  $         1,178 $          2,905 $        2,522
   Mortgage-backed securities                                         -                -                -              2
   Investment securities                                              -               18               55            133
   Money market investments                                           -               51                -            111
   Other                                                             95               38              154             58
                                                              ---------      -----------      -----------    -----------
                                                                  1,464            1,285            3,114          2,826
                                                                -------        ---------       ----------      ---------
Interest expense:
   Borrowed funds                                                 1,535            1,787            3,172          3,858
   Other                                                             31               -                52           -
                                                              ---------      -----------     ------------   ---------
                                                                  1,566            1,787            3,224          3,858
                                                                -------        ---------       ----------       --------
       Net interest income                                        (102)            (502)            (110)        (1,032)
Provision for possible credit losses                               -               1,000             -             1,000
                                                            -----------        ---------   --------------       --------
       Net interest income after
         provision for possible credit losses                     (102)          (1,502)            (110)        (2,032)
                                                              ---------       ----------     ------------      ---------

Real estate operations:
   Writedowns of investments in real estate                           -         (14,745)            (350)       (18,745)
   Net loss on sale of real estate, loans                          (89)            (406)          (1,003)        (1,195)
   Income from investments in real estate, net                      571              704            1,530          1,686
                                                               --------       ----------       ----------       --------
                                                                    482         (14,447)              177       (18,254)
                                                               --------        ---------      -----------       --------

Expenses:
   Salaries                                                         139              245              303            535
   Employee benefits                                                 86               68              127            123
   Legal and professional fees                                      596              642            1,341            762
   Management fees                                                  659              748            1,330          1,524
   Other                                                             95              187              196            191
                                                              ---------       ----------      -----------     ----------
                                                                  1,575            1,890            3,297          3,135
                                                                -------        ---------       ----------      ---------

Loss before other income/(expense) and
   before the provision for income taxes                        (1,195)         (17,839)          (3,230)       (23,421)
Other income/(expense):
   Net gain on sales of investment securities                         -               18            1,697             18
   Provision for Marine Branch Sale contingencies                  -             (3,300)             -           (3,300)
                                                            -----------       ----------   --------------      ---------
                                                                   -             (3,282)            1,697        (3,282)
                                                            -----------       ----------       ----------      ---------

Loss after other income/(expense) and
   before provision for income taxes                            (1,195)         (21,121)          (1,533)       (26,703)
Benefit from (provision for) income taxes                          (50)            3,300            (101)          3,300
                                                             ----------        ---------     ------------      ---------
       Net loss                                                 (1,245)         (17,821)          (1,634)       (23,403)
Dividends declared on Preferred Stock                              -                -                -              -
                                                            -----------    -------------   --------------   ---------
       Net loss applicable to common stock                $     (1,245)   $     (17,821) $        (1,634) $     (23,403)
                                                                =======         ========          =======       ========
Basic and diluted loss per common share (note 3)                $(0.19)          $(2.51)          $(0.24)        $(3.30)
                                                                =======           ======           ======         ======
See Notes to Condensed Consolidated Financial Statements


684721.2
                                       -4-

                               River Bank America
                 CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
                      STOCKHOLDERS' EQUITY Six months ended
                           December 31, 1997 and 1996
                             (Dollars in Thousands)
                                   (unaudited)

                                   Series A
                                     Non-                                         Retained
                                  cumulative                                      Earnings
                                  Perpetual                    Additional        (Deficit)-        Securities           Total
                                  Preferred         Common         Paid-in      Substantially      Valuation        Stockholders'
                                   Stock                 Stock     Capital        Restricted         Account           Equity
Balances at June 30, 1996      $          1,400  $       7,100 $       111,170 $        20,068   $       (1,218)  $          138,520
Net loss for the six months
   ended December 31, 1996                    -              -               -        (23,403)                 -            (23,403)
Preferred stock dividends
   payable                                    -              -               -               -                 -                   -
Change in securities valuation
   account                              -              -               -               -                 -                         -
                                  -------------  -------------   -------------   -------------  -----------------
Balances at December 31, 1996  $          1,400  $       7,100 $       111,170 $       (3,335)  $        (1,218)  $          115,117
                                          =====          =====         =======         =======           =======             =======
Balances at June 30, 1997      $          1,400  $       7,100 $       111,170 $      (10,055)  $        (1,105)  $          108,510
Net loss for the six months
   ended December 31, 1997                    -              -               -         (1,634)                 -             (1,634)
Preferred stock dividends
   payable                                    -              -               -               -                 -                   -
Change in securities valuation
   account                               -             -               -               -                     179                 179
                               -----------------   -----------  -------------- ---------------   ---------------     ---------------
Balances at December 31, 1997  $          1,400  $       7,100 $       111,170 $      (11,689)  $          (926)  $          107,055
                                          =====          =====         =======        ========             =====             =======



       See Notes to Condensed Consolidated Financial Statements

684721.2
                                       -5-

                               River Bank America
                        CONDENSED CONSOLIDATED STATEMENTS
                         OF CASH FLOWS Six months ended
                           December 31, 1997 and 1996
                             (Dollars in Thousands)
                                   (unaudited)


                                                                                              1997             1996
                                                                                              ----             ----
Operating Activities
Cash Flows Provided by (Used in) Operating Activities:
   Net loss                                                                             $        (1,634) $        (23,403)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
       Provision for possible credit losses                                                            -             1,000
       Writedowns of investments in real estate                                                      350            18,745
       Depreciation and amortization                                                                 104                10
       Net (increase)/decrease in accrued interest receivable                                      (486)               233
       Net (decrease)/increase in accrued interest payable                                         (642)             1,192
       Net change in income taxes                                                                  (185)           (3,225)
       Net decrease in accrued expenses and other liabilities                                    (2,836)           (2,452)
       Net decrease/(increase) in prepaid expenses and other assets                                  597             (334)
       Other                                                                                        (36)              -
                                                                                              ----------        -------

Net cash used in operating activities                                                   $        (4,768) $         (8,234)
                                                                                                 -------           -------

Investing Activities
Cash Flows Provided by (Used in) Investing Activities:
   Interest payments related to asset sale transactions                                            (124)             (318)
   Proceeds from sales and maturities of
       investment securities, available for sale                                                   6,871                 -
   Principal collection of mortgage backed securities,
       available for sale                                                                              -               187
   Net repayment of loans secured by real estate                                                   1,404             3,105
   Net (repurchase)/repayment of commercial and consumer loans                                   (2,002)             1,651
   Net decrease in loans sold with recourse                                                        4,794             1,973
   Redemption of FHLB Stock                                                                            -             7,876
   Proceeds from sales of real estate                                                              8,458            24,748
   Additional fundings on other real estate owned and real estate
        held for investment                                                                      (4,104)           (5,961)
                                                                                          --------------    --------------
Net cash provided by investing activities                                               $         15,297 $          33,261
                                                                                                  ------            ------



See Notes to Condensed Consolidated Financial Statements


684721.2
                                       -6-

                               River Bank America
                    CONDENSED CONSOLIDATED STATEMENTS OF CASH
                    FLOWS Six months ended December 31, 1997
                                    and 1996
                             (Dollars in Thousands)
                                   (unaudited)


                                                                                       1997              1996
                                                                                       ----              ----
(Continued from previous page)


Financing Activities
Cash Flows Provided by (Used in) Financing Activities:
     Net increase in restricted cash                                             $           (116) $         (3,000)
     Net decrease in deposit accounts                                                       -               ($3,022)
     Proceeds from borrowed funds, construction advances                                      551             1,368
     Repayment of other borrowed funds                                                     (6,936)          (22,910)
     Decrease in borrowed funds secured by loans
         sold with recourse, net of construction advances                                  (6,493)           (2,908)
     Net decrease in escrow deposits                                                            -              (272)
                                                                                 -----------------------------------
     Net cash used in financing activities                                       $        (12,994) $        (30,744)
                                                                                 ----------------- -----------------
     Net decrease in cash and money market investments                                     (2,465)           (5,717)

     Beginning cash and money market investments                                 $           8,940 $          17,129
                                                                                 ----------------- -----------------
     Ending cash and money market investments                                    $           6,475 $          11,412
                                                                                 ================= =================


Supplemental Disclosure of Cash Flow Information
Non-cash investing and financing activities:
     Net transfer of mortgage loans to other
         real estate and real estate held for investment                         $           -     $           -
     Investments in real estate charged-off                                      $           2,971 $          18,745
     Loans to facilitate real estate sales                                       $           -     $           -
     Changes in securities valuation account                                     $             179 $           -
Cash paid for:
     Interest                                                                    $           3,990 $           3,613
     Federal, state and local taxes                                              $             268 $           -



See Notes to Condensed Consolidated Financial Statements





684721.2
                                       -7-

                               River Bank America
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997
                  (Dollars in Thousands, except per share data)
                                   (unaudited)


1.  Presentation of Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements of River Bank America (the "Bank") include all adjustments which management believes necessary for a fair presentation of the Bank's financial condition at December 31, 1997, the results of its operations for the three and six months ending December 31, 1997 and 1996 and the statements of changes in stockholders' equity and cash flows for the six months ending December 31, 1997 and 1996. These unaudited condensed consolidated financial statements have been prepared in conformity with the accounting principles and practices in effect as of June 30, 1997, as set forth in the consolidated financial statements of River Bank America (the "Bank") at such date. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of River Bank America as of June 30, 1997.


The condensed consolidated financial statements include the accounts of River Bank America and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Due to the anticipated short-term nature of such investments, investments in unconsolidated real estate partnerships are generally carried at the lower of cost or net realizable value, which results do not differ materially from generally accepted accounting principles. Losses on sales or dispositions and any adjustments related to redetermination of net realizable value are charged, as real estate charge-offs to operations of the current period.


In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of December 31, 1997, the results of operations for the three and six months ending December 31, 1997 and 1996, and changes in stockholders' equity and cash flows for the six months ending December 31, 1997 and 1996.

For comparative  purposes,  reclassifications  have been made to certain amounts
previously   reported  in  prior  periods  within  the  consolidated   financial
statements to conform to current period presentation.

In preparing the condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated statements of financial condition and operations for the period. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible credit losses, the valuation of other real estate owned, which includes real estate acquired in connection with foreclosures, by deed-in-lieu of foreclosure (collectively, "OREO"), and real estate held for investment. A substantial portion of the Bank's loan portfolio is secured by real estate and, accordingly, the performance of such loans may be affected by market conditions for real estate. In addition, most of the Bank's OREO is located in New York. The concentration of loans secured by properties and OREO in New York may, accordingly, have a negative impact on the Bank's future operating results due to the market conditions in these areas.

Management believes that the allowance for possible credit losses is adequate and that other real estate owned and real estate held for investment is properly valued. While management uses available information to establish reserves, future additions to the allowance or writedowns of other real estate owned or real estate held for investment may be necessary based on changes in economic conditions, as well as changes in management strategies. So long as the Bank is regulated by the New York State Banking Department ("NYSBD"), the NYSBD, as an integral part of its examination processes, periodically reviews the adequacy of the allowance for possible credit losses and the carrying amount of OREO and real estate held for investment. The NYSBD may require the Bank to recognize additions to the allowance or additional writedowns based on their judgment or information available to them at the time of their examinations. The Bank has completed, or has plans to complete, all remaining requirements of its previously announced plan to change, through a series of steps, in a manner intended to constitute a tax-free reorganization, the legal form of organization of the Bank from a New York chartered bank to a business corporation incorporated in the State of Delaware. Reorganizing the

684721.2
                                       -8-

                               River Bank America
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997
                  (Dollars in Thousands, except per share data)
                                   (unaudited)


Bank into a Delaware business corporation will remove the Bank's business and assets from the jurisdiction of the NYSBD. (See "Bank Closing Resolution," below).

Management determines the appropriate classification of debt and equity securities (collectively, "marketable" securities) at the time of purchase and reevaluates such designation as of each balance sheet date. Available- for-sale securities are stated at estimated fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The cost of marketable securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security using a method approximating the level yield method. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains and losses. The cost of securities sold is based on the specific identification method. At December 31, 1997, the balance of stockholders' equity included a $926,000 unrealized loss on marketable securities classified as available-for-sale.

The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to the income (loss) before provision for income taxes primarily due to state and local income and franchise taxes and limitations on the recognition of tax benefits of net operating losses. At December 31, 1997 the Bank reviewed its potential current and deferred federal and state tax liabilities in light of the results of operations for the Bank for the six months ended December 31, 1997. As a result of this analysis, the Bank recognized income tax expense in the amounts of $50,000 and $101,000 during the three and six month periods ended December 31, 1997, respectively. At December 31, 1996 the Bank completed a review of it's potential current and deferred federal and state tax liability for the calendar year ending December 31, 1996 in light of the Branch Sale and its related effect. As a result of the review of its potential current and deferred tax liabilities and the results of operations for the six months ending December 31, 1996, the Bank reduced its provision for state and local income taxes by $3.3 million.

During the quarter ended September 30, 1997, the Bank applied to the Internal Revenue Service (the "IRS") to change its tax year end to June 30 in order to correspond to the Bank's accounting year end. Management anticipates that the IRS will approve such change and that the change will be effective June 30, 1997. The planned change in tax year end will have no material effect upon the Bank's financial condition or its results of operations.

During the quarter ending December 31, 1996, the Bank and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Bank established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations for the three and six month period ended December 31, 1996, as provision for Marine Branch Sale contingencies. At December 31, 1997 the Bank had a remaining accrued liability for potential settlement claims approximating $2.2 million. The Bank believes that the remaining reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

The Bank believes that the establishment of the reserve for closing settlement adjustments and re-evaluation of its current and deferred income tax liabilities provided a better allocation of the components of the previously recorded net gain resulting from the Branch Sale as reflected in the June 30, 1996 financial statements. The adjustments described above, when taken together, had no effect on the results of operations for the three or six month periods ending December 31, 1996 or on Stockholders Equity at December 31, 1996.



684721.2
                                       -9-

                               River Bank America
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997
                  (Dollars in Thousands, except per share data)
                                   (unaudited)

2.  Regulatory Agreement and Capital Compliance

Following the Branch Sale, River Bank continued to be regulated by the FDIC and the NYSBD. On October 31, 1996, River Bank requested that the FDIC terminate its status as an insured depository institution. Termination of FDIC insurance was required in order for the waiver of the deposit insurance requirements under New York Bank Law granted by the New York Banking Board to become effective. Such waiver was granted in connection with the Banking Department's approval of the Branch Sale. On April 14, 1997, River Bank received an order of termination of insurance from the FDIC terminating River Bank's status as an insured depository institution effective as of December 31, 1997. As a result of the effectiveness of the order of termination of insurance, River Bank is no longer subject to FDIC jurisdiction and regulation and the New York Banking Board's waiver of the New York Bank Law deposit insurance requirements is effective.


River Bank transferred substantially all its deposits to Marine Midland in connection with the Branch Sale on June 28, 1996, and has not paid any FDIC deposit insurance assessments for any assessment period following the Branch Sale. The FDIC has asserted that the Bank is liable for approximately $710,000 in unpaid deposit insurance assessments, plus accrued interest in the amount of approximately $50,000 to date, attributable to the Transferred Deposits and certain other retained deposit liabilities for the semi-annual assessment period that began on July 30, 1996 and ended on December 31, 1996. During the Assessment Period, River Bank maintained only a minimal amount of deposits. Therefore, River Bank is pursuing administrative discussions with the FDIC to have the FDIC withdraw its assertion that River Bank is liable for the deposit insurance assessment on the Transferred Deposits; there can be no assurance that River Bank will be successful in persuading the FDIC to change its position on this matter. If River Bank is unsuccessful in changing the FDIC's position with respect to this matter, it would be required to pay the contested assessment, together with applicable interest.


The NYSBD also advised the Bank that the Bank's minimum capital requirement, set at $115 million in the NYSBD's approval of the Branch Sale and subsequently amended to $106 million in May 1997, shall remain at $106 million until the Bank's final dissolution, unless the NYSBD shall provide prior approval of the Bank's written request to amend the Bank's minimum capital requirement.

At December 31, 1997, primarily as a result of the net gain resulting from the Branch sale, the Bank believes that its capital ratios were in excess of the minimum requirements of the FDIC and also exceeded the minimum capital requirements of the NYSBD established in connection with the NYSBD approval of the Branch Sale.


3. Earnings per Share

Earnings per share were based upon 7,100,000 weighted average shares of Common Stock outstanding during the six months ending December 31, 1997 and 1996. The Bank had no securities outstanding that were convertible to common stock at December 31, 1997 and 1996.


In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced previously promulgated Generally Accepted Accounting Principals (GAAP) regarding the calculation of, and reporting requirements for, earnings per share information. Specifically, SFAS No. 128 replaced primary and fully diluted earnings per share, as previously defined under GAAP, with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Under SFAS No. 128, diluted earnings per share is very similar to the previously reported fully diluted earnings per share. The Bank had no securities outstanding that were convertible to common stock during the years ended June 30, 1997, 1996 and 1995. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS No. 128 requirements.




684721.2
                                      -10-

                               River Bank America
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1997
                  (Dollars in Thousands, except per share data)
                                   (unaudited)


4.  Commitments, Contingencies and Other

Standby letters of credit and financial guarantees outstanding are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The amount of collateral obtained upon extension of credit varies and is based on management's credit evaluation of the counter party. At December 31, 1997, the Bank and its wholly owned subsidiaries no longer had any outstanding commitments related to standby letters of credit or financial guarantees.

As of December 31, 1997, the Bank had deferred tax assets that were primarily attributable to NOLs, an allowance for loan losses and suspended passive activity losses and credits which were partially offset by a deferred tax liability in its consolidated financial statements. However, a valuation allowance was set up equal to the amount of the difference between the tentative deferred tax asset and the tentative deferred tax liability due to the uncertainty of the Bank's ability to utilize the deferred tax assets in the future. Accordingly, neither a net overall asset nor a net overall liability was reflected in the Bank's consolidated financial statements.

Under current tax law, the Bank's ability to utilize certain tax benefits in the future may be limited in the event of an "ownership change", as defined by the Internal Revenue Code Section 382 and the regulations thereunder. In the event that the Bank Closing Resolution discussed in Item 2 (below) is deemed to be an ownership change, or if, transactions in the Bank's capital stock subsequent to the Bank Closing Resolution result in an ownership change, the subsequent utilization of net operating loss carryforwards, suspended passive activity losses and credits, alternative minimum tax credit carryforwards and certain other built-in losses would be subject to an annual limitation as prescribed by current regulations. The application of this limitation could have a material effect on the Bank's ability to realize its deferred tax assets.

The Bank is of the view that no ownership change of the Bank has occurred as a result of the Bank Closing Resolution or otherwise. The Bank believes that the Bank Closing Resolution, when combined with prior changes in ownership of stock of the Bank and other transactions affecting ownership of the capital stock of the Bank which occurred in connection with the Bank Closing Resolution, also did not result in an ownership change of the Bank. However, the application of
Section 382 is in many respects uncertain. In assessing the effects of prior transactions and of the Bank Closing Resolution under Section 382, the Bank made certain legal judgments and certain factual assumptions. The Bank has not requested or received any rulings from the IRS with respect to the application of Section 382 to the Bank Closing Resolution and the IRS could challenge the Bank's determinations.

In the normal course of the Bank's business, there are outstanding various claims, commitments and contingent liabilities. The Bank also is involved in various other legal proceedings which have occurred in the ordinary course of business. Management, based on discussions with legal counsel, believes that the Bank will not be materially affected by the actions of any outstanding legal proceedings. However, there can be no assurance that any outstanding legal proceedings will not be decided adversely to the Bank and have a material adverse effect on the financial condition and the results of operations of the Bank.


684721.2
                                                   -11-

ITEM 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations

General:

River Bank America (the "Bank") is a New York State-chartered stock savings bank which was founded in 1848. In 1925, the Bank adopted the name "East River Savings Bank" which it continued to use in its retail business through June 28, 1996. In 1988, the Bank adopted the name "River Bank America." This report is for the six months ended December 31, 1997.

On June 28, 1996, the Bank consummated the transactions (the "Branch Sale") contemplated by the Purchase of Assets and Liability Assumption Agreement (the "Branch Agreement") by and between the Bank and Marine Midland Bank ("Marine"). Pursuant to the terms of the Branch Agreement, Marine assumed $1,159,616,300 of deposit liabilities (the "Assumed Deposits") and acquired assets with an aggregate carrying value of $1,066,616,300 (the "Transferred Assets"). The Transferred Assets consisted primarily of loans secured by real estate, mortgage-backed and investment securities, and 11 Bank branch offices. Included in the Transferred Assets was approximately $32.4 million principal amount of loans in which the Bank was granted subordinated participation interests. Also included in the Transferred Assets were the proceeds of dispositions from five individual asset sale transactions with third parties, aggregating $60.4 million composed of real estate assets, loans and other receivables (the "Asset Sale Transactions"). The Asset Sale Transactions were structured to include ongoing recourse to, and participation by, the Bank with respect to the assets sold, based upon the net proceeds realized on disposition of assets by the purchasers. See "Asset Sale Transactions" and Notes 11 and 17 to the Consolidated Financial Statements. The Assumed Deposits exceeded the Transferred Assets by approximately $93.0 million, which amount represents the premium received by the Bank in the Branch Sale. Marine also purchased the Bank's branch office realty at 96th Street in Manhattan for $1.3 million.

The Bank retained $285.5 million in assets, including primarily real estate assets and non-performing loans; the balance of the retained assets consisted of performing loans (including loans sold with recourse, subordinated participations, junior subordinated participations, loans to facilitate the sale of real estate owned and mortgage and other loans) and a modest amount of cash and investment securities (collectively, the "Retained Assets"). The Bank intends to continue substantially the same disposition strategy for Retained Assets subsequent to the Branch Sale as was previously employed by the Bank.

The closing of the Branch Sale was conditioned upon the Bank's obtaining financing with terms and in an amount reasonably acceptable to the Bank and determined to be reasonably adequate to permit consummation of the Branch Sale. The Bank obtained from Marine a facility (the "Facility") consisting of eleven independent mortgage loans with additional collateral, in an aggregate amount not to exceed $99.1 million. As of December 31, 1997, Marine had approximately $60.6 million outstanding under the Facility to the Bank.

The Bank has received notice that approval necessary to pay dividends on the Bank's outstanding shares of 15% Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred") will not be provided at this time. In June, 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996 in the amount of $1.3 million, payment of which was subject to the receipt of required approvals from regulators and Marine (the Bank's principal lender). At December 31, 1997, the Bank continued to carry this accrued dividend payable as a component of other liabilities. The Bank intends to continue to seek approval for the payment of the declared Series A Preferred dividend. Primarily as a result of the above, the Bank's Board of Directors has taken no action as regards a quarterly dividend on the Bank's Series A Preferred for the quarters ending September 30, 1997 and 1996, December 31, 1997 and 1996, March 31, 1997 and June 30, 1997. Any future dividend payments of the Bank's Series A Preferred Stock will also be subject to the approval of Marine and the NYSBD, until such time as the Bank is no longer regulated by the FDIC and the NYSBD.


Bank Closing Resolution:

At the Annual Meeting held on October 7, 1997, stockholders of the Bank approved the Bank Closing Resolution whereby the Board of Directors was directed to close the Bank and wind up its business. Stockholder approval of the Bank Closing Resolution allowed the Bank to notify the New York State Superintendent of Banks of the proposed Bank Closing and to file a petition in the Supreme Court of the State

684721.2
                                      -12-
of New York by October 15, 1997. Under New York Banking Law, stockholder approval of the proposal to close the Bank was required before a petition for a closing order could be filed in New York Supreme Court. The petition for the closing order (the "Closing Order Petition") was filed on October 15, 1997. The petition was granted on November 26, 1997 and a closing order was signed on January 9, 1998 and entered on January 14, 1998, allowing the Bank to proceed with the required notice to creditors.

By filing the petition for the closing order in the New York Supreme Court prior to October 15, 1997, the Bank was able to comply with certain conditions imposed by the New York State Banking Department (the "Banking Department") in its approval of the Bank's previously announced plan to change, through a series of steps, in a manner intended to constitute a tax-free reorganization, the legal form of organization of the Bank from a New York chartered bank to a business corporation incorporated in the State of Delaware. The Bank's board of directors proposed this plan as an alternative to a liquidation of the Bank in accordance with conditions imposed by the Banking Department in connection with the Banking Department's approval of the Bank's June 1996 Branch Sale referred to below.

Following stockholder and Banking Department approval, on June 28, 1996, the Bank sold all of its branches and transferred substantially all of its deposits to Marine Midland Bank (the "Branch Sale"). Although the Bank has ceased operation as a depository institution, it remains a banking organization legally chartered and subject to regulation, examination and supervision by the New York State Banking Department. As conditions to its approval of the Branch Sale, the Banking Department required the Bank to agree (i) to submit a plan of dissolution for Banking Department approval within one year of the Branch Sale closing date (the "Dissolution Plan Condition"); and (ii) to file a petition in New York State Supreme Court for a closing order within 13 months of the closing of the Branch Sale and for a final order of dissolution of the Bank within five months following the filing of a petition for a closing order (the "Closing Condition"); (iii) to maintain specified levels of minimum capital ($106 million as of May 1997); (iv) to make no distributions on the River Bank Common Stock and River Bank Series A Preferred Stock without the approval of the NYSBD until such time as a final order of dissolution has been signed; (v) to obtain prior NYSBD approval for any additional financing; and (vi) to submit specified periodic reports with respect to, among other things, assets, dispositions, expenditures for improvements and cash receipts and disbursements. In April 1997, River Bank announced that the Board of Directors was evaluating a proposal to reorganize the Bank into a business corporation, consistent with the Bank's goal of managing its assets to maximize stockholder value. To that end, in June 1997, the Bank proposed to the Banking Department an alternative under which the Dissolution Plan Condition would be satisfied through the implementation of a plan whereby the Bank would, through a series of steps, on what is intended to be a tax-free basis, change its legal form of organization by which it conducts its business, holds its assets and is obligated for its liabilities from a New York chartered stock savings bank into a business corporation incorporated in the State of Delaware (the "Reorganization"). Thereafter, the Bank would voluntarily dissolve (the "Dissolution" and together with the Reorganization, the "Alternate Proposal"). In a letter dated June 24, 1997, the Banking Department, indicating its conditional approval, stated that it did not object to the Alternate Proposal and advised, among other things, that it required that the petition for the closing order required by the Closing Condition be filed by October 15, 1997.

Following the Branch Sale, River Bank continued to be regulated by the FDIC and the Banking Department. On October 31, 1996, River Bank requested that the FDIC terminate its status as an insured depository institution. Termination of FDIC insurance was required in order for the waiver of the deposit insurance requirements under New York Banking Law granted by the New York Banking Board to become effective. Such waiver was granted in connection with the Banking Department's approval of the Branch Sale. On April 14, 1997, River Bank received an order of termination of insurance from the FDIC terminating River Bank's status as an insured depository institution effective as of December 31, 1997. As a result of the effectiveness of the order of termination of insurance, River Bank is no longer subject to FDIC jurisdiction and regulation and the New York Banking Board's waiver of the New York Banking Law deposit insurance requirements is effective.

In accordance with the Bank's undertaking made in connection with the annual meeting, the Bank advised the New York Supreme Court in the Closing Order
Petition that no substantive legal steps will be taken to implement the Reorganization and Dissolution until stockholders again approve the closing of the Bank at a Special Meeting of stockholders to be conducted at the earliest practical date, which approval will not be obtained until a proxy statement/prospectus detailing the Bank's plans to implement the Reorganization and Dissolution have been provided to all stockholders.


684721.2
                                      -13-

Reorganizing the Bank into a Delaware business corporation will remove the Bank's business and assets from the jurisdiction of the NYSBD. This will permit the successor to the Bank's assets to manage its approximately $195 million in assets without the bank regulatory restraints in its efforts to maximize returns to stockholders.

Upon completion of the Reorganization transactions, (i) The Bank's successor will be incorporated in the State of Delaware as a business corporation with the name RB Asset, Inc.("RB Asset"); (ii) RB Asset's capital structure will be substantially identical to that of the Bank; (iii) Holders of the common and Series A preferred stock will receive shares of common stock and preferred stock of RB Asset on a share-for-share basis. The stock to be received by the Bank's stockholders will be substantially identical in all material respects to the outstanding stock of the Bank; (iv) RB Asset will succeed to and continue with the business, assets, liabilities and property/asset management operations of the Bank; and (v) RB Asset will be managed by independent contractors in a manner similar to the management of the affairs and business of River Bank.

The Reorganization is structured in a manner intended to qualify as a tax-free reorganization in which neither River Bank, RB Asset, nor their stockholders will recognize taxable gain. The Reorganization is also intended to preserve for use by RB Asset the availability of River Bank's approximately $106.0 million of net operating loss carryforwards and other tax assets. Following the Reorganization and Dissolution, RB Asset stockholders will confront investment risks that are substantially identical to those associated with their former investment in River Bank (which shall have dissolved in the Dissolution). While the removal of banking regulatory restraints will permit RB Asset to conduct its business and operations with a long-term investment horizon, RB Asset stockholders will bear the risk that the future value of their investment in RB Asset will not equal or exceed the value that they would have received in a supervised liquidation of River Bank's assets under the terms of a plan of dissolution filed with and subject to the jurisdiction of the New York State Supreme Court.

The Bank believes that it is in the best interest of the Bank and its stockholders to preserve the opportunity to implement the Reorganization and the Dissolution and therefore requested approval of the Bank Closing Resolution so that the Bank was able to file a petition for a closing order before the October 15, 1997 deadline. Under New York Banking Law, stockholder approval of the Bank Closing Resolution was required before a petition for a closing order could be filed in New York State Supreme Court.

At the Special Meeting, holders of River Bank common stock and series A preferred stock will be asked to approve a proposal to direct that the Bank be closed and its business wound up by means of the Reorganization and the Dissolution. Holders of River Bank common stock will also be asked to approve certain amendments (necessary to implement the Reorganization) to the certificate of designations for River Bank's outstanding series A preferred stock. The Board of Directors has determined that implementation of the Reorganization and Dissolution is in the best interests of the Bank, and its stockholders and therefore has unanimously recommended that stockholders approve the proposal necessary to implement the Reorganization and Dissolution.

Following the Reorganization, the board of directors of RB Asset intends to call a special meeting of the series A preferred stockholders of RB Asset to be convened no later than June 30, 1998 to elect two representatives of such stockholders in accordance with the special voting rights provisions of the certificate of designations for RB Asset's series A preferred stock.


Bank's Principal Business:

The Bank's principal business continues to be the orderly disposition of real estate assets, mortgage loans and investment securities, intended to maximize shareholder value. Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and, later in other areas in which the Bank was engaged in lending activities, particularly California, the Bank's non-performing assets began increasing in 1989 and continued to increase in the aggregate through 1992. The resolution of non-performing assets, which substantially resulted from the Bank's lending strategy of the 1980s, required significant time and attention by the Bank's management. Over the past five years, the Bank's primary loan origination focus was single-family (one-to-four units) and, to a lesser extent, multi-family (five or more units) residential loans secured by properties in the New York City metropolitan area. Subsequent to June 28, 1996, the Bank does not expect to originate a material amount of loans of any type.


684721.2
                                      -14-

In recent years, the earnings of the Bank have been negatively affected primarily by the level of non-performing assets which consist of non-accrual loans, loans which are on accrual status but delinquent 90 days or more, other real estate owned, including in-substance foreclosures, and real estate held for investment. These assets were largely commercial real estate related. The Bank reduced the level of its non-performing assets by $467.6 million or 77.6% from a high of $602.8 million at December 31, 1992 to $135.2 million at December 31, 1997 and continues to direct its efforts toward further reducing the level of non-performing assets. While the Bank was able to reduce its level of non-performing assets significantly during the 60 months ending December 31, 1997, further reductions will be dependent on many factors, some of which are outside the control of the Bank's management, including but not limited to, conditions in the relevant real estate markets, prevailing interest rates and national economic trends.

The Bank has engaged RB Management Company, LLC (the "Management Company") to manage the operations of the Bank after the Branch Sale, including the management and disposition of Bank assets. The Management Company is a newly formed, wholly-owned entity controlled by Alvin Dworman, who owns 39.0% of the outstanding Common Stock of the Bank. During the six months ended December 31, 1997, the Bank accrued Base Management Fees of $141,000. During the same six month period, the Bank paid approximately $3.0 million for fees accrued during, and prior to, the six months ended December 31, 1997. At December 31, 1997, the Bank had an outstanding liability to the Management Company for fees payable of $624,000. During the six months ending December 31, 1996, the Bank accrued Base Management Fees of $625,000, Asset Management Fees of $898,000, and Asset Disposition Fees of $497,000. During the same six month period, the Bank did not make any payments to the Management Company. At December 31, 1996, the Bank had an outstanding liability to the Management Company for fees payable of $2.0 million. At December 31, 1997, the Bank also had accrued fees payable to an affiliate of the Management Company, Fintek, Inc., aggregating $335,000, relating to services performed on behalf of the Bank prior to June 30, 1996. See the "Management" section of the Bank's Form F-2 previously filed as of and for the year ending June 30, 1997 for a more detailed explanation of the engagement of the Management Company.


Lending Activities and the Loan Portfolio:

From 1985 until 1990, the Bank's lending activities emphasized multi-family residential, commercial real estate, construction and commercial business loans and, to a lesser extent, single-family residential loans and education loans. In addition and pursuant to a business plan adopted by the Bank, the Bank during this time restructured its assets and liabilities to reduce the vulnerability of the Bank's operations to changes in interest rates. The Bank effected this strategy by emphasizing multi-family residential, commercial real estate and construction loans, including loans to joint ventures in which the Bank or a subsidiary had an interest in the real estate development activities and loans secured by properties primarily outside of the New York metropolitan area, as well as commercial business lending activities.

As a result of deteriorating economic conditions in 1989 and the resultant increases in non-performing assets during 1989, the Bank began to substantially decrease its lending activities during 1990, particularly investments in higher-risk multi-family residential, commercial real estate, construction and commercial business loans, as well as its joint venture activities. These practices were formalized by the Board of Directors of the Bank in April 1991 following the Bank's entering into a Memorandum of Understanding in December 1990. As a result of the Board's actions, the Bank changed its lending policy to specifically exclude acquisition, development and construction loans, all lending characterized as highly-leveraged transactions and joint venture activities, as well as substantially curtailed multi-family residential and commercial real estate lending. The foregoing loans were permitted, however, to the extent that the Bank was obligated under legally binding commitments, as well as in connection with the restructuring or refinancing of existing loans or in connection with the sale of investments in real estate.

During this period, the Bank continued to originate relatively low volumes of single-family residential loans and, to a lesser extent, certain consumer loans. In addition, since 1990 and 1991, other than single-family residential loans, the Bank has primarily originated loans secured by multi-family residential elevator properties with approximately 75 units, generally in its market area and under much stricter underwriting guidelines than had previously been in effect for multi-family residential and commercial real estate loans.

Following consummation of the Branch Sale, the Bank's lending activities have been and are expected to continue to be substantially curtailed. However, the Bank may engage in limited lending activities during

684721.2
                                      -15-
future periods to the extent that the Bank is obligated under legally binding commitments, as well as in connection with the restructuring or refinancing of existing loans or in connection with the sale of investments in real estate.


Financial Condition:

At December 31, 1997, the consolidated assets of the Bank totaled $194.5 million, a decrease of $7.3 million, or 3.6%, and $17.1 million, or 8.1% for the three and six month periods ending December 31, 1997, respectively.

The decrease in total assets during the three and six month periods ended December 31, 1997, was the result of the orderly management and/or disposition of assets in accordance with the Bank's business plan.

Cash and due from banks decreased by $2.9 million, or 20.0% and $2.3 million, or 16.7%, during the three and six month periods ending December 31, 1997, respectively. Allocations to restricted cash, scheduled asset fundings and the payment of operating expenses exceeded the Bank's total operating revenues and asset sale proceeds, resulting in the decrease in unrestricted cash during the respective quarterly periods.

At December 31, 1997, Marine Midland had restricted a total of approximately $5.2 million in funds, held on deposit at Marine, in accordance with the terms of the Branch Sale and the Marine Facility. Marine had restricted approximately $8.0 million and $5.1 million at September 30, 1997 and June 30, 1997, respectively. Restricted funds held by Marine are not available to the Bank for settlement of any of the Bank's current obligations. Of the $5.2 million in cash balances restricted by Marine at December 31, 1997, $5.0 million relates to reserve amounts specified under the Branch Agreement, which is the maximum amount allowed under the Agreement. The remaining restricted cash reserves held by Marine are primarily to meet currently anticipated and other potential cash requirements of the properties serving as collateral for the senior loan financed by Marine (see "Liquidity," below).

Investment securities, available for sale, decreased approximately $5.0 million, or 79.4%, to $1.3 million at December 31, 1997, as compared to $6.3 million at June 30, 1997. The decrease in investment securities, available for sale, during the six months ended December 31, 1997 was primarily attributable to the cash redemption of the Bank's largest preferred stock investment asset and the writeoff of a portion of another investment security, which has been determined to be permanently impaired, in the quarter ended September 30, 1997. These transactions resulted in the recognition of a net gain of approximately $1.7 million during the quarter ended September 30, 1997. During the six months ended December 31, 1997, the effect of the redemption and writeoff activity on the total balance of investment securities, available for sale was partially offset by a reduction in the marketable securities valuation allowance of $179,000.

The Bank's real estate mortgage loan portfolio totaled $78.4 million at December 31, 1997. Real estate mortgage loans decreased by $1.2 million, or 1.5%, and $1.7 million, or 2.1%, during the three and six month periods ending December 31, 1997. The decreases were primarily attributable to the effects of normal amortization and prepayments of individual loans.

Commercial and consumer loans totaled $13.5 million at December 31, 1997, a decrease of $800,000, or 5.8%, and $2.2 million, or 13.8%, for the three and six month periods ending December 31, 1997, respectively. These decreases resulted from normal amortization and prepayments of individual loans.

The Bank's allowance for loan losses decreased by $1.0 million, or 3.7%, and $4.9 million, or 15.6%, during the three and six month periods ending December 31, 1997, respectively. The bank's allowance for loan losses was $26.7 million at December 31, 1997 as compared to $31.6 million at June 30, 1997. The decrease resulted from chargeoffs, net of recoveries, for asset disposition and anticipated asset disposition transactions previously provided for at June 30, 1997. The allowance for loan losses is maintained at a level which management considers adequate based on its periodic review of the Bank's loan portfolios and certain individual loans, taking into consideration, among other things, the likelihood of repayment, the diversity of the borrowers, the type of loan, the quality of the collateral, current market conditions and the associated risks. At December 31, 1997, the allowance for loan losses was 60.7% of non-performing loans and 29.0% of total loans as compared to 65.8% and 33.0%, respectively, at June 30, 1997.


684721.2
                                      -16-

A substantial portion of the Bank's loans are secured by commercial real estate and, accordingly, the performance of such loans may be affected by market conditions for such real estate. While management uses available information to anticipate losses on loans, future additions to the allowance or further reductions in net carrying values may be necessary based on changes in economic conditions.

Investments in real estate, which are comprised of in-substance foreclosures, other real estate owned and real estate held for investment, net of related reserves, decreased by $3.2 million, or 3.3%, and $6.1 million, or 6.2% during the three and six month periods ending December 31, 1997, respectively. Total investments in real estate were $91.3 million at December 31, 1997 as compared with $97.3 million and $94.4 million at June 30, 1997 and September 30, 1997, respectively. During the quarter ended December 31, 1997, investments in real estate decreased primarily as a result of the sales/satisfaction of $4.2 million of investments in real estate, resulting in a net loss of $900,000. This decrease in investments in real estate assets during the quarter ended December 31, 1997 was partially offset by $1.9 million in additional construction costs capitalized to investments in real estate. The decrease in investments in real estate during the three months ended September 30, 1997, was primarily the result of sales/satisfactions of an aggregate of $4.2 million of investments in real estate, resulting in the recognition of a net loss of $914,000, allocation of additional reserves from other asset categories in the amount of $500,000, and additional real estate asset depreciation and write-offs of $400,000. These decreases in real estate assets during the quarter ended September 30, 1997, were partially offset by $3.1 million of additional construction costs capitalized to investments in real estate.

Other assets totaled $5.2 million at December 31, 1997, a decrease of $200,000 or 3.7% from the June 30, 1997 balance of $5.4 million. The decrease was primarily the result of a reduction in the Bank's joint venture assets aggregating $786,000, due to the partial sale of one of the Bank's joint venture assets and the write down of a second real estate joint venture during the quarter ended September 30, 1997, for which losses totaling $364,000 were recognized.

The Bank's borrowed funds totaled $71.3 million at December 31, 1997. The Bank's borrowed funds balances decreased during the three and six month periods ending December 31, 1997 by $5.3 million, or 6.9%, and $12.9 million, or 15.3%, respectively, as the Bank utilized net proceeds from asset sales and dispositions to repay outstanding borrowed fund balances, primarily to Marine Midland.

Other liabilities totaled $16.1 million at September 30, 1997, a decrease of $900,000, or 5.3%, and $2.8 million, or 14.8% during the three and six month periods ending December 31, 1997. These decreases were principally due to the Bank's continued repayment activities for outstanding obligations related to state and local taxes, and accrued liabilities related to operating expenses. In June, 1996, the Bank's Board of Directors declared a Series A Preferred dividend for the quarter ending June 30, 1996 in the amount of $1.3 million, payment of which was subject to the receipt of required approvals from regulators and Marine Midland Bank (the Bank's principal lender). At December 31, 1997, the Bank continued to carry this accrued dividend payable as a component of other liabilities.

Stockholders' equity decreased by $1.1 million, or 1.0%, and $1.5 million or 1.3% during the three and six month periods ending December 31, 1996, respectively. This decrease was due solely to the net losses incurred by the Bank during these periods.


684721.2
                                      -17-

The following table summarizes the calculation of the Bank's book value per share at December 31, 1997 and June 30, 1997.


                                                            December 31, 1997     June 30, 1997
                                                      -----------------------      ----------------------

Total stockholders' equity                            $           107,055,000      $          108,510,000
   Less:  liquidation value of preferred stock
       ($25 per share issued and outstanding)                      35,000,000                  35,000,000
                                                                   ----------                  ----------
Net stockholders' equity                              $            72,055,000      $           73,510,000
                                                      =            ==========      =           ==========

Total shares of Common Stock issued and
outstanding                                                         7,100,000                   7,100,000

Book value per share                                  $                 10.15      $        10.35
                                                              ===============       ==============


Liquidity:

The Bank must maintain sufficient liquidity to meet its funding requirements for payments of principal and interest on debt, current federal and state income tax liabilities, operating expenses and costs related to the ongoing development and management of certain of its real estate assets and loans sold with recourse. The Bank actively monitors and manages its cash inflows in an attempt to invest, to the fullest extent possible, all cash balances.

The Bank's primary ongoing cash flow subsequent to the Branch Sale results from the net proceeds from sale or collection of its performing and non-performing assets, net rents realized from real estate operations, and interest income collected from performing assets. These cash flows are reduced by interest expense on outstanding debt obligations and the application of such net proceeds to retire borrowings. All remaining available funds are used to fund current income tax liabilities, current operating costs, to reduce outstanding accounts payable and to accelerate the retirement of borrowed funds due to Marine Midland.

At December 31, 1997 the Bank had $71.4 million in borrowed funds. Included in this amount were approximately $60.6 million of senior, secured borrowings provided by Marine Midland, and approximately $10.8 million in borrowings secured by two assets sold with recourse which are accounted for as financings.

The Bank seeks to maintain sufficient liquidity to meet its anticipated cash flow obligations as they occur. Liquidity is defined as the total of the Bank's available (unrestricted) cash balances and investment securities, available for sale. Management believes that the Bank maintains adequate liquidity to meet anticipated needs. At December 31, 1997, the Bank's total commitments to lend and invest had been substantially reduced as to significant ongoing commitments for capital expenditures. The Bank believes that it will have sufficient funds to meet its existing commitments as they become due through a combination of ongoing net asset liquidation proceeds and additional borrowings available from Marine Midland to fund qualified and previously approved commitments.


Minimum Regulatory Capital:

So  long  as  the  Bank's  deposit  accounts  were  insured  by the  FDIC,  as a
Federally-insured state-chartered bank, the Bank was required to maintain minimum levels of regulatory capital. Under FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 4.0% to 5.0% (3.0% for the most highly-rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital to risk weighted assets of at least 8.0%.

Pursuant to the terms of the Cease and Desist Order issued to the Bank by the FDIC and the NYSBD in December 1991 ("Order"), the Bank was required to achieve a Tier 1 leverage capital ratio equal to 6.0% as of December 31, 1992 and to maintain such level of regulatory capital thereafter. The provisions of the 1995 MOU required the Bank to maintain its ratio of Tier 1 capital to total assets in an amount equal to or greater than 5.5%. The 1995 MOU also restricted the Bank's ability to, among other things, pay dividends on its

684721.2
                                      -18-
capital stock. At December 31, 1995, the Bank was not in compliance with applicable regulatory capital requirements as set forth in the 1995 MOU but was otherwise in compliance with the terms of the Order.

On October 31, 1996, the Bank requested that the Bank terminate its insurance of accounts as a result of having transferred all of its remaining non-retail deposits and mortgage escrow accounts to other insured institutions or servicing entities. On April 14, 1997, River Bank received an order of termination of insurance from the FDIC terminating River Bank's status as an insured depository institution effective as of December 31, 1997. As a result of the effectiveness of the order of termination of insurance, River Bank is no longer subject to FDIC jurisdiction.

As a result of the substantially improved capital position of the Bank following consummation of the Branch Sale, the Bank believes that it's capital currently exceeds all minimum regulatory requirements.


Results of Operations:

The Bank incurred a net loss applicable to common shares for the three and six months ending December 31, 1997 of $1.2 million, or $0.19 per share, and $1.6 million or $0.24 per share, respectively. For the same periods in 1996, the Bank incurred net losses of $17.8 million, or $2.51 per share, and $23.4 million, or $3.30 per share, respectively. The primary reasons for the decrease in the Bank's net loss applicable to common shares in the three and six months ending December 31, 1997, as compared to the same periods in 1996, related to the substantial decline in writedowns of investments in real estate which aggregated $0 and $350,000 for the three and six month periods ended December 31, 1997, as compared to $14.7 million and $18.7 million for the same three and six month periods in 1996. In addition, net interest loss after provision for loan losses was reduced from $1.5 million and $2.0 million for the three and six month periods ended December 31, 1996 to $102,000 and $110,000 for the same periods in 1997.

The decline in net interest loss was primarily attributable to a $1.0 million reduction in provision for loan losses which was taken in the quarter ended December 31, 1996 and to the decline in interest expense in the six months ended December 31, 1996 from $3.9 million to $3.2 million in the six months ended December 31, 1997. The primary reason for the decrease in interest expense was due to the decline in the average balance of borrowed funds liabilities in the six months ended December 31, 1997 as opposed to the same six month period in 1996. The average balance of borrowed funds liabilities declined $22.6 million during the six months ended December 31, 1997 as compared with the same period in 1996. The decline in such liabilities was the result of repayment activity funded by asset sales in accordance with the Bank's business plan.

Net Interest Income. As a result of the sale of assets and disposition of deposit liabilities in connection with the Branch Sale on June 28, 1996, the operations of the Bank are no longer substantially dependent on its net interest income, which is the difference between the interest income received from its interest-earning assets, including investment securities, and loans, and the interest expense incurred on its interest-bearing liabilities, including advances and other borrowings. Net interest income is determined by an institution's interest rate spread (i.e., the difference between the yield earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amount of interest-earning assets and interest-bearing liabilities. Net interest income can be positively or negatively impacted by changes in interest rates.

The combined effects of the changes in interest income and interest expense resulted in a $400,000 or 79.9% increase and a $900,000 or 89.3% increase in net interest income during the three and six months ending December 31, 1997, respectively, as compared to the same periods in 1996. The Bank's average interest rate spread increased from (2.80)% and (2.59)% during the three and six months ending December 31, 1996, respectively, to (2.39)% and (2.13)% during the three and six months ending December 31, 1997, primarily as a result of the effects of the sale of assets and reductions in deposit liabilities as a result of the Branch Sale on June 28, 1996.

The Bank's net interest margin, which measures the ratio of the Bank's net interest income to its average interest-earning assets, increased from (1.80)% and (1.84)% during the three and six months ending December 31, 1996, respectively, to (0 .40)% and (0.43)% during the three and six months ending December 31, 1997. This increase was due primarily to an increase in the ratio of interest-earning assets (with an average yield of 6.85%) to interest-bearing liabilities (with an average cost of 8.18%) from 110.8% for the six months ending December 31, 1996 to 130.6% for the six months ending December 31, 1997.

684721.2
                                      -19-

The following tables set forth, for the periods indicated, information regarding
(i) the total dollar amount of interest income from interest-earning assets and the resultant average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) net interest margin and (v) interest rate spread. Information is based on daily balances during the indicated periods.

                                                       Three months ending December 31,
                                 ----------------------------------------------------------------------------------------

                                   Average               Average         Average                 Average
                                   Balance   Interest    Rate(1)         Balance     Interest    Rate(1)
                             (Dollars in Thousands)
Average Assets:
Money market investments         $    -     $    -             -  %   $        4,000$        51          5.10%

Investment securities                  1,335     -          -                  5,685         18          1.27
Loans receivable, net(2)              93,109      1,369           5.88        98,696      1,178          4.77
Other interest-earning assets          7,385         96           5.20         2,878         38          5.28
                                   --------- ----------                    --------- ----------
     Total interest-earning                                         75                                     62
         assets, interest income     101,829      1,465           5.         111,259      1,285          4.
                                               --------                                --------
Non-interest-earning cash              5,760                                   8,709
Allowance for loan losses            (27,365)                                (30,659)
Other assets(3)                      118,318                                 152,246
                                    --------                                --------
Total assets                     $   198,542                          $      241,555
                                 =   =======                          =      =======

Average Liabilities and
     Stockholders' Equity:
FHLB advances                    $    -     $    -          - %       $        2,026$        19          3.75%
Marine Midland debt                   60,845      1,242           8.17        69,574      1,286          7.39
Secured by loans sold with                                          05                                     80
     recourse                         14,559        293           8.          23,179        452          7.
Other payables                         1,550         31           8.00         1,500         30          8.00
                                   --------- ----------                   ---------------------
     Total interest-bearing           76,954                        14                                     42
     liabilities, interest expense                1,566           8.          96,279      1,787          7.
                                               --------                               ---------

Other liabilities                     13,615                                  21,381
                                    --------                               ---------
     Total liabilities                90,569                                 117,660
Stockholders' equity                 107,973                                 123,895
                                    --------                                --------
Total liabilities and                                                        241,555
                                                                             =======
     stockholders' equity        $   198,542                          $
                                 =   =======                          =
Net interest income                               $(101)                            $      (502)
                                                  ======                            =      =====
Average interest rate spread                                (2.39)%                                     (2.80)%
                                                            =======                                     =======
Net interest margin                                         (0.40)%                                     (1.80)%
                                                            =======                                     =======
Ratio of interest-earning assets      132.3%                                  115.6%
                                      ======                                  ======
     to interest-bearing
     liabilities(3)

684721.2
                                      -20-



                                                       Six months ending December 31,
                                 ----------------------------------------------------------------------------

                                   Average               Average    Average                Average
                                   Balance    Interest   Rate(1)    Balance    Interest    Rate(1)
                             (Dollars in Thousands)
Average Assets:
Money market investments         $     -     $      -       -%    $      4,000 $       111          5.55%
Investment securities                   2,982        55         3.69     5,685        133          4.68
Mortgage-backed and related                                                                          51
     securities                       -             -            -          47          2          8.
Loans receivable, net(2)               93,996     2,905         6.18   100,579      2,522          5.01
Other interest-earning assets           5,911       154         5.21     1,728         58          6.71
                                    -------------------             ---------------------
     Total interest-earning asset                 3,114            5   112,039                       04
                                              ---------
         interest income         s,   102,889                   6.0                 2,826          5.
                                             -                                  ---------
Non-interest-earning cash               7,531                            9,503
Allowance for loan losses             (28,766)                         (32,243)
Other assets(3)                       121,260                          166,038
                                 ------------                       ----------
Total assets                     $    202,914                     $    255,337
                                 =    =======                     =    =======

Average Liabilities and
     Stockholders' Equity:
FHLB advances                    $     -     $      -    -%       $      2,026$        38          3.75%
Marine Midland debt                    62,585     2,536         8.10    75,685      2,907          7.68
Secured by loans sold with                                         5    22,333                       80
     recourse                          14,877       636         8.5                   871          7.
Repurchase agreements                 -            -             -     -           -          -
Other payables                           1,300       52         8.00     1,050         42          8.00
                                 ----------------------             ---------------------
     Total interest-bearing            78,762                      8   101,094                       63
     liabilities, interest expense                3,224         8.1                 3,858          7.
                                             ----------                         ---------

Non-interest-bearing deposits         -                                    755
Other liabilities                       16,000                          23,682
                                 -------------                     -----------
Total liabilities                      94,762                          125,531
Stockholders' equity                  108,152                          129,806
                                 ------------                       ----------
     Total liabilities and                                             255,337
                                                                       =======
         stockholders' equity    $    202,914                     $
                                 =    =======                     =
Net interest income                          $    (110)                       $    (1,032)
                                             ==========                       =    =======
Average interest rate spread                                   (2.13)%                            (2.59)%
                                                               =======                            =======
Net interest margin                                            (0.43)%                            (1.84)%
                                                               =======                            =======
Ratio of interest-earning assets to    130.6%                           110.8%
                                       ======                           ======
     interest-bearing liabilities(3)

(1)  Calculated on an annualized basis.
(2) The average balance of interest-earning assets includes non-accrual loans.
(3) Interest-earning assets do not include investments in real estate which may have a weighted average yield which exceeds the Bank's cost of funds. Such investments in real estate are included in other assets.

684721.2
                                                   -21-

The following table sets forth, in summary form, the Bank's repricing analysis at December 31, 1997.

                                                            December 31, 1997
                                      ---------------------------------------------------------------------
                                         Within       Seven to     More than
                                           six         twelve     one year to   Three years
                                         months        months     three years    and over       Total
                                                             (Dollars in Thousands)
Interest-earning Assets:
  Money market investments            $     -      $      -      $      -      $     -      $      -
  Investment securities                     -            -             -               1,373         1,373
  Loans sold with recourse                   15,895      -             -               3,762        19,657
  Loans Receivable, net                       6,530         6,530        19,590       32,646        65,296
                                      ------------- ------------- -------------------------- -------------
     Total interest-earning assets           22,425         6,530        19,590       37,781        86,326
                                       ------------  ------------ --------------------------  ------------

Interest-bearing Liabilities:
  FHLB advances                             -            -             -             -            -
  Secured by assets sold with recourse       10,838      -             -             -              10,838
  Marine Midland Debt                        60,556       -             -             -             60,556
                                        ------------------------------------------------------      ------
  Total interest-bearing liabilities         71,394       -             -             -             71,394
                                        ------------------------------------------------------      ------

Interest-rate sensitivity gap(1)      $     (48,969$        6,530$       19,590$      37,781$       14,932
                                      =     ========        ======       =======      =======       ======
Cumulative interest-rate sensitivity                      (42,439                     14,932
                                                          =======                     ======
gap                                   $     (48,969$             $      (22,849$
                                      =     ========             =      ========
Cumulative interest-rate sensitivity       (25.17)%      (21.82)%      (11.75)%        7.68%
                                           ========      ========      ========        =====
     gap as a percentage of total
     assets

(1) Interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities within the indicated time frames.

The Bank's net interest loss for the three and six month periods ending December 31, 1997 was $101,000 and $110,000, respectively, as compared with net interest loss during the same periods in 1996 of $502,000 and $1.0 million, respectively. Net interest margin increased to (2.39)% and (2.13)% for the three and six month periods in 1997 compared to (2.80)% and (2.59)% in the same periods of 1996, due primarily to the effects of the sale of assets and reductions in deposit liabilities as a result of the Branch Sale on June 28, 1996.

Total interest and dividend income for the six months ending December 31, 1997 and 1996 was $3.1 million and $2.8 million, respectively. The increase in interest and dividend income in the six months ending December 31, 1997 compared to the same period in 1996 was due primarily to better yields on the Bank's net loan portfolio.


Provision for Credit Losses. No provision was made for the three and six months ending December 31, 1997, a decrease of $1.0 million as compared to $1.0 million for the same six month period in 1996. Adjustments to the Bank's loan loss provisions are the result of management's review of current economic conditions, the Bank's loan portfolios and, particularly, the levels of the Bank's non-performing and classified assets.

684721.2
                                      -22-

The following table sets forth the activity in the Bank's Allowance for Possible Credit Losses for the periods indicated:


                                                                                   Six months ending
                                                                                      December 31,
                                                                              ----------------------------
                                                                                   1997          1996
                                                                                   ----          ----
                                                                                 (Dollars in Thousands)

Beginning Allowance for Possible Credit Losses                                $       31,570 $       34,142

  Chargeoffs against Allowance for Possible Credit Losses                             (5,144)       (3,547)
  Recoveries of amounts previously charged off                                           357            679
                                                                              ---------------  ------------
     Net chargeoffs against Allowance for Possible Credit Losses                      (4,787)       (2,868)
  Provision for possible credit losses                                                     -         1,000
  Amortization of discounts related to Asset Sale to Pool
     Company transactions at June 30, 1996                                              (124)         (946)
                                                                              ---------------  ------------
Ending Allowance for Possible Credit Losses                                   $       26,659 $       31,328
                                                                              =       =======       ======

Chargeoffs against the Allowance for Possible Credit Losses for the six months ended December 31, 1997 were primarily attributable to the disposition, during the quarter ended September 30, 1997, of a real estate loan with a carrying value of approximately $4.0 million which had been substantially reserved for. The disposition of this loan accounted for $3.8 million of the $5.1 million removed from the Allowance as a result of chargeoffs during the six months ended December 31, 1997.

Chargeoffs against the Allowance for Possible Credit Losses for the six months ended December 31, 1996 were primarily attributable to the disposition, during the quarter ended December 31, 1996, of two real estate loans with a carrying value of approximately $3.4 million which had been substantially reserved for. The disposition of these two loans accounted for $3.4 million of the $3.5 million removed from the Allowance as a result of chargeoffs during the six months ended December 31, 1996.


Real estate operations. The following table sets forth the components of the Bank's real estate operations for the periods indicated:

                                                                                 Six months ending
                                                                                    December 31,
                                                                            ---------------------------

                                                                                 1997          1996
                                                                                 ----          ----
                                                                               (Dollars in Thousands)

Other real estate operations:
  Operating income from investments in real estate                          $         6609 $         5932
  Operating expenses from investments in real estate                                 5,079         4,246
                                                                            --------------  ------------
     Net income from investments in real estate                                      1,530         1,686
  Net (loss)/gains from sale of investments in real estate                          (1,003)       (1,195)
                                                                             -------------- -------------
     Investment in real estate - operating results, net                                527           491
  Write-down of investments in real estate                                            (350)      (18,745)
                                                                            --------------- -------------
     Total real estate operations, net                                      $          177$      (18,254)
                                                                            =          ====      ========


Real estate operations, net, resulted in a gain of $482,000 and $177,000 for the three and six months ended December 31, 1997, respectively, as compared to losses of $14.5 million and $18.3 million for the three and six months ending
December 31, 1996. The primary reason for the losses from real estate operations, net, in the three and six months ended December 31, 1996 was the recording of writedowns for certain real estate properties, as more fully described below, which accounted for $14.7 million and $18.7 million of the losses recorded in the three and six month periods ended December 31, 1996, respectively. These asset losses offset the operating income realized from investments in real estate during the three and six month periods ended December 31, 1997.


684721.2
                                      -23-

As a result of an overall  evaluation  of the Bank's real estate  portfolio  and individual real estate properties as further described below, the Bank established real estate valuation reserves in the amount of $14.7 million during the quarter ending December 31, 1996 to reflect determinations to sell five individual properties.

During the quarter ending December 31, 1996, the Bank determined that it would not undertake the rehabilitation and leasing of an Atlanta, GA office property leased by the Federal Government under a lease with a term ending during 1997. The Atlanta office property was acquired by the Bank in foreclosure and previously had a net book value of approximately $25.3 million. As an alternative to undertaking the major rehabilitation project and the risk of leasing the building to recover the Bank's substantially increased investment subsequent to rehabilitation, the Bank has elected to list the property for sale with expected net proceeds of approximately $14.0 million. As a result, the Bank established a real estate valuation reserve for this property in the amount of $11.3 million. The Bank also decided during the quarter ending December 31, 1996 to dispose of four other real estate properties and one real estate joint venture and has established aggregate real estate valuation reserves for these properties in the amount of $3.4 million.

During the quarter ending September 30, 1996, the Bank also established a $4.0 million real estate valuation reserve providing for the anticipated sale of four other real estate properties at net sale proceeds which are expected to be less than the Bank's previously recorded net book value for those assets.

In the case of each of the individual real estate properties for which valuation reserves were established during the six months ending December 31, 1996, the Bank determined that a cash sale would result in a higher net realizable value to the Bank than undertaking development or rehabilitation requiring the Bank to invest substantially more in each real estate property with potential recovery of the bank's net book value and additional investment deferred into the future.


Expenses. Total expenses were $1.6 million and $3.3 million for the three and six month periods ended December 31, 1997, respectively, as compared to $1.9 million and $3.1 million for the three and six months ended December 31, 1996. Expenses generally declined in all categories during the three and six month periods ended December 31, 1997, as compared to the corresponding periods in 1996, primarily as a result of the Bank's continued reduction in total assets. Expense reductions were achieved primarily as a result of the reduction of salary and other operating expenses during the six months ended December 31, 1997 as compared to the same six month period in 1996. At December 31, 1997 the Bank maintained a full time staff complement of two personnel, one of whom is the President, Chief Executive Officer and Chief Financial Officer, and one of whom performs administrative duties.

Legal and professional fees expense increased from $762,000 during the six months ended December 31, 1996 to $1.3 million during the same period in 1997, as a result of expenses incurred in connection with the Bank's continued efforts to convert its corporate form to a non-bank corporation no longer regulated by the FDIC and the NYSBD (see above). The Bank initiated corporate form conversion activities in the quarter ended June 30, 1997. The bank accrued and paid $53,000 and $53,000 in the quarter ended June 30, 1997, $132,000 and $0 in the quarter ended September 30, 1997 and $552,000 and $460,000 in the quarter ended December 31, 1997 for legal and professional fees associated with this conversion.


Other income and expense. Net other income and expense was $0 and $1.7 million during the three and six months ended December 31, 1997 as compared to a loss of $3.3 million and $3.3 million for the corresponding periods in 1996. Net other income in the six month period ended December 31, 1997 was primarily due to the recorded gain on sale of the Bank's largest preferred stock holding during the quarter ended September 31, 1997.

During the quarter ending December 31, 1996, the Bank and Marine undertook an overall review of the closing of the Branch Sale. As a result of such review, the Bank has established a reserve of $3.3 million for potential closing settlement adjustments and claims which it believes may be asserted by Marine related to certain assets acquired by Marine in the Branch Sale. The establishment of this reserve is reflected on the Statement of Operations as provision for Marine Branch Sale contingencies. At December 31, 1997 the Bank had a remaining accrued liability for potential settlement claims approximating $2.2 million. The Bank believes that the remaining reserve for closing settlement adjustments adequately provides for claims which may be asserted by Marine.

684721.2
                                      -24-

Non-performing Assets:

Primarily as a result of deterioration in the real estate markets and a general economic recession in the New York metropolitan area and in other areas in which the Bank was engaged in lending activities at the time, particularly California, the Bank has had substantial asset quality problems since 1989.

Non-performing loans are those loans placed on non-accrual status and loans which are on accrual status but delinquent 90 days or more. The Bank generally places a loan which is delinquent 90 days or more on non-accrual status unless it is well secured and, in the opinion of management, collection appears likely. In addition, the Bank may place a loan on non-accrual status even when it is not yet delinquent 90 days or more if the Bank makes a determination that the interest on such loan is not collectible. When loans are placed on non-accrual status, any accrued but unpaid interest on the loan is reversed and future interest income is recognized only if actually received by the Bank and collection of principal is not in doubt.

Investments in real estate consist of (i) loans which are secured by properties and which are classified as impaired loans (see below), (ii) real estate acquired upon foreclosure or by deed-in-lieu thereof, which is classified as other real estate owned, and (iii) real estate acquired as a result of the Bank's involvement in joint ventures for the acquisition, development and construction of real estate, which is classified as real estate held for investment.

A loan is categorized as an impaired loan when such loan has been determined to have the following characteristics: (i) the borrower has little or no equity in the underlying collateral based upon the current estimated fair value of the property and (ii) the borrower has either (a) abandoned control of the property or (b) retained control but, because of the current financial condition of the borrower or of the property, it is doubtful that the borrower will be able to rebuild equity in the property or otherwise repay the loan in the foreseeable future. In these circumstances, the collateral is considered impaired even though a legal action to foreclose has not been completed.

The following table presents information regarding the Bank's non-performing assets and other asset quality data at December 31, 1997 and June 30, 1997:


                                                                            December       June
                                                                              31,           30,
                                                                              1997         1997
                                                                           (Dollars in Thousands)

Non-performing assets(1) (by property type):
     Non-performing loans:
         Single-family residential(2)                                    $        3,653 $      3,924
         Multi-family residential                                                15,675       16,790
         Commercial real estate                                                  11,086       11,557
         Commercial business                                                      8,858       12,806
         Consumer                                                                  4,643         2,871
                                                                         -------------- --------------
                                                                                 43,915        47,948
     Other real estate owned and real estate held for investment, net:
         Single-family residential(2)                                                 -          597
         Multi-family residential                                                 1,031        4,566
         Commercial real estate                                                  21,368       19,570
         Construction                                                             68,892        72,617
                                                                         --------------- -------------
                                                                                  91,291        97,350
              Total investments in real estate, net and non-performing                       145,298
                                                                                             =======
                  loans                                                  $      135,206 $
                                                                         =      ========

     Other Asset Quality Data:
     Delinquent loans(3)                                                 $         2,52 $            -
                                                                         ===============   ==========
     Restructured loans(4)                                               $       23,339 $       24,454
                                                                         ===============   ==========
     Loans to facilitate(5)                                              $            - $            -
                                                                         ===============   ==========
     Allowance for credit losses                                         $       26,659 $       31,570
                                                                         ===============   ==========


684721.2
                                      -25-

                                                                            December       June
                                                                              31,           30,
                                                                              1997         1997
                                                                           (Dollars in Thousands)
                                                                           (Dollars in Thousands)
     Asset Quality Ratios:
     Non-performing assets as a percentage of total assets (1)                   69.50%       68.52%
     Non-performing assets to total loans and investments in real estate(1)      73.78%       75.24%
     Non-performing loans as a percentage of total loans(1)                      47.76%       32.96%
     Allowance for credit losses as a percentage of total loans                  28.99%       50.06%
     Allowance for credit losses as a percentage of non-performing
         loans(1)                                                                60.71%       65.84%
     Net charge-offs as a percentage of average loans during the period
         ended(6)                                                                 0.32%        3.59%
     Investments in real estate as a percentage of total non-performing          67.52%       67.00%
         assets

(1) Non-performing assets consist of (i) non-performing loans, consisting of non-accrual loans and accruing loans 90 days or more overdue, (ii) investments in real estate, which consist of impaired loans, other real estate owned and real estate held for investment, net of related reserves and (iii) investment securities in default. Non-performing assets do not include restructured loans which are performing in accordance with their terms and have been removed from non-performing status.

(2) Primarily consists of completed single-family residential developments and lots for the development of single-family residences.

(3)      Delinquent loans consist of loans which are 31 to 89 days overdue.

(4) Restructured loans consist of loans which have been restructured (at market rates at the time of the restructuring) primarily as a result of the financial condition of the property which secures the loan and which are performing in accordance with their restructured terms.

(5) Loans to facilitate consist of loans to finance the sale of investments in real estate.

(6) Percentages computed on an annualized basis where appropriate.


The Bank's non-performing assets began increasing during 1989 and increased from $152.5 million or 5.2% of total assets at December 31, 1989 to a high of $602.8 million at December 31, 1992. Non-performing assets decreased from the high at December 31, 1992 by $467.6 million or 77.6% to $135.2 million at December 31, 1997 but, because of the substantial decrease in the Bank's total assets as a result of the Branch Sale on June 28, 1996, amounted to 69.5% of the Bank's total assets at December 31, 1997. Non-performing assets consist of non-performing loans, investments in real estate and investment securities in default.

The Bank's total non-performing assets amounted to $135.2 million at December 31, 1997 compared to $141.1 million at September 30, 1997 and $145.3 million at June 30, 1997. The Bank's total non-performing assets decreased by $5.9 million, or 4.2%, and $10.1 million, or 7.0% during the three and six months ending December 31, 1997, respectively. During the three and six months ending December 31, 1997, other real estate owned and real estate held for investment decreased by $3.5 million and $6.0 million, respectively. During the three and six months ending December 31, 1997, non-performing loans decreased by $2.4 million and $4.1 million, respectively. The overall decrease was due primarily to the sale or collection of non-performing assets, partially offset by the movement of one commercial real estate loan asset to non-performing status.

Performing loans delinquent more than 30 to 89 days, which is one indicator of potential non-performing assets, remained at $2.5 million at December 31, 1997. An analysis of these loans indicates that collection of accrued interest in arrears is probable.



684721.2
                                      -26-

The following tables set forth the activity in the Bank's non-performing assets for the six months ending December 31, 1997 and 1996.

                                                                       Six months            Six months
                                                                         ending                ending
                                                                      December 31,          December 31,
                                                                          1997                  1996
                                                                            (Dollars in Thousands)

Beginning balance:
     Non-performing loans ("NPLs")                                   $       47,947       $         36,816
     Investments in Real Estate ("REO")                                      97,350                146,440
                                                                       ------------            -----------
                                                                            145,297                183,256
                                                                        -----------            -----------

Additions:
     NPL additions                                                            2,842                  1,645
     REO construction costs                                                   4,979                  5,961
                                                                      -------------          -------------
                                                                              7,821                  7,606
                                                                      -------------          -------------

Transfers:
     NPL transfers to REO                                                         -                      -
     REO transfers from NPL                                                     -                    -
                                                                     ----------------     ------------
                                                                                -                    -
                                                                     ----------------     ------------

Write-offs:
     NPL write-offs                                                           4,233                      -
     REO write-offs                                                           2,691                 18,526
                                                                      -------------           ------------
                                                                              6,924                 18,526
                                                                      -------------           ------------

Deletions:
     NPL moved to performing                                                      -                      -
     NPL satisfactions/payments                                               2,641                  2,551
     REO satisfactions/sales                                                  8,347                 25,953
                                                                      -------------           ------------
                                                                             10,988                 28,504
                                                                       ------------           ------------

Ending balance:
     Non-performing loans ("NPLs")                                           43,915                 35,910
     Investments in Real Estate ("REO")                                      91,291                107,922
                                                                       ------------            -----------
                                                                     $      135,206       $        143,832
                                                                     =      =======       =        =======


A net of $10.1 million of non-performing assets were resolved during the six months ending December 31, 1997, primarily as a result of the sale/satisfaction of $11.0 million of non-performing loans and investments in real estate and the write-off of $6.9 million of investments in real estate which were partially offset by $7.8 million of additions.


Other Matters:


Impact of Year 2000. Some of the Bank's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Bank has completed an assessment to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. Since the Bank's


684721.2
                                      -27-
accounting software is maintained and supported by a third party, the total year 2000 project cost is estimated to be minimal.

The Bank believes that with modifications to existing software and conversions to new software, the year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the year 2000 issue could have a material impact on the operations of the Bank.

The costs of the project and the date on which the Bank believes it will complete the year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.


684721.2
                                      -28-

PART II - OTHER INFORMATION

Item 1.    Legal Proceedings

           None

Item 2.    Changes in Securities

           None

Item 3.    Defaults Upon Senior Securities

           Not applicable

Item 4.    Submission of Matters to a Vote of Securities Holders

           The Bank held its annual meeting of shareholders on October 7, 1997. The Bank's stockholders considered proposals to:

           1. elect William D. Hassett and Jerome R. McDougal directors to serve for a term of three years or until such director' s successors are elected and shall have qualified ("Proposal 1");

           2. ratify the appointment of Ernst & Young LLP as the independent auditors of the Bank for fiscal year 1998 ("Proposal 2"); and

           3. approve the proposal that the Bank be closed and its business wound up substantially in accordance with the terms and conditions set forth in the Bank's Proxy Statement mailed on September 15, 1997 to all stockholders of record of the Bank as of September 2, 1997 ("Proposal 3").

           According to the records of the Bank and American Stock Transfer Company, the Bank's transfer agent ("AST"), there were a total of 7,100,000 shares of common stock, $1.00 par value, of the Bank (the "Common Shares") that could be voted at the Meeting, and 5,883,395 Common Shares were represented at such meeting by the holders thereof or by proxy, which constitutes a quorum with respect to Proposal 1 and Proposal 2.

           According to the records of the Bank and AST, there were a total of 1,400,000 shares of 15% non-cumulative perpetual preferred stock, series A, $1.00 par value, of the Bank (the "Series A Preferred Shares") that could be voted on Proposal 3 only, and that 928,228 Series A Preferred Shares were represented at such meeting by the holders thereof or by proxy, which shares together with the 5,883,395 Common Shares constitutes a quorum with respect to Proposal 3.

           The following table sets forth the number of votes in favor, the number of votes opposed, and the number of abstentions (or votes withheld in the case of the election of directors) with respect to each of the foregoing proposals.


684721.2
                                      -29-

                                                                           Votes           Abstentions
Proposal                                            Votes in Favor        Opposed          (Withheld)
----------------------------------------------------------------------------------------------------------
Proposal 1
   William D. Hassett                                       5,883,395       --                 --
   Jerome R. McDougal                                       5,883,395       --                 --

----------------------------------------------------------------------------------------------------------
Proposal 2                                                  5,883,395       --                 --

Proposal 3
   Common Shares                                            5,632,395         --                --
   Preferred Shares                                           752,728         --                   175,500


         There were 251,000 Common Shares not voting on Proposal 3.





684721.2
                                      -30-

                                   SIGNATURES

           Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               River Bank America
                                  (Registrant)




                               /s/ Jerome R. McDougal
                               ----------------------
                               Jerome R. McDougal
                               President, Chief Executive Officer
                                 and  Chief Financial Officer

684721.2
                                      -31-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers

            The  registrants  are  Delaware  corporations.  In  accordance  with
Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the certificates of incorporation of the registrants contain a provision to limit the personal liability of directors for violations of their fiduciary duties. Such provisions eliminate each director's liability to the corporation or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of such provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

            Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The by-laws of the registrants provide for indemnification of officers and directors to the fullest extent permitted by the DGCL. In addition, Section 145 authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The registrants may maintain officers' and directors' liability insurance to insure against liabilities that officers and directors of the corporation may incur in such capacities.

Item 21.  Exhibits and Financial Statement Schedules

            (a)         Exhibits

Exhibit
Number                 Description
------                 -----------

*2.1 -- Agreement and Plan of Merger, dated as of October 9, 1997, by and between River Asset Sub, Inc. and River Distribution Sub, Inc.

*2.2 -- Petition for a Closing Order, made by River Bank America to the New York State Supreme Court, dated October 15, 1997.


693046.4
                                      II-1

*2.2.b --              Notice of Settlement of Closing Order, made by River Bank
                       America  to the  New  York  State  Supreme  Court,  dated
                       December 8, 1997.

*2.2.c --              Closing Order, signed by the New York State Supreme Court
                       on January 9, 1998 and entered on January 14, 1998.


*2.3 -- Form of Assignment and Assumption Agreement, by and between River Bank America and River Asset Sub, Inc.

*3.1 --                Amended and  Restated  Certificate  of  Incorporation  of
                       River   Distribution  Sub,  Inc.


**3.2  --              Amended and Restated By-Laws of River  Distribution  Sub,
                       Inc.


*3.3 -- Certificate of Incorporation of River Asset Sub, Inc. and Form of Certificate of Merger.

*3.4 --                By-Laws of River Asset Sub, Inc.

*4.1 -- Certificates of Designation of the 15% Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value, of River Distribution Sub, Inc.


**5.1 --               Opinion  of Battle  Fowler  LLP.


**8.1 --               Opinion of Roberts & Holland LLP.

*10.1 -- Credit Agreement dated as of June 28, 1996 among River Bank America and other borrowers and Marine Midland Bank and related loan documents.


*10.1.b --             Consent of Marine  Midland  Bank to River Bank  America's
                       Reorganization dated October 30, 1997.


*10.2 -- Management Agreement dated as of June 28, 1996, by and between River Bank America and RB Management Company LLC.

**23.1 --              Consent  of Ernst & Young  LLP.


**23.2 --              Consent   of  Battle   Fowler   LLP   (included   in  and
                       incorporated by reference to Exhibit 5.1 hereto).


**23.3 --              Consent  of  Roberts  &  Holland  LLP  (included  in  and
                       incorporated by reference to Exhibit 8.1 hereto).

*24.1 -- Power of Attorney (included in the signature pages of this Registration Statement).

**99.1 --              Forms of Proxies for Special Meeting of the Stockholders.

-------------------


*           Previously filed.
**          Filed herewith.



            (b)         Financial Statement Schedules

                        All schedules are omitted as inapplicable.

693046.4
                                      II-2

Item 22.  Undertakings

            (a)  The undersigned registrants hereby undertake:

                        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                        (ii) To  reflect in the  prospectus  any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the
            "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material  information  with respect
            to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)  To  remove   from   registration   by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2) The undersigned registrants undertake that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is

693046.4
                                      II-3
against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

693046.4
                                      II-4

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement on Form S-4 to be signed on their behalf by the undersigned thereunto duly authorized in the City of New York, State of New York on March 26, 1998.


                                       RIVER DISTRIBUTION SUB, INC.


                                       By:     /s/ Jerome R. McDougal
                                              ----------------------------
                                               Name:    Jerome R. McDougal
                                               Title:   President


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.


          Signatures                          Title                                      Date
          ----------                          -----                                      ----

             *                      Vice President, Secretary and                   March 26, 1998
---------------------------
Robin Chandler Duke                 Director
             *                      Director                                        March 26, 1998
----------------------------
Robert N. Flint
             *                      Director                                        March 26, 1998
---------------------------
William D. Hassett
/s/ Jerome R. McDougal              President, Chief Executive                      March 26, 1998
---------------------------
Jerome R. McDougal                  Officer, Director and Chairman of
                                    the Board of Directors
                                    (principal executive and principal
                                    financial officer)
             *                      Director                                        March 26, 1998
-----------------------------
Edward V. Regan


 * By:  /s/ Jerome R. McDougal
        ----------------------
           Jerome R. McDougal
            Attorney-in-fact

                                            RIVER ASSET SUB, INC.


                                            By:   /s/ Jerome R. McDougal
                                                  ---------------------------
                                                  Name:    Jerome R. McDougal
                                                  Title:   President



693046.4
                                      II-5

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated and on the dates indicated.



          Signatures                                Title                                 Date
          ----------                                -----                                 ----

             *                            Vice President, Secretary and              March 26, 1998
---------------------------
Robin Chandler Duke                       Director
             *                            Director                                   March 26, 1998
-----------------------------
Robert N. Flint
             *                            Director                                   March 26, 1998
---------------------------
William D. Hassett
/s/ Jerome R. McDougal                    President, Chief Executive                 March 26, 1998
----------------------------
Jerome R. McDougal                        Officer, Director and Chairman of
                                          the Board of Directors
                                          (principal executive and principal
                                          financial officer)
              *                           Director                                   March 26, 1998
--------------------------
Edward V. Regan


  * By:  /s/ Jerome R. McDougal
         ----------------------
           Jerome R. McDougal
            Attorney-in-fact

693046.4
                                      II-6

                                 EXHIBIT INDEX


Exhibit
Number                 Description
------                 -----------

*2.1 -- Agreement and Plan of Merger, dated as of October 9, 1997, by and between River Asset Sub, Inc. and River Distribution Sub, Inc.

*2.2 -- Petition for a Closing Order, made by River Bank America to the New York State Supreme Court, dated October 15, 1997.


*2.2.b --              Notice of Settlement of Closing Order, made by River Bank
                       America  to the  New  York  State  Supreme  Court,  dated
                       December 8, 1997.

*2.2.c --              Closing Order, signed by the New York State Supreme Court
                       on January 9, 1998 and entered on January 14, 1998.


*2.3 -- Form of Assignment and Assumption Agreement, by and between River Bank America and River Asset Sub, Inc.

*3.1 --                Amended and  Restated  Certificate  of  Incorporation  of
                       River   Distribution  Sub,  Inc.


**3.2  --              Amended and Restated By-Laws of River  Distribution  Sub,
                       Inc.


*3.3 -- Certificate of Incorporation of River Asset Sub, Inc. and Form of Certificate of Merger.

*3.4 --                By-Laws of River Asset Sub, Inc.

*4.1 -- Certificates of Designation of the 15% Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value, of River Distribution Sub, Inc.


**5.1 --               Opinion  of Battle  Fowler  LLP.


**8.1 --               Opinion of Roberts & Holland LLP.

*10.1 -- Credit Agreement dated as of June 28, 1996 among River Bank America and other borrowers and Marine Midland Bank and related loan documents.


*10.1.b --             Consent of Marine  Midland  Bank to River Bank  America's
                       Reorganization dated October 30, 1997.


*10.2 -- Management Agreement dated as of June 28, 1996, by and between River Bank America and RB Management Company LLC.

**23.1 --              Consent  of Ernst & Young  LLP.


**23.2 --              Consent   of  Battle   Fowler   LLP   (included   in  and
                       incorporated by reference to Exhibit 5.1 hereto).


**23.3 --              Consent  of  Roberts  &  Holland  LLP  (included  in  and
                       incorporated by reference to Exhibit 8.1 hereto).

*24.1 -- Power of Attorney (included in the signature pages of this Registration Statement).

**99.1 --              Forms of Proxies for Special Meeting of the Stockholders.

-------------------

*           Previously filed.
**          Filed herewith.


                                      II-7